UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

RESOLUTE FOREST PRODUCTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

RESOLUTE FOREST PRODUCTS INC.

1010 De La Gauchetière Street West, Suite 400

Montreal, Quebec H3B 2N2, Canada

September 20, 2022

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Resolute Forest Products Inc., a Delaware corporation (the “Company”), to be held virtually via live webcast on October 31, 2022, at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943 (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Domtar Corporation, a Delaware corporation (“Parent” or “Domtar”), an affiliate of Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Karta Halten”) and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“Paper Excellence,” and together with Domtar and Karta Halten, the “Parent Parties”) for $20.50, per share, in cash, together with one contractual contingent value right (each, a “CVR”) per share, entitling the holder to a share of certain future refunds on deposits in respect of estimated softwood lumber duties.

On July 5, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “merger agreement”) with Domtar, Terra Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Domtar (“Merger Sub”), Karta Halten and Paper Excellence. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Domtar. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Domtar or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) will be automatically canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.50, per share, in cash, without interest, subject to any applicable withholding taxes, and one CVR per share.

Under the CVR, stockholders will receive any refunds received on approximately $500 million of deposits on estimated softwood lumber duties paid by the Company through June 30, 2022, including any interest received on such deposits, net of certain expenses and of applicable tax and withholding. The amount and timing of any distributions in respect of the CVRs will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. The terms and timing of such resolution is uncertain. The CVRs will not be tradeable and will be subject to prohibitions on transfer.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions. You should carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to virtually attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card or voting instruction form and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card or voting instruction form. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Duncan K. Davies Chairman of the Board	Remi G. Lalonde President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 20, 2022 and is first being mailed to the Company’s stockholders on or about September 20, 2022.

RESOLUTE FOREST PRODUCTS INC.

1010 De La Gauchetière Street West, Suite 400

Montreal, Quebec H3B 2N2, Canada

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held Virtually via the Internet on October 31, 2022

To the Stockholders of Resolute Forest Products Inc.:

A special meeting of stockholders of Resolute Forest Products Inc., a Delaware corporation (the “Company”), will be held virtually via live webcast on October 31, 2022, at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943 (including any postponements or adjournments thereof, the “special meeting”), for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2022 (as it may be further amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, Domtar Corporation, a Delaware corporation (“Parent” or “Domtar”), Terra Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Domtar (“Merger Sub”), Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Karta Halten”), and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (together with Domtar and Karta Halten, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Domtar; and

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

Stockholders of record at the close of business on September 19, 2022 are entitled to notice of, and to vote at, the special meeting. The special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. You will be able to listen, vote and submit questions from any remote location that has Internet connectivity. You may participate online by logging in at https://web.lumiagm.com/295854943 and entering the 11, 12 or 16-digit control number on your proxy card or voting instruction form and the meeting password, resolute2022. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions.

At least ten days prior to the date of the special meeting, a list of the Company stockholders entitled to vote at the special meeting will be available for inspection by the Company stockholders for any purpose germane to the special meeting during ordinary business hours at 1010 De La Gauchetière Street West, Suite 400, Montreal, Quebec, H3B 2N2, Canada.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting virtually, please fill in your vote and sign and mail the enclosed proxy card or voting instruction form as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States or Canada. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card or voting instruction form. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction form, please call our proxy solicitor, D.F. King & Co, Inc., toll free at (877) 283-0318.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By order of the board of directors

Stephanie Leclaire

Corporate Secretary

September 20, 2022, Montreal, Quebec, Canada

Please Vote Today—Your Vote is Important

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SUMMARY TERM SHEET

This summary highlights certain information contained elsewhere in this proxy statement, but may not contain all of the information that may be important to you with respect to the merger. You should carefully read this entire proxy statement and the attached annexes and the other documents to which this proxy statement refers to you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Resolute Forest Products Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Resolute Forest Products Inc. as the “Company,” “we,” “us” or “our.” We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Parties (see page 33)

Resolute Forest Products Inc. (the “Company”), a Delaware corporation, is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 60 countries. The Company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. The Company has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. Shares of Company common stock are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) and trade under the symbol “RFP”. The Company’s principal executive offices are located at 1010 De La Gauchetière Street West, Suite 400, Montreal, Quebec, Canada H3B 2N2, and its telephone number is 514-875-2160.

Domtar Corporation, a Delaware corporation (“Parent” or “Domtar”), is a wholly owned subsidiary of Pearl Excellence Holdco L.P, a Delaware limited partnership and a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. Upon completion of the merger, Domtar will be the immediate parent company of the Company. Domtar’s principal executive offices are located at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, and its telephone number is 803-802-7500.

Karta Halten B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 81050348 (“Karta Halten”), is a wholly owned subsidiary of First Management Limited, a Hong Kong private company limited by shares. Karta Halten’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands and its telephone number is 31-20-2402511.

Paper Excellence B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 34297750 (“Paper Excellence” and together with Domtar and Karta Halten, the “Parent Parties”), is a wholly owned subsidiary of Fortune Everich Sdn Bhd., a Malaysian private company limited by shares (“Fortune”). Paper Excellence, together with Karta Halten, manufactures pulp, printing and writing, newsprint, packaging and specialty paper. Paper Excellence’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3 and its official office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands. Paper Excellence’s telephone number is 604-247-4400. For additional information, visit https://paperexcellence.com/. The information provided on the Paper Excellence website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Paper Excellence website provided in this proxy statement.

Terra Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Domtar. Merger Sub was formed on June 21, 2022 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger

Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s principal office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400.

The Merger (see page 42)

The Company, Domtar, Merger Sub, Karta Halten and Paper Excellence entered into an Agreement and Plan of Merger, dated as of July 5, 2022, (as it may be further amended, modified or supplemented from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (the “Surviving Corporation”) as a wholly owned subsidiary of Domtar. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

At the effective time of the merger (the “effective time”), each share of the Company’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Domtar or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”) as of immediately prior to the effective time) will be automatically canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.50, per share, in cash, without interest (the “Upfront Per Share Merger Consideration”), and one contractual contingent value right (each a “CVR” and together with the Upfront Per Share Merger Consideration, the “merger consideration”) per share, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Domtar.

CVR (see page 97)

Each CVR is a direct obligation of Domtar and entitles the holder thereof to receive its pro rata portion of all amounts, if any, received by the Company or any of its subsidiaries (or, after the effective time, Domtar or any of its subsidiaries) or by any permitted assignee of the right to receive such amounts (each an “Applicable Recipient”) at any time after the date of the merger agreement, in respect of cash deposits made by the Company or its subsidiaries with the U.S. Treasury on or prior to June 30, 2022, in respect of estimated countervailing and antidumping duties on entries of Canadian-origin softwood lumber products exported to the United States (the “Deposits on Estimated Duties”), including interest paid by an applicable governmental authority in respect thereof (the “Applicable Refund Payments”), as reduced (without duplication) by (i) the amount of reasonable and documented, out-of-pocket expenses (including the fees and disbursements of the CVR Agent (as defined below) and the CVR Representative (as defined below), but excluding, for the avoidance of doubt, taxes) incurred after the effective time and as of the time of any applicable distribution of Net Applicable Refund Payments (as defined below), by Domtar or its subsidiaries in the administration of the CVRs and not previously applied to reduce Net Applicable Refund Payments and (ii) certain incremental cash taxes arising from the receipt of such Applicable Refund Payments (the “Net Applicable Refund Payments”).

The CVRs will not represent any equity or ownership interest in the Surviving Corporation, Merger Sub, the Parent Parties or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The CVRs will not have any voting or dividend rights, and no interest will accrue on any amounts payable on the CVRs to any holder thereof. Domtar’s obligations under the CVRs will constitute unsecured and unsubordinated obligations of Domtar ranking pari passu with all other unsecured and unsubordinated obligations of Domtar.

The CVRs may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof.

Prior to the closing of the merger (the “closing”), the Company will select a CVR representative (which shall be reasonably acceptable to Domtar) (which representative may be an individual, a committee of individuals or a legal entity) (the “CVR Representative”) with authority to monitor compliance with, and enforce, on behalf of the holders of CVRs, the obligations of Domtar, its subsidiaries and any Applicable Recipient in respect of Applicable Refund Payments and the CVRs.

Prior to the effective time, Domtar will designate a nationally recognized bank or trust company (the “CVR Agent”) that is reasonably acceptable to the Company, to act as contingent value rights agent for the holders of CVRs in connection with the merger and to hold the Net Applicable Refund Payments in accordance with the merger agreement.

To the extent any Applicable Refund Payments are received by an Applicable Recipient prior to the effective time, the Upfront Per Share Merger Consideration will be increased as described in the merger agreement. If there is an increase in the Upfront Per Share Merger Consideration at or immediately prior to the effective time, the Company will deposit, or cause to be deposited, with the applicable paying or payroll agent, as the case may be, cash in an aggregate amount equal to the aggregate Net Applicable Refund Payments applied to increase the Upfront Per Share Merger Consideration, and such amounts shall be distributed as part of the Upfront Per Share Merger Consideration in accordance with the provisions of the merger agreement.

The Special Meeting (see page 35)

The special meeting will be held virtually via live webcast on October 31, 2022, at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943 (including any postponements or adjournments thereof, the “special meeting”). You will be able to listen, vote and submit questions from any remote location that has Internet connectivity. There will be no physical location. You may participate online by logging in at https://web.lumiagm.com/295854943 and entering the 11, 12 or 16-digit control number on your proxy card or voting instruction form and the meeting password, resolute2022. At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting”, beginning on page 35, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 35)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on September 19, 2022, which is the record date for the special meeting (the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 76,811,811 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page 37)

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card or voting instruction form and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting virtually. Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. If you are not a stockholder of record, you must obtain a legal proxy from your intermediary institution and contact our transfer agent at proxy@astfinancial.com, at least five business days prior to October 31, 2022, to obtain a control number in order to join and vote your shares at the meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote”, beginning on page 37, and “The Special Meeting—Solicitation of Proxies,” beginning on page 38. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction form, please call our proxy solicitor, D.F. King & Co, Inc. toll free at (877) 283-0318.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 49)

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 50. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Opinion of Our Financial Advisor (see page 57)

On July 5, 2022, CIBC World Markets Corp. (“CIBCWM”) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by CIBCWM as set forth in the written opinion, the merger consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of Company common stock, as set forth in such opinion as more fully described in the section entitled “The Merger—Opinion of CIBC World Markets Corp.,” beginning on page 57.

The full text of CIBCWM’s written opinion to the Board, dated July 6, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by CIBCWM in rendering its opinion, is attached as Annex B to this proxy statement and it is incorporated by reference into this proxy statement in its entirety. CIBCWM provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. CIBCWM’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger. The summary of CIBCWM’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of CIBCWM’s opinion.

For a more complete description, please see the section of this proxy statement entitled “The Merger—Opinion of CIBC World Markets Corp.” beginning on page 57.

Market Price and Dividend Data (see page 129)

Company common stock is traded on the NYSE and the TSX under the symbol “RFP”. On July 5, 2022, the last trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $12.49 per share and the closing price for Company common stock on the TSX was CAD $16.23. On September 19, the most recent trading day before the date of this proxy statement, the closing price for the Company common stock on the NYSE was $20.36 per share and CAD $27.00 per share on the TSX. You are urged to obtain current market quotations for Company common stock when considering whether to approve the proposal to adopt the merger agreement.

Certain Effects of the Merger (see page 76)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Domtar.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE, the TSX or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and we expect the Company will cease to be a reporting issuer in all of the provinces and territories of Canada and with the SEC, and the Company will no longer be a public company and will no longer be required to file periodic and other reports with the SEC or the Canadian securities administrators.

Consequences if the Merger is Not Completed (see page 77)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Domtar or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada and with the Securities and Exchange Commission (the “SEC”), and Company common stock will continue to be (i) registered under the Exchange Act and (ii) listed and traded on the NYSE and the TSX.

In addition, upon the termination of the merger agreement under certain circumstances, the Company would be obligated to pay Domtar a termination fee of $40 million (the “Company termination fee”). If either the

Company or Domtar terminate the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 117), the Company could be required to reimburse Domtar and Merger Sub for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the merger agreement in an amount not to exceed $10 million. For additional information, see the section entitled “The Agreement and Plan of Merger – Expenses; Termination Fees,” beginning on page 120.

If (i) the merger agreement is terminated by the Company or Domtar because the merger is not consummated on or before the end date described below and at such time, (A) the only closing conditions that have not been satisfied or waived (other than those that by their terms are to be satisfied at the closing and are capable of being satisfied) are those relating to (x) competition clearance or (y) a legal impediment relating to competition law or (B) the Company could have terminated the merger agreement due to (x) the failure of Domtar to consummate the merger following satisfaction of the closing conditions or (y) a legal impediment making the merger illegal or imposing a burdensome condition (as defined in the section entitled “—Regulatory Approvals” beginning on page 10), in each case relating to competition law or (ii) the merger agreement is terminated by the Company due to (A) Domtar’s uncured breach of a representation or a covenant or (B) failure of Domtar to consummate the merger following satisfaction of the closing conditions, then, in each case, the Company is entitled to receive from Domtar payment of a termination fee of $80 million (the “Parent termination fee”) as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 120. In the event that the merger agreement is terminated under circumstances in which the Parent termination fee is payable to the Company, subject to the right to specific performance as detailed in the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 123, and other than in the case of willful breach (it being agreed that, if Domtar and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement, any failure by Domtar and Merger Sub to consummate the closing that results from a financing failure shall not, in and of itself, be deemed to be a willful breach), the payment of the Parent termination fee will be the sole and exclusive remedy of the Company, its subsidiaries and any of their respective related parties against Domtar, Merger Sub, the Domtar-related parties and the debt financing source parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement or the debt commitment letters (as defined in the section entitled “The Merger—Financing of the Merger,” beginning on page 78) to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Company, its subsidiaries or any other Company-related party shall seek to recover any other damages or seek any other remedy with respect to any losses or damages suffered in connection with the merger agreement, the debt commitment letters or the transactions contemplated thereby (including the debt financing (as defined in the section entitled “—Financing of the Merger,” beginning on page 11)). “Competition laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

Treatment of Company Equity Awards (see page 95)

Company Stock Options

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding and unexercised options to purchase shares of Company common stock (whether vested or unvested) (each, a “Company stock option”) shall automatically be canceled; and

•

each such Company stock option shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company stock option multiplied by (B) the excess, if any, of the Upfront Per Share Merger Consideration over the exercise price per share of such Company stock option and (ii) one CVR for each share of Company common stock subject to such Company stock options.

For the avoidance of doubt, in the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Restricted Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•

all then-outstanding awards of restricted stock units of the Company (“Company RSU”), other than any restricted stock units of the Company granted in or after November 2022 in accordance with the merger agreement to the extent the closing has not yet occurred by such time (“2022 RSUs”), (whether vested or unvested and including any corresponding dividend equivalents), shall automatically be canceled; and

•

each such Company RSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount in cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company RSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company RSU.

Performance Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•

all then-outstanding awards of performance stock units of the Company (“Company PSUs”), other than any performance stock units of the Company granted in or after November 2022 in accordance with the merger agreement to the extent the closing has not yet occurred by such time (the “2022 PSUs”), (whether vested or unvested and including any corresponding dividend equivalents), will become fully vested and each such Company PSU shall be canceled; and

•

each such Company PSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, in accordance with the terms of the merger agreement, equal to the product of (A) the total number of shares of Company common stock then underlying such Company PSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company PSU.

For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time: (i) for any portion of any Company PSU with respect to which the performance period has been completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the Board prior to the closing date; and (ii) for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date, the number of shares of Company common stock underlying such portion shall be determined assuming achievement of the target level of performance. For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time with respect to any portion of any Company PSU for which the performance period has commenced but is not completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the following: (A) with respect to the portion of Company PSUs that vest pursuant to either the total shareholder return metric or the return on capital metric, the greater of the target level of performance and actual level of performance achieved as of the closing date (taking into account the merger consideration) as determined by the Board, and (B) with respect to the portion of Company PSUs that vest pursuant to any other metric, the target level of performance.

2022 Awards

The merger agreement provides that, effective as of immediately prior to the effective time:

•	each 2022 RSU and 2022 PSU (collectively, the “2022 Awards”) shall automatically be canceled; and

•

each such 2022 Award will be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such 2022 Award multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such 2022 Award; provided, that the amounts payable in respect of the 2022 Award shall not accelerate and shall remain subject to the original vesting provided for in the award agreement governing the 2022 Award, subject to accelerated vesting upon certain qualifying terminations as further provided in the applicable award agreement.

The number of shares of Company common stock underlying each 2022 PSU outstanding immediately prior to the effective time shall be determined as provided above under “Performance Stock Units”.

Deferred Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•

all deferred stock units of the Company (whether vested or unvested and including any corresponding dividend equivalents) (a “Company DSU”) outstanding immediately prior to the effective time shall automatically be canceled; and

•

each such Company DSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company DSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company DSU.

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95 for details regarding payment timing in respect of the Company’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page 65)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders. Such interests potentially include entitlement to:

•	accelerated vesting and settlement of outstanding Company equity awards at the effective time;

•

possible severance payments and/or benefits under preexisting employment and/or change in control agreements with the Company and the Company’s Severance Policy for the Chief Executive Officer and Direct Reports;

•	retention bonuses in connection with the merger; and

•	continued indemnification and insurance coverage under the merger agreement.

Conditions to the Merger (see page 117)

The respective obligations of the Company, Domtar and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger (the “closing date”) of the following conditions:

•

the Company having obtained the affirmative vote at a meeting of the Company stockholders of the holders of a majority of the issued and outstanding shares of Company common stock to approve and adopt the merger and the merger agreement (the “Company stockholder approval”);

•

any waiting period (and any extension thereof) in connection with the competition filings required to be made in the United States having terminated or expired, and any approvals, consents or clearances, as applicable, required in connection with the transactions contemplated by the merger agreement under the competition filings made in Canada and certain other jurisdictions having been obtained, or any waiting period in any such jurisdiction having terminated or expired; and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of Domtar and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•	the accuracy of the representations and warranties of the Company (with certain exceptions for inaccuracies that are de minimis, not material or that have not had a Company material adverse effect);

•

the Company having performed or complied with, in all material respects, its covenants and obligations under the merger agreement required to be performed or complied with by it at or prior to the closing of the merger;

•	there not having occurred and be continuing a Company material adverse effect since July 5, 2022;

•

the Company having delivered to Domtar and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company that the conditions described in the three immediately preceding bullets have been satisfied; and

•

no failure to obtain any of certain specified approvals, consents and clearances, imposition of conditions or requirements of concessions on any such approvals, consents and clearances or termination by the applicable authorities of certain rights of the Company and its subsidiaries, in each case that would be material and adverse to the value of the Company (a “Specified Detrimental Action”).

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

the accuracy of the representations and warranties of Domtar and Merger Sub (with certain exceptions for certain inaccuracies that are not material or that, individually or in the aggregate, would not prevent or materially delay the consummation of the merger or have an effect on the ability of either Domtar or Merger Sub to perform its obligations under the merger agreement);

•

the Parent Parties and Merger Sub having performed or complied with, in all material respects, their covenants and obligations under the merger agreement required to be performed or complied with by them at or prior to the closing; and

•

Domtar having delivered a certificate to the Company signed by an executive officer of Domtar certifying on behalf of Domtar that the conditions described in the two immediately preceding bullets have been satisfied.

Regulatory Approvals (see page 89)

The respective obligations of Domtar, Merger Sub and the Company under the merger agreement to effect the merger are subject to:

•	the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act;

•

either: (i) the issuance of an advance ruling certificate (“ARC”) under section 102(1) of the Competition Act (Canada), as amended (“Competition Act”) with respect to the transactions contemplated by the merger agreement and such ARC having not been modified or withdrawn before the closing; (ii) the obligation to give the requisite notice having been waived under section 113(c) of the Competition Act and, unless waived by Domtar in its sole discretion, Domtar having been advised in writing by the Commissioner of Competition under the Competition Act, or any person delegated with the authority to act on behalf of the Commissioner (“Commissioner”), that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by the merger agreement (a “No-Action Letter”), and the No-Action Letter not having been modified or withdrawn before the closing; or (iii) the applicable waiting periods under section 123 of the Competition Act having expired or having been terminated and, unless waived by Domtar at its sole discretion, Domtar having received a No-Action Letter from the Commissioner; and

•	the obtaining of required approvals, consents or clearances, or the expiration, termination or waiver of the waiting periods under the competition laws of certain other jurisdictions.

The respective obligations of Domtar and Merger Sub under the merger agreement to effect the merger are also subject to there not having occurred and be continuing a Specified Detrimental Action.

Each of the Company and Parent Parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective affiliates to use) its reasonable best efforts to:

•

prepare and file, in consultation with the other parties, as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party; and

•

cooperate in meeting any information, consultation and notification requirements with employees, employee representatives or other third parties, in each case, that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

In furtherance thereof, the Parent Parties shall (and shall cause their respective affiliates to) take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing to occur as soon as reasonably possible and in any event on or before the end date, including (among other things):

•

defending through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any governmental authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit the transactions contemplated by the merger agreement;

•

not taking any action after the date of the merger agreement, including the acquisition of any assets that would reasonably be expected to materially impede, materially interfere with or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, including the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental authority necessary to be obtained prior to closing; and

•

avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including (among other things) to proffer and agree to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, lease, license, disposal and holding separate of, assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their subsidiaries (including, after the closing, the Company and its subsidiaries), except that the Parent Parties are not obligated to agree to any divestiture or other remedy, or to close the transactions contemplated by the merger agreement into a hold separate arrangement, that: (i) is not conditioned on the consummation of the transactions contemplated by the merger agreement, or (ii) is or would reasonably be expected to result in the sale, divestiture, lease, license, transfer, disposal of or other encumbrance, behavioral remedy or commitment, or the holding separate of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or the Parent Parties or any affiliate thereof other than the Parent Ontario Assets (a “burdensome condition”). “Parent Ontario Assets” means all of the right, title and interest in, to and under, or relating to, all of the tangible and intangible assets, property and undertaking owned or used by the Parent Parties or held by the Parent Parties, in each case exclusively for use in, or exclusively relating to, the pulp mill of the Parent Parties that is located in Dryden, Ontario or the pulp and paper mill that is located in Espanola, Ontario, including, in each case, for greater certainty, contracts for the purchase of wood fiber and customer contracts with respect thereto, together with customary transitional services.

For a description of the respective obligations of Domtar, Merger Sub and the Company under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 89 and “The Agreement and Plan of Merger—Efforts to Complete the Merger” beginning on page 110.

Financing of the Merger (see page 78)

Domtar and certain of Domtar’s subsidiaries have obtained debt financing commitments in an aggregate principal amount of up to $1.500 billion from (i) Barclays Bank PLC, Bank of Montreal, Wells Fargo Bank, Royal Bank of Canada and U.S. Bank and (ii) CoBank, ACB, together with certain of their affiliates (the “Debt Commitment Parties”) on the terms and subject to the conditions set forth in the debt commitment letters, the proceeds of which will be used by Domtar to consummate the merger, the other transactions contemplated by the merger agreement and such other uses as set forth in the debt commitment letters. The $1.500 billion in debt financing consists of (A) a $400 million seven-year senior secured bridge loan (the “Senior Secured Bridge”), (B) a $500 million seven-year farm credit system term loan (the “Term Loan”) and (C) $600 million in increased commitments under Domtar’s existing $400 million asset-backed revolving loan facility that matures on November 30, 2026 (the “Incremental ABL Facility,” and the existing facility so increased, the “ABL Facility,” and the ABL Facility together with the Term Loan and Senior Secured Bridge, the “debt financing”). The obligations of the Debt Commitment Parties to provide the debt financing are subject to certain customary terms and conditions set forth in the applicable debt commitment letters. The Term Loan and Senior Secured Bridge are expected to be pari passu with Domtar’s existing term loan and secured notes.

The debt commitments under the debt commitment letters expire upon the date that is five business days after the latest end date in the merger agreement (which is April 5, 2023 (subject to extension)) or, if earlier, (a) the date on which the merger agreement has terminated in accordance with its terms and/or (b) the date of the consummation of the merger and payment of the consideration therefor and related transactions (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the funding or effectiveness of the applicable facilities. The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described above.

In addition to the debt financing commitments, Domtar has obtained an equity commitment with an affiliate on July 5, 2022 (the “equity commitment”), pursuant to which the affiliate agreed to provide committed equity financing in an amount up to $500 million in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. The obligations of the affiliate to provide the equity financing pursuant to the equity commitment are subject to, among other conditions, the substantially simultaneous consummation of the merger on the terms set forth in the merger agreement.

Domtar and Merger Sub expect that the aggregate proceeds of the equity financing committed pursuant to the equity commitment, the debt financing committed under the debt commitment letters, together with cash on hand of Domtar and the Company, will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement, including the refinancing of all of the Company’s existing debt.

Restrictions on Solicitation of Acquisition Proposals (see page 105)

As more fully described in this proxy statement and as set forth in the merger agreement, the Company has agreed, among other things, not to:

•

solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company acquisition proposal (as defined in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Acquisition Proposals” beginning on page 105);

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company acquisition proposal or provide access to its properties, books and records or furnish any nonpublic information relating to the Company or any of its subsidiaries, in connection with any Company acquisition proposal (other than engaging in discussions with parties who have made a Company acquisition proposal and their representatives solely for certain clarification purposes);

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend a Company acquisition proposal or submit any such proposals to a vote of the Company stockholders;

•	enter into an alternative acquisition agreement (as defined in the section “The Agreement and Plan of Merger—Restrictions on Solicitation of Acquisition Proposals” beginning on page 105);

•	submit any Company acquisition proposal to a vote of the stockholders of the Company; or

•

take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable takeover statute (in each case to the extent such takeover statute is applicable to the Company), or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such person or transaction.

The Company shall be permitted to grant waivers of, and not enforce any standstill provision or similar provision to the extent such provision has the effect of prohibiting the counterparty from making an unsolicited Company acquisition proposal in accordance with the merger agreement.

Prior to the time that the Company receives stockholder approval of the merger proposal:

•

if the Company receives a bona fide Company acquisition proposal that did not result from a breach of the non-solicitation obligations and the Board determines in good faith, after consultation with the

Company’s outside financial advisors and outside legal counsel, such proposal is or could reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Acquisition Proposals” beginning on page 105), and that the failure to take the following actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, then the Company may, at the request of the person making such Company acquisition proposal, furnish nonpublic information with respect to the Company and its subsidiaries to the person making such Company acquisition proposal and engage in, enter into or otherwise participate in discussions or negotiations with such person regarding such Company acquisition proposal subject to the terms of the merger agreement; and

•

the Company may, subject to compliance with certain obligations set forth in the merger agreement, including the payment of a termination fee to Domtar and customary notice and matching rights, terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal in accordance with the merger agreement.

Obligation of the Board with Respect to Its Recommendation (see page 107)

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. Except as described below, the Company has agreed that this proxy statement will include the recommendation of the Board to the Company’s stockholders that they give the Company stockholder approval.

However, in certain circumstances, the Board may make a Company recommendation change (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 107) prior to the receipt of the Company stockholder approval, in response to a superior proposal that has not been withdrawn and did not result from a breach of the Company’s non-solicitation obligations. In such case, the Company must notify Domtar of the Company acquisition proposal within 24 hours of receipt (including the name of such third party and the terms and conditions of the proposal) and first give Domtar at least four business days’ prior written notice of its intention to take any such action and negotiate in good faith with Domtar for four business days following the delivery of such notice with respect to any revised proposal from Domtar in respect of the terms of the merger (to the extent Domtar desires to negotiate). If the superior proposal that is the basis for such Company recommendation change is materially amended or modified, the Company must provide a new notice to Domtar and a new two-business-day period for negotiating with Domtar will start. If, at the end of such four or two-business-day period, as applicable, the Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that the superior proposal that is the basis for the Company recommendation change nevertheless continues to constitute a superior proposal and that a failure to make a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, the Board may make a Company recommendation change.

The Board may also make a Company recommendation change in certain circumstances in response to an intervening event (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 107). The Company must first give Domtar at least four business days’ prior written notice of its intention to take any such action and provide Domtar with a reasonably detailed description of such intervening event, and negotiate in good faith with Domtar for four business days following the delivery of such notice with respect to any revised proposal from Domtar in respect of the terms of the merger (to the extent Domtar desires to negotiate). If, at the end of such four business day period, the Board determines in good faith, after consultation with the Company’s outside legal counsel, that such intervening event continues to warrant a change in recommendation and failure to take action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company recommendation change.

Termination of the Merger Agreement (see page 118)

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of the Company and Domtar;

•	by either Domtar or the Company:

•

if the effective time has not occurred on or before April 5, 2023 (the “end date”), subject to an automatic extension to July 5, 2023 if the only outstanding unsatisfied or unwaived conditions (other than those conditions that by their terms are to be satisfied at the closing, which are capable of being satisfied) relate to competition clearance, existence of competition law-related impediments or Specified Detrimental Action-related impediments. In the event the marketing period for the debt financing has commenced but not ended by the end date, the end date shall automatically, without any action on the part of the parties, be extended to the date that is 15 business days following the then-scheduled end date of the marketing period. Notwithstanding the foregoing, the right to terminate the merger agreement under this clause will not be available to a party if the failure of the effective time to occur before the end date was primarily due to such party’s breach of any provision of the merger agreement;

•

if any governmental authority of competent jurisdiction has issued a final and non-appealable law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger or imposing a burdensome condition (as defined above); provided, that the party seeking to terminate the merger agreement under this clause will have complied in all material respects with its obligations under the regulatory efforts covenant described in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger” beginning on page 110; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Company stockholders have not approved the merger proposal.

•	by Domtar:

•

if prior to obtaining the Company stockholder approval, the Board makes a Company recommendation change as described in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation,” beginning on page 107; or

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 117 to be satisfied, and (ii) cannot be or has not been cured within 30 days after Domtar gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Domtar must not then be in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied.

•	by the Company:

•

if Domtar or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 117 to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Domtar written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its representations, warranties, covenants or agreements in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied;

•	if, prior to receipt of the Company stockholder approval:

•

the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to, the terms and conditions of the merger agreement; and

•	substantially concurrent with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to a superior proposal; and

•

prior to or concurrently with such termination, the Company pays to Domtar any Company termination fee required to be paid as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees” beginning on page 120; or

•

if (i) all conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 117 have been and continue to be satisfied (except for any conditions that by their terms can only be satisfied on the closing date, but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company), (ii) the Company has irrevocably confirmed by written notice to Domtar it is ready, willing and able to consummate the closing of the merger, and (iii) Domtar and Merger Sub fail to consummate the merger within five business days following the later of the date closing should have occurred pursuant to the merger agreement and the delivery of such confirmation.

The parties to the merger agreement have further recognized and agreed in the merger agreement that Domtar has an obligation to cause the equity financing to be funded, and the Company will be entitled to specific performance to enforce the terms of the equity commitment against Domtar, and to cause the equity financing to be funded and to cause Domtar to effect the closing of the merger, only if (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition (except for any conditions that by their terms can only be satisfied on the closing date but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company) and (ii) the Company has irrevocably confirmed in writing to Domtar that it is ready to consummate the closing of the merger, provided, that the Company will not be entitled to specific performance against Domtar to make the payment of the merger consideration and payments for any transactions contemplated by the merger agreement and associated fees if (a) the marketing period has ended, (b) Domtar’s failure to make such payments results from a debt financing failure and (c) Domtar and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement. For additional detail on the rights of the Company to specific performance, see the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 123.

Expenses; Termination Fees (see page 120)

The Company must pay to Domtar a Company termination fee of $40 million if:

•

Domtar terminates the merger agreement due to the Board taking any of the following actions prior to obtaining the Company stockholder approval: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Domtar, its recommendation that the Company stockholders approve the merger and adopt the merger agreement, (ii) failing to include the Company recommendation (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation,” beginning on page 107) in this proxy statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company acquisition proposal, (iv) if any Company acquisition proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company common stock is commenced pursuant to Rule 14d-2 under the

Exchange Act (other than by Domtar or an affiliate of Domtar), failing to recommend, within 10 business days after such commencement, against acceptance by the Company’s stockholders of such tender offer or exchange offer, (v) if a Company acquisition proposal has been publicly disclosed (and not publicly withdrawn), failing to publicly recommend against such Company acquisition proposal within 10 business days after the request of Domtar (provided, that Domtar may not make any such request more than one time in respect of each such Company acquisition proposal or each publicly disclosed (and not publicly withdrawn) material modification thereto), or (vi) failing to publicly reaffirm the Company recommendation within three business days after Domtar so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement;

•

the Company terminates the merger agreement due to (i) the Board authorizing the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of the merger agreement (ii) substantially concurrent with the termination of the merger agreement, the Company entering into an alternative acquisition agreement with respect to a superior proposal; and (iii) prior to or concurrently with such termination, the Company paying to Domtar any Company termination fee required to be paid; or

•

the Company or Domtar terminates the merger agreement for failure to receive the Company stockholder approval or because the transaction has not been consummated by the end date and (i) prior to such termination, a Company acquisition proposal has been made to the Board or the Company and has been publicly announced and not withdrawn and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company acquisition proposal or consummates a Company acquisition proposal (whether or not the same Company acquisition proposal as that referred to in clause (i) above), then the Company must pay to Parent the Company termination fee less any reimbursement previously paid by the Company to Domtar and Merger Sub for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the merger agreement described below, and provided that for purposes of the definition of “Company acquisition proposal” in this bullet, references to “20%” shall be replaced by “50%”.

In the event that the merger agreement is terminated (i) by the Company or Domtar because the merger is not consummated on or before the end date and at such time, (a) the only closing conditions that have not been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, which are capable of being satisfied) are those relating to (x) competition clearance or (y) a legal impediment relating to competition law, or (b) the Company could have terminated the merger agreement due to (x) the failure of Domtar to consummate the merger following satisfaction of the closing conditions or (y) a legal impediment making the merger illegal or imposing a burdensome condition, in each case relating to competition law or (ii) the merger agreement is terminated by the Company due to (a) Domtar’s or Merger Sub’s uncured breach of a representation or a covenant or (b) failure of Domtar and Merger Sub to consummate the merger following satisfaction of the closing conditions, then, in each case, the Company is entitled to receive payment from Domtar of the Parent termination fee of $80 million. In the event that the merger agreement is terminated under circumstances in which the Parent termination fee is payable to the Company, subject to the right to specific performance as detailed in the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 123, and other than in the case of willful breach (it being agreed that, if Domtar and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement, any failure by Domtar and Merger Sub to consummate the closing that results from a financing failure shall not, in and of itself, be deemed to be a willful breach), the payment of the Parent termination fee will be the sole and exclusive remedy of the Company, its subsidiaries and any of their respective related parties against Domtar, Merger Sub, the Domtar-related parties and the debt financing source parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement or the debt commitment letters to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Company, its subsidiaries or any other Company-

related party shall seek to recover any other damages or seek any other remedy with respect to any losses or damages suffered in connection with the merger agreement, the debt commitment letters or the transactions contemplated thereby (including the debt financing).

The Company must pay to Domtar the reasonable and documented, out-of-pocket costs and expenses incurred by Domtar and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount up to $10 million if the Company or Domtar terminates the merger agreement because the Company meeting (including any adjournments or postponements thereof) has concluded following the taking of a vote to approve the merger and the Company stockholder approval has not been obtained and, at such time, the Company termination fee is not otherwise payable as a result of such termination. If the Company termination fee subsequently becomes payable, the Company termination fee will be reduced by the amount of the expenses reimbursed.

Generally, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that (i) Domtar will be responsible for 100% of the filing fees related to filings under the HSR Act and the filing of any notice of other document under any applicable foreign competition law and (ii) Domtar or the Surviving Corporation will be responsible for bearing all transfer, documentary, stamp, registration and other similar taxes imposed with respect to the merger or the transfer of shares of Company stock pursuant to the merger.

Appraisal Rights (see page 124)

Under Delaware law, holders of record of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided, that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of record of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (“Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 124.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Company special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section 262 of the DGCL. The Company shall provide prompt notice to Domtar of any demands received by the Company for appraisal of any shares of Company common stock, withdrawals of such demands and any other documents or instruments received by the Company relating to Section 262 of the DGCL or stockholder demands or claims thereunder. Prior to the effective time, the Company shall not, without the prior written consent of Domtar, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Domtar shall have the right to participate in, and direct and control all negotiations and proceedings with respect to, such demands. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Litigation Relating to the Merger (see page 91)

On August 31, 2022, in connection with the merger agreement, a complaint was filed in the United States District Court for the Southern District of New York, captioned Carter v. Resolute Forest Prods., No. 22-07466 (S.D.N.Y.). The complaint alleges, among other things, that the preliminary proxy statement filed by the Company in connection with the merger omitted certain material information in connection with the merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, that the Company issue corrective disclosures to cure such misleading and incomplete statements.

The Company cannot predict the outcome of this action. However, the Company believes the claims asserted in the complaint are without merit. The Company and the individual defendants intend to vigorously defend against this complaint and any subsequently filed additional actions.

Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

Voting and Support Agreement (see page 79)

Contemporaneously with the execution of the merger agreement, Domtar and Hamblin Watsa Investment Counsel Ltd., a Canadian corporation (“Fairfax”), in its capacity as investment manager and/or authorized power of attorney in respect of the Company common stock owned by certain stockholders (the “Fairfax Stockholders”), entered into a voting and support agreement (the “voting and support agreement”). Pursuant to the voting and support agreement, on the terms and subject to the conditions set forth therein, Fairfax agreed to, among other things, vote all of the shares in the Company that are beneficially owned by Fairfax, the Fairfax Stockholders and their controlled affiliates (the “covered shares”) as of the record date at any meeting of the stockholders of the Company (i) in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) in favor of any adjournment or postponement recommended by the Company with respect to the Company stockholder meeting to the extent permitted or required by the merger agreement, (iii) against any Company acquisition proposal, (iv) against any merger agreement or merger (other than the merger agreement and the merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (v) against any proposal, action or agreement submitted to the stockholders of the Company that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the merger or the other transactions contemplated by the merger agreement or (B) result in any of the conditions precedent set forth in the merger agreement not being fulfilled.

A copy of the voting and support agreement is attached as Annex D to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (see page 80)

The receipt of cash and CVRs by you in exchange for your shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Because the law is unclear as to the U.S. federal income tax treatment of the CVRs, the amount of gain or loss you recognize, and the timing and character of such gain or loss, is uncertain. You should consult your tax advisor about the tax consequences (including the application and effect of any U.S. state or local or non-U.S. income or other tax laws) to you of exchanging shares of Company common stock pursuant to the merger in light of your particular circumstances. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80 for a discussion of the material U.S. federal income tax consequences of exchanging shares of Company common stock pursuant to the merger.

Material Canadian Federal Income Tax Consequences of the Merger (see page 85)

The receipt of cash and CVRs by you in exchange for your shares of Company common stock pursuant to the merger will be a taxable transaction for Canadian federal income tax purposes. Because the Canadian federal income tax consequences in respect of the receipt, holding and disposition of the CVRs is not entirely free from doubt, stockholders should consult their own tax advisors having regard to their own particular circumstances. See the section entitled “The Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 85 for a discussion of the material Canadian federal income tax consequences of exchanging shares of Company common stock pursuant to the merger.

Additional Information (see page 135)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On July 5, 2022, the Company entered into the merger agreement with the Parent Parties providing for the acquisition of the Company by Domtar for a price of $20.50, per share, in cash, without interest, and one CVR per share, subject to any applicable withholding taxes. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $20.50, in cash, without interest, and one CVR, subject to any applicable withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time of the merger, unless you have properly exercised and perfected your demand for appraisal rights in accordance with Section 262 of the DGCL with respect to such shares.

Q:	What will holders of Company stock options receive in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option (whether vested or unvested) will automatically be canceled, and each such Company stock option will be converted into the right to receive, subject to applicable withholding taxes, (i) a cash payment, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying each such Company stock option multiplied by (B) the excess, if any, of the Upfront Per Share Merger Consideration over the exercise price per share of each such Company stock option and (ii) one CVR for each share of Company common stock subject to such Company stock option.

However, if any such Company stock option has an exercise price per share that is equal to or greater than the merger consideration, then such Company stock option will be canceled in exchange for no consideration.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	What will holders of Company RSUs receive in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company RSU (whether vested or unvested and including any corresponding dividend equivalents), other than a 2022 RSU, will be canceled, and each such Company RSU will be converted into the right to receive, subject to applicable withholding taxes, (i) a cash payment, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying each such Company RSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company RSU.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	What will holders of Company PSUs receive in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company PSU (whether vested or unvested and including any corresponding dividend equivalents), other than a 2022 PSU, will become fully vested and will be canceled, and each such Company PSU will be converted into the right to receive, subject to applicable withholding taxes, (i) a cash payment, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying each such Company PSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company PSU.

The number of shares of Company common stock underlying each such Company PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing date of the merger; (2) assuming achievement of the target level of performance for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date of the merger; and (3) for any portion of Company PSUs with respect to which the performance period has commenced but has not yet been completed as of the closing date, (x) the greater of the target and actual level of performance with respect to the portion of the Company PSU that vests pursuant to either total shareholder return or return on capital and (y) the target level of performance with respect to any portion of the Company PSU that vests pursuant to any other metric.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	What will holders of 2022 Awards receive in the merger?

A:

Immediately prior to the effective time of the merger, each 2022 Award (if any) will automatically be canceled, and each such 2022 Award will be converted into the right to receive, subject to applicable withholding taxes, (i) a cash payment, without interest, equal to the product of (A) the total number of shares of Company common stock underlying each such 2022 Award multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such 2022 Award; provided, that the amounts payable in respect of the 2022 Award shall not accelerate and shall remain subject to the original vesting provided for in the award agreement governing the 2022 Award, subject to accelerated vesting upon certain qualifying terminations as further provided in the applicable award agreement.

Any RSU or PSU that is granted in or after November 2022 in accordance with the merger agreement, and to the extent the closing has not yet occurred, shall be considered a 2022 Award.

The number of shares of Company common stock underlying each 2022 PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such 2022 PSU with respect to which the performance period has been completed as of the closing date of the merger; (2) assuming achievement of the target level of performance for any portion of any 2022 PSU with respect to which the performance period has not yet commenced as of the closing date of the merger; and (3) for any portion of 2022 PSUs with respect to which the performance period has commenced but has not yet been completed as of the closing date, (x) the greater of the target and actual level of performance with respect to the portion of the 2022 PSU that vests pursuant to either total shareholder return or return on capital and (y) the target level of performance with respect to any portion of the 2022 PSU that vests pursuant to any other metric.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	What will holders of Company DSUs receive in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company DSU (whether vested or unvested and including any corresponding dividend equivalents) will automatically be canceled, and each such Company DSU will be converted into the right to receive, subject to applicable withholding taxes (i) a cash payment, without interest, equal to the product of (A) the total number of shares of Company common stock underlying each such Company DSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company DSU.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:

The receipt of cash and CVRs by you in exchange for your shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Because the law is unclear as to the U.S. federal income tax treatment of the CVRs, the amount of gain or loss you recognize, and the timing and character of such gain or loss, is uncertain. You should consult your tax advisor about the tax consequences (including the application and effect of any U.S. state or local or non-U.S. income or other tax laws) to you of exchanging shares of Company common stock pursuant to the merger in light of your particular circumstances. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 80 for a discussion of the material U.S. federal income tax consequences of exchanging shares of Company common stock pursuant to the merger.

Q:	What are the material Canadian federal income tax consequences of the merger?

A:

The receipt of cash and CVRs by you in exchange for your shares of Company common stock pursuant to the merger will be a taxable transaction for Canadian federal income tax purposes. Because the Canadian federal income tax consequences in respect of the receipt, holding and disposition of the CVRs is not entirely free from doubt, stockholders should consult their own tax advisors having regard to their own particular circumstances. See “The Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 85 for a discussion of the material Canadian federal income tax consequences of exchanging shares of Company common stock pursuant to the merger.

Q:	Where and when will the special meeting of stockholders be held?

A:

The special meeting of the Company stockholders will be held virtually via the Internet on October 31, 2022, at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943. The special meeting will be held solely via live webcast, and there will not be a physical meeting location. Company stockholders will be able to attend the special meeting by visiting the special meeting website. If you choose to attend the special meeting and vote your shares via the special meeting website, you will need the 11, 12 or 16-digit control number and the meeting password, resolute2022. It is not permitted to record the special meeting, or distribute any materials during the special meeting, without the approval of the Company.

Q:	What do I need to attend the special meeting online?

A:

The special meeting of the Company stockholders will be held entirely online. You will not be able to attend in person. If you were a holder of record of shares of Company common stock at the close of business on September 19, 2022, you can attend the meeting by accessing https://web.lumiagm.com/295854943 and entering the 11, 12 or 16-digit control number on your proxy card or voting instruction form and the meeting password, resolute2022.

If you were a beneficial holder of shares of Company common stock as of the record date, you must register in advance to virtually attend the special meeting. To register, you must obtain a legal proxy, executed in your favor, from your brokerage firm, bank, trust company or other nominee. If you are not a stockholder of record, you must obtain a legal proxy from your intermediary institution and contact our transfer agent at proxy@astfinancial.com, at least five business days prior to October 31, 2022, to obtain a control number in order to join and vote your shares at the meeting.

Q:	How do I ask questions before and during the special meeting online?

A:

If you are a stockholder of record or a beneficial holder, you will be able to submit questions by accessing the virtual meeting center at https://web.lumiagm.com/295854943 beginning at 9:00 a.m. Eastern Time on October 31, 2022. You will need to enter your control number and meeting password, resolute2022, and click on the message icon in the upper right hand corner of the page. To return to the main page, click the “i” icon at the top of the screen. We encourage you to submit your questions before the start time of the meeting.

Appropriate questions related to the business of the special meeting (the proposals being voted upon) will be answered at https://www.resolutefp.com/Investors/Meetings_of_Stockholders/ as soon as practical after the special meeting.

Additional information regarding the ability of stockholders to ask questions during the special meeting, and other materials for the special meeting, will be available at https://web.lumiagm.com/295854943.

Q:	What technology do I need to attend the special meeting online?

A:

The virtual special meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the special meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the special meeting.

Technical support will be available on the virtual meeting center at https://web.lumiagm.com/295854943, or by calling 877-283-0324, beginning at 8:00 am Eastern Time on October 31, 2022 through the conclusion of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on September 19, 2022, the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement; and

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Domtar or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Domtar’s consent, (b) to the extent required by applicable law, (c) if, as of the time for which the special meeting is originally scheduled, there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the non-binding compensation advisory proposal.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 50. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Q:	Have any of the Company’s stockholders already agreed to approve the proposal to adopt the merger agreement?

A:

Concurrently with the execution of the merger agreement, Domtar entered into the voting and support agreement with Fairfax, pursuant to which Fairfax agreed, among other things and subject to the terms thereof, to vote all of the shares in the Company that are beneficially owned by Fairfax and the Fairfax Stockholders and their controlled affiliates (i) “FOR” adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) “FOR” any adjournment or postponement recommended by the Company with respect to the special meeting to the extent permitted or required by the merger agreement, (iii) against any Company acquisition proposal, (iv) against any merger agreement or merger (other than the merger agreement and the merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company and (v) against any proposal, action or agreement that is intended to materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the merger or the other transactions contemplated by the merger agreement. Fairfax represented in the voting and support agreement that Fairfax and the Fairfax Stockholders beneficially own (namely having voting power and/or investment management power) 30,548,190 shares of Company common stock, which represent approximately 39.8% of issued and outstanding shares of Company common stock, based on 76,796,897 shares of Company common stock issued and outstanding as of July 5, 2022 (excluding treasury shares). The voting and support agreement will terminate upon the earliest to occur of: (a) the mutual agreement of Domtar and Fairfax, (b) the effective time, (c) the termination of the merger agreement in accordance with its terms, (d) the Board making a permitted Company recommendation change in response to a superior proposal or intervening event under the merger agreement, (e) an amendment to the merger agreement that decreases or changes the form of the merger consideration without Fairfax’s consent and (f) the occurrence of the end date.

Q:	Do I need to attend the special meeting?

A:

No. It is not necessary for you to virtually attend the special meeting via the special meeting website in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the special meeting, virtually or by proxy, of the holders of one-third of the voting power of the issued and outstanding shares of Company common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 76,811,811 shares of Company common stock outstanding. If you are a Company stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or virtually at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present virtually, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 41.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on the Company or Domtar or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote my shares?

A:	If you are a stockholder of record, you may vote:

•

By Mail: Once you have received your proxy card or voting instruction form, please complete, sign, date and return it in the pre-paid envelope enclosed that will be accompanying the proxy card or voting instruction form;

•	By Phone: You can vote by phone using the toll free number provided on the proxy card;

•

By Internet: You can vote through the Internet at www.voteproxy.com. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly. Voting will be open 24 hours a day, seven days a week, but proxies submitted using these methods must be received by 11:59 p.m. Eastern Time on October 30, 2022; or

•	By Attending the Meeting Online: You may vote online at the special meeting by attending the special meeting online and following the instructions posted at https://web.lumiagm.com/295854943.

If you are a beneficial holder, you may vote:

•	By Mail: If you would like to receive a paper copy of the voting instruction form, you should contact your brokerage firm, bank, trust company or other nominee;

•	By Phone: You can vote by phone using the toll free number provided on the voting instruction form received from your brokerage firm, bank, trust company or other nominee;

•

By Internet: You can vote through the Internet at the website address indicated in your intermediary institution’s voting instructions on the voting instruction form. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly; or

•

By Attending the Meeting Online: If your shares are held by your brokerage firm, bank, trust company or other nominee, you are considered the beneficial holder of the shares. If you are a beneficial holder, you are invited to attend the special meeting online. Since a beneficial holder is not a stockholder of record, you may not vote your shares online at the special meeting unless you obtain a legal proxy from the intermediary institution that holds your shares that gives you the right to vote at the special meeting. Please refer to the section “What do I need to attend the special meeting online?” beginning on page 22, for additional details on how to obtain a legal proxy.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting virtually at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to virtually attend the special meeting to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card or voting instruction form, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or voting instruction form or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Resolute Forest Products Inc., 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card or voting instruction form. You may also submit a later-dated proxy card or voting instruction form relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card or voting instruction form, you should retain a copy of the voter control number found on the proxy card or voting instruction form in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting virtually. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:

If you receive more than one proxy card or voting instruction form, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card or voting instruction form for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card or voting instruction form you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card or voting instruction form.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 124.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Q:	When is the merger expected to be completed?

A:

We and Domtar are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed in the first half of 2023, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger— Conditions to the Merger,” beginning on page 117.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Domtar or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada and with the SEC, and Company common stock will continue to be (i) registered under the Exchange Act and (ii) listed and traded on the NYSE and the TSX. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Domtar a termination fee of $40 million. Upon termination of the merger agreement under certain circumstances, Domtar would be obligated to pay the Company a termination fee of $80 million. If either the Company or Domtar terminates the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company may be obligated to reimburse Domtar for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger in an amount not to exceed $10 million.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 77.

Q:	Who is soliciting my vote?

A:

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. D.F. King & Co, Inc. has been retained to assist with the solicitation of proxies. D.F. King & Co, Inc. will be paid approximately $24,500 and will be reimbursed for specified out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Company common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by D.F. King & Co, Inc. or, without additional compensation, by the Parent Parties or Merger Sub and certain of the Company’s, the Parent Parties’ and Merger Sub’s directors, officers and employees.

Q:	Where can I find the voting results of the special meeting?

A:

The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 135.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s) or voting instruction form(s), please contact our proxy solicitor:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers, Call Collect: (212) 269-5550

All Others Call Toll Free: (877) 283-0318

Email: RFP@dfking.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement that are not reported financial results or other historical information of the Company are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to the potential benefits of the proposed transaction between the Company and Domtar Corporation; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “improve,” “contribute,” “strive,” “position,” “maintain,” “remain,” “increase,” “project,” “progress,” “build,” “pursue,” “plan,” “grow,” “allow,” “look,” “enhance,” “seek,” “provide,” “generate,” “create,” “support,” “estimate,” “drive,” “move,” “maximize” and other terms with similar meaning indicating possible future events or potential impact on the Company’s business or its’ shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the Company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this proxy statement include, but are not limited to: uncertainties as to the timing of the proposed transaction; the risk that the proposed transaction may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals for the Company will be made; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; the inability to recover softwood lumber duty refunds in a timely manner or at all; the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from the Company’s ongoing business operations; the impact of the COVID-19 pandemic on the Company’s business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of the Company’s responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement the Company’s strategies to increase its earnings power; the possible failure to successfully integrate acquired businesses with the Company or to realize the anticipated benefits of acquisitions or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which the Company sells its products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; any loss of important customers and resulting accounts receivable credit risk exposure; physical, financial, regulatory, transitional and litigation risks associated with global, regional and local weather conditions, and climate change; financial, litigation, liability and reputational risks associated with environmental, social and governance (“ ESG”) reporting; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in the Company’s employee relations or in employee attraction or retention, and workforce shortages; disruptions to the Company’s supply chain, operations or the delivery of the Company’s products, including due to public health epidemics and workforce shortages; disruptions to the Company’s information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to the Company’s pension plans, including as a result of any increase in the amount by which they are underfunded; the Company’s ability to maintain adequate capital resources to provide for all of its substantial capital requirements; the terms of the Company’s outstanding indebtedness, which could restrict the Company’s current and future operations; increases of interest rates and changes relating to the London Interbank Offered Rate (or, the “LIBOR”), which could impact the Company’s borrowings under its credit facilities; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against the Company’s recorded deferred income tax assets or any limitation of the Company’s use of certain tax attributes; the Company’s exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of the Company’s softwood lumber products produced at the Company’s Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to the Company’s international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations and other disputes in which the Company is involved; the actions of holders of a significant percentage of the Company’s common stock; and the potential risks and uncertainties described in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits in 2021 (see the section entitled “Where You Can Find More Information” on page 135).

All forward-looking statements in this proxy statement are expressly qualified by the cautionary statements contained or referred to in this section and in the Company’s other filings with the SEC and the Canadian securities regulatory authorities. The Company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

For additional information, see the section entitled “The Merger—Forward-Looking Financial Information,” beginning on page 54.

PARTIES TO THE MERGER

The Company

Resolute Forest Products Inc., a Delaware corporation, is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and paper. The Company owns or operates some 40 facilities, as well as power generation assets in the U.S. and Canada. Marketing its products in over 60 countries, the Company has third-party certified 100% of its managed woodlands to at least one internationally recognized sustainable forest management standard. Shares of Company common stock are listed on the NYSE and the TSX and trade under the symbol “RFP”.

Our principal executive offices are located at 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada, and its telephone number is (514) 875-2160. Our website address is www.resolutefp.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to the Company’s website in this proxy statement.

Additional information about the Company is contained in the Company’s public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 135.

Parent

Domtar Corporation, a Delaware corporation, is a wholly owned subsidiary of Pearl Excellence Holdco L.P., and a leading provider of a wide variety of fiber-based products, including communication, specialty and packaging papers, market pulp and airlaid nonwovens. Upon completion of the merger, Domtar will be the immediate parent company of the Company.

Domtar’s principal executive offices are located at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, and its telephone number is 803-802-7500. Domtar’s website address is www.domtar.com. The information provided on Domtar’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to Domtar’s website in this proxy statement.

Merger Sub

Terra Acquisition Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Domtar. Merger Sub was formed on June 21, 2022 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400.

Karta Halten

Karta Halten B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 81050348, is a wholly owned subsidiary of First Management Limited, a Hong Kong private company limited by shares. Karta Halten’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands and its telephone number is 31-20-2402511.

Paper Excellence

Paper Excellence B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 34297750, is a wholly owned subsidiary of Fortune. Paper Excellence, together with Karta Halten, manufactures pulp, printing and writing, newsprint, packaging and specialty paper. For additional information, visit https://paperexcellence.com/. The information provided on the Paper Excellence website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Paper Excellence website provided in this proxy statement. Paper Excellence’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400. Paper Excellence’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually via live webcast on October 31, 2022, at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Domtar; and

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.

Recommendation of the Board

•

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

•	The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on September 19, 2022, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 76,811,811 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, virtually or by proxy, of the holders of one-third of the voting power of the issued and outstanding stock of the Company entitled to vote constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or virtually at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present virtually or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on the Company or Domtar or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

The Company may not postpone or adjourn the special meeting, except (a) with Domtar’s consent, (b) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting, (c) to the extent required by applicable law or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not postpone or adjourn the special meeting, except (a) with Domtar’s consent, (b) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting, (c) to the extent required by applicable law or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card or voting instruction form and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. If you are not a stockholder of record, you must obtain a legal proxy from your intermediary institution and contact our transfer agent at proxy@astfinancial.com, at least five business days prior to October 31, 2022, to obtain a control number in order to join and vote your shares at the meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, D.F. King & Co, Inc. toll free at (877) 283-0318.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy or voting instruction form by telephone or through the Internet, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada, stating that the proxy is revoked;

•	by submitting a later-dated proxy card or voting instruction form relating to the same shares of Company common stock; or

•	by attending the special meeting and voting virtually (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote virtually at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Regardless of whether a quorum is present at the special meeting, the special meeting may be adjourned by either the officer presiding over the meeting or by the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

The Company may not postpone or adjourn the special meeting, except (a) with Domtar’s consent, (b) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) and voting to constitute a quorum necessary to conduct the business of the special meeting, (c) to the extent required by applicable law or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card or voting instruction form on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained D.F. King & Co, Inc. to assist in the solicitation process. The Company will pay D.F. King & Co, Inc. a fee of approximately $24,500 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify D.F. King & Co, Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

At least ten days prior to the date of the special meeting, a list of the Company stockholders entitled to vote at the special meeting will be available for inspection by the Company stockholders for any purpose germane to the special meeting during ordinary business hours at 1010 De La Gauchetière Street West, Suite 400, Montreal, Quebec, H3B 2N2, Canada.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction form, please call our proxy solicitor, D.F. King & Co, Inc. toll free at (877) 283-0318.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger,” beginning on page 42, and “The Agreement and Plan of Merger,” beginning on page 92.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card or voting instruction form but do not indicate instructions on your proxy card or voting instruction form, your shares of Company common stock represented by such proxy card or voting instruction form will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 73, including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments, and the Company is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the stockholders of Resolute Forest Products Inc. approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Resolute Forest Products Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 73 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

As an advisory vote, this proposal is not binding upon the Company, the Board, the Human Resources and Compensation/Nominating and Governance Committee or Domtar, or any of the Company’s or Domtar’s subsidiaries, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto).

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card or voting instruction form, but do not indicate instructions on your proxy card or voting instruction form, your shares of Company common stock represented by such proxy card or voting instruction form will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on the Company or Domtar or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on July 5, 2022 with Domtar, Merger Sub., Karta Halten, and Paper Excellence. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Domtar. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Domtar or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.50, per share, in cash, without interest, and one CVR per share, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Domtar. Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE, the TSX or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and we expect the Company will cease to be a reporting issuer in all of the provinces and territories of Canada and with the SEC, and the Company will no longer be a public company and will no longer be required to file periodic and other reports with the SEC or the Canadian securities administrators.

Background of the Merger

As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board and the Company’s management periodically review, consider and assess the Company’s operations and financial performance and overall industry conditions as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions, dispositions of facilities or business lines, restructurings and other financial and strategic alternatives, as well as the potential challenges that the Company faces in executing on its strategic goals and plans.

On January 24, 2022, Mr. Remi G. Lalonde, President and Chief Executive Officer of the Company, and Mr. Peter Wardhana, Global Head of M&A and Director of Paper Excellence Group, had an initial conversation by video conference regarding a number of assets of the Company that could be attractive acquisitions for Paper Excellence.

On February 16, 2022, Mr. Lalonde and Mr. Wardhana spoke by video call. During that conversation, Mr. Wardhana informed Mr. Lalonde that Paper Excellence would be interested in acquiring the Company in a negotiated transaction for $18.00 per share. Mr. Wardhana added that Paper Excellence had retained advisors for the potential transaction and had obtained a highly confident letter relating to the financing of the potential transaction.

On February 16, 2022, the Company received a non-binding written proposal dated February 16, 2022 from Paper Excellence (the “February 2022 Offer”), which proposed that Paper Excellence acquire the outstanding shares of the Company’s common stock in an all-cash transaction at a price of $18.00 per share, which reflected a premium of 49% to the Company’s closing stock price of $12.08 on the NYSE on February 15, 2022.

Later on February 16 and on February 17, 2022, Company management informed the members of the Board of the February 2022 Offer and scheduled a meeting of the Board for February 18, 2022. Also on February 16, 2022, the Company informed its U.S. counsel at Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Canadian counsel at Stikeman Elliott LLP (“Stikeman”) and financial advisors at CIBCWM of the February 2022 Offer.

On February 18, 2022, the Board held a video conference meeting attended by representatives of CIBCWM and Paul Weiss to discuss the February 2022 Offer, potential next steps and considerations. In that meeting, Company management gave a presentation regarding Paper Excellence and its recent acquisition of Domtar Corporation and a preliminary financial analysis of the proposed transaction. A representative of Paul Weiss reviewed with the Board the fiduciary duties of the directors in the context of a potential transaction and discussed with the Board preliminary legal and process considerations. After discussion and deliberation, the Board instructed Company management to refresh the Company’s financial plan and forecast and analysis of strategic alternatives to inform the Board’s consideration of the February 2022 Offer. The Board directed Mr. Lalonde to inform Paper Excellence that the Board was working with its advisors to evaluate its proposal and would respond in due course.

On February 24, 2022, the Board held a regularly scheduled meeting. In that meeting, attended by representatives of Paul Weiss and CIBCWM, the Board, its advisors and Company management further discussed the February 2022 Offer. Representatives of CIBCWM reviewed with the Board a preliminary analysis of the February 2022 Offer and an overview of potential alternative acquirors. The Board, its advisors and Company management discussed the challenges of identifying alternative buyers for the Company as a whole, given its diversified product mix, its geographic footprint and certain legacy employee-related liabilities of the Company. The Board instructed Company management and CIBCWM to continue working on the Company’s financial plan and forecast and other analysis in support of the Board’s review.

On March 1, 2022, Mr. Lalonde spoke by phone with Mr. Wardhana and informed him that the Company had engaged advisors and was considering the February 2022 Offer in the context of a refresh of its internal financial and strategic analysis and would revert with a response to the February 2022 offer in the coming weeks.

On March 3, 2022, Mr. Duncan K. Davies, Chairman of the Board, spoke by phone with the owner and founder of Paper Excellence, and Mr. Wardhana, wherein the parties discussed a timeline for a potential transaction. In that conversation, Mr. Davies informed the Paper Excellence representatives that the Board was taking the February 2022 Offer seriously and that the Company would reply to the offer once it had worked through its analysis.

On March 9, 2022, representatives of CIBCWM held a video conference with representatives of Barclays PLC (“Barclays”), financial advisor to Paper Excellence. In that conference, the parties discussed their respective views on next steps and timing in the Company’s consideration of a potential transaction, as well as Paper Excellence’s plans for financing the transaction.

On March 11, 2022, the Board held a video conference meeting attended by members of Company management. In that meeting, Mr. Lalonde and Mr. Davies updated the directors regarding their conversations with representatives of Paper Excellence and regarding CIBCWM’s conversations with Barclays. Also in that meeting, Mr. Bradley Martin, a Company director and Vice President for Strategic Investments with Fairfax Financial Holdings Limited (“Fairfax”), the Company’s largest shareholder, expressed Fairfax’s support for exploring the February 2022 Offer.

On March 17, 2022, Mr. Lalonde spoke by phone with Mr. Wardhana regarding Domtar’s then-ongoing sales process for its Kamloops pulp mill.

On March 22, 2022, the Board held a video conference meeting attended by members of Company management and representatives of Paul Weiss and CIBCWM. In that meeting, representatives of CIBCWM reviewed with the Board a preliminary financial analysis of the Company’s strategic plan as compared to the February 2022 Offer. The Board, its advisors and Company management engaged in an extensive discussion of the financial analysis, the terms of the February 2022 Offer and strategies for engaging with Paper Excellence. After discussion and deliberation, the Board determined to communicate to Paper Excellence that the Company would provide Paper Excellence selected financial information if Paper Excellence entered into a non-disclosure agreement with a standstill provision, and that Paper Excellence would need to increase its offer price in order to gain more fulsome due diligence access. Mr. Lalonde communicated this to Mr. Wardhana in a phone conversation on March 23, 2022, and during which conversation, Mr. Wardhana confirmed that Paper Excellence would agree to execute such a non-disclosure agreement and was open to listening to the Company as to where more value may be found with respect to the February 2022 Offer.

Also at the meeting, the Board designated Mr. Davies, Mr. Martin and Mr. Randall Benson, another Company director, as an informal working group to serve as a point of contact to guide management. The members of the working group met from time to time with members of management and the Company’s advisors throughout the Company’s engagement with Paper Excellence to share updates and discuss issues.

On March 31, 2022, Paper Excellence and the Company executed a one-way non-disclosure agreement, which contained a customary standstill provision with a fall-away provision upon the entry of certain acquisition transactions or the commencement of certain tender or exchange offers and a customary non-solicitation provision. Thereafter, the Company provided Paper Excellence with access to select due diligence information.

Over the course of the next several days, the Company provided representatives of Paper Excellence with selected financial information, and, at the direction of the Board, representatives of CIBCWM communicated to representatives of Barclays that the Board’s expectation was that in light of the materials provided, Paper Excellence would submit an updated proposal that included a purchase price materially higher than that expressed in the February 2022 Offer.

On April 8, 2022, representatives of Barclays spoke by phone with representatives of CIBCWM and communicated that Paper Excellence would be submitting to the Board an updated proposal with a per share price of $20.50. In response to assertions made by representatives of CIBCWM for a further price increase, Barclays responded that Paper Excellence believed it was delivering full value in its revised proposal, that any further increase was unlikely and that such increase, if any, would be cents rather than dollars.

On April 11, 2022, the Company received from Paper Excellence a revised non-binding written proposal (the “April 2022 Offer”), which proposed a price of $20.50 per share in cash, a premium of 70% to the Company’s closing stock price of $12.08 on the NYSE on February 15, 2022, and a premium of 67% to the Company’s closing stock price of $12.26 on the NYSE on April 11, 2022. The April 2022 Offer also included Paper Excellence’s proposed sources and uses of financing.

Later on April 11, 2022, the Board held a meeting, attended by representatives of Paul Weiss and CIBCWM to discuss, among other things, the April 2022 Offer, strategy and potential next steps. Representatives of CIBCWM reviewed with the Board its updated analysis with respect to strategic alternatives. CIBCWM walked the Board through a list of potential alternative acquirors and the Board, its advisors and Company management discussed the challenges of identifying another potential buyer who would be interested in buying the Company given its mix of products, as the most likely potential buyers of the Company’s lumber operations would probably not be interested in owning the Company’s other lines of business. The participants further discussed the challenges of achieving a transaction with private equity buyers, given certain of the Company’s legacy employee-related liabilities. The Board, its advisors and Company management discussed extensively the potential benefits of outreach to other potential counterparties as well as the risks of such outreach, including the risk of leaks, the risks inherent in sharing non-public information with other strategic players in the Company’s business and the risks of further disruption of the Company’s business through an expanded process. After discussion and deliberation, the Board unanimously concluded that the Company should engage with Paper

Excellence and its advisors on a non-exclusive basis, including by proceeding to provide due diligence access and a draft merger agreement, and directed CIBCWM to so indicate to Paper Excellence.

Also on April 11, 2022, after discussion and deliberation, the Board unanimously approved the terms of its engagement with CIBCWM. Such engagement was formalized in a written engagement letter dated June 20, 2022.

On April 12, 2022, representatives of CIBCWM communicated to representatives of Barclays that the Board concluded that Paper Excellence could be provided due diligence access but that it expected that more value would be found as Paper Excellence accessed management and diligence materials. Barclays informed CIBCWM that they would need to go back to Paper Excellence with respect to this expectation as Paper Excellence had deemed that full value had been offered in the April 2022 Offer.

On April 13, 2022, representatives of Barclays informed representatives of CIBCWM that Paper Excellence would engage in the detailed due diligence process but reiterated that they had put forth full and fair value and that there was little room to move, if any at all.

On April 14, 2022, representatives of CIBCWM spoke by phone with representatives of Barclays to discuss next steps in light of the April 2022 Offer.

On April 20, 2022, representatives of the Company and representatives of Paper Excellence, and their respective advisors, held a video conference to discuss a proposed timeline for a potential transaction and the importance of working toward such transaction expeditiously.

On April 23, 2022, the Board held a video conference meeting attended by members of Company management and representatives of CIBCWM and Paul Weiss. In that meeting, Mr. Lalonde provided the directors with an update on progress in connection with the proposed transaction, including the April 20 meeting and work that had been done by the Company and its advisors. Also in that meeting, Company management reviewed and discussed key terms of a draft merger agreement to be shared with Paper Excellence and certain financial information to be provided to Paper Excellence. The Board discussed the terms of the draft merger agreement, including the provisions that would allow the Board to receive unsolicited competing offers for the Company following announcement of the transaction and alternatives.

On April 28, 2022, the Company’s executive team provided a business presentation to representatives of Paper Excellence.

Also on April 28, 2022, the Company opened a virtual data room, with access granted to representatives of Paper Excellence and its advisors. Such data room also included a clean room, which Paper Excellence and its advisors would not be granted access to until execution of a clean team agreement. That same day, Paul Weiss sent the draft merger agreement to Latham & Watkins LLP, U.S. legal counsel to Paper Excellence (“Latham”).

During the ensuing weeks, the parties and their advisors negotiated certain terms of the transaction agreements and exchanged drafts of such agreements.

On May 11, 2022 Paper Excellence and the Company entered into a customary clean team agreement, and Paper Excellence and its advisors were granted access to the clean room shortly thereafter.

On May 16, 2022, Latham sent a markup of the draft merger agreement to Paul Weiss. Also on that day, representatives of Paul Weiss spoke by video call with representatives of Latham to discuss regulatory filings required in connection with the transaction and the approach to those filings in the merger agreement.

On May 24, 2022, the Company’s executive team together with its legal and financial advisors met in-person with certain representatives of Paper Excellence and Barclays. Certain representatives of Paper Excellence and its advisors participated by video conference as well.

On May 25, 2022, Mr. Lalonde spoke by phone with Mr. Wardhana, wherein Mr. Wardhana communicated Paper Excellence’s continued interest in completing a transaction with the Company. Messrs. Lalonde and Wardhana also discussed open due diligence items and business points, as well as a proposed timeline to execution of a definitive agreement and public announcement and a potential communications approach.

On May 26, 2022, the Board held a regularly scheduled meeting, which was also attended by representatives of CIBCWM and Paul Weiss. The Board and its advisors discussed the status of Paper Excellence’s due diligence and various factors and considerations that could increase or decrease Paper Excellence’s proposed offer price. After discussion and deliberation, the Board determined to emphasize to Paper Excellence the importance of moving expeditiously to minimize deal execution risks. Mr. Lalonde communicated this via e-mail to Mr. Wardhana on May 28, 2022.

On May 30, 2022, Mr. Lalonde spoke by phone with Mr. Wardhana, wherein Mr. Lalonde again emphasized the Board’s proposed timeline and the importance of moving expeditiously.

On May 31, 2022, Mr. Lalonde spoke by phone with Mr. Patrick Loulou, Vice Chair and Chief Strategy Office of Paper Excellence, to discuss next steps in moving toward the execution of a definitive agreement and public announcement.

On June 1, 2022, Messrs. Lalonde and Loulou met in-person to discuss preliminary views regarding alternatives for integration of the companies following a transaction.

Between May 28 and June 3, 2022, Paul Weiss and Stikeman, on the one hand, and Latham and McCarthy Tétrault LLP, Canadian counsel to Paper Excellence, on the other hand, exchanged drafts of the merger agreement and held multiple calls to discuss terms.

On June 4, 2022, Latham sent to Paul Weiss a draft of the voting and support agreement, which Paper Excellence proposed Fairfax sign in connection with the potential transaction. Latham subsequently shared a draft of the voting and support agreement with Torys LLP, counsel to Fairfax.

On June 8, 2022, the Board held a video conference meeting attended by representatives of CIBCWM, Paul Weiss and Stikeman to discuss status of the potential transaction with Paper Excellence, strategies for obtaining an increase in Paper Excellence’s existing offer price, and open issues in the draft merger agreement and other transaction documents. Mr. Lalonde noted that a call had been scheduled for the following day that was initially intended to resolve all open items in the merger negotiations, but that progress on a number of workstreams had not advanced to a stage where that discussion could take place. Representatives of CIBCWM guided the Board through a preview of financial analysis being prepared by Company management together with CIBCWM, noting as an observation (although no opinion on the matter would be provided until later in the process) that the $20.50 per share price in the April 2022 Offer was within the equity value range indicated by the preliminary financial analysis. The participants discussed extensively the elements of the financial analysis that would support or argue against an increase in deal value, as well as the Board’s sense that the parties should be working toward a transaction announcement by June 20, 2022, to facilitate discussions in respect of Canadian provincial interests and before individuals in government would be leaving for summer vacations. In this discussion, Mr. Martin advised the Board that it was the view of Fairfax that the Company should seek a deal price of $25.00 and that Fairfax was not then prepared to commit to support a lower price. The Board, its advisors and Company management discussed extensively the implications of proposing a $25.00 per share price, including the risk that the proposal could cause Paper Excellence to terminate discussions. Following such discussion, the directors expressed their support for Messrs. Lalonde and Davies to propose the $25.00 per share price and a timeline that would result in signing by June 20, 2022.

At the same meeting, the Board also discussed with its advisors that on June 3, 2022, it had received an unsolicited, oral, non-binding indication of interest from a potential counterparty, which we refer to as Party A, which indication of interest Party A subsequently delivered in written form in a letter dated June 13, 2022, and in which Party A proposed to acquire all of the Company’s operations, except the Company’s lumber and tissue businesses, at a proposed valuation in the $0.9 to $1.1 billion range, which range explicitly excluded certain of the Company’s employee-related liabilities. The Board discussed the fact that the proposed transaction reflected a total company value either in line with or below the full company value reflected in the Paper Excellence proposal, but entailed substantially higher execution complexity and the challenges of maintaining just the lumber and tissue businesses as a stand-alone public company. After discussion and deliberation, the Board determined that Party A’s proposal was not likely to result in greater value to shareholders than the Paper Excellence transaction and would require a substantially longer timeline to execute that could not be conducted consistent with also pursuing the Paper Excellence transaction. The Board determined to continue to consider the possibility of Party A’s proposal as negotiations with Paper Excellence further progressed.

On June 8, 2022 representatives of CIBCWM and Barclays spoke by phone. In that conversation, the CIBCWM representatives advised Barclays that Messrs. Davies and Lalonde would discuss a higher deal price when they spoke with Paper Excellence.

On June 9, 2022, Messrs. Lalonde and Davies held a video conference meeting with Mr. Wardhana and advised him of the Board’s position that the transaction price should be raised to $25.00 per share and the parties should be working toward an announcement by June 20, 2022. Mr. Wardhana responded that Paper Excellence had not expected to raise their price again and that he was uncertain whether Paper Excellence would be willing to continue working toward a potential transaction with the Company in light of such expectations.

On June 14, 2022, representatives of Paul Weiss, CIBCWM, Stikeman, and Company management held a video conference meeting to discuss the status of the potential transaction and related documentation and noted Paper Excellence’s lack of engagement since June 9, 2022.

On June 15, 2022, representatives of Barclays and CIBCWM spoke by video conference. The Barclays representative explained that there had been discussions with Paper Excellence as to whether to counter the prior proposal from the Company or to terminate discussions, that they had found issues in diligence that would have justified a reduction in price from the $20.50 offer and that they had determined to make a “best and final” proposal. Barclays then presented a revised proposal, on behalf of Paper Excellence, which consisted of the same $20.50 per share in cash previously offered, together with a contingent value right that would entitle Company stockholders to receive any refunds of deposits made in respect of softwood lumber duties paid by the Company to the U.S. Treasury as of June 30, 2022 (the “June 2022 Offer”). The Barclays representatives noted that they viewed the CVR as representing substantial additional value beyond the cash portion of the merger consideration. The Barclays representative reiterated that the June 2022 Offer represented Paper Excellence’s best and final proposal and that, if not acceptable, Paper Excellence would terminate negotiations. Barclays also noted to CIBCWM that Latham would contact Paul Weiss with respect to a proposal on regulatory matters.

On June 16, 2022, representatives of Latham contacted representatives of Paul Weiss to provide further clarifications regarding the June 2022 Offer. On that same day, Paul Weiss, CIBCWM, Stikeman, and Company management held a video conference meeting to discuss mechanics and implications of the June 2022 Offer’s proposed CVRs.

Also on June 16, 2022, Mr. Lalonde spoke to Mr. Wardhana by phone to clarify certain terms regarding the June 2022 Offer, so Mr. Lalonde could communicate the offer terms clearly to the Board.

On June 17, 2022, the Board held a video conference meeting attended by representatives of CIBCWM and Paul Weiss to discuss the June 2022 Offer, strategy and potential next steps. Representatives of CIBCWM reviewed with the Board an analysis of the proposed CVRs and their potential value to shareholders. Members of Company management and Paul Weiss then discussed the other key legal terms of Paper Excellence’s proposal. The Board, its advisors and Company management discussed extensively the revised Paper Excellence offer and alternatives for responding. Mr. Martin noted that Fairfax was satisfied with the increase in value through the addition of the CVR and was convinced that there was no further value to obtain from Paper Excellence in the negotiations. The Board discussed the risks of extending negotiations further, including in light of the substantial downward movement in the equity and debt markets that had taken place since the parties began their discussions, the favorable other terms of the merger agreement, and the views of the participants on the value that could accrue to stockholders from the CVR. After discussion and deliberation, the Board authorized the Company’s management to proceed in engaging with Paper Excellence with respect to a potential transaction, and to communicate to Paper Excellence that the Company was prepared to proceed on the basis of the increased price proposed in the June 2022 Offer, but would need certain legal terms resolved in its favor. Mr. Lalonde communicated this to Mr. Wardhana by phone on June 19, 2022 and discussed next steps to resolve the open points.

On June 20, 2022, representatives of Latham sent representatives of Paul Weiss further revisions to the merger agreement reflecting Paper Excellence’s proposal with respect to regulatory matters in the merger agreement.

Also on June 20, 2022, representatives of the Company met with representatives of Paper Excellence to discuss the June 2022 Offer and negotiate open points.

On June 21, 2022, Messrs. Lalonde and Davies met in-person with Messrs. Wardhana and Loulou for further discussion and negotiation on the open points as well as discussion regarding the proposed communications strategy.

On June 22, 2022, representatives of the Company met in-person with representatives of Paper Excellence, for further discussion and negotiation regarding Paper Excellence’s counterproposal in light of the prior day’s discussions.

During the course of the following days, the parties exchanged various drafts of the merger agreement and related transaction documents and schedules and further negotiated terms of the same.

On June 26, 2022, Mr. Lalonde met in-person with Messrs. Wardhana and Loulou for further discussion and negotiation on the open points as well as discussion regarding next steps.

On June 27, 2022, Paper Excellence and the Company executed a customary one-way non-disclosure agreement so that the Company and its advisors could conduct select reverse due diligence on Paper Excellence and its affiliates.

On June 28, 2022, representatives of Paul Weiss and Latham held a video conference meeting to discuss and negotiate remaining open issues in the draft merger agreement, including, among other terms, certain regulatory and employee-related provisions.

On June 28, 2022 and June 29, 2022, Paper Excellence visited selected sites of the Company.

On June 30, 2022, Mr. Davies spoke by phone with the owner and founder of Paper Excellence to discuss remaining open points and status and timing of the potential transaction.

Also on June 30, 2022, Mr. Lalonde spoke by phone with Mr. Wardhana to discuss remaining open business points.

During the course of the following days, the parties exchanged various drafts of the merger agreement and related transaction documents and schedules and further negotiated terms of the same.

On July 3, 2022, the Board held a video conference meeting attended by members of Company management and representatives of CIBCWM, Paul Weiss and Stikeman. Mr. Lalonde updated the directors on the progress of negotiations since the last Board call and the key open items remaining to be resolved. A representative of Paul Weiss walked the Board through a discussion of the terms of the merger agreement and the remaining open points, and through a review of the Board’s fiduciary duties. Representatives of CIBCWM discussed the reverse due diligence exercise that had been conducted regarding Paper Excellence and its affiliates. Following extensive discussion among the participants, the Board instructed its advisors and Company management to proceed to final negotiations to resolve the remaining transaction issues.

On July 4, 2022, Mr. Lalonde met in-person with Mr. Wardhana to discuss and negotiate remaining open points, which discussion the parties continued by phone on the morning of July 5, 2022. In addition, during the course of July 4, 2022 and July 5, 2022, the parties’ respective counsel exchanged various drafts of the merger agreement and related transaction documents and schedules and further negotiated the remaining open terms of the same.

On the afternoon of July 5, 2022, a video conference meeting of the Board was held at which members of Company management and representatives of CIBCWM and Paul Weiss were present. At the meeting, members of Company management and Paul Weiss reviewed the terms of the merger agreement, including the resolutions reached on remaining open issues over the preceding days. Representatives of CIBCWM reviewed CIBCWM’s financial analysis of the transactions and rendered CIBCWM’s oral opinion, subsequently confirmed in writing, that, as of July 5, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by CIBCWM as set forth in its written opinion, the merger consideration to be received by the Company’s stockholders pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders of Company common stock. Following extensive discussion, the Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it was in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger.

Later on July 5, 2022, the Company, the Parent Parties and Merger Sub executed the merger agreement and the other ancillary agreements, as applicable, and on the morning of July 6, 2022, prior to the opening of equity trading markets in the United States and Canada, the Company and Parent issued a joint press release announcing the transaction.

Recommendation of the Board

At the special meeting of the Board held on July 5, 2022, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•

determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders;

•	determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement;

•

approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement; and

•	resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board consulted with its outside legal counsel, its financial advisor and Company management.

In recommending that the Company’s stockholders vote in favor of adoption of the merger agreement, the Board considered numerous positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following material factors (which are not necessarily presented in order of relative importance):

•

Recent and historical market prices, volatility and trading information with respect to the Company common stock, including that the Upfront Per Share Merger Consideration of $20.50 represented a substantial premium to the Company’s recent closing and historical stock prices of:

•	approximately 64% over the Company’s closing share price on July 5, 2022, the last full trading day before the public announcement of the merger;

•	approximately 53% over the Company’s 30-day volume weighted average closing stock price on July 5, 2022, the last full trading day before the public announcement of the merger;

•

The fact that the $20.50 Upfront Per Share Merger Consideration (which represents a substantial portion of the overall merger consideration) is cash, which provides certainty, immediate value and liquidity to the Company stockholders enabling them to realize value for their interest in the Company without having to assume long-term business and execution risk;

•

The fact that the merger consideration includes one CVR per share, which provides the Company stockholders an opportunity to realize additional value from future payments in respect of Deposits on Estimated Duties;

•

The fact that, via extensive negotiations over a five-month process, the Company was able to increase the value of Paper Excellence’s offer from an original proposed merger consideration of $18.00 per share in cash, to a point where the Board was satisfied that it had obtained the highest value it would be able to achieve from Paper Excellence;

•

The belief of the Board that, at this time, the merger consideration is more favorable to the Company stockholders than the potential value that might result from the alternatives reasonably available to the Company (including the alternative of remaining a stand-alone public company with the risks and uncertainties associated therewith, the sale of one or more of the Company’s businesses and other strategic alternatives that might be pursued as a stand-alone public company) and that, in light of the meaningful risks in executing such strategic alternatives and the potential limited financial upside thereof, the transaction and the merger consideration represent the Company’s best reasonably available prospect for maximizing stockholder value;

•	Such risks associated with the execution of the stand-alone strategic plan, and the potential impact of those factors on the future trading price of Company common stock, including risks related to:

•

the general business environment for, and impact of general economic conditions on, the forest products industry, including the secular decline of paper demand due to a shift towards digital tools and web advertising, a potential failure of a soft landing of the economy in light of inflationary pressures, which could lead to reduced revenues and gross margins and negatively affect the Company’s results of operations, volatility for pricing of wood, pulp and paper products, difficulty getting the tissue operations to perform consistently, and uncertainties relating to certain legacy employee-related liabilities of the Company caused by interest rate movements, stock market volatility and investment performance;

•

the competitive landscape, including in respect of uncertainty being experienced by the Company and the forest products industry as a whole, and the impact of inflation on the price of goods and services, including changes in the cost of purchased energy, labor and other raw materials, uncertainty regarding Company exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions, changes in shipping logistics and supply chain conditions, and the potential impact of those factors on the future trading price of shares of Company common stock and the Company’s ability to execute its stand-alone strategic plan if the Company remained a stand-alone public company; and

•	the additional costs and burdens involved with being a public company.

•

The view of the Board, developed in consultation with the Company’s management and financial advisor, that the complexity of business lines conducted by the Company and certain of the Company’s legacy employee-related liabilities substantially limited the universe of potential buyers with both the interest and financial capability to engage in a transaction reasonably likely to deliver value to Company stockholders greater than the merger consideration;

•

The view of the Board that the transaction provides a reasonable degree of deal certainty, taking into account, among other things, the limited number of conditions to closing in the merger agreement, the fact that no Domtar stockholder vote is required to approve the transaction, the equity commitment delivered by an affiliate of Domtar, the debt financing commitments delivered by lenders to Domtar, the commitments made by Domtar in the merger agreement relating to obtaining required regulatory clearances and the reverse termination fee payable by Domtar in the event of a financing failure or in the event regulatory clearances are not obtained;

•

The fact that the Board determined, with the assistance of its advisors, that the termination fee payable by the Company (which represents approximately 2.5% of the aggregate cash merger consideration), as well as the expense reimbursement provisions, were reasonable in light of, among other matters, the benefits of the merger to Company stockholders, the relatively small size of such termination fee when compared to termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to competing acquisition proposals;

•

The oral opinion of CIBCWM, rendered on July 5, 2022, and subsequently confirmed in writing, to the Board to the effect that, as of July 5, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by CIBCWM as set forth in CIBCWM’s written opinion, the merger consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock, as more fully described below under the section entitled “The Merger—Opinion of CIBC World Markets Corp.” beginning on page 57;

•

The fact that debt commitment letters were provided by (i) Barclays Bank PLC, Bank of Montreal, Wells Fargo Bank, Royal Bank of Canada and U.S. Bank and (ii) CoBank, ACB, in each case together with certain of their affiliates, to Domtar for the full amount of the debt financing required for the transaction, and that the obligation under the merger agreement of Domtar to use reasonable best efforts to obtain alternative debt financing if all or any portion of the committed financing becomes unavailable for any reason;

•

The strong business reputation and substantial financial resources of Domtar and the absence of any financing contingency with respect to consummation of the transaction and payment of the merger consideration;

•

The fact that Fairfax, the holder of approximately 39.8% of the Company common stock was willing to enter into the voting and support agreement, as described under “—Voting and Support Agreement” beginning on page 79 and the fact that the voting agreement terminates upon the termination of the merger agreement or an adverse change in the recommendation of the Board as contemplated above;

•	The fact that Domtar has committed in the merger agreement to use its reasonable best efforts to complete the merger including its commitment to take certain actions in order to obtain regulatory approvals for the transaction, subject to a limit on making divestitures or taking other actions that, in each case, would impose a burdensome condition (as further described in “The Merger—Regulatory Approvals Required for the Merger” beginning on page 89);

•

The Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, including, if Domtar’s debt financing is available, to specifically enforce Domtar’s obligation to cause the equity financing source to fund its contribution as contemplated by the merger agreement and the equity commitment;

•

The Company’s ability to engage in negotiations or discussions with any third party that has made an unsolicited alternative acquisition proposal prior to the Company stockholder approval being obtained that the Board determines, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal if the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law;

•

The ability of the Board to change its recommendation prior to the Company stockholder approval being obtained in response to a superior proposal or an intervening event not related to an acquisition proposal, or to terminate the merger agreement in favor of a superior proposal, subject to Domtar’s ability to propose adjustments to the terms and conditions of the merger agreement and subject to paying Domtar a termination fee of $40 million;

•

The fact that the merger agreement requires that, in the event of a failure of the merger to be consummated in certain circumstances, including a financing failure or the imposition of a burdensome condition on Domtar by a regulatory agency, Domtar will pay to the Company a reverse termination fee of $80 million (approximately 5% of the aggregate cash merger consideration);

•	The availability of statutory appraisal rights under the DGCL in connection with the merger;

•

The fact that the merger agreement has customary terms and was the product of extensive arms-length negotiations by the Company and its professional advisors, that the definition of “Company Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

In the course of reaching the determinations and decisions and making the recommendation described above, the Board, in consultation with its legal counsel and financial advisor, and Company management, considered the risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•

The fact that receipt of refunds that would result in CVR payments may not occur and, if such refunds are not received, no payments would be made pursuant to the CVRs, as well as the fact that the CVRs may not be sold, assigned, transferred, pledged or encumbered, subject to limited exceptions, and will not be registered with the SEC or listed on any securities exchange;

•

The fact that payment obligations in respect of the CVRs will represent general, unsecured obligations of Domtar and that holders of CVRs will face the same risks with respect to the future financial capability of Domtar to satisfy its obligations under the CVRs as any general, unsecured creditor of Domtar;

•

The fact that Company stockholders will have no ongoing equity interest in the surviving corporation following the merger, meaning that the stockholders will cease to participate in the Company’s potential future earnings or growth and benefit from any potential increases in the value of the Company’s common stock;

•

The risk that the conditions to closing of the transaction will not be satisfied, including as a result of (i) the Company’s stockholders failing to vote to adopt the merger agreement or (ii) Domtar failing to obtain the required regulatory and other clearances for the transaction;

•	The risks associated with the need to make competition law filings, and obtain regulatory consents and approvals, in the United States, Canada and certain other jurisdictions;

•

The possibility that the consummation of the merger may be delayed or not occur at all (due to regulatory reasons or otherwise), and the adverse impact such event would have on the Company and its business;

•	The amount of time it could take to complete the transaction, including the fact that the closing of the transaction depends on factors outside the Company’s and Domtar’s control;

•

The fact that the Company’s obligations to provide financing cooperation to Domtar are significant and the possibility that Domtar will be unable to obtain all or a portion of the debt financing contemplated by the debt commitments;

•

The fact that the Company’s sole remedy if the closing conditions are satisfied (other than for willful breach), but the debt financing is unavailable, will be a reverse termination fee of $80 million (approximately 5% of the aggregate cash merger consideration);

•

The fact that Paper Excellence and certain of its affiliates are non-U.S. entities with assets located primarily in non-U.S. jurisdictions and the potential challenges of successfully pursuing claims against such entities in the event of a breach by Domtar or its affiliates in connection with the equity financing commitment;

•	The possible disruption to the Company’s business that may result from announcement of the merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•

The possibility that the transaction is not completed and the potential consequences of not completing the transaction, including on the trading price of the shares of Company common stock, on employee attrition, and the fact that the Company will be required to pay its own expenses associated with the merger agreement; the potential negative impact of having diverted management and employee attention to further the transaction despite the transaction not being completed; and the potential negative impact of the Company having complied with its commitments under the merger agreement prior to the transaction failing to be completed, including, the potential effect on the Company’s business and its customer, supplier and vendor relationships;

•

The fact that certain of the Company’s directors and executive officers may have interests or receive certain change of control benefits that are different from, and in addition to, those received by the Company’s other stockholders (see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 65);

•	Certain terms of the merger agreement, including:

•	The fact that the Company is unable to solicit alternative acquisition proposals during the pendency of the merger agreement;

•	The expense reimbursement of up to $10 million that the Company would be required to pay to Domtar if the Company stockholders do not adopt the merger agreement at the special meeting;

•

The fact that the reverse termination fee will not be available in all instances in which the merger agreement is terminated (in which case the Company would be able to pursue damages under the merger agreement only for willful breach), and that under certain circumstances, the Company may be obligated to pay a termination fee of $40 million to Domtar;

•

The restrictions on the Company’s operations until the consummation of the transaction (or the termination of the merger agreement), which restrictions could delay or prevent the Company from undertaking material strategic opportunities that might arise prior to the closing of the transaction to the detriment of Company stockholders, in particular if the merger is not completed;

•	The requirement that the Company and Domtar obtain regulatory and other clearances in the U.S., Canada, and certain other jurisdictions in order to complete the transaction;

•	The fact that the merger agreement limits the actions that Domtar is required to take in order to obtain regulatory and other clearances in connection with the transaction;

•

The fact that Domtar would not be required to complete the merger under certain circumstances, including in the event Domtar is required to take actions to obtain regulatory clearances that would impose a burdensome condition on Domtar, as further described in “The Merger—Regulatory Approvals Required for the Merger” beginning on page 89; and

•	The fact that the merger is expected to be a taxable transaction to the Company stockholders.

The Board believed that, overall, the potential benefits of the proposed transaction to Company and the Company stockholders outweighed the risks and uncertainties, many of which are mentioned above, of the merger. The Board realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The factors considered by the Board and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing forward-looking financial information, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations. However, in the ordinary course of their duties, the Company’s management prepared certain forward-looking financial information for fiscal years 2022 through 2026. In connection with the Board’s evaluation of the merger, the Company’s management updated the forward-looking financial information to reflect, among other things, updated business and economic conditions (including an updated commodity price outlook). This non-public, unaudited forward-looking financial information was made available to CIBCWM and presented by the Company’s management to the Board at the Board’s July 5, 2022 meeting, and was the only forward-looking financial information approved by the Board for CIBCWM’s use and reliance in connection with its financial analyses summarized below under “—Opinion of CIBC World Markets Corp.,” beginning on page 57. CIBCWM refers to the forward-looking financial information that were approved by the Board for CIBCWM’s use and reliance in connection with such analyses as the “forward-looking financial information.” None of the forward-looking financial information was intended for public disclosure. A summary of the forward-looking financial information is included in this proxy statement only because the forward-looking financial information was made available to the Board and CIBCWM. The forward-looking financial information is not included in this proxy statement to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The forward-looking financial information has not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws.

The forward-looking financial information are forward-looking statements. Important factors that may affect actual results and cause the forward-looking financial information not to be achieved include, but are not limited to, the risks and uncertainties described below. Although the forward-looking financial information is presented with numerical specificity, it reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The forward-looking financial information reflects assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the forward-looking financial information includes assumptions related to paper market dynamics, which are uncertain and dependent upon the future reduction in consumption and future capacity curtailment, changes in the pulp market as a result of, among other things, demand, maintenance outages and restocking in China, developments in the wood products markets resulting from, among other things, North American fiber availability, sawmilling capacity increases and closures, discussions and potential resolution of the North American softwood lumber dispute, variations in housing starts and repair and remodeling spending as well as changes in raw materials and freight costs. The forward-looking financial information also reflects future commodity benchmark prices based on third-party sources which may not be realized.

The forward-looking financial information covers several years and such information by its nature becomes less reliable with each successive year. The forward-looking financial information was prepared on a standalone basis without giving effect to the merger. Furthermore, the forward-looking financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

In the view of the Company’s management, the forward-looking financial information was prepared on a reasonable basis and reflected the best estimates and judgments available to the Company’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The forward-looking financial information reflects subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the forward-looking financial information constitutes forward-looking information and is subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the forward-looking financial information, including, but not limited to, the COVID-19 pandemic on the Company’s business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of the Company’s responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement the Company’s strategies to increase its earnings power; the possible failure to successfully integrate acquired businesses or to realize the anticipated benefits of acquisitions or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which the Company sells its products, including the effects of pandemics; global economic and political conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; any loss of important customers and resulting accounts receivable credit risk exposure; physical, financial, regulatory, transitional and litigation risks associated with global, regional, and local weather conditions, and climate change; financial, litigation, liability and reputational risks associated with ESG reporting; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in employee relations or in employee attraction or retention, and workforce shortages; disruptions to supply chain, operations, or the delivery of products, including due to public health epidemics and workforce shortages; disruptions to the Company’s information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to pension plans, including as a result of any increase in the amount by which they are underfunded; the Company’s ability to maintain adequate capital resources to provide for all of its substantial capital requirements; the terms of our outstanding indebtedness, which could restrict the Company’s current and future operations; increases of interest rates and changes relating to LIBOR, which could impact the Company’s borrowings under its credit facilities; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against the Company’s recorded deferred income tax assets or any limitation of the Company’s use of certain tax attributes; the Company’s exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the United States of the vast majority of the Company’s softwood lumber products produced at its Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to the Company’s international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which the Company is involved; the actions of holders of a significant percentage of the Company’s common stock; and the other potential risks and uncertainties described in the Company’s reports filed with the SEC, some of which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits. There can be no assurance that the forward-looking financial information will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the forward-looking financial information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The forward-looking financial information cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The inclusion of the forward-looking financial information should not be regarded as an indication that the Company, CIBCWM, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the forward-looking financial information herein should not be deemed an admission or representation by the Company that it views such forward-looking financial information as material information. The inclusion of the forward-looking financial information in this proxy statement should not be regarded as an indication that the forward-looking financial information will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company or any other person regarding the forward-looking financial information or the Company’s ultimate performance compared to such information. The forward-looking financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information about the Company contained in its public filings with the SEC. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 135. In light of the foregoing factors, and the uncertainties inherent in the forward-looking financial information, the Company’s stockholders are cautioned not to place undue, if any, reliance on the forward-looking financial information.

The forward-looking financial information included in this document have been prepared by, and are solely the responsibility of, the Company’s management. The forward-looking financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or the Canadian Institute of Chartered Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the forward-looking financial information, nor have they or CIBCWM expressed any opinion or any other form of assurance on the forward-looking financial information, the assumptions on which they were based or their achievability.

Some of the forward-looking financial information are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Subject to the foregoing qualifications, the following is a summary of the forward-looking financial information:

Forward-Looking Financial Information

(In millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$3,866	$3,563	$3,545	$3,424	$3,277
EBITDA after cash deposits for duties(1)	$713	$450	$380	$385	$275
Capital Expenditures	$134	$172	$163	$144	$112
Unlevered Free Cash Flow(2)	$587	$272	$217	$218	$178

(1)

“EBITDA after cash deposits for duties” is defined as earnings (taking into account corporate selling, general and administrative expense) before interest expense, provision for income taxes, depreciation and amortization after deducting cash deposits for countervailing and anti-dumping duties.

(2)

“Unlevered Free Cash Flow” is defined as EBITDA after cash deposits for duties less estimated cash taxes (net of the benefit of tax credits), capital expenditures and other cash flow items. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity.

The financial projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws.

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FORWARD-LOOKING FINANCIAL INFORMATION OR THE SPECIFIC PORTIONS PRESENTED TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

Opinion of CIBC World Markets Corp.

CIBCWM was retained by the Company to act as its financial advisor and to render a financial opinion in connection with a potential transaction with the Parent Parties. The Company selected CIBCWM to act as its financial advisor based on CIBCWM’s experience in transactions similar to the merger, qualifications, expertise and reputation and its knowledge of the Company and its business and the industries in which the Company conducts its business. On July 5, 2022, CIBCWM rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by CIBCWM as set forth in CIBCWM’s written opinion, the merger consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of Company common stock.

The full text of CIBCWM’s written opinion to the Board, dated July 6, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by CIBCWM in rendering its opinion, is attached as

Annex B. CIBCWM provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. CIBCWM’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger. The summary of CIBCWM’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of CIBCWM’s opinion.

In connection with rendering the opinion described above and performing its related financial analyses, CIBCWM reviewed, among other things:

•	a draft, dated July 4, 2022, of the merger agreement (which includes the terms of the CVRs);

•

a draft, dated July 4, 2022, of the voting and support being entered into by Hamblin Watsa Investment Counsel Ltd., in its capacity as investment manager and/or authorized power of attorney in respect of Company stock held by Fairfax Financial Holdings Limited and affiliates thereof;

•	the audited financial statements of the Company for the fiscal years ended December 31, 2021 and 2020;

•	the unaudited interim financial statements of the Company for the three months ended March 31, 2021 and 2022;

•

certain internal financial, operational, corporate and other information prepared or provided by the management of the Company, including forecasts for the Company prepared by the Company’s management, as approved for our use by you (the “Forecasts”);

•	the reported prices and trading activity for the Company stock;

•	selected public market trading statistics and relevant financial information of public entities;

•	selected financial statistics and relevant financial information with respect to relevant precedent transactions; and

•	such other information, analyses, investigations and discussions as considered necessary or appropriate in the circumstances.

CIBCWM also participated in discussions with selected members of the management of the Company regarding the Company’s past and current business operations, financial performance and future prospects. CIBCWM also reviewed the reported price and trading activity for the Company’s common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the forest products industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, CIBCWM, with the permission of the Board, has relied upon and assumed the completeness, accuracy and fair presentation of all financial, legal, regulatory, tax, accounting, actuarial and other information, data, advice, opinions and representations obtained by it from public sources, provided to it by the Company or otherwise obtained by it pursuant to its engagement. CIBCWM had not been requested to, nor did it attempt to, verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. CIBCWM, with the Board’s permission, assumed the accuracy and fair presentation of the historical financial statements and the other financial, accounting, actuarial and operating data provided to it concerning the Company and relied upon in its financial analyses. With the Board’s permission, CIBCWM assumed that the Forecasts and budgets provided to it concerning the Company and relied upon in its financial analyses had been reasonably prepared on bases reflecting the then most reasonable currently available assumptions, estimates and judgements of the management of the Company.

CIBCWM did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal. CIBCWM assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to our analysis. CIBCWM assumed that all of the representations and warranties contained in the draft merger agreement were correct as of the date of its opinion and that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to CIBCWM’s analysis. CIBCWM also assumed that all draft documents referred to above were accurate versions, in all material respects, of the final form of such documents.

CIBCWM was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving the Company. CIBCWM’s opinion did not address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. CIBCWM did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company.

CIBCWM’s opinion was necessarily based on the securities markets, economic and general business, and financial conditions prevailing as at the date of the opinion and the conditions and prospects, financial and otherwise, of the Company as they were represented to CIBCWM in its discussions with management of the Company. CIBCWM assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by CIBCWM to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by CIBCWM, nor does the order of analyses described represent relative importance or weight given to those analyses by CIBCWM. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of CIBCWM’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 1, 2022, and is not necessarily indicative of current market conditions.

Summary of Financial Analyses

Valuation of the CVR. The merger consideration consists of the right to receive (i) $20.50 in cash and (ii) one CVR. The CVR represents the right to receive refunds on deposits in respect of estimated softwood lumber duties paid by the Company through June 30, 2022 (which deposits total an approximate $500 million), including any interest thereon, net of certain expenses and of applicable tax and withholding. The value will ultimately be determined by the terms and timing of the resolution of the softwood lumber dispute between Canada and the United States. In the absence of an agreement or other resolution, shareholders will not be entitled to any proceeds from the CVR. Any refund for duties deposited after June 30, 2022 will not be part of the CVR.

Management believes that it is reasonable to assume that there could be a settlement in the future allowing for a recovery of some or all of the countervailing duties that have been deposited. Management cannot assign a probability, value or timing to such recovery. Management notes that in the previous settlement of such duties in 2006, approximately 80% of deposited duties were recovered. However, there is no assurance that there will be a recovery available in the future. As such, to estimate a potential range of values for the CVR, CIBCWM has assumed a range between zero and 80% of duties recovered at the end of 2026 which is referred to in this proxy statement as the estimated CVR probabilities.

Based on the nominal value of $500 million in lumber duties as of June 30, 2022, the estimated CVR probabilities and applying the Company’s estimated weighted average cost of capital, the CVRs have an estimated present value of up to $2.94 per share (the “estimated CVR Present Value”) providing for an estimated merger consideration value ranging from $20.50 per share to $23.44 per share, representing the high end of the merger consideration.

Publicly Traded Comparable Companies Analysis. CIBCWM performed a publicly traded comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. CIBCWM reviewed and compared, using publicly available information, certain future financial information for the Company with corresponding future financial information, ratios and public market multiples for other companies that shared certain similar characteristics to the Company (the “comparable companies”). For purposes of this analysis, CIBCWM analyzed the enterprise value / EBITDA multiples for financial year 2022, based on Factset consensus estimates, of the following comparable companies:

•	Canfor Corporation

•	Interfor Corporation

•	Mercer International Inc.

•	Norske Skog ASA

•	Sappi Limited

•	Sylvamo Corporation

•	West Fraser Timber Co. Ltd.

Based on the review of publicly traded companies, trading multiples in the industry are in a range of 1.1x to 5.7x based on EV / 2022E EBITDA. Multiples were highly dependent on the industry segment in which such companies operate, with comparable companies operating in the lumber segment exhibiting the lowest multiples.

The selected public comparable companies varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, (i) the observed multiples for the public comparable listed above, (ii) the different business, financial and operating characteristics of the companies and (iii) the business mix of the Company and the relative weights of its different segments, CIBCWM applied EV / 2022E EBITDA multiple range of 2.2x to 2.7x to the Company’s EBITDA for the twelve months ending on December 31, 2022 of $713 million as provided by Company management. CIBCWM calculated the value per share for the Company based on the enterprise value less financial debt, deficit of the pension fund (net of tax assets), and minority interest, plus cash and cash equivalents and adjusted, as deemed appropriate. CIBCWM also calculated the value per share for the Company including present value of the recovery of estimated duties deposited as at June 30, 2022 estimated by the Company’s management at $500 million and, also, the total duties forecasted to be deposited at December 31, 2026 (the end forecasted period) estimated at $850 million. The recovery assumptions used were identical to those used to calculate the CVR component of the merger consideration.

Based on this analysis, CIBCWM calculated a range of estimated values per share of Company common stock as follows as compared to the merger consideration of $20.50 in cash (without considering any potential payout from the CVR) and the high end of the merger consideration of $23.44 including the estimated CVR Present Value.

	Value Per Share for the Company
	(Low)	(High)
Excluding Duties	$7.80	$12.13
Including Duties Deposited as at June 30, 2022	$7.80	$15.07
Including Duties Deposited until 2026	$7.80	$17.12

No company utilized in the publicly traded comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies, CIBCWM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general.

Precedent Transactions Analysis. CIBCWM performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected precedent transactions. CIBCWM compared publicly available statistics for certain transactions since 2011 with transaction enterprise value above $150 million involving businesses that CIBCWM judged to be similar in certain respects to the Company’s business or aspects thereof based on CIBCWM’s professional judgment and experience. For these transactions, CIBCWM reviewed the ratio of the enterprise value of the transaction to the last 12 months EBITDA prior to the announcement date of the applicable transaction (such ratio, the “EV / LTM EBITDA multiple”), based on publicly available financial information. The transactions CIBCWM reviewed for purposes of this analysis included:

Announcement Date	Acquiror	Target
December 2021	BillerudKorsnas AB	Verso Corporation

November 2021	Interfor Corporation	EACOM Timber Corporation

May 2021	West Fraser Timber Co. Ltd.	Angelina Forest Products Lumber Mill

April 2021	Interfor Corporation	4 sawmills from Georgia-Pacific Wood Products LLC and GP Wood Products LLC

December 2019	Resolute Forest Products Inc.	3 sawmills from Conifex Timber Inc.

August 2019	Sappi Limited	Rayonier Advanced Materials (Matane Mill)

October 2018	Pixelle Specialty Solutions LLC	Glatfelter Corporation Specialty Paper Business

August 2018	ND Paper LLC, a wholly owned subsidiary of Nine Dragons Paper (Holdings) Limited	Catalyst Paper Corporation U.S. Paper Operations

Announcement Date	Acquiror	Target

May 2018	Conifex Timber Inc.	2 sawmills from BW SLC Holdings, LLC, an affiliate of Blue Wolf Capital Partners LLC and the minority shareholders of Caddo River Forest Products, LLC

July 2017	West Fraser Timber Co. Ltd.	Gilman Companies Sawmills

May 2017	Rayonier Advanced Materials Inc.	Tembec Inc.

May 2016	International Paper	Weyerhaeuser Company Pulp Mills

February 2014	Interfor Corporation	Tolleson Lumber Company

January 2014	Verso Corporation	NewPage Holdings Inc.

March 2013	Kelso & Company, L.P.	EACOM Timber Corporation

November 2011	Resolute Forest Products Inc.	Fibrek Inc.

Based on the review of information, precedent transactions were completed at multiples in a range of 1.0x to 8.4x based on the last twelve months before the transaction announcement. The precedent transactions multiples are dependent on the industry segment and point in the cycle.

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, (i) the observed multiples for the precedent transactions listed above, (ii) the different business, financial and operating characteristics of the companies in such transactions as compared to the Company, (iii) the prevailing market trends for the valuation and performance companies in the Company’s industry at the time of each transaction as compared to the current prevailing market trends and (iv) the business mix of the Company and the relative weights of its different segments, CIBCWM placed greater reliance on recent transactions, especially in the lumber segment. CIBCWM applied enterprise value / LTM EBITDA multiple range of 2.6x to 3.1x to the Company’s EBITDA for the twelve months ending on March 31, 2022 of $790 million (adjusted for certain items of a non-recurring nature or items that have not been accounted for the full twelve months in actual results) as provided by Company management. CIBCWM calculated the value per share for the Company based on the enterprise value less financial debt, deficit of the pension fund (net of tax assets) and minority interest, plus cash and cash equivalents and adjusted, as deemed appropriate. CIBCWM also calculated the value per share for the Company including present value of the recovery of estimated duties deposited as at June 30, 2022 estimated at $500 million and, also, the total duties forecasted to be deposited at December 31, 2026 (the end forecasted period) estimated at $850 million. The recovery assumptions used were identical to those used to calculate the CVR component of the merger consideration.

Based on this analysis, CIBCWM calculated a range of estimated values per share of Company common stock as follows as compared to the merger consideration of $20.50 in cash (without considering any potential payout from the CVR) and the high end of the merger consideration of $23.44 including the estimated CVR Present Value.

	Value Per Share for the Company
	(Low)	(High)
Excluding Duties	$15.60	$20.40
Including the recovery of estimated duties deposited as at June 30, 2022	$15.60	$23.32
Including Duties Deposited until 2026	$15.60	$25.37

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, CIBCWM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of the Company or the industry, or in the financial markets in general.

Discounted Cash Flows Analysis. CIBCWM performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of a company. CIBCWM calculated a range of values per share of Company common stock based on estimates of future unlevered free cash flows for the remainder of the fiscal year 2022 (starting April 1, 2022) and each of the fiscal years 2023 through 2026 contained in the forward-looking financial information. Although growth rates may be higher or lower in any given year, CIBCWM then calculated a terminal value for the Company by applying a range of perpetual growth rates to the estimated unlevered free cash flow for 2026 ranging from -1.0% to 1.0%. CIBCWM selected this range of perpetual growth rates with the application of its professional judgment and experience in the industry. The range of perpetual growth rates selected reflect the potential cyclicality in the performance of the Company’s segments, the secular decline in demand experienced by the Paper segment and other factors, in each case, in periods subsequent to 2026. The terminal value is based on the terminal EBITDA as determined in cooperation with management. The unlevered free cash flows of the Company reflect the tax shield provided by the tax assets of the Company and CIBCWM included the estimated present value of the remaining balance of tax assets at the end of the forecast in the discounted cash flow analysis.

The estimated unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2022 by assuming the mid-year convention and using a range of discount rates of between 11.25% and 12.25%. The range of discount rates was selected based on CIBCWM’s analysis of the weighted average cost of capital for the Company, taking into account target capital structures, yields for U.S. Treasury notes, levered and unlevered betas for the Company and the selected publicly traded companies identified, market risk premium, tax rates, other appropriate factors and upon the application of CIBCWM’s professional judgment and experience.

Based on this analysis, CIBCWM calculated the value per share for the Company based on the enterprise value less financial debt, deficit of the pension fund (net of tax assets), and minority interest, plus cash and cash equivalents and adjusted, as deemed appropriate. CIBCWM also calculated the value per share for the Company including present value of the recovery of estimated duties deposited as at June 30, 2022 estimated at $500 million and, also, the total duties forecasted to be deposited at December 31, 2026 (the end forecasted period) estimated at $850 million. The recovery assumptions used were identical to those used to calculate the CVR component of the merger consideration.

CIBCWM calculated a range of estimated value per share of Company common stock as follows as compared to the merger consideration of $20.50 in cash (without considering any potential payout from the CVR) and the high end of the merger consideration of $23.44 including the estimated CVR Present Value.

	Value Per Share for the Company
	(Low)	(High)
Excluding Duties	$17.14	$19.93
Including the recovery of estimated duties deposited as at June 30, 2022	$17.14	$22.86
Including Duties Deposited until 2026	$17.14	$24.91

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, CIBCWM considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. CIBCWM believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, CIBCWM may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken to be CIBCWM’s view of the actual value of the Company.

In performing its analyses, CIBCWM made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

CIBCWM conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Company common stock, and in connection with the delivery of its opinion dated July 6, 2022 to the Board. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, CIBCWM or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and the Parent Parties, and was approved by the Board. CIBCWM acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to the Company or the Board, nor opine that any specific consideration constituted the only appropriate consideration for the merger. In addition, CIBCWM’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, and CIBCWM’s opinion expressed no opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger.

CIBCWM’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration pursuant to the merger agreement or of whether the Board would have been willing to agree to different considerations. CIBCWM’s opinion was approved by a committee of CIBCWM investment banking and other professionals in accordance with its customary practice.

The Company selected CIBCWM to act as its financial advisor based on CIBCWM’s experience in transactions similar to the merger, qualifications, expertise and reputation, and its knowledge of the Company and its business and the industries in which the Company conducts its business. CIBCWM is wholly owned by Canadian Imperial Bank of Commerce which, together with its affiliates (collectively, “CIBC”), is a full-service financial institution that conducts a full range of investment banking, merchant banking, corporate banking and securities brokerage activities. CIBC provides loans, structured products, investment banking and financial advisory services to governments, corporations and institutions. In addition, CIBC has an active proprietary trading book that trades securities on behalf of CIBC that are issued in a wide range of public companies. In the ordinary course of its activities and subject always to compliance with applicable securities laws, CIBC may provide, arrange or underwrite financing for the Company, hold long or short positions, trade or otherwise effect transactions for its own account or for the account of CIBC’s clients, in debt or equity securities or related derivative securities of the Company, Domtar, the Parent Parties or their respective affiliates.

Under the terms of its engagement letter dated June 20, 2022, CIBCWM provided the Company financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger. As compensation for CIBCWM’s financial advisory services, the Company has agreed to pay CIBCWM a fee, a significant portion of which is contingent upon the closing of the merger, of approximately $20 million (the “CIBCWM transaction fee”). As compensation for CIBCWM rendering a financial opinion to the Board, the Company paid CIBCWM a fee equal to $1.5 million, which will be credited against the CIBCWM transaction fee payable if the merger is consummated. In addition, the Company has agreed to indemnify CIBCWM and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling CIBCWM or any of its affiliates, against any losses, claims, damages or liabilities, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with CIBCWM’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, CIBCWM and its affiliates have provided financial advisory and financing services to the Company and have received aggregate fees in connection with such services of approximately $1 million to $3 million. In the two years prior to the date of its opinion, CIBCWM and its affiliates have not received any fees from any of the Parent Parties in connection with financial advisory or financing services. In addition, during the last two years, CIBC has been, and is currently, a lender to the Company and certain of its subsidiaries. CIBCWM may also seek to provide financial advisory and financing services to the Company or the Parent Parties and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 95.

Although Messrs. Yves Laflamme and Jacques P. Vachon are no longer executive officers of the Company as of the date of this filing, they served as executive officers for a period of time since the beginning of fiscal year 2021. Therefore, references in this section to an executive officer generally or the executive officers as a group include Messrs. Laflamme and Vachon unless otherwise specified.

Mr. Bradley Martin is Vice President, Strategic Investments of Fairfax Financial Holdings Limited. See the section entitled “—Canadian Securities Law Matters” beginning on page 88 with respect to certain interests of Fairfax.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “Golden Parachute Payments” below, were used:

•

the relevant price per share of Company common stock is $20.50 per share (without considering any potential payout from the CVR), which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•	the effective time is September 13, 2022, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);

•	the employment of each executive officer of the Company, other than Messrs. Laflamme and Vachon, is terminated without “just cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Severance Policy—Chief Executive Officer and Direct Reports), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

Company Stock Options

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company stock options shall automatically be canceled; and

•

each such Company stock option shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company stock option multiplied by (B) the excess, if any, of the Upfront Per Share Merger Consideration over the exercise price per share of such Company stock option and (ii) one CVR for each share of Company common stock subject to such Company stock options.

In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

All Company stock options held by our executive officers were fully vested and exercisable prior to the execution of the merger agreement. The following executive officers held such vested options: Ms. Lori Kilgour (10,291); Mr. John Lafave (38,708); Mr. Remi Lalonde (11,211); Ms. Stephanie Leclaire (11,809); and Mr. Daniel Ouellet (3,233). No further Company stock options are expected to be granted prior to the closing. Our non-employee directors do not hold any Company stock options.

Restricted Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company RSUs, other than the 2022 RSUs, (whether vested or unvested and including any corresponding dividend equivalents) shall automatically be canceled; and

•

each such Company RSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount in cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company RSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company RSU.

As of the assumed effective time, all of our executive officers, other than Messrs. Laflamme and Vachon hold unvested Company RSUs. Mr. Vachon’s Company RSUs are fully vested and Mr. Laflamme does not hold Company RSUs. Our non-employee directors, other than Ms. Dolan, do not hold any Company RSUs.

Performance Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company PSUs, other than the 2022 PSUs, will become fully vested, and each such Company PSU shall be canceled; and

•

each such Company PSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, in accordance with the terms of the merger agreement, equal to the product of (A) the total number of shares of Company common stock then underlying such Company PSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company PSU.

For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time: (i) for any portion of any Company PSU with respect to which the performance period has been completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the Board prior to the closing date; and (ii) for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date, the number of shares of Company common stock underlying such portion shall be determined assuming achievement of the target level of performance. For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time with respect to any portion of any Company PSU for which the performance period has commenced but is not completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the following: (A) with respect to the portion of Company PSUs that vest pursuant to either the total shareholder return metric or the return on capital metric, the greater of the target level of performance and actual level of performance achieved as of the closing date (taking into account the merger consideration) as determined by the Board, and (B) with respect to the portion of Company PSUs that vest pursuant to any other metric, the target level of performance.

As of the assumed effective time, all of our executive officers, other than Messrs. Laflamme and Vachon, hold unvested Company PSUs. Messrs. Laflamme and Vachon hold vested Company PSUs. Our non-employee directors do not hold any Company PSUs.

2022 Awards

The merger agreement provides that, effective as of immediately prior to the effective time:

•	the 2022 Awards, if any, shall automatically be canceled; and

•

each such 2022 Award will be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such 2022 Award multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such 2022 Award; provided, that the amounts payable in respect of the 2022 Award shall not accelerate and shall remain subject to the original vesting provided for in the award agreement governing the 2022 Award and shall remain payable following the applicable vesting date, subject to accelerated vesting upon certain qualifying terminations as further provided in the applicable award agreement.

The number of shares of Company common stock underlying each 2022 PSU outstanding immediately prior to the effective time shall be determined as provided above under “Performance Stock Units”.

As of the assumed effective date, none of our executive officers holds a 2022 Award. None of our non-employee directors holds any 2022 Award.

Deferred Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all Company DSUs outstanding immediately prior to the effective time shall automatically be canceled; and

•

each such Company DSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company DSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company DSU.

As of the assumed effective date, all current non-employee directors of the Company hold Company DSUs (or, with respect to Ms. Dolan, Company RSUs). No executive officer holds Company DSUs.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director would receive in respect of the outstanding equity awards held by each such director as of the assumed effective time, in accordance with the treatment of outstanding Company equity awards described above and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 95. In addition, the Company shall be permitted to make regular grants of Company DSUs or Company RSUs to its nonemployee members of the Board consistent with its director compensation program as disclosed in the Company’s most recent proxy statement, including quarterly grants of Company DSUs and Company RSUs with respect to deferred cash retainer amounts (which quarterly grants of Company DSUs or Company RSUs are currently an aggregate value of $81,250 per quarter); provided that any such grants of Company DSUs or Company RSUs shall be settled only in cash and the right to receive CVRs in accordance with the merger agreement if the effective time occurs, and shall be treated as set forth in the merger agreement. All unit numbers and dollar values have been rounded to the nearest whole number. Director fees deferred pursuant to the Company’s Outside Director Deferred Compensation Plan are paid in a number of Company DSUs or Company RSUs reflecting an additional 10% incentive (the “Premium Stock Units”). All Company DSUs and Company RSUs held by our non-employee directors are fully vested upon grant, but the Premium Stock Unit amount vests one-third on March 31 of the first three calendar years following the year in which they are credited, but with automatic 100% vesting upon a termination of board service for any reason other than cause. In the absence of the merger, Company DSUs and Company RSUs granted to non-employee director would be settled in cash (i) on December 15 of the calendar year following the calendar year of the director’s termination of board service or (ii) if the director is subject to Section 409A of the Internal Revenue Code, then as soon as administratively feasible after a termination of board service. As of the assumed effective time, all current non-employee directors hold Company DSUs or Company RSUs.

Non-Employee Director Equity Award Summary Table

Non-Employee Director	Company DSUs/RSUs (#)(1)	Value of Company DSUs/RSUs ($)(1)
Randall C. Benson	173,129	3,549,145
Suzanne Blanchet	55,304	1,133,732
Duncan K. Davies	28,707	588,494
Jennifer C. Dolan	25,061	513,751
Bradley P. Martin	525,409	10,770,885
Alain Rheaume	138,156	2,832,198
Michael S. Rousseau	138,156	2,832,198

(1)

The amounts reported in these columns represent the number of outstanding Company DSUs (other than Ms. Dolan, who holds Company RSUs) held by each non-employee director as of the assumed effective time (whether vested or unvested and including any corresponding dividend equivalent), and the value of the cash payments that would be made in respect of such Company DSUs and Company RSUs immediately following the assumed effective time. For each non-employee director, the value of the cash payment is equal to the product obtained by multiplying the number of such Company DSUs and Company RSUs by the Upfront Per Share Merger Consideration of $20.50 per share.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of the Company equity awards held by each executive officer as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All unit numbers and dollar values have been rounded to the nearest whole number. No value has been included with respect to Company stock options held by our executive officers as such Company stock options vested in full prior to the assumed effective time.

Executive Officer Equity Award Summary Table

Executive Officer	Company RSUs (#)(1)	Value of Company RSUs ($)(1)	Company PSUs (#)(2)	Value of Company PSUs ($)(2)	Estimated Total Cash Consideration ($)
Sylvain A. Girard	41,058	841,689	46,308	949,314	1,791,003
Lori Kilgour	60,593	1,242,157	82,406	1,689,323	2,931,480
John Lafave	85,909	1,761,135	120,389	2,467,975	4,229,110
Remi G. Lalonde	237,391	4,866,516	308,030	6,314,615	11,181,131
Stephanie Leclaire	33,832	693,556	47,649	976,805	1,670,361
Patrice Minguez	121,508	2,490,914	170,783	3,501,052	5,991,966
Daniel Ouellet	72,919	1,494,840	104,283	2,137,802	3,632,642
Hugues Simon	57,176	1,172,108	67,569	1,385,165	2,557,273
Richard Tremblay	100,769	2,065,765	141,052	2,891,566	4,957,331

(1)

The amounts reported in these columns represent the number of outstanding Company RSUs held by each executive officer as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company RSUs immediately following the assumed effective time. For each executive officer, the value of the cash payment is equal to the product obtained by multiplying the number of such Company RSUs by the Upfront Per Share Merger Consideration of $20.50 per share. Mr. Vachon holds 94,440 Company RSUs that he previously received and which vested as a result of his separation from the Company, and not as a result of the merger. Mr. Vachon’s Company RSUs have a value of approximately $1.93 million. Mr. Laflamme does not hold Company RSUs as of the assumed effective time.

(2)

The amounts reported in these columns represent the number of outstanding Company PSUs held by each executive officer, as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company PSUs immediately following the assumed effective time assuming payout at target level of performance. For each executive officer, the value of the cash payment is equal to the product obtained by multiplying the number of such Company PSUs by the Upfront Per Share Merger Consideration of $20.50 per share. The number of Company PSUs held by each executive officer that would vest as of the assumed effective time was determined assuming payout at target levels of performance up to the equity plan’s maximum of 200,000 shares per year. Depending on the actual effective time of the merger, it is possible that the number of Company PSUs that will actually vest will be higher or lower than the amounts set forth in the table above depending on actual performance achieved. As of the date hereof, the Human Resources and Compensation/Nominating and Governance Committee of the Board has not determined the actual levels of performance achieved for any performance metric in respect of the 2022 performance period for each of the Company PSUs granted in 2019, 2020 and 2021. At the effective time and in accordance with the merger agreement, the number of shares of Company common stock underlying each such Company PSUs held by each executive officer shall be determined (i) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing date of the merger; (ii) assuming achievement of the target level of performance for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date of the merger; and (iii) for any portion of Company PSUs with respect to which the performance period has commenced but has not yet been completed as of the closing date, (x) the greater of the target and actual level of performance with respect to the portion of the Company PSU that vests pursuant to either total shareholder return or return on capital and (y) the target level of performance with respect to any portion of the Company PSU that vests pursuant to any other metric. Messrs. Laflamme and Vachon hold 424,014 and 132,331 vested Company PSUs, respectively, that they each previously received and which vested as a result of each such individual’s separation from the Company, and not as a result of the merger. Messrs. Laflamme and Vachon’s Company PSUs have a value of $8.2 million and approximately $2.71 million, respectively, considering the equity plan’s individual payout limit of 200,000 shares per year.

The following amounts would be the maximum additional potential payment for such Company PSUs: Mr. Girard ($949,314), Ms. Kilgour ($1,689,323), Mr. Lafave ($2,467,975), Mr. Lalonde ($6,314,615), Ms. Leclaire ($976,805), Mr. Minguez ($3,501,052), Mr. Ouellet ($2,137,802), Mr. Simon ($1,385,165), Mr. Tremblay ($2,891,566), Mr. Laflamme ($0) and Mr. Vachon ($2,712,786).

Severance Program

Severance Policy—CEO and Direct Reports

In connection with the merger agreement, the Company has approved and distributed agreements to each of its executive officers (each individual agreement, a “Severance Letter”) that enhance and clarify such executive officer’s entitlements under the Company’s Severance Policy for Chief Executive Officer and Direct Reports (the “CEO/DR Severance Policy”). For the avoidance of doubt, Messrs. Laflamme and Vachon will not receive a Severance Letter. The CEO/DR Severance Policy provides for severance payments and benefits upon a termination of an executive officer’s service with the Company (i) without “just cause” or (ii) by the executive officer for “good reason” (as defined in the CEO/DR Severance Policy and Severance Letter) in connection with a “change in control” (as defined in the CEO/DR Severance Policy), in each case conditioned upon the execution and non-revocation of a general release of claims which includes noncompetition and certain restrictive covenants by the executive officer.

Pursuant to the CEO/DR Severance Policy, as modified by the Severance Letter, if an executive officer (other than Messrs. Laflamme and Vachon) is terminated without just cause or resigns for good reason three months prior or 24 months following a change in control, such executive officer is entitled to receive:

(i) 104 weeks of “eligible pay” (as defined in the CEO/DR Severance Policy as in effect on the date of the termination and as modified by the Severance Letter).

If the executive has received less than two annual short-term incentive plan incentive award payments from the Company immediately prior to his or her termination since becoming an eligible executive under the CEO/DR Severance Policy, the definition of “eligible pay” shall be construed to refer to the annual base pay as in effect at the termination of employment date and the greater of (x) the last incentive award paid to the executive, if any, under the applicable incentive plan or program or (y) the executive’s target incentive award for the year in which such termination occurs, as applicable. If an incentive award paid for less than a full year is included, such award amount will be annualized. In any case, the award amount used to determine eligible pay will continue to be subject to a maximum of 125% of the executive’s target incentive for the year in which the termination occurs;

(ii) a prorated bonus under the Company’s 2022 cash-based short-term incentive plan that the executive officer participates in during the year in which the termination occurs, without regard to any otherwise required applicable minimum period of service during the year of termination; and

(iii) for U.S. executives, the Company shall pay or reimburse said executives for the premiums for 18 months of continued coverage under the Company’s insurance plans under the Consolidated Omnibus Budget Reconciliation Act of 1985.

This severance amount shall be payable (i) for executives subject to U.S. Code Section 409A, in a lump sum as soon as practicable after the executive officer executes the general release of claims which includes noncompetition and certain restrictive covenants, and the seven day period of revoking such agreement expires, but in no event later than 45 days following the end of the year in which the executive officer is terminated and (ii) for Canadian executive officers, in a lump sum, provided that in Ontario, the first eight weeks of severance will be paid in the form of salary continuance with full benefits and pension coverage, both subject to usual cost sharing arrangements.

Executive Agreements

Employment Agreements with Executive Officers

The Company is party to an employment agreement and change in control agreement with Mr. Lalonde. Pursuant to these agreements, in the event Mr. Lalonde’s employment is terminated within 24 months following a “Change In Control” (as defined in his change in control agreement) without “Cause” or Mr. Lalonde resigns for “Good Reason” (as defined in his change in control agreement), Mr. Lalonde will receive the following, (with the payments set forth in clauses (i) through (iv) below payable in a single lump sum, as soon as practicable but in no event later than sixty days after his termination):

(i)	2.5 times base salary as in effect on the termination date;

(ii)	2.5 times the lesser of (1) the average of the last 2 incentive awards paid or (2) 125% of his target incentive award for the year of termination;

(iii)

2.5 times the maximum contributions the Company could have made (regardless of actual circumstances) on his behalf under the registered defined contribution retirement plan for Canadian non-unionized employees and the DC Make-Up Program for the fiscal year in which his termination date occurs;

(iv)	$15,175 in lieu of individual outplacement services;

(v)

eligibility for Company-provided health care and life insurance coverage, with premiums payable at the rates then in effect for executives, until the earlier of 36 months after his termination date or the date he becomes covered under another employer’s health care and life insurance programs; and

(vi)	in accordance with the Short-Term Incentive Plan, for a termination on or after July 1, prorated payment of the incentive award for the year of termination.

Upon a Change In Control, notwithstanding anything in the applicable equity plan or any award agreement to the contrary, Mr. Lalonde’s outstanding equity awards will immediately vest to the extent they have not already vested and, after giving effect to the merger agreement, continue to be held, in all such cases, notwithstanding the terms of the applicable equity plans, on the same terms and conditions as if he continued to be employed by the Company, so long as he does not breach the terms of his restrictive covenants under his employment agreement. In the event that Mr. Lalonde’s employment is terminated without “Cause” or he resigns for “Good Reason” within 24 months following a Change in Control, his restrictive covenants relating to non-competition, non-solicitation of customers and employees, non-interference with suppliers, and his covenants relating to not taking certain actions related to a merger or other business combination transaction, shall cease to apply on the date of his termination of employment.

Offer Letters with Messrs. Girard, Lafave, Minguez, Ouellet, Simon, Tremblay, and Mses. Kilgour and Leclaire

The Company is a party to an offer letter with each of Messrs. Girard, Lafave, Minguez, Ouellet, Simon, Tremblay, and Mses. Kilgour and Leclaire. Vesting of outstanding equity awards is not automatically accelerated for the named executive officers other than Mr. Lalonde. The Company’s Human Resources and Compensation/Nominating and Governance Committee has discretion to determine the treatment of equity awards for named executive officers other than Mr. Lalonde upon a termination with or without a change in control.

Annual Incentive Plan

If the effective time occurs prior to the payment of any outstanding amounts under the Company’s fiscal 2022 cash-based short-term incentive plan, Domtar shall, or shall cause its affiliates (including the Surviving Corporation and its subsidiaries) to (i) pay, at the time that the Company and its subsidiaries would have customarily made such incentive payments, a bonus to all eligible Company employees as of immediately prior to the effective time (each such person being a “continuing employee”) who participates in a Company plan that is a fiscal 2022 cash-based short-term incentive plan that is no less than the amount earned by (but not paid to) such continuing employee as of the closing date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company plan, and (ii) to the extent the effective time occurs in calendar year 2022, maintain the short-term cash incentive plans in effect for the remainder of calendar year 2022 on the same terms and conditions, and with respect to the same targets and performance measures as were in effect for such year.

To the extent the Company has adopted a fiscal 2023 cash-based short-term incentive plan, Domtar shall, or shall cause its affiliates (including the Surviving Corporation and its subsidiaries) to pay, at the time that the Company and its subsidiaries would have customarily made such bonus payments, a bonus to each eligible continuing employee who participates in each such Company plan that is no less than the amount earned by (but not paid to) such continuing employee as of the Closing under each such Company plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company plan.

Annual Equity Awards

Domtar and the Company have agreed that, to the extent the effective time has not occurred by November 15, 2022, the Company shall be permitted to make grants of Company RSUs and Company PSUs in the ordinary course of business consistent with past practice to its officers and other employees (including both its annual grants, as well as grants to new hires and promotions) which are substantially similar to the 2021 grants of Company RSUs and Company PSUs (including, but not limited to, with respect to the timing and size of the grants), with appropriate reasonable adjustments for Company PSUs to reflect appropriate changes for certain performance metrics that would not be appropriate for a privately-held company or for the Company if the closing were not to occur; provided that any such grants of Company RSUs and Company PSUs shall be settled only in cash and the right to receive CVRs in accordance with the merger agreement if the effective time occurs. Any such grants of Company RSUs and Company PSUs made following the date of the merger agreement that remain outstanding as of immediately preceding the effective time shall be treated as set forth in the merger agreement for 2022 Awards held by the Company’s executive officers as of the effective time, as described in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

Retention Bonuses

In connection with the merger agreement, the Company may establish a retention pool in an amount not to exceed $2 million in the aggregate, with amounts payable to designated participants not later than the earlier to occur of (i) 45 days following the effective time, subject to the applicable participant remaining employed by the Company or its subsidiaries and affiliates through the effective time or (ii) a date to be determined by the Company in its discretion following any termination of the merger agreement prior to the effective time. As of the date hereof, the Company has entered into a retention bonus letter with Sylvain A. Girard and Stephanie Leclaire, pursuant to which Mr. Girard may receive a bonus of $345,577 and Ms. Leclaire may receive a bonus of $420,131.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each of the Company’s named executive officers could receive that are based on, or otherwise relate to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 41.

The amounts set forth below are estimates of the amounts that would be payable to the Company’s named executive officers using the assumptions described under “—Certain Assumptions” above. These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement such as the named executive officer being terminated without just cause or resigning for good reason immediately following the assumed effective date. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Sylvain A. Girard	2,624,099	1,791,003	14,547	4,429,649
Remi G. Lalonde	4,104,190	11,181,131	439,006	15,724,327
Hugues Simon	2,323,100	2,557,273	14,547	4,894,920
Richard Tremblay	2,048,830	4,957,331	27,134	7,033,295
Yves Laflamme(1)	—	8,200,000	—	—
Jacques P. Vachon(1)	—	4,648,806	—	—

(1)

Although Messrs. Laflamme and Vachon’s employment as executive officers with the Company ended on February 28, 2021 and December 31, 2021, respectively, they continue to be named executive officers of the Company pursuant to Item 402(a)(3)(ii) of Regulation S-K of the Exchange Act, since they were each included in the Summary Compensation Table of the Company’s most recently completed proxy statement, filed with the SEC on April 14, 2022. Messrs. Laflamme and Vachon will not receive any other compensatory payments or benefits in connection with or related to the merger other than the cash that they may receive as equity holders of the Company pursuant to the terms of the merger agreement. For the avoidance of doubt, the values represented in these rows reflect the equity awards that Messrs. Laflamme and Vachon previously received and which vested as a result of their separation from the Company, and not as a result of the merger.
(2)

The amounts in this column represent the aggregate value of the cash severance payments payable pursuant to the CEO/DR Severance Policy or, in the case of Mr. Lalonde, his applicable change in control severance agreement, in connection with a qualifying termination on the assumed effective date. The payments of cash severance are each equal to (i) 24 months of the executive officer’s annual base salary (30 months for Mr. Lalonde) (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date) paid in lump sum, and (ii) (a) two times the executive officer’s average bonus for the past two years, or such amount as modified by the Severance Letter, (two and a half times for Mr. Lalonde pursuant to his change in control severance agreement) paid in lump sum, plus (b) a pro-rated bonus for actual days of service in fiscal year 2022 payable at the same time as the severance allowance is payable and in any event no later than March 15 of the calendar year following the year of termination. For purposes of determining the pro-rated bonus, we have assumed that actual performance is equal to the target level as of the assumed effective date. These cash severance payments are “double-trigger” payments (i.e., they are each conditioned upon both the consummation of the merger and a qualifying termination of employment within (x) three months prior to or 24 months following the merger or (y) 24 months following the merger, for Mr. Lalonde pursuant to his change in control agreement). The amounts in this column also include the amount of the retention bonus payable to Mr. Girard, which is a “single-trigger” payment (i.e., it is conditioned solely upon the consummation of the merger and continued employment through the closing date, and not his subsequent termination of employment following the assumed effective time). In addition, such payments are conditioned upon the execution and non-revocation of a release of claims and execution of a non-competition agreement (except for payments made to Mr. Lalonde pursuant to his change in control agreement). Messrs. Laflamme and Vachon would not be entitled to any cash severance payments in connection with the merger, as their services as executive officers with the Company ended on February 28, 2021 and December 31, 2021, respectively.

Name	Salary Severance ($)	Bonus Severance ($)	Pro-rated Bonus ($)	Retention Bonus ($)	Total
Sylvain A. Girard	896,603	1,067,494	314,425	345,577	2,624,099
Remi G. Lalonde	1,831,463	1,758,914	513,813	—	4,104,190
Hugues Simon	907,905	1,096,806	318,389	—	2,323,100
Richard Tremblay	795,634	974,179	279,017	—	2,048,830
Yves Laflamme	—	—	—	—	—
Jacques P. Vachon	—	—	—	—	—

(3)

The amounts in this column represent the value of the unvested Company RSUs and Company PSUs held by the named executive officers that are or will be fully vested as of the assumed effective date and canceled in exchange for a cash payment as described in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 95, and further quantified in the following table. The payments described in this footnote are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, and not the named executive officer’s subsequent termination of employment following the assumed effective time). Depending on the actual effective time of the merger, it is possible that equity values set forth in the tables above and below will be higher or lower depending on actual performance.

Name	Company RSUs ($)(a)	Company PSUs ($)(b)	Total
Sylvain A. Girard	841,689	949,314	1,791,003
Remi G. Lalonde	4,866,516	6,314,615	11,181,131
Hugues Simon	1,172,108	1,385,165	2,557,273
Richard Tremblay	2,065,765	2,891,566	4,957,331
Yves Laflamme	—	8,200,000	8,200,000
Jacques P. Vachon	1,936,020	2,712,786	4,648,806

(a)

The amounts reported in this column represent the value of the outstanding unvested Company RSUs held by Messrs. Lalonde, Girard, Simon and Tremblay that will vest and be paid out in the merger. Such amounts were determined by multiplying the number of unvested Company RSUs held by each such named executive officer by the merger consideration of $20.50 per share at the assumed effective time. All of Mr. Laflamme’s outstanding Company RSUs vested on February 28, 2021, in connection with his separation from employment, and have been settled in accordance with the terms of his separation agreement with the Company. Accordingly, Mr. Laflamme does not hold any unvested Company RSUs as of the assumed effective time. All of Mr. Vachon’s outstanding Company RSUs vested on December 31, 2021, in connection with his retirement.

(b)

The amounts reported in these columns represent the number of outstanding unvested Company PSUs held by each current and former executive officer, as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company PSUs immediately following the assumed effective time assuming payout at target level of performance up to the equity plan’s maximum of 200,000 shares per year. For each executive officer, the value of the cash payment is equal to the product obtained by multiplying the number of such Company PSUs by the Upfront Per Share Merger Consideration of $20.50 per share. The number of Company PSUs held by each executive officer that would vest as of the assumed effective time was determined assuming payout at target level of performance. Depending on the actual effective time of the merger, it is possible that the number of Company PSUs that are actually earned will be higher or lower than the amounts set forth in the table above depending on actual performance achieved. As of the date hereof, the Human Resources and Compensation/Nominating and Governance Committee of the Board has not determined the actual levels of performance achieved for any performance metric in respect of the 2022 performance period for each of the Company PSUs granted in 2019, 2020 and 2021. At the effective time and in accordance with the merger agreement, for any portion of any Company PSU with respect to which the performance period has been completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the Board prior to the closing date; and for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date, the number of shares of Company common stock underlying such portion shall be determined assuming achievement of the target level of performance. For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time with respect to any portion of any Company PSU for which the performance period has commenced but is not completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the following: (A) with respect to the portion of Company PSUs that vest pursuant to either the total shareholder return metric or the return on capital metric, the greater of the target level of performance and actual level of performance achieved as of the closing date (taking into account the merger consideration) as determined by the Board, and (B) with respect to the portion of Company PSUs that vest pursuant to any other metric, the target level of performance.

(4)

The amounts reported in this column represent the value of (i) the Company’s reimbursement for a portion of the costs of continued healthcare and life insurance coverage for a period of 36 months for Mr. Lalonde; (ii) the Company’s reimbursement for 18 months of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Mr. Tremblay (iii) Company’s payment under the Deferred Compensation Make-Up Program for Mr. Lalonde; and (iv) a reasonable estimate of fees incurred with respect to outplacement services for such named executive officers.

Name	Health and Insurance Coverage ($)	DC Make-Up Program($)	Outplacement Services ($)	Total
Sylvain A. Girard	—	—	14,547	14,547
Remi G. Lalonde	24,944	399,515	14,547	439,006
Hugues Simon	—	—	14,547	14,547
Richard Tremblay	21,334	—	5,800	27,134
Yves Laflamme	—	—	—	—
Jacques P. Vachon	—	—	—	—

Director and Officer Indemnification and Insurance

The merger agreement provides that, for a period of not less than seven years after the effective time of the merger, Domtar will, or will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each former and present director or officer of the Company or any of its subsidiaries to the extent permitted by law and as provided in their respective certificate of incorporation, bylaws (or comparable organizational documents) or any indemnification policy or agreement to which the Company or any of its subsidiaries is legally bound as in effect on the date of the merger agreement, as made available by the Company to Domtar prior to the date of the merger agreement.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policies of the Company and its subsidiaries prior to the closing of the merger, on terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s current policies, will be obtained and will cover a period of not less than seven years after the effective time. However, Domtar and the Surviving Corporation are not required to obtain any policy with an annual premium exceeding 300% of the Company’s current aggregate annual premium amount. For additional information, see the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 112.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Domtar.

Following the merger, all of the Company’s equity interests will be beneficially owned by Domtar, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Domtar after the completion of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Domtar will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, each share of the Company’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Domtar or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL as of immediately prior to the effective time) will be automatically canceled and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $20.50, per share, in cash, without interest, and one contractual CVR per share, subject to any applicable withholding taxes.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 65, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 95.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE and the TSX under the symbol “RFP”. Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE, the TSX or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act, will be terminated and we expect the Company will cease to be a reporting issuer in all of the provinces and territories of Canada and with the SEC, and the Company will no longer be a public company and will no longer be required to file periodic and other reports with the SEC or the Canadian securities administrators. Upon ceasing to be a reporting issuer in all of the provinces and territories of Canada, the Company will no longer be required to publicly file the continuous disclosure documents required to be filed by a reporting issuer under National Instrument 51-102—Continuous Disclosure Obligations.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Domtar or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada and with the SEC, and Company common stock will continue to be (i) registered under the Exchange Act, and (ii) listed and traded on the NYSE and the TSX. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Domtar a termination fee of $40 million. If either the Company or Domtar terminate the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 117), the Company could be required to reimburse Domtar and Merger Sub for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the merger agreement in an amount not to exceed $10 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 120.

If (i) the merger agreement is terminated by the Company or Domtar because the merger is not consummated on or before the end date described below and at such time, (A) the only closing conditions that have not been satisfied or waived (other than those that by their terms are to be satisfied at the closing and are capable of being satisfied) are those relating to (x) competition clearance or (y) a legal impediment relating to competition law or (B) the Company could have terminated the merger agreement due to (x) the failure of Domtar to consummate the merger following satisfaction of the closing conditions or (y) a legal impediment making the merger illegal or imposing a burdensome condition, in each case relating to competition law or (ii) the merger agreement is terminated by the Company due to (A) Domtar’s uncured breach of a representation or a covenant or (B) failure of Domtar to consummate the merger following satisfaction of the closing conditions, then, in each case, the Company is entitled to receive from Domtar payment of a Parent termination fee of $80 million, as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 120. In the event that the merger agreement is terminated under circumstances in which the Parent termination fee is payable to the Company, subject to the right to specific performance as detailed in the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 123, and other than in the case of willful breach (it being agreed that, if Domtar and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement, any failure by Domtar and Merger Sub to consummate the closing that results from a financing failure shall not, in and of itself, be deemed to be a willful breach), the payment of the Parent termination fee will be the sole and exclusive remedy of the Company, its subsidiaries and any of their respective related parties against Domtar, Merger Sub, the Domtar-related parties and the debt financing source parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement or the debt commitment letters to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Company, its subsidiaries or any other Company-related party shall seek to recover any other damages or seek any other remedy with respect to any losses or damages suffered in connection with the merger agreement, the debt commitment letters or the transactions contemplated thereby (including the debt financing).

Financing of the Merger

Domtar and certain of Domtar’s subsidiaries have received debt financing commitments from the Debt Commitment Parties. Domtar and Merger Sub expect that the aggregate proceeds of the debt financing, together with proceeds from the equity financing and cash on hand of Domtar and the Company, will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement, including the refinancing of all of the Company’s existing debt.

Although the obligations of Domtar and Merger Sub to complete the merger under the merger agreement are not subject to any financing condition, the failure of Domtar or Merger Sub to obtain any portion of such committed financing (or alternative financing) is likely to result in a failure to consummate the merger, in which case Domtar may be obligated to pay the Company a Parent termination fee of $80 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 120.

Debt Financing

Domtar and certain of Domtar’s subsidiaries have obtained debt financing commitments in an aggregate principal amount of up to $1.500 billion for the merger and the other transactions contemplated by the merger agreement, the proceeds of which will be used to consummate the merger, the other transactions contemplated by the merger agreement and such other uses as set forth in the debt commitment letters, including the payment of a portion of the aggregate merger consideration, the repayment or refinancing of any outstanding indebtedness of the Company and its subsidiaries required in connection with the merger and the payment of all fees and a portion of expenses reasonably expected to be incurred in connection with the merger and the other transactions contemplated by the merger agreement. The $1.500 billion in debt financing consists of (A) the $400 million Senior Secured Bridge, (B) the $500 million Term Loan and (C) the $600 million Incremental ABL Facility. The Term Loan and Senior Secured Bridge are expected to be pari passu with Domtar’s existing term loan and secured notes.

The Debt Commitment Parties have committed to provide the debt financing in the amounts and on the terms and subject to the conditions set forth in (A) with respect to the commitments in connection with the Incremental ABL Facility and the Senior Secured Bridge, an amended and restated debt commitment letter, dated

August 4, 2022 (the “ABL facility and senior secured bridge debt commitment letter”), between Barclays Bank PLC, Bank of Montreal, Wells Fargo Bank, Royal Bank of Canada and U.S. Bank, and Domtar, and (B) with respect to the commitment in connection with the Term Loan, a debt commitment letter, dated July 5, 2022 (the “farm credit system term loan debt commitment letter” and together with the ABL facility and senior secured bridge debt commitment letter, the “debt commitment letters”), between CoBank, ACB and Domtar Paper Company, LLC, a Delaware limited liability company, and Domtar A.W. LLC, a Delaware limited liability company.

The debt commitments under the debt commitment letters expire upon the date that is five business days after the latest end date in the merger agreement (which is April 5, 2023 (subject to extension)) or, if earlier, (a) the date on which the merger agreement has terminated in accordance with its terms and/or (b) the date of the consummation of the merger and payment of the consideration therefor and related transactions (but not, for the avoidance of doubt, prior to the consummation thereof) with or without the funding or effectiveness of the applicable facilities. The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described above.

The obligations of the Debt Commitment Parties to provide the debt financing are subject to certain customary terms and conditions.

Equity Financing

Domtar has obtained an equity commitment, pursuant to which an affiliate of Domtar has agreed to provide committed equity financing in an amount up to $500 million, the proceeds of which will be used by Domtar (i) to consummate the merger and the other transactions contemplated by the merger agreement or (ii) to fund any judgment of a court of competent jurisdiction that is a final, non-appealable judgment in favor of the Company against any of the Parent Parties or Merger Sub resulting from (A) a breach (or, following the valid termination of the merger agreement, a willful breach) of the merger agreement by any of the Parent Parties or Merger Sub or (B) any actions taken or omitted to be taken by any affiliates of the Parent Parties that would be deemed a breach of the Parent Parties’ and Merger Sub’s covenants related to employee matters or of the Parent Parties’ regulatory covenants, in each case as if the Parent Parties had taken or omitted to take such actions. The obligations of the affiliate to provide the equity financing pursuant to the equity commitment are subject to, among other conditions, the substantially simultaneous consummation of the merger on the terms set forth in the merger agreement. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 117.

Voting and Support Agreement

The summary of the material provisions of the voting and support agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the voting and support agreement, a copy of which is attached to this proxy statement as Annex D and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting and support agreement that is important to you. We encourage you to read the voting and support agreement carefully in its entirety.

The voting and support agreement is described in this proxy statement and included as Annex D only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Domtar, Fairfax or their respective businesses.

Contemporaneously with the execution of the merger agreement, Domtar and Fairfax entered into the voting and support agreement.

Pursuant to the voting and support agreement, Fairfax irrevocably and unconditionally agreed, except as otherwise expressly set forth therein, among other things, that at any meeting of stockholders of the Company, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, that Fairfax will (a) appear at such meeting or otherwise cause such covered shares to be counted for the purpose of establishing a quorum and vote all of such covered shares; or (b) if action is to be taken by written consent in lieu of a meeting of a stockholder meeting, execute and deliver a written consent covering all of such covered shares (to the extent entitled to vote thereon), (i) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement; (ii) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting to the extent permitted or required by the merger agreement; (iii) against any Company acquisition proposal; (iv) against any merger agreement or merger (other than the merger agreement and the merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (v) against any proposal, action or agreement submitted to the stockholders of the Company that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the merger or the other transactions contemplated by the merger agreement or (B) result in any of the conditions precedent set forth in the merger agreement not being fulfilled.

Under the voting and support agreement, subject to certain exceptions, Fairfax agreed, prior to the expiration date (as defined below), not to transfer, pledge, hypothecate, encumber, assign or otherwise dispose of (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) any of the covered shares or the beneficial ownership thereof.

Under the voting and support agreement, Fairfax agreed on behalf of itself and its employees and affiliates that, subject to certain exceptions, they will not, directly or indirectly take any action that would violate the non-solicit provision of the merger agreement as if Fairfax and its employees and affiliates were deemed “representatives” of the Company under the merger agreement.

The voting and support agreement also contains provisions providing that Fairfax agreed, on behalf of itself and any other beneficial owner of the covered shares to waive any appraisal or dissenters’ rights that it may have in connection with the merger.

The voting and support agreement shall terminate upon the earliest to occur of (such time, the “expiration date”): (a) the mutual agreement of Domtar and Fairfax, (b) the effective time, (c) the termination of the merger agreement in accordance with its terms, (d) the Board making a permitted Company recommendation change in response to a superior proposal or intervening event under the merger agreement (as described in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 107), (e) an amendment to the merger agreement that decreases or changes the form of the merger consideration without Fairfax’s consent or (f) the occurrence of the end date.

As of July 5, 2022, Fairfax and the Fairfax Stockholders beneficially owned an aggregate of 30,548,190 shares of Company common stock, which represent approximately 39.8% of the issued and outstanding shares of Company common stock, based on 76,796,897 shares of Company common stock issued and outstanding as of July 5, 2022 (excluding treasury shares and shares held by the Company’s subsidiaries).

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to Company stockholders whose shares of Company common stock are converted into the right to receive cash and CVRs in the merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their shares of Company common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold shares of Company common stock through, partnerships or other pass-through entities or branches for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding shares of Company common stock as part of a straddle, hedging, constructive sale or conversion transaction, stockholders required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement, stockholders who exercise their appraisal rights in the merger, and stockholders who received their shares of Company common stock in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Company common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold shares of Company common stock, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the merger to it, including the application and effect of the alternative minimum tax, any U.S. federal, state, local and non-U.S. tax laws and any applicable income tax treaties.

Tax Consequences to U.S. Holders

The exchange of shares of Company common stock for cash and CVRs pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is significant uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of shares of Company common stock pursuant to the merger because the shares of Company common stock are traded on an established securities market.

The receipt of CVRs pursuant to the merger may be treated as part of either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable.

Domtar and the Company intend to act consistently with “closed transaction” treatment, including cooperating with the paying agent to send to each applicable U.S. Holder IRS Form 1099-B reflecting the Company’s determination of the fair market value of the CVRs issued in connection with the merger. Domtar and the Company’s views and actions (and the fair market value figure ascribed to the CVRs as of the effective time) are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to a U.S. Holder’s tax treatment of the receipt of CVRs or the fair market value of the CVRs.

The following sections discuss the U.S. federal income tax consequences of the merger if the exchange of shares of Company common stock for cash and CVRs pursuant to the merger is treated as a closed transaction or, alternatively, as an open transaction. U.S. Holders are urged to consult their own tax advisors with respect to the proper characterization of the receipt of the CVRs and the characterization of their exchange of shares of Company common stock pursuant to the merger as a “closed transaction” or an “open transaction.”

Treatment as Closed Transaction. Under “closed transaction” treatment for U.S. federal income tax purposes, a U.S. Holder who receives cash and CVRs in exchange for shares of Company common stock pursuant to the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of (x) the amount of cash received plus (y) the fair market value (determined as of the effective time) of the CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. There may be many methods to determine the fair market value of a CVR and it is possible that the trading value of the Company’s common stock would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if a U.S. Holder’s holding period for such shares of Company common stock exceeds one year. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of shares of Company common stock (that is, shares of Company common stock acquired at the same cost in a single transaction) exchanged pursuant to the merger.

A U.S. Holder’s initial tax basis in a CVR received in the merger would equal the fair market value of such CVR as of the effective time, as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the closing date of the merger.

The character of any gain, income or loss recognized with respect to a payment on a CVR is uncertain. It is possible that payments received with respect to a CVR up to the amount of the U.S. Holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of a U.S. Holder’s adjusted tax basis in the CVR, with any amount received in excess of such basis treated as gain from the disposition of the CVR, except to the extent any portion of such payment is required to be treated as imputed interest, as described below. To the extent required to take a position, Domtar and the Company intend to treat any payment made in respect of a CVR in a manner consistent with the foregoing, but Domtar and the Company’s position is not dispositive with respect to the tax treatment of such payments and is not binding on the IRS. Assuming that this method of reporting is correct, the gain will be long-term capital gain if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of the U.S. Holder’s remaining adjusted tax basis in the CVR upon resolution of all remaining contingencies under the CVR (or possibly upon the abandonment of such CVR). Payments with respect to a CVR could alternatively be treated as payments with respect to a sale of a capital asset or ordinary income. U.S. Holders are urged to consult with their own tax advisors regarding the characterization of payments received with respect to the CVRs.

Treatment as Open Transaction. Under “open transaction” treatment for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the shares of Company common stock at the time the CVRs are received in the merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as imputed interest, as described below, and the balance, in general, as additional consideration for the disposition of the shares of Company common stock. Payments of cash pursuant to the merger, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, will generally first be applied against a U.S. Holder’s adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. A U.S. Holder will then recognize capital gain to the extent that the sum of any cash received pursuant to the merger plus the portion of payments received in respect of the CVRs not treated as imputed interest exceeds the U.S. Holder’s adjusted tax basis in the shares of Company common stock exchanged pursuant to the merger. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will be long-term if a U.S. Holder’s holding period for such shares of Company common stock exceeds one year. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of shares of Company common stock (that is, shares of Company common stock acquired at the same cost in a single transaction) exchanged pursuant to the merger.

Imputed Interest. If a payment with respect to a CVR is made more than one year after the closing date, a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. If a portion of any payment made with respect to a CVR is treated as imputed interest, the amount of such imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVRs over (ii) the present value of such amount as of the closing date, calculated using the applicable federal rate for the calendar month which includes the closing date as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

Any gain realized by a Non-U.S. Holder upon the exchange of shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

(i)

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “—Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

(ii)

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing date and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain; which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

(iii)

at the time of the merger, the Company is a “United States real property holding corporation” (a “USRPHC”) as defined in Section 897(c)(2) of the Code or has been a USRPHC at any time during the shorter of (x) the five-year period ending on the closing date and (y) the Non-U.S. Holder’s holding period with respect to the shares of Company common stock and such Non-U.S. Holder owned (actually or constructively) more than five percent of the total fair market value of the outstanding shares of Company common stock at any time during such applicable period. The Company believes that, as of the effective time, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR more than one year after the date of the merger, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “—Tax Consequences to U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. While Domtar and the Company intend to treat payments on the CVRs as not subject to withholding, other than with respect to imputed interest, because the tax treatment of the CVRs and payments thereunder is uncertain, there can be no guarantee that an applicable withholding agent will do the same. Accordingly, it is possible that an applicable withholding agent may withhold additional amounts on payments to a Non-U.S. Holder with respect to the CVRs, unless such Non-U.S. Holder establishes an exemption from or a reduced rate of withholding as described in the immediately preceding sentence. Non-U.S. Holders are urged to consult their own tax advisors regarding such withholding and any available exemptions from or reductions with respect thereto.

Information Reporting, Backup Withholding and FATCA

Information reporting generally will apply to payments to a stockholder pursuant to the merger, unless such stockholder is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to a CVR may be subject to information reporting and backup withholding. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption. Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

As discussed above, Domtar and the Company intend to send to each U.S. Holder an IRS Form 1099-B treating the merger as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the merger as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under “open transaction” treatment.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Domtar or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest if a Non-U.S. Holder fails to meet prescribed certification requirements. As discussed above, the tax treatment of the CVRs and payments thereunder is uncertain, and it is possible that an applicable withholding agent may be required to withhold additional amounts under FATCA on payments with respect to the CVRs. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs and payments thereunder.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATIES.

Material Canadian Federal Income Tax Consequences of the Merger

The following is a discussion of the material Canadian federal income tax considerations of the merger to holders of Company common stock whose shares of Company common stock are converted into the right to receive cash and CVRs in the merger. This summary is based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations promulgated thereunder, as amended and in force as of the date hereof, and on the Company’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “proposed Tax Act amendments”) and assumes that all proposed Tax Act amendments will be enacted in the form proposed. However, no assurances can be given that the proposed Tax Act amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practices whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is generally applicable to stockholders who, for the purposes of the Tax Act and at all relevant times, hold Company common stock and the CVRs they receive pursuant to the merger as capital property and deal at arm’s length with, and are not affiliated with, the Company and the Parent Parties. The Company common stock and the CVRs will generally be considered to be capital property to a holder thereof provided the holder does not hold their Company common stock or CVRs in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a stockholder: (i) that is a “financial institution” (as defined in the Tax Act), (ii) that is a “specified financial institution” (as defined in the Tax Act), (iii) an interest in which is, or whose Company common stock or CVRs are, a “tax shelter investment” (as defined in the Tax Act), (iv) that has made an election pursuant to the functional currency reporting election rules in the Tax Act, (v) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada, (vi) in relation to which the Company or any of the Company’s affiliates is a “foreign affiliate” (as defined in the Tax Act) to such stockholder or to any persons that do not deal at “arm’s length” (for the purposes of the Tax Act) with such stockholder or (vii) that has entered into a “synthetic disposition agreement” (as defined in the Tax Act) or a “derivative forward agreement” (as defined in the Tax Act) with respect to the Company common stock or CVRs. Each such stockholder should consult its own tax advisor having regard to its own particular circumstances. Further, this summary is not applicable to persons holding Company stock options, Company RSUs, Company PSUs, 2022 Awards and Company DSUs. Each such person should consult its own tax advisor having regard to its own particular circumstances.

This summary is not exhaustive of all Canadian federal income tax considerations. It is of a general nature only and is neither intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular stockholder. Accordingly, each stockholder should consult its own legal and tax advisors as to the applicability and effect of the rules discussed below and the particular tax effects of the merger to it and with respect to its particular circumstances.

The Canadian federal income tax consequences to a stockholder of the receipt, holding and disposition of CVRs and the reporting of amounts in respect thereof for Canadian federal income tax purposes are not entirely free from doubt. Further, although the Company intends to make a determination of the fair market value of the CVRs at the time of the merger in connection with certain required filings, such determination is not binding on the Canada Revenue Agency with respect to a stockholder’s tax consequences. There may be many methods to determine the fair market value of a CVR and it is possible that the trading value of the Company’s common stock would be considered along with other factors in making that determination. Each stockholder is urged to consult its own advisor regarding the fair market value of the CVRs and such tax consequences.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Company common stock and CVRs must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the date such amounts arise, or such other rate of exchange as is acceptable to the Canada Revenue Agency.

Stockholders Resident in Canada

This portion of the summary is applicable only to a stockholder who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Stockholder”).

Disposition of Shares

A Resident Stockholder who disposes of Company common stock pursuant to the merger will realize a capital gain (or capital loss) to the extent that the consideration received by such stockholder, including the cash and the aggregate of the fair market value of the CVRs at the time of the merger, exceeds (or is less than) the aggregate of the Resident Stockholder’s adjusted cost base in the shares immediately before the disposition and any reasonable costs of disposition. The income tax treatment of any such capital gain or capital loss is discussed below.

The Receipt, Holding and Disposition of CVRs

The cost to the Resident Stockholder of a CVR received on the merger will be equal to the aggregate fair market value of the CVR at the time of the merger.

A Resident Stockholder who disposes of its CVRs, including pursuant to the termination of the CVRs when all of the payment obligations under the CVR have been satisfied, will realize a capital gain (or capital loss) to the extent that the proceeds of disposition received by such stockholder exceed (or are less than) the aggregate of the

Resident Stockholder’s adjusted cost base in its CVRs immediately before the disposition and any reasonable costs of disposition. Where no payment on the CVR is to be made, a Resident Stockholder will be considered to have disposed of its CVR for no proceeds and will realize a capital loss equal to the adjusted cost base of the CVRs. The income tax treatment of any such capital gain or capital loss is discussed below.

As noted above, the Canadian federal income tax consequences to a Resident Stockholder in respect of the receipt, holding and disposition of the CVRs is not entirely free from doubt. Resident Stockholders should consult their own tax advisors to determine whether the receipt of the CVRs and payments received under the CVRs should be reported in an alternative manner to that described above.

Taxation of Capital Gains and Losses

A Resident Stockholder who realizes a capital gain or a capital loss as described above will generally be required to include in its income for the taxation year of the disposition one-half of any such capital gain (“taxable capital gain”) and will only be able to deduct one-half of any such capital loss (“allowable capital loss”) against taxable capital gains realized in the year in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and applied to reduce taxable capital gains in any of the three preceding years or carried forward and applied to reduce taxable capital gains in any subsequent year, subject to and in accordance with the detailed rules contained in the Tax Act.

A Resident Stockholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” or a “substantive Canadian-controlled private corporation” (each as defined in the Tax Act) may be liable to pay additional refundable tax on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains.

The realization of a capital gain or capital loss by an individual (including most trusts) may affect the individual’s liability for alternative minimum tax under the Tax Act.

Eligibility for Investment

The CVRs will not be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered disability savings plan, a registered education savings plan or a tax-free savings account. As a result, such trusts holding the CVRs or, in certain cases, the annuitant, holder or subscriber thereof may be subject to penalty taxes as a result of the trust holding the CVRs. Other negative tax consequences may also result. Each Resident Stockholder is urged to consult its own tax advisor for advice as to any action to be taken to avoid such adverse tax consequences.

Stockholders Not Resident in Canada

This portion of the summary is only applicable to a stockholder who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is not and is not deemed to be resident in Canada, does not use or hold and is not deemed to use or hold Company common stock or CVRs in a business carried on in Canada and does not carry on an insurance business in Canada and elsewhere (a “Non-Resident Stockholder”).

Disposition of Shares and CVRs

A Non-Resident Stockholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Company common stock in the merger or the disposition of CVRs received on the merger unless such Company common stock or CVRs constitute “taxable Canadian property” of the Non-Resident Stockholder for purposes of the Tax Act at the time of the disposition. It is not anticipated that the CVRs will constitute taxable Canadian property of Non-Resident Stockholders. Generally, Company common stock will not constitute taxable Canadian property of a Non-Resident Stockholder at the time of their disposition provided that (i) at that time the shares of Company common stock were listed on a “designated stock exchange” (as defined in the Tax Act), which includes the NYSE and the TSX, and (ii) at no time during the 60-month period immediately preceding that time was it the case that both (A) the Non-Resident Stockholder, persons with whom the Non-Resident Stockholder does not deal at arm’s length, a partnership in which the Non-Resident Stockholder or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Stockholder together with all such persons or partnerships, owned 25% or more of the issued shares of any class of the Company, and (B) more than 50% of the fair market value of the Company common stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (both as defined in the Tax Act), and options in respect of, or interests in, or for civil law, rights in, any such properties, whether or not the property exists. Notwithstanding the foregoing, Company common stock may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act. The income tax treatment of any such capital gain or capital loss is discussed further above.

Even if Company common stock is taxable Canadian property of a Non-Resident Stockholder at the time of the disposition, a capital gain realized upon the disposition of such Company common stock may be exempt from tax under an applicable income tax treaty or convention. Each Non-Resident Stockholder who disposes of taxable Canadian property should consult its own tax advisors regarding any resulting Canadian reporting requirements.

Canadian withholding tax under Part XIII of the Tax Act should not apply to either the fair market value of the CVRs received by the Non-Resident Stockholders pursuant to the merger or if payments are made to the Non-Resident Stockholders under the CVRs.

Canadian Securities Law Matters

The Company is a reporting issuer in each of the provinces and territories of Canada, and accordingly is subject to the requirements of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding certain interested or related parties and their joint actors and, in certain instances, independent valuations. The protections of MI 61-101 apply to, among other transactions, “business combinations” (as defined in MI 61-101) that terminate the interests of equity securityholders without their consent (regardless of whether the equity security is replaced with another security). MI 61-101 provides that, in certain circumstances, where a “related party” of an issuer (as defined in MI 61-101) is entitled to receive a “collateral benefit” (as defined in MI 61-101), in connection with a transaction, such transaction may be considered a “business combination” for the purposes of MI 61-101 and as a result such related party will be an “interested party” (as defined in MI 61-101). A “related party” includes a director, senior officer and a shareholder holding over 10% of the issued and outstanding shares of the issuer, or affiliates of the foregoing.

A “collateral benefit” (as defined in MI 61-101) includes any benefit that a related party of the Company is entitled to receive, directly or indirectly, as a consequence of the merger, including without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancements in benefits related to services as an employee, director or consultant of the Company. MI 61-101 excludes from the meaning of collateral benefit a payment per equity security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer, of an affiliated entity of such issuer or of a successor to the business of such issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) at the time the transaction is agreed to, the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer.

Certain of the Company’s executive officers may receive “golden parachute” compensation and retention bonuses in relation to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger, ” beginning on page 65. In addition, the Company’s directors and executive officers hold certain Company equity awards, the vesting of which will be accelerated upon completion of the merger, as described in “The Agreement and Plan of Merger—Treatment of Company Equity Awards.” Given that no director or executive officer owns, or exercises control over, more than 1% of the outstanding shares of the Company, and that the other conditions described in the preceding paragraph are met, the Board has determined that any such benefits are excluded from the definition of collateral benefit for the purposes of MI 61-101.

Fairfax and the Fairfax Stockholders are the only shareholders collectively holding over 10% of the issued and outstanding shares of the Company and that would therefore be related parties of the Company. Under the merger, Fairfax and the Fairfax Stockholders are not entitled to receive any “collateral benefit” in connection with the merger, as they will be receiving consideration per share that is identical in amount and form to the entitlement of the other shareholders of the Company. In addition, the Fairfax Stockholders are holders of approximately $45,000,000 principal amount of the Company’s outstanding 4.875% Senior Notes due 2026 (the “Company notes”) issued under the Indenture, dated as of February 2, 2021, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time (the “Indenture”). Fairfax, in its capacity as investment manager and/or authorized power of attorney in respect of Company notes held by the Fairfax Stockholders, entered into a waiver dated July 5, 2022 to the Indenture whereby Fairfax agreed, among other things, to waive the right to have any of the Company notes it beneficially owns, or over which it has control or direction, purchased pursuant to a change of control offer that is required to be made by the Company or a third party pursuant to the Indenture in connection with the completion of the transactions contemplated by the merger agreement, and not to sell or transfer the Company notes for a specified period of time.

Accordingly, as no “related party” of the Company is entitled to receive, directly or indirectly, as a consequence of the merger, a collateral benefit for the purposes of MI 61-101, the merger does not constitute a business combination for the purposes of MI 61- 101.

Regulatory Approvals Required for the Merger

The respective obligations of Domtar, Merger Sub and the Company under the merger agreement to effect the merger are subject to:

•	the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act;

•

either: (i) the issuance of an ARC under section 102(1) of the Competition Act with respect to the transactions contemplated by the merger agreement and such ARC having not been modified or withdrawn before the closing; (ii) the obligation to give the requisite notice having been waived under section 113(c) of the Competition Act and, unless waived by Domtar in its sole discretion, Domtar having received a No-Action Letter from the Commissioner, and the No-Action Letter not having been modified or withdrawn before the closing; or (iii) the applicable waiting periods under section 123 of the Competition Act having expired or having been terminated and, unless waived by Domtar at its sole discretion, Domtar having received a No-Action Letter from the Commissioner; and

•	the obtaining of required approvals, consents or clearances, or the expiration, termination or waiver of the waiting periods under the competition laws of certain other jurisdictions.

The respective obligations of Domtar and Merger Sub under the merger agreement to effect the merger are also subject to there not having occurred and be continuing a Specified Detrimental Action.

Each of the Company and Parent Parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective affiliates to use) its reasonable best efforts to:

•

prepare and file, in consultation with the other parties, as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party; and

•

cooperate in meeting any information, consultation and notification requirements with employees, employee representatives or other third parties, in each case, that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

In furtherance thereof, the Parent Parties shall (and shall cause their respective affiliates to) take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing to occur as soon as reasonably possible and in any event on or before the end date, including (among other things):

•

defending through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any governmental authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit the transactions contemplated by the merger agreement;

•

not taking any action after the date of the merger agreement, including the acquisition of any assets that would reasonably be expected to materially impede, materially interfere with or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, including the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental authority necessary to be obtained prior to closing; and

•

avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including (among other things) to proffer and agree to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, lease, license, disposal and holding separate of, assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their subsidiaries (including, after the closing, the Company and its subsidiaries), except that the Parent Parties are not obligated to agree to any divestiture or other remedy, or to close the transactions contemplated by the merger agreement into a hold separate arrangement, that: (i) is not conditioned on the consummation of the transactions contemplated by the merger agreement, or (ii) is or would reasonably be expected to result in a burdensome condition.

At any time before or after the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Canadian Competition Bureau, other competition authorities outside the United States and Canada or United States state attorneys general could take action under applicable competition laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Domtar’s (including their respective affiliates) assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the competition laws under certain circumstances.

The Parent Parties have also agreed to (i) use reasonable best efforts to obtain any consents the failure of which to obtain would result in a Specified Detrimental Action, and otherwise to avoid a Specified Detrimental Action, provided that they will not be required to take such actions that would have an adverse effect that would be adverse and material to the Company and (ii) not take any action, or take any position publicly or with any of the applicable authorities of certain rights of the Company and its subsidiaries with respect to the Parent Parties’ future plans for the business of the Company, that is inconsistent with certain confidential disclosures that were made by Domtar in connection with the merger agreement.

While we believe that the Company and Domtar will receive the requisite approvals and clearances for the merger, the Company and Domtar may not obtain the regulatory approvals necessary to consummate the merger. Subject to the terms and conditions of the merger agreement, each of the parties has agreed, and cause their respective affiliates, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable, in each case without the imposition of a burdensome condition.

Other than the regulatory approvals described above, neither the Company nor Domtar is aware of any governmental or regulatory filings, approvals or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing, prior to the closing of the merger. If the parties discover that other filings, consents, approvals or waiting periods are necessary, then the parties will seek to make such other filings and obtain such other approvals.

We currently expect to obtain all competition approvals and other regulatory approvals that are required for the completion of the merger by the first half of 2023. However, there can be no assurance that any waiting period will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all.

Litigation Relating to the Merger

On August 31, 2022, in connection with the merger agreement, a complaint was filed in the United States District Court for the Southern District of New York, captioned Carter v. Resolute Forest Prods., No. 22-07466 (S.D.N.Y.). The complaint alleges, among other things, that the preliminary proxy statement filed by the Company in connection with the merger omitted certain material information in connection with the merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, that the Company issue corrective disclosures to cure such misleading and incomplete statements.

The Company cannot predict the outcome of this action. However, the Company believes the claims asserted in the complaint are without merit. The Company and the individual defendants intend to vigorously defend against this complaint and any subsequently filed additional actions.

Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, the Parent Parties or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with: (i) the SEC, which are available without charge through the SEC’s website at www.sec.gov, and (ii) the Canadian securities administrators, which are available without charge at the website for the system of electronic document analysis and retrieval at www.sedar.com. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 135.

The representations, warranties and covenants made in the merger agreement by and among the Company, the Parent Parties and Merger Sub are qualified and subject to important limitations agreed to by the Company, the Parent Parties and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and the Canadian securities administrators and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this proxy statement and other documents filed with the SEC and the Canadian securities administrator. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, the Parent Parties and Merger Sub on July 5, 2022 (the “date of the merger agreement”).

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a direct wholly owned subsidiary of Domtar and a party to the merger agreement, will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation in the merger and will continue its corporate existence as a wholly owned subsidiary of Domtar.

The certificate of incorporation of the Surviving Corporation will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger in the form of Exhibit B to the merger agreement, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions of the bylaws or applicable law.

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the effective time of the merger will be become the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing; Effective Time of the Merger

The closing of the merger will occur no later than the third business day following the date on which each of the conditions to the merger is satisfied or, to the extent permitted by applicable law, waived (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), provided that if the marketing period relating to Domtar’s debt financing has not begun or ended at such time, then the closing of the merger will occur on the earlier of (a) any date during the marketing period that may be specified by Domtar on no fewer than three business days’ notice to the Company and (b) the third business day following the final day of the marketing period subject, in each case, to the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time as mutually agreed by Domtar and the Company. See the section entitled “—Conditions to the Merger,” beginning on page 117, for further discussion of the conditions to the closing of the merger. See the section entitled “—Marketing Period,” beginning on page 93, for further discussion of the marketing period.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Domtar and the Company agree and specify in the certificate of merger.

Domtar and the Company currently expect to complete the merger by the end of the first half of 2023, subject to receipt of the Company stockholder approval, regulatory approvals and the satisfaction or waiver of the other conditions to the closing of the merger.

Marketing Period

Under the merger agreement, the Company has agreed to provide Domtar and Merger Sub with a period of 15 consecutive business days (the “marketing period”) to market its debt financing for the merger before being obligated to close the merger. As defined in the merger agreement, the marketing period is the first period of 15 consecutive business days (subject to certain customary blackout dates) throughout and at the end of which (a) Domtar has received certain specified information about the Company as more fully described in the merger agreement (the “financing information”), (b) there is no legal impediment to the merger and all conditions precedent to Domtar’s and Merger Sub’s obligations to consummate the merger have been satisfied or waived and (c) provided that (i) (x) unless otherwise agreed to in writing by the parties, until the 180th day following the date of the merger agreement, the marketing period will not start unless the Company’s stockholder approval and the regulatory clearances have been obtained, (y) if the marketing period has not ended prior to (A) August 19, 2022, then it will not commence until September 6, 2022 and (B) December 22, 2022, then it will not commence until January 3, 2023 and (z) September 5, 2022, November 24, 2022 and November 25, 2022 will not be considered business days for the purpose of the marketing period and (ii) the marketing period will end on any earlier date that is the date on which the debt financing is consummated; provided, further, that if the Company in good faith reasonably believes it has provided the financing information and that the marketing period has begun, it may deliver to Domtar a written notice to that effect, in which case the marketing period will be deemed to have begun on the date of such notice unless Domtar, in good faith, reasonably believes the marketing period has not begun and within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Domtar believes the marketing period has not begun).

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Company common stock (other than (i) shares owned by the Company or its subsidiaries, Domtar or Merger Sub and (ii) shares held by stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be canceled and automatically converted into the right to receive (A) the Upfront Per Share Merger Consideration and (B) one CVR, and in each case subject to any applicable withholding taxes.

To the extent any Applicable Refund Payments are received by an Applicable Recipient prior to the effective time, the Upfront Per Share Merger Consideration will be increased as described in the merger agreement. If there is an increase in the Upfront Per Share Merger Consideration at or immediately prior to the effective time, the Company will deposit, or cause to be deposited, with the applicable paying or payroll agent, as the case may be, cash in an aggregate amount equal to the aggregate Net Applicable Refund Payments applied to increase the Upfront Per Share Merger Consideration, and such amounts shall be distributed as part of the Upfront Per Share Merger Consideration in accordance with the provisions of the merger agreement.

Exchange of Certificates

At or immediately prior to the effective time of the merger, Domtar will deposit or cause to be deposited with a nationally recognized bank or trust company designated by Domtar and reasonably acceptable to the Company (the “paying agent”) sufficient funds for the payment of the aggregate Upfront Per Share Merger Consideration payable to the holders of Company common stock.

If you hold your shares of Company common stock in certificated form, as soon as reasonably practicable after the effective time of the merger and in any event not later than the fifth business day following the closing date, Domtar will instruct the paying agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Company common stock certificates in exchange for the merger consideration to which you are entitled. Upon surrender of Company common stock certificates (or affidavits of loss in lieu of the certificates, as described in the section “—Lost, Stolen or Destroyed Certificates,” beginning on page 95), together with the duly completed and validly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, to the paying agent for cancellation in accordance with the instructions provided to you by the paying agent, you will be entitled to receive from the paying agent an amount of cash equal to the Upfront Per Share Merger Consideration multiplied by the number of shares of Company common stock previously represented by the Company common stock certificates so surrendered by you (or affidavits of loss in lieu of the certificates), and the Company common stock represented by the Company common stock certificates so surrendered by you (or affidavits of loss in lieu of the certificates) will be canceled (subject to your rights in respect of the CVRs). Until surrendered as contemplated by this paragraph, each Company common stock certificate will be deemed after the effective time of the merger to represent only the right to receive merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any Company common stock certificate. If you hold your shares of Company common stock in book-entry or uncertificated form, you will not be required to deliver an executed letter of transmittal, it being understood that the holders of book-entry shares of Company common stock will be deemed to have surrendered such shares of Company common stock upon receipt by the paying agent of an “agent’s message” or such other evidence, if any, as the paying agent may reasonably request. No interest will be paid or accrue on any cash payable upon surrender of any book-entry shares of Company common stock.

If you hold your shares of Company common stock in certificated form, you should not forward your stock certificates to the paying agent without a duly completed and validly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card or voting instruction form.

Each of the paying agent, the payroll agents, the CVR Agent, Domtar, the Company and the Surviving Corporation and each of their affiliates will be entitled to deduct and withhold from the merger consideration any amount required to be so deducted or withheld under applicable law.

Lost, Stolen or Destroyed Certificates

If any of your Company common stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit of that fact and, if required by Domtar or the paying agent, post a bond in reasonable and customary amount as indemnity against any claim that may be made against Domtar, the paying agent or the Surviving Corporation with respect to such Company common stock certificates. Upon the provision of such affidavit and the posting of such bond, the paying agent will pay you the applicable merger consideration that would have been payable in exchange for your lost, stolen or destroyed Company common stock certificates.

Treatment of Company Equity Awards

Company Stock Options

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company stock options shall automatically be canceled; and

•

each such Company stock option shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company stock option multiplied by (B) the excess, if any, of the Upfront Per Share Merger Consideration over the exercise price per share of such Company stock option and (ii) one CVR for each share of Company common stock subject to such Company stock options.

In the event that the exercise price of any Company stock option is equal to or greater than the merger consideration, such Company stock option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

Restricted Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company RSUs, other than the 2022 RSUs, shall automatically be canceled; and

•

each such Company RSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company RSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company RSU.

Performance Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all then-outstanding Company PSUs, other than the 2022 PSUs, will become fully vested and each such Company PSU shall be canceled; and

•

each such Company PSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, in accordance with the terms of the merger agreement, equal to the product of (A) the total number of shares of Company common stock then underlying such Company PSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company PSU.

For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time: (i) for any portion of any Company PSU with respect to which the performance period has been completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the Board prior to the closing date; and (ii) for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the closing date, the number of shares of Company common stock underlying such portion shall be determined assuming achievement of the target level of performance. For purposes of determining the number of shares of Company common stock underlying each Company PSU outstanding immediately prior to the effective time with respect to any portion of any Company PSU for which the performance period has commenced but is not completed as of the closing date, the number of shares of Company common stock underlying such portion shall be determined based on the following: (A) with respect to the portion of Company PSUs that vest pursuant to either the total shareholder return metric or the return on capital metric, the greater of the target level of performance and actual level of performance achieved as of the closing date (taking into account the merger consideration) as determined by the Board; and (B) with respect to the portion of Company PSUs that vest pursuant to any other metric, the target level of performance.

2022 Awards

The merger agreement provides that, effective as of immediately prior to the effective time:

•	the 2022 Awards, if any, shall automatically be canceled; and

•

each such 2022 Award will be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such 2022 Award multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such 2022 Award; provided, that the amounts payable in respect of the 2022 Award shall not accelerate and shall remain subject to the original vesting provided for in the award agreement governing the 2022 Award and shall remain payable following the applicable original vesting date, subject to accelerated vesting upon certain qualifying terminations as further provided in the applicable award agreement.

The number of shares of Company common stock underlying each 2022 PSU outstanding immediately prior to the effective time shall be determined as provided above under “Performance Stock Units”.

Deferred Stock Units

The merger agreement provides that, effective as of immediately prior to the effective time:

•	all Company DSUs outstanding immediately prior to the effective time shall automatically be canceled; and

•

each such Company DSU shall be converted into the right to receive from the Surviving Corporation, subject to applicable withholding taxes, (i) an amount of cash, without interest, equal to the product of (A) the total number of shares of Company common stock then underlying such Company DSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one CVR for each share of Company common stock subject to such Company DSU.

CVR

Each CVR is a direct obligation of Domtar and entitles the holder thereof to receive the Net Applicable Refund Payment. Domtar’s obligations under the CVRs will constitute unsecured and unsubordinated obligations of Domtar ranking pari passu with all other unsecured and unsubordinated obligations of Domtar.

The CVRs will not represent any equity or ownership interest in the Surviving Corporation, Merger Sub, the Parent Parties or any affiliate thereof (or any other person) and will not be represented by any certificates or other instruments. The CVRs will not have any voting or dividend rights, and no interest will accrue on any amounts payable on the CVRs to any holder thereof.

The CVRs may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the CVR is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation or other entity which is the holder thereof.

From and after the effective time, Domtar will, and will cause the Company, its subsidiaries and any Applicable Recipient to:

•

use reasonable best efforts to apply a level of efforts to obtain the payment of Applicable Refund Payments that are at least consistent with those applied by the Company prior to the closing, and will apply no less than the same degree of efforts used by Domtar (or such other Applicable Recipient) to seek other payments in respect of Deposits on Estimated Duties to which such person may be entitled;

•

use reasonable best efforts to provide the CVR Representative and its counsel and accountants with reasonable access to the books and records, and the employees, management and advisors, in each case, of the Surviving Corporation, Domtar and the Applicable Recipient, as applicable, and their respective affiliates, in each case to the extent relevant to the Applicable Refund Payments, including with respect to substantive meetings with and substantive submissions to and substantive reports or correspondence from or with the United States Department of Commerce, any other applicable governmental authority or any other applicable negotiating body; provided that the Surviving Corporation, Domtar or their affiliates may redact or otherwise withhold such information or submission to the extent such information or submission contains competitively sensitive information or such disclosure could otherwise prejudice any attorney-client privilege that may be applied to such information or submission; and

•

keep the CVR Representative reasonably informed on a reasonably current basis of the status of the foregoing, including by promptly informing the CVR Representative of all substantive proceedings, material correspondence and substantive meetings and discussions with the United States Department of Commerce, any other applicable governmental authority or any other applicable negotiating body, in each case relating to Applicable Refund Payments.

From and after the effective time, neither Domtar nor any of its subsidiaries (including the Company and its subsidiaries), nor any other Applicable Recipient, will, without the prior written consent of the CVR Representative (not to be unreasonably withheld, conditioned or delayed), (x) transfer, assign or otherwise dispose of any Applicable Refund Payments or rights with respect to Applicable Refund Payments (other than to grant a security interest pursuant to the debt commitment letters or other certain other Domtar financing arrangements, which will not restrict any payments owed to holders of CVRs pursuant to the merger agreement) or (y) waive (directly or indirectly), settle or compromise rights to receive Applicable Refund Payments. In the event Domtar is no longer the parent entity of the historic businesses of Domtar and the Company following a restructuring of Domtar or its affiliates, the applicable parent entity holding such businesses following such restructuring shall fully guarantee or otherwise adequately provide for the assumption of all of Domtar’s obligations with respect to the CVRs.

From and after the effective time, at least once each calendar quarter in which Applicable Refund Payments have been received (or such other period that Domtar and the CVR Representative approve in writing, each acting in good faith to achieve efficient delivery to holders of CVRs), Domtar will deliver a written notice (a “CVR payment notice”) to the CVR Representative, setting forth in reasonable detail and with reasonable supporting documentation of Domtar’s good faith determination, as of such date, of the total payments received in respect of Deposits on Estimated Duties (including interest paid), the total Applicable Refund Payments received, the total Net Applicable Refund Payments payable and Domtar’s calculations of such amounts, and will deposit the good-faith-determined amount of such Net Applicable Refund Payments as of such date with the CVR Agent or the payroll agent, as the case may be, for distribution to holders of CVRs.

If the CVR Representative objects to any portion of the CVR payment notice, the CVR Representative will, within 10 business days of receipt of the CVR payment notice, deliver written notice to Domtar setting forth in reasonable detail the CVR Representative’s objections (a “notice of objection”). If the CVR Representative does not deliver a notice of objection by the end of such 10 business day period, then the calculations in the CVR payment notice will be considered final, binding and conclusive. If the CVR Representative delivers a notice of objection within such 10 business day period, then Domtar and the CVR Representative will engage a public accounting firm to resolve such objections within 10 business days following its engagement, which resolution will be final, binding and conclusive. 50% of the fees and costs of the accounting firm will be deemed expenses for purposes of determining Net Applicable Refund Payments, and the remaining 50% will be paid by Domtar.

Domtar will promptly, and in any event no later than 10 business days following such final determination of the Net Applicable Refund Payments as described above, deposit (or cause to be deposited) by wire transfer of immediately available funds the applicable amount of Net Applicable Refund Payments with the CVR Agent or payroll agent, as the case may be, for distribution to holders of CVRs, net of applicable withholding taxes, if any. Each CVR will entitle the holder to a payment equal to the quotient of:

•	the amount of the Net Applicable Refund Payments (less applicable withholdings for the expense fund, as defined below) divided by

•

the number of CVRs then outstanding (which will be deemed to include, as of such payment date, (i) such number of CVRs that former holders of Company common stock who have not properly surrendered their certificate or book-entry shares for exchange and cancellation to the paying agent would be entitled to receive upon such surrender and (ii) such number of CVRs that would have been issued to holders of appraisal shares in the event that such holders’ shares of Company common stock had been converted into the right to receive the Upfront Per Share Merger Consideration pursuant to the merger agreement, and the CVR Agent shall disburse to Domtar such amount which would otherwise have been paid in respect of the CVRs associated with such appraisal shares whenever any amounts are disbursed to the holders of CVRs).

Each of the paying agent, the payroll agents, the CVR Agent, Domtar, the Company and the Surviving Corporation and each of their affiliates will be entitled to deduct and withhold from any amounts payable in respect of a CVR such amounts as are required to be so deducted and withheld under applicable law. The consent of the CVR holder is not required for any such withholding.

CVR Representative

Prior to the closing, the Company will select a CVR Representative that is reasonably acceptable to Domtar, with authority to monitor compliance with, and enforce, on behalf of the holders of CVRs, the obligations of Domtar, its subsidiaries and any Applicable Recipient in respect of Applicable Refund Payments and the CVRs.

None of the CVR Representative or any member, officer, director, employee, manager, partner, equityholder, attorney or agent of the CVR Representative or its affiliates (each a “CVR covered person”) shall owe a fiduciary duty to the holders of CVRs or have any liability for any actions taken or not taken in connection with the CVRs, the merger agreement, or the transactions contemplated in the merger agreement, including the merger, except to the extent of its willful misconduct or fraud. Domtar will indemnify and hold harmless the CVR Representative and each other CVR covered person against any and all losses, claims, damages or liabilities incurred by any such person (in such capacity) in connection with or as a result of the services of the CVR Representative, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or fraud of such CVR covered person.

The reasonable and documented out-of-pocket costs and expenses of the CVR Representative, including reasonable documented fees for counsel and accountants and reasonable compensation for service of the CVR Representative (whether comprised of individuals or a legal entity) will be paid by Domtar and be included as costs and expenses for purposes of determining Net Applicable Refund Payments.

At the closing, the Company will wire to the CVR Representative $500,000 (the “expense fund”), which the CVR Representative will hold as agent for the benefit of the holders of CVRs in a segregated account. The expense fund will be used for the purposes of reimbursing the CVR Representative for expenses arising out of its role as CVR Representative to the extent not reimbursed by Domtar or the Company. The CVR Representative will be entitled to require Domtar and/or the CVR Agent to pay into the expense fund, out of funds otherwise distributable to CVR holders as Net Applicable Refund Payment, such amounts as the CVR Representative in good faith determines necessary to fund expenses incurred or expected to be incurred by the CVR Representative in the conduct of its role as CVR Representative, by written notice to Domtar, the Company or the CVR Agent, as applicable, setting forth the amounts to be so paid, and such amounts will be so paid within five business days following such written notice.

Following the effective time, the holders of not less than 35% of the outstanding CVRs as set forth in the CVR register (as defined below) may together effect changes with respect to the CVR Representative, including by changing the members thereof, increasing or decreasing the number of members thereof, appointing a legal entity (rather than individual(s)) to serve as CVR Representative or replacing a legal entity as CVR Representative, provided that any replacement CVR Representative is reasonably acceptable to Domtar.

The CVR Representative will have full authority on behalf of the holders of CVRs to enforce the CVR provisions described in this section, and to settle, negotiate or compromise any claims under such provisions. Any decision, action or instruction of the CVR Representative with respect to the CVR matters described in this section shall be final, binding and conclusive on all holders of CVRs.

CVR Agent

Prior to the effective time, Domtar will designate a CVR Agent that is reasonably acceptable to the Company, to act as contingent value rights agent for the holders of CVRs in connection with the merger and to hold the Net Applicable Refund Payments in accordance with the merger agreement.

The CVR Agent will keep a register (the “CVR register”) for the purpose of registering CVRs and transfers of CVRs. CVRs will always remain in uncertificated form and be evidenced by a position on the CVR register.

Subject to the transfer restrictions described above, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the CVR Agent, duly executed by the holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to such transfer. Upon receipt of such written notice, the CVR Agent will register the transfer of the CVRs in the CVR register. The CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer.

The holder of a CVR may at any time at its option abandon all of its remaining rights in a CVR by written notice to the CVR Agent.

Appraisal Rights

Shares of Company common stock that are outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but rather the holders of such shares (“appraisal shares”) will be entitled to payment of the fair value of such appraisal shares. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such holder’s right to be paid the fair value of such holder’s appraisal shares will cease and such holder’s appraisal shares will be deemed to have been converted, at the effective time of the merger, into the right to receive, and to have become exchangeable solely for, the merger consideration.

The Company will give Domtar prompt notice of any demand for appraisal of shares of Company common stock, withdrawals of such demands and any other documents or instruments, in each case, that are received by the Company related to Section 262 of DGCL or stockholder demands or claims thereunder. Prior to the effective time of the merger, the Company will not, without Domtar’s prior written consent, make any payment with respect to, or settle or offer to settle, any appraisal demands. Domtar will have the right to participate in and direct all negotiations and proceedings with respect to appraisal demands.

Adjustments

If, between the date of the merger agreement and the earlier of the effective time of the merger or the valid termination of the merger agreement, the outstanding shares of Company common stock (or securities convertible or exchangeable into or exercisable for shares of Company common stock) are changed into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon, then the merger consideration will be equitably adjusted to provide Domtar and the holders of Company common stock and Company stock options the same economic effect as contemplated by the merger agreement prior to such event.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by each party to the other in connection with the merger agreement. Each of Domtar, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and power;

•

power and authority with respect to the execution, delivery and performance of the merger agreement, the due authority, execution and delivery and enforceability of the merger agreement, and requisite stockholder approval;

•	board recommendation and approval;

•	consents, notices and approvals of governmental entities and other third parties relating to the execution, delivery and performance of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	this proxy statement and the accuracy of information supplied for the purpose of being included herein;

•	absence of certain legal proceedings; and

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

The Company has made additional representations and warranties regarding, among other things:

•	capitalization of the Company;

•	ownership of the Company’s subsidiaries;

•	SEC filings, internal controls and related party transactions;

•	financial statements and undisclosed liabilities;

•	absence of any effect, change, condition, fact, development, occurrence or event that constitutes a material adverse effect since March 31, 2022;

•	conduct of the Company’s business since March 31, 2022;

•	compliance with applicable laws and permits;

•	real property matters, harvesting rights, water rights and holding companies of sustainable forest licenses;

•	intellectual property, data privacy and security, and information technology matters;

•	tax matters, including actions taken under the CARES Act or similar coronavirus response laws or executive orders;

•	employee benefits matters and ERISA compliance;

•	employee and labor matters;

•	environmental matters;

•	material contracts and material relationships with customers or suppliers;

•	opinion of the Company’s financial advisors; and

•	absence of any anti-takeover statutes applying to the merger;

•	financial dealings with sanctioned entities;

•	aboriginal matters; and

•	insurance matters.

Domtar and Merger Sub have made additional representations and warranties regarding, among other things:

•	Merger Sub’s operations;

•

the financing of the merger consideration, including the enforceability of the executed equity commitment and debt commitment letters providing for a commitment to provide equity financing and debt financing, respectively, to Domtar and certain of Domtar’s subsidiaries, and the sufficiency of the proceeds to be disbursed under the commitment letters, together with other sources of financing available to Domtar and certain of Domtar’s subsidiaries, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letters;

•	the Company’s solvency following the effective time of the merger; and

•	ownership of Company common stock.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” qualification or a “Company material adverse effect” qualification (as discussed below), are qualified by confidential disclosures made to the other party in connection with the merger agreement and, in the case of the Company, by certain disclosures in certain of the Company’s public filings with the SEC up to the fifth business day before the date of the merger agreement.

For purposes of the merger agreement, a “Company material adverse effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of:

•

general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates;

•

changes in the industries (including changes in prices for raw materials and finished products, changes in shipping, logistics and supply chain conditions) markets or geographical areas in which the Company or any of its subsidiaries operate, and actions taken in response to or as a result of COVID-19 in compliance with guidelines, recommendations, laws and directives promulgated by any governmental authority (“COVID-19 measures”);

•	any outbreak or escalation of hostilities, acts of war, terrorism or sabotage, or other changes in geopolitical conditions;

•	any epidemics, pandemics or disease outbreaks (including COVID-19 pandemic), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events;

•	changes in GAAP or the interpretation thereof or changes in applicable law, including any COVID-19 measures;

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, including the taking of any action or refraining from taking any action at Domtar’s or Merger Sub’s prior written request;

•

the public announcement or pendency of the merger agreement or the merger (including any resulting loss or departure of officers or other employees of the Company or any of its subsidiaries or the termination or reduction (or potential reduction) in the Company’s or its subsidiaries’ relationships with their customers, suppliers, distributors or other business partners);

•	any downgrade in credit ratings of the Company’s debt or debt securities;

•	any failure to meet internal or published projections in respect of the Company’s revenue, earnings, internal budgets or other financial performance indicators;

•	any changes in the market price or trading volume of the Company’s securities; and

•

any actions or claims brought or threatened by any stockholders of the Company or Domtar (whether on behalf of the Company, Domtar or otherwise) alleging a breach of any fiduciary duty of any director of the Company relating to the merger agreement or violations of securities laws solely in connection with the merger.

However, with respect to the matters described in the first through fifth bullets above (excluding any effect arising from, resulting from or related to COVID-19 or any COVID-19 measures), such effect, change, condition, fact, development, occurrence or event may be taken into account to the extent that they have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its subsidiaries operate. In addition, with respect to the effects described in the eighth, ninth and tenth bullets, the underlying cause of any such effect may be taken into account, to the extent they do not fall within the matters described in the first through seventh bullets above.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the effective time of the merger and the valid termination of the merger agreement. In general, except as expressly permitted or expressly contemplated by the merger agreement, as may have been previously disclosed in writing by the Company, as consented to in writing by Domtar (such consent not to be unreasonably withheld, conditioned or delayed) or for actions taken reasonably and in good faith to respond to COVID-19 measures, or as required by applicable law, the Company will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to preserve substantially intact its current business organization and maintain existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, employees and other material business relations and keep available the services of the Company’s and its subsidiaries’ present key employees.

In addition, subject to certain exceptions, the Company has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without Domtar’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend or change its certificate or articles of incorporation, bylaws or other similar organizational documents;

•

split, combine, recapitalize, subdivide or reclassify any Company securities or any securities of a Company subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any such securities, subject to certain exceptions;

•

issue, deliver, sell, assign, pledge, grant, transfer, dispose of, or encumber (other than certain permitted liens), or authorize the issuance, delivery, sale, assignment, pledge, grant, transfer, disposition or encumbrance of, any Company securities or any securities of a Company subsidiary, other than (i) in connection with regular quarterly grants of Company DSUs to directors made in the ordinary course of business (in accordance with the specific terms and conditions set forth in the merger agreement), (ii) the issuance of Company common stock upon the exercise or settlement of Company stock options, Company RSUs, Company PSUs or Company DSUs outstanding on the date of the merger agreement and in accordance with their terms and (iii) the issuance of securities by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, or amend any term of any Company securities or any securities of a Company subsidiary;

•

make or commit to any annual capital expenditures in any future fiscal year, except (i) in the ordinary course of business, (ii) pursuant to the Company’s 2022 capital expenditures budget, (iii) with respect to future annual capital expenditures budgets after fiscal year 2022, capital expenditures that do not exceed the aggregate amounts budgeted in the Company’s 2023 capital expenditures budget, (iv) for any actions taken reasonably and in good faith to respond to COVID-19 measures not to exceed $10 million in the aggregate, or (v) any unbudgeted capital expenditures not to exceed $10 million individually or $30 million in the aggregate per annum;

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest or otherwise invest in any person, or any division or assets thereof, with a value or purchase price (including “earn-out” consideration or obligation to pay future consideration) in excess of $5 million (individually) or $10 million (in the aggregate), other than (i) acquisitions pursuant to contracts in effect as of the date of the merger agreement that were publicly announced or otherwise made available to Domtar prior to the date of the merger agreement and (ii) purchases of goods, raw materials and equipment in the ordinary course of business;

•

sell, assign, license, lease (as lessor) or otherwise transfer, abandon, allow to let lapse or expire or otherwise dispose of, fail to maintain, pledge or create any lien on assets, properties or rights of the Company or its subsidiaries, other than certain permitted liens, or in the ordinary course of business consistent with past practice, (i) sale of inventory or of obsolete or outdated personal property or equipment, (ii) intellectual property portfolio management and maintenance or (iii) non-exclusive third party licenses;

•

incur, prepay, refinance or amend the terms of any indebtedness for borrowed money or guarantees thereof or issue any debt securities, warrants or other rights to acquire any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, other than (i) intercompany indebtedness, (ii) under certain of the Company’s credit facilities for (x) working capital purposes in the ordinary course business and (y) other purposes in an amount not to exceed $10 million or (iii) letters of credit and bonds in the ordinary course of business;

•

amend or modify in any material respect or terminate (excluding terminations upon expiration of the terms of a material contract or for cause), or waive, release or assign material rights claims or benefits under, any material contract or enter into any new contract that, if entered into prior to the date of the merger agreement, would constitute a material contract, in each case other than in the ordinary course of business consistent with past practice or as would not be reasonably expected to impair the ability of the Company and its subsidiaries to conduct its business as currently conducted;

•

other than as required by the terms of any Company plan or contract in effect on the date of the merger agreement or adopted or amended thereafter, any collective bargaining agreement (“CBA”) or applicable law, (i) adopt, enter into, establish, terminate, or materially amend or modify any Company plan (or plan or arrangement that would be a Company plan if in effect on the date of the merger agreement), except for routine amendments or renewals of Company plans that would not result in a material increase in benefits or costs to the Company and its subsidiaries, or any CBA, (ii) accelerate or increase payments or benefits payable under any Company plan, (iii) grant any additional equity-based compensation awards pursuant to the Company’s equity plans or otherwise or allow employees to receive cash incentive compensation in the form of equity-based compensation awards (except as otherwise provided in the merger agreement), (iv) grant any loan to, or increase compensation, bonus, severance or other benefits payable to any employee, officer, director, consultant or other similar agent of the Company or its subsidiaries, other than promotion or annual merit salary increases (and increases in bonus or other compensation to the extent related to base salary and tied to such promotion or annual merit salary increases), in the ordinary course of business that do not, in the aggregate, exceed the aggregate amounts budgeted for such items for fiscal year 2022, (v) hire (other than to fill an open position) or terminate (other than a termination “for cause”) any employee who has a position that is at or above the vice president/general manager level, (vi) grant any severance, change of control, retention, termination or similar compensation or benefits payable to any employee, officer, director or consultant of the Company or its subsidiaries, (vii) materially increase the funding or contribution rate with respect to any Company plan or (viii) enter into any employment or other similar agreement (or amend any existing agreement) with respect to any employee at or above the vice president/general manager level;

•	change any financial accounting methods, principles, policies, practices or procedures, except as required by GAAP, SEC rule or other applicable law;

•

make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns, file any claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, except, in each of the foregoing cases, to the extent taken in the ordinary course of business, or request any ruling or written determination from a taxing authority with respect to a material amount of taxes;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

•

settle or offer to propose to settle any legal proceedings involving or against the Company or any of its subsidiaries for any payment in excess of $5 million (excluding amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or which would reasonably be expected to (i) prevent or materially delay or impair the consummation of the merger or the other transactions contemplated by the merger agreement or (ii) involve any criminal liability or admission of material wrongdoing or material wrongful conduct by the Company or any of its subsidiaries;

•

declare, set aside, establish a record date for or pay any dividends on, or make any other distributions in respect of, any Company securities or any securities of a Company subsidiary, other than distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company;

•

make any loan, advance or capital contribution to, or investment in, any person, including guarantees of the obligations of such person, in excess of $5 million in the aggregate, other than the Company or any direct or indirect wholly owned subsidiary of the Company, other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business; or

•	agree, resolve, authorize or commit to do any of the foregoing actions.

Restrictions on Solicitation of Acquisition Proposals

On July 5, 2022, the Company was required to (and to cause each of its subsidiaries and its and their representatives to) immediately (i) cease and cause to be terminated any existing discussions or negotiations with any other person with respect to a Company acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company acquisition proposal, including by terminating access for any other person to any data room and (ii) require the return or destruction of any information furnished by or on behalf of the Company to any other person in accordance with the applicable confidentiality agreement. The Company also agreed to take all actions requested by Domtar and reasonably necessary to enforce the Company’s rights under the provisions of any applicable confidentiality agreement.

In addition, the Company has agreed, subject to the terms of the merger agreement, that it will not and will cause its subsidiaries not to and will not authorize or permit any of its representatives to, directly or indirectly:

•

solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company acquisition proposal or provide access to its properties, books and records or furnish any nonpublic information relating to the Company or any of its subsidiaries, in connection with any Company acquisition proposal (other than engaging in discussions with parties who have made a Company acquisition proposal solely for certain clarification purposes);

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend a Company acquisition proposal or submit any such proposals to a vote of the Company stockholders;

•

enter into any letter of intent, merger agreement or other similar agreement providing for a Company acquisition proposal (other than a confidentiality agreement containing provisions that in the aggregate are no less favorable to the Company than those contained in the confidentiality agreement with Domtar (an “acceptable confidentiality agreement”)) (each, an “alternative acquisition agreement”);

•	submit any Company acquisition proposal to a vote of the stockholders of the Company; or

•

take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable takeover statute (in each case to the extent such takeover statute is applicable to the Company), or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such person or transaction.

The Company shall be permitted to grant waivers of, and not enforce any standstill provision or similar provision to the extent such provision has the effect of prohibiting the counterparty from making an unsolicited Company acquisition proposal in accordance with the merger agreement.

Prior to the time that the Company receives stockholder approval of the merger proposal, if the Company receives a bona fide written Company acquisition proposal that did not result from a breach of the non-solicitation obligations and the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, such proposal is or could reasonably be expected to lead to a superior proposal, and that the failure to take the following actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, then the Company may, at the request of the person making such Company acquisition proposal:

•	furnish nonpublic information with respect to the Company and its subsidiaries to the person or group or any of their representatives making such Company acquisition proposal; and

•	engage in, enter into or otherwise participate in discussions or negotiations with such person or group and their representatives regarding such Company acquisition proposal.

In connection with any Company acquisition proposal:

•

prior to or substantially concurrently with furnishing any nonpublic information relating to the Company and its subsidiaries to such person or group or their representatives, the Company is required to enter into an acceptable confidentiality agreement;

•	prior to or substantially concurrently with furnishing any such nonpublic information to such person, the Company is required to furnish such nonpublic information to Domtar;

•

the Company may not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such person or group or their representatives in connection with any Company acquisition proposal (or inquiries, proposals or offers or other efforts or attempts that may lead to a Company acquisition proposal), in each case, without the prior written consent of Domtar; and

•

any competitively sensitive information or data provided to any such person or group or their representatives must be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data.

Notwithstanding anything to the contrary contained in the merger agreement, the Company and its subsidiaries and representatives may in any event inform another person or group that has made a Company acquisition proposal of the non-solicitation provisions of the merger agreement.

The Company will promptly (and in any event within 24 hours after receipt) notify Domtar of any Company acquisition proposal, any inquiry, proposal or offer that would reasonably be expected to lead to a Company acquisition proposal or any inquiry or request for nonpublic information relating to the Company and its subsidiaries by any person who has made or would reasonably be expected to make a Company acquisition proposal. Such notice must indicate the name of such person making such Company acquisition proposal, inquiry, proposal or offer and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request and include copies of any substantive written documents or materials delivered in connection with such Company acquisition proposal (including any written material that constitutes an offer, copies of any proposed transaction agreements providing for a Company acquisition proposal and any materials related to such person’s proposed financing sources).

The Company must (i) keep Domtar reasonably informed, on a reasonably current basis (and in any event within 24 hours after receipt), regarding any substantive changes or developments to the status and terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof) and the status of any such discussions or negotiations and (ii) provide to Domtar unredacted copies of any written documents or materials delivered to the Company in connection with such changes or developments.

The Company may, subject to compliance with certain obligations set forth in the merger agreement, including the payment of the Company termination fee to Domtar and customary notice and matching rights, terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal in accordance with the merger agreement. See the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 107.

“Company acquisition proposal” means any offer, proposal or indication of interest (whether or not in writing) from any person or group (other than Domtar or Merger Sub or any of their affiliates) relating to, or that would reasonably be expected to lead to, whether in a single transaction or series of related transactions:

•

any direct or indirect lease, exchange, license, transfer, sale or other disposition (including by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) of businesses or assets (including equity interests in subsidiaries) that constitute or account for more than 20% of the consolidated assets, revenue or net income of the Company and its subsidiaries, taken as a whole;

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company or any of its subsidiaries pursuant to which any such person or group (other than a person or group that owns such amount or more as of the date of the merger agreement) would own or control, directly or indirectly, more than 20% of the outstanding equity interests or voting power in the Company; or

•	any related combination of the foregoing.

“superior proposal” means a bona fide written Company acquisition proposal from any person (other than Domtar and its subsidiaries) (with all references to “more than 20%” in the definition of Company acquisition proposal being deemed to reference “more than 50%”) which the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by the merger agreement after taking into account the legal, financial (including the financing terms of any such Company acquisition proposal), regulatory, conditionality, timing or other aspects of such Company acquisition proposal, the person or group making such Company acquisition proposal, the transactions contemplated by the merger agreement, any changes to the terms of the merger agreement irrevocably offered in writing by Domtar in response to such Company acquisition proposal, and all other factors that the Board, in good faith, deems relevant.

Obligation of the Board with Respect to Its Recommendation

Company Recommendation

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to approve the merger and adopt the merger agreement. Except as described below, the Company has agreed that (i) this proxy statement will include the recommendation of the Board to the Company’s stockholders that they give the Company stockholder approval (the “Company recommendation”) and (ii) the Board will not:

•	withdraw, amend, change, modify, qualify or otherwise propose publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Domtar, the Company recommendation;

•	fail to include the Company recommendation in this proxy statement;

•	adopt, approve, recommend, endorse or otherwise declare advisable, or otherwise propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company acquisition proposal;

•

if any Company acquisition proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company common stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Domtar or an affiliate of Domtar), fail to recommend, within 10 business days after such commencement, against acceptance by the Company’s stockholders of such tender offer or exchange offer;

•

fail to publicly recommend against a Company acquisition proposal that has been publicly disclosed (and not publicly withdrawn) within 10 business days after the request of Domtar (provided that Domtar may not make any such request more than one time in respect of each such Company acquisition proposal or each publicly disclosed (and not publicly withdrawn) material modification thereto); or

•

fail to publicly reaffirm the Company recommendation within three business days after Domtar so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement (together with the foregoing bullets, a “Company recommendation change”).

Company Recommendation Change Permitted in Certain Circumstances

The Board may make a Company recommendation change prior to the receipt of the Company stockholder approval in response to a superior proposal or intervening event in the following circumstances, in each case subject to customary notice and matching rights in favor of Domtar:

•

if the Company receives a bona fide written Company acquisition proposal that did not result from a breach of the obligations described in the section entitled “—Restrictions on Solicitation of Acquisition Proposals,” beginning on page 105, and such proposal is not withdrawn prior to such Company recommendation change, and the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (i) such Company acquisition proposal constitutes a superior proposal and (ii) the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable laws, then the Board may make a Company recommendation change and terminate the merger agreement and concurrently pay the Company termination fee in order to enter into an alternative acquisition agreement with respect to such superior proposal, but only if:

•

the Company notifies Domtar in writing of its intention to take such action not less than four business days before taking such action, which notice will include, among other things, the identity of the person making the superior proposal, the material terms and conditions of the superior offer, and copies of any substantive written documents or materials delivered in connection with such superior proposal (including any written material that constitutes an offer, copies of any proposed transaction agreements providing for the superior proposal and any materials related to proposed financing sources);

•

for four business days following delivery of such notice, the Company negotiates in good faith with Domtar (to the extent requested by Domtar) with respect to any revised proposal from Domtar in respect of the terms of the merger, it being understood and agreed that any material amendments or other material revisions to any superior proposal that is the basis for such proposed Company recommendation change will require a new notice of Company recommendation change and the start of a new two business day period; and

•	upon the end of such four or two business day period, as applicable, the Board will have determined in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of the merger agreement proposed in writing by Domtar) (i) that the superior proposal would nevertheless continue to constitute a superior proposal and (ii) that the failure of the Board to make such a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws;

•

in response to an intervening event, if the Board determines in good faith after consultation with the Company’s outside legal counsel, that failure to take action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company recommendation change, but only if:

•

the Company notifies Domtar in writing of its intention to take such action not less than four business days before taking such action, which notice will include a reasonably detailed description of the applicable intervening event;

•

for four business days following delivery of such notice, the Company negotiates in good faith with Domtar (to the extent requested by Domtar) with respect any revised proposal from Domtar in respect of the terms of the merger; and

•

following the end of such four business day period, the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) that the intervening event continues to warrant a Company recommendation change and (ii) that the failure of the Board to make such a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws.

For the purposes of the merger agreement, “intervening event” means any positive event, change or development with respect to the Company and its subsidiaries, taken as a whole, that:

•	was not known to or reasonably foreseeable by the Board as of the date of the merger agreement;

•	becomes known to the Board prior to obtaining the Company stockholder approval and is not a result of a breach of the merger agreement by the Company or its subsidiaries; and

•

does not relate to (i) a Company acquisition proposal or any matter relating thereto or consequence thereof or (ii) changes in the market price or trading volume of the Company common stock or the fact that the Company meets or exceeds internal or published (including analyst) projections, expectations, budgets, forecasts or estimates of revenue, earnings or other financial results for any period (provided that this clause (ii) will not prevent or otherwise affect a determination that the underlying cause of any such change or fact constitutes an “intervening event”).

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and to use its reasonable best efforts to obtain the approval of the Company stockholders to approve the merger and adopt the merger agreement, and to, at the request of Domtar, keep Domtar reasonably informed on a reasonably current basis as to the proxy solicitation process for the special meeting (including interim results). By a unanimous vote, the Board (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained in the merger agreement, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that the Company and the Parent Parties must, and must cause their respective affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective, as promptly as reasonably practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•

preparing and filing, in consultation with the other parties, within 60 business days after the date of the merger agreement with respect to HSR and Competition Act filings and as promptly as reasonably practicable under other competition law, all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with any governmental authority or other third party;

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or third party; and

•	cooperating in meeting any information, consultation and notification requirements with employees, employee representatives or other third parties.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 89, for a description of the material regulatory filings required for the completion of the merger. In connection with such regulatory approvals, the Company and the Parent Parties will make all filings with the appropriate governmental authorities that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement under applicable competition laws. Subsequent to such filings, the Company and the Parent Parties will, and will cause their respective affiliates to, as promptly as reasonably practicable and advisable, respond to inquiries or requests from governmental authorities, or provide any additional information and documentary material that may be required under any applicable competition laws and/or requested by governmental authorities, in connection with filings made with such governmental authorities.

The merger agreement required the Company and the Parent Parties to file, or cause to be filed:

•	the notification and report forms required under the HSR Act no later than 60 business days after the date of the merger agreement;

•

the filing required under Section 114(1) of the Competition Act (and Domtar shall file a request for an advance ruling certificate pursuant to section 102 of the Canadian Competition Act) no later than 60 business days after the date of the merger agreement; and

•	any filings required under competition laws of other jurisdictions as promptly as reasonably practicable.

Domtar filed a request for an advance ruling certificate pursuant to the Competition Act on August 3, 2022. The parties plan to file the notification and report forms required under the HSR Act and the filing pursuant to the Competition Act by September 28, 2022, and all other required non-U.S. competition filings by September 28, 2022 or as promptly as reasonably practicable thereafter. We currently expect to receive all competition approvals for the completion of the merger by the first half of 2023; however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

In connection with the efforts described in this section, each of the Parent Parties and the Company has agreed to:

•

cooperate and consult in good faith with each other in connection with any filing or submission with or request from a governmental authority and in connection with any investigation or other inquiry of any governmental authority relating to the transactions contemplated by the merger agreement;

•

promptly inform the other party of (and if in writing, supply to the other party) any substantive communication received by such party from, or given by such party to, any governmental authority and of any material communication received or given in connection with any proceeding under applicable competition laws by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•

consult with each other prior to taking any material position with respect to any filings under any applicable laws in discussions with or filings to be submitted to any governmental authority in connection with the transactions contemplated by the merger agreement;

•

permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals described in this section;

•

coordinate with the other party in preparing and exchanging such information and promptly provide the other party (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the merger agreement or the transactions contemplated by the merger agreement under any applicable law; and

•

unless prohibited by applicable law or the applicable governmental authority, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental authority in respect of the merger without the other party, (2) give the other party reasonable prior written notice of any such meeting, conversation or other interaction, and (3) in the event either party is prohibited by applicable law or by the applicable governmental authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending party must keep the non-participating or non-attending, as the case may be, party reasonably apprised of such meeting, conversation or other interaction.

The Parent Parties have agreed to, and will cause their respective affiliates to, take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing to occur as soon as reasonably possible and in any event on or before the end date, including (i) the prompt use of its reasonable best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any governmental authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including (A) the proffer and agreement by Domtar of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, all such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their subsidiaries (including, after the closing, the Company and its subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto) and (B) the proffer and agreement by the Parent Parties of their willingness to take any other such actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding by any governmental authority in any forum or (y) issuance of any order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement by any governmental authority and (iii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any governmental authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement and the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the merger agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement. Nothing shall obligate the Parent Parties or the Company to agree to any divestiture or other remedy, or to close the transactions contemplated by the merger agreement into a hold separate arrangement, that (I) is not conditioned on the consummation of the transactions contemplated by the merger agreement or (II) is, or would reasonably be expected to result in, a burdensome condition. Additionally, the Parent Parties will not, and will cause their respective affiliates to not, take any action after the date of the merger agreement, including the acquisition of any assets (including the acquisition of any mill or other production or manufacturing facility) that would reasonably be expected to materially impede, materially interfere with or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, including the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental authority necessary to be obtained prior to the closing.

The Parent Parties have also agreed to (i) use reasonable best efforts to obtain any consents the failure of which to obtain would result in a Specified Detrimental Action, and otherwise to avoid a Specified Detrimental Action, provided that they will not be required to take such actions that would have an adverse effect that would be adverse and material to the Company and (ii) not take any action, or take any position publicly or with any of the applicable authorities of certain rights of the Company and its subsidiaries with respect to the Parent Parties’ future plans for the business of the Company, that is inconsistent with certain confidential disclosures that were made by Domtar in connection with the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, for a period of not less than seven years after the effective time of the merger, Domtar will, or will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each former and present director or officer of the Company or any of its subsidiaries to the extent permitted by applicable law and as provided in their respective certificate of incorporation, bylaws (or comparable organizational documents) or any indemnification policy or agreement to which the Company or any of its subsidiaries is legally as in effect on the date of the merger agreement bound, as in and made available by the Company to Domtar prior to the date of the merger agreement.

The merger agreement also requires Domtar to cause to be maintained in effect, for a period of not less than seven years after the effective time of the merger, the provisions regarding elimination of liability, indemnification and advancement of expenses in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each subsidiary of the Company (or in such documents of any successor thereto), in each case as in effect immediately prior to the effective time of the merger, and during such seven year period, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the effective time of the merger was then a current or former director or officer of the Company or any of its subsidiaries.

For a period of no less than seven years after the effective time of the merger, Domtar will or will cause the Surviving Corporation to continue to be maintained in effect the current directors’ and officers’ liability insurance policies of the Company (or substitute comparable policies with a carrier with the same or better credit rating as the Company’s current carrier with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger). However, Domtar and the Surviving Corporation are not required to make annual premium payments exceeding 300% of the Company’s current aggregate annual premium amount (the “premium cap”) and, if such insurance coverage cannot be obtained at all or can only be obtained at an annual premium in excess thereof, Domtar will, or will cause the Surviving Corporation to, purchase the most advantageous directors’ and officers’ insurance policy available for an amount not to exceed the premium cap. At the Company’s or Domtar’s option, prior to the effective time of the merger, the Company may purchase a seven-year prepaid “tail” policy with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger in lieu of Domtar’s and the Surviving Corporation’s obligations to obtain and maintain directors’ and officers’ insurance policies as described in this paragraph. If such “tail” prepaid policy has been obtained by the Company prior to the effective time, the Surviving Corporation will, and Domtar will cause the Surviving Corporation to, maintain such policy in full force and effect for its full term and continue to honor its obligations thereunder.

Employee Matters

The merger agreement provides that, from the closing date until December 31, 2023 (the “continuation period”), Domtar shall, or shall cause the Surviving Corporation and its subsidiaries to provide, all continuing employees with:

•	wage or base salary levels that are not less than those provided to such continuing employees by the Company or its subsidiaries immediately prior to the effective time;

•

target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such continuing employees by the Company or its subsidiaries immediately prior to the effective time (excluding, for the avoidance of doubt, (i) the value of any equity or other long-term incentive opportunities or (ii) any opportunity to elect to convert cash incentive opportunities into Company awards);

•

employee benefits that are at least as favorable (excluding, for the avoidance of doubt, the value of any equity, equity-based or other long-term incentive opportunities and any transaction, retention, or change in control compensation granted or paid (A) in connection with the execution and delivery of the merger agreement or the consummation of the transactions contemplated in connection with the merger agreement, or (B) relating to transactions following the closing) to those in effect for such continuing employee immediately prior to the closing; and

•

severance benefits that are no less favorable than the severance benefits provided under such plans, agreements, practices and policies (or such greater benefits as are required after giving effect to the acknowledgment in the merger agreement).

The merger agreement provides that, during the period beginning on the closing date and continuing for two years thereafter, Domtar and the Surviving Corporation agree to keep in effect all severance plans, agreements, practices and policies that are applicable to employees of the Company or any of its subsidiaries as of the closing date.

Nothing in the merger agreement shall be deemed to obligate Domtar to provide non-qualified deferred compensation or defined benefit compensation (other than as required by applicable law or a CBA) in the same form as provided prior to the closing date so long as the value thereof as in effect prior to the effective time is replaced during the continuation period in some other manner to the extent provided herein. Notwithstanding the foregoing, the compensation and benefits treatment and terms and conditions of employment provided to all non-union continuing employees in Canada shall be at sufficient levels to avoid constructive dismissal.

The compensation and benefits treatment and terms and conditions of employment afforded to all continuing employees who are covered by a CBA shall be provided in accordance with the applicable CBA. From and after the effective time, Domtar shall assume, or shall cause the Surviving Corporation or one of its subsidiaries to assume, the obligations of the CBAs until their respective expiration dates and treat the bargaining unit employees covered by such CBAs in accordance with the terms of the CBAs, as may be amended from time to time by the parties thereto. Each of certain specified unions shall be a third-party beneficiary of the obligations set forth in relevant section of the merger agreement only, as required under the applicable CBA.

If the effective time occurs prior to the payment of any outstanding amounts under the Company’s fiscal 2022 cash-based short-term bonus plan, Domtar shall, or shall cause its affiliates (including the Surviving Corporation and its subsidiaries) to (i) pay, at the time that the Company and its subsidiaries would have customarily made such bonus payments, a bonus to all eligible continuing employees who participate in a Company plan that is a fiscal 2022 cash-based short-term bonus plan that is no less than the amount earned by (but not paid to) such continuing employee as of the closing date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company plan, and (ii) to the extent the effective time occurs in calendar year 2022, maintain the short-term cash incentive plans in effect for the remainder of calendar year 2022 on the same terms and conditions, and with respect to the same targets and performance measures as were in effect for such year.

To the extent the Company has adopted a fiscal 2023 cash-based short-term bonus plan, Domtar shall, or shall cause its affiliates (including the Surviving Corporation and its subsidiaries) to pay, at the time that the Company and its subsidiaries would have customarily made such bonus payments, a bonus to each eligible continuing employee who participates in each such Company plan that is no less than the amount earned by (but not paid to) such continuing employee as of the closing under each such Company plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company plan.

Following the closing date, Domtar, in consultation with the Company’s Chief Executive Officer, shall adopt a long-term incentive program for key employees that provides for long-term incentives comparable to those offered to such key employees prior to the closing date.

In addition, for all purposes (exclusive of purposes of defined benefit pension accrual or other plans providing for post-employment benefits, including, for the avoidance of doubt, supplemental retirement benefits, any retiree health or life insurance benefits or pursuant to any deferred compensation plan, for continuing employees who are not entitled to such benefit immediately prior to the closing or pursuant to a CBA) under the employee benefit plans, programs and arrangements established or maintained by Domtar and its respective affiliates in which continuing employees may be eligible to participate after the closing (the “new benefit plans”), each continuing employee shall be credited with the same amount of service as was credited by the Company immediately prior to the effective time under similar or comparable Company plans in which such continuing employee participated immediately prior to the effective time (except (i) to the extent such credit would result in a duplication of benefits or the funding thereof; or (ii) with respect to new benefit or compensation arrangements that are not a replacement for a Company plan and past service is not required to be credited). In addition, and without limiting the generality of the foregoing, (x) with respect to any new benefit plans in which the continuing employees may be eligible to participate following the closing, Domtar or its respective affiliates shall ensure (and shall use reasonable best efforts to cause any applicable third party insurance provider to provide) that each continuing employee will immediately be eligible to participate in such new benefit plans, without any waiting time, to the extent coverage under such new benefit plan replaces coverage under a similar or comparable Company plan in which such continuing employee was eligible to participate immediately before such commencement of participation and (y) for purposes of each new benefit plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, Domtar shall (or shall use reasonable best efforts to cause any applicable third party insurance provider to) cause all pre-existing condition exclusions and actively-at-work requirements of such new benefit plan to be waived for such continuing employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company plan in which such continuing employee participated immediately prior to the closing. Domtar shall (or shall use reasonable best efforts to cause any applicable third party insurance provider to) cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Company plan ending on the closing date to be taken into account under such new benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new benefit plan (except to the extent such payment would result in a duplication of benefits or the funding thereof).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	the preparation of this proxy statement;

•

Domtar and Merger Sub using their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the debt financing (including, if applicable, any substitute debt financing) on or prior to the time at which the closing is required to occur under the merger agreement;

•

Domtar keeping the Company reasonably informed on a reasonably current basis of the status of the debt financing and material developments of such debt financing, as may be reasonably requested by the Company, and Domtar giving prompt notice (and in any event within two business days) after obtaining knowledge of any (i) material breach or material default by Domtar, its affiliates, any debt financing party or any other party to the debt commitment letters or any definitive document related to the debt financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any such breach or default), (ii) receipt by Domtar of any written notice of any threatened or actual withdrawal of the debt commitment letters or debt financing, (iii) material dispute between or among any of the parties to the debt commitment letters or any definitive document related to the debt financing that Domtar in good faith believes may lead to a debt financing failure or (iv) any good faith belief by Domtar that all or any portion of the debt financing necessary to consummate the merger will not be obtained by the effective time of the merger;

•

the Company consenting to use all of its and any of its subsidiaries’ logos, names and trademarks in connection with the debt financing, provided that such logos, names, and trademarks are not used in a manner intended or reasonably likely to harm or disparage the Company or its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries, and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed);

•

the Company and its subsidiaries using their reasonable best efforts to provide, and to cause their respective representatives to use their reasonable best efforts to provide, such customary cooperation as may be reasonably requested by Domtar in connection with the arrangement of the debt financing, including cooperating with Domtar’s efforts in respect of the prepayment, repayment or redemption of, or any tender offer or change of control offer for, the Company notes, the prepayment or repayment of (i) the Credit Agreement, dated as of May 22, 2015 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among the Company, Resolute FP Canada Inc., certain other subsidiaries of the Company as borrowers or guarantors, various lenders, Bank of America, N.A., as U.S. administrative agent and collateral agent, and Bank of America, N.A. (through its Canada branch), as Canadian administrative agent, (ii) the Secured Delayed Draw Term Loan Facility, dated as of November 3, 2020 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among Resolute FP Canada Inc., a subsidiary of the Company, as borrower, and Investissement Quebec, as lender, (iii) the Amended and Restated Credit Agreement, dated as of October 28, 2019 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among the Company, certain U.S. subsidiaries of the Company, as borrowers and guarantors, various lenders, and American AgCredit, FLCA, as administrative agent and collateral agent, (iv) the Amended and Restated Facility Agreement, dated as of September 30, 2015, by and between Resolute FP Canada Inc. as Borrower, Canadian Imperial Bank of Commerce as administrative agent and Canadian Imperial Bank of Commerce as initial lender with respect to a CAD $100,000,000 LC Facility and (v) the Amended and Restated Facility Agreement, dated as of September 30, 2015, by and between Resolute FP Canada Inc. as Borrower, Canadian Imperial Bank of Commerce as administrative agent and Canadian Imperial Bank of Commerce as initial lender with respect to a CAD $20,000,000 LC Facility (collectively, the “Company credit facilities”) and the termination of any guarantees and security interests related thereto, with respect to the Company notes and Company credit facilities, and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), including by delivering customary pay-off letters or equivalent documentation with respect to the Company credit facilities;

•	consultation between Domtar and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•

Domtar and the Company promptly notifying and providing copies to the other of (a) any written notice from any person alleging that the approval or consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, (b) any notice or other communication from any governmental authority or securities exchange in connection with the merger or the other transactions contemplated by the merger agreement, (c) any proceeding or investigation commenced or threatened against Domtar, Merger Sub or the Company or any of its subsidiaries that could be reasonably likely to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement or result in the failure of any condition to the merger to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, or result in the failure of any condition to the merger to be satisfied;

•	confidentiality and access by Domtar to certain information about the Company;

•

Domtar and the Company using reasonable best efforts to cause any dispositions of the Company common stock (including derivative securities) resulting from the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

Domtar, with the reasonable cooperation of the Company, taking or causing to be taken all actions or doing or causing to be done all things necessary, proper or advisable on behalf of Domtar under applicable laws and rules of the NYSE and the TSX to enable the de-listing by the Surviving Corporation of Company common stock from the NYSE and the TSX and deregistration of Company common stock and other securities of the Surviving Corporation under the Exchange Act and causing the Company to cease being a reporting issuer in each jurisdiction in Canada, in each case as promptly as practicable after the effective time of the merger;

•

the Company promptly notifying Domtar in writing of any stockholder litigation against the Company or any of its subsidiaries, or any of their respective directors relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement, keeping Domtar informed on a reasonably current basis with respect to the status of such litigation and giving Domtar the opportunity to participate, at Domtar’s expense and subject to a customary joint defense agreement, in the defense or settlement of any such stockholder litigation (no such settlement to be agreed to without the prior written consent of Domtar), with Domtar and the Company causing their respective subsidiaries and representatives to cooperate in the defense or settlement of any such litigation; and

•

the parties using reasonable best efforts to prevent any takeover statute becoming applicable to the merger or any other transactions contemplated by the merger agreement and, if any such takeover statute is or becomes applicable, taking all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such applicable takeover statute on the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of the Company, Domtar and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained the affirmative vote at a meeting of the Company stockholders of the holders of a majority of the issued and outstanding shares of Company common stock to approve and adopt the merger and the merger agreement (the “Company stockholder approval”);

•

any waiting period (and any extension thereof) in connection with the competition filings required to be made in the United States having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the competition filings made in Canada and certain other jurisdictions having been obtained, or any waiting period in any such jurisdiction having terminated or expired; and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the merger or the other transactions contemplated the merger agreement.

In addition, the obligations of Domtar and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

certain representations and warranties of the Company regarding capitalization being true and correct in all respects, except for (i) de minimis inaccuracies, as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company with respect to corporate existence and power, corporate authorization, finders’ fees, antitakeover statutes and certain representations and warranties regarding capitalization, to the extent qualified by materiality or “Company Material Adverse Effect,” being true and correct in all respects as of the date of the merger agreement and as of the closing, and to the extent not qualified by materiality or “Company Material Adverse Effect,” being true and correct in all material respects as of the date of the merger agreement and as of the closing (in each case of this clause (ii), except to the extent any such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company (other than those described in the foregoing clauses (i) and (ii)) being true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in the representations and warranties with respect to the absence of certain changes) as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct has not had a Company material adverse effect;

•

the Company having performed or complied with, in all material respects, its covenants and obligations under the merger agreement required to be performed or complied with by it, at or prior to the closing;

•	there not having occurred and be continuing a Company material adverse effect since July 5, 2022;

•

the Company having delivered to Domtar and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company that the conditions described in the three immediately preceding bullets have been satisfied; and

•	there not having occurred and be continuing a Specified Detrimental Action.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of Domtar and Merger Sub (i) with respect to corporate existence, corporate power and authorization and finders’ fees, etc., to the extent qualified by materiality, being true and correct in all respects as of the date of the merger agreement and as of the closing, and to the extent not qualified by materiality, being true and correct in all material respects as of the date of the merger agreement and as of the closing (in each case of this clause (i), except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the other representations and warranties of Domtar and Merger Sub (other than those described in the foregoing clause (i)) being true and correct in all respects (disregarding all materiality qualifiers contained therein) as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Domtar or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement;

•

the Parent Parties and Merger Sub having performed or complied with, in all material respects, their covenants and obligations under the merger agreement required to be performed or complied with by them at or prior to the closing; and

•

Domtar having delivered to the Company a certificate signed by an executive officer of Domtar certifying on behalf of Domtar that the conditions described in the two immediately preceding bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of the Company and Domtar;

•	by either Domtar or the Company:

•

if the effective time has not occurred on or before the end date of April 5, 2023, subject to an automatic extension to July 5, 2023 if the only outstanding unsatisfied or unwaived conditions (other than those conditions that by their terms are to be satisfied at the closing, which are capable of being satisfied) relate to competition clearance, existence of competition law-related impediments or Specified Detrimental Action-related impediments. In the event the marketing period for the debt financing has commenced but not ended by the end date, the end date shall automatically, without any action on the part of the parties, be extended to the date that is 15 business days following the then-scheduled end date of the marketing period. Notwithstanding the foregoing, the right to terminate the merger agreement under this clause will not be available to a party if the failure of the effective time to occur before the end date was primarily due to such party’s breach of any provision of the merger agreement;

•

if any governmental authority of competent jurisdiction has issued a final and non-appealable law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger or imposing a burdensome condition; provided that the party seeking to terminate the merger agreement under this clause will have complied in all material respects with its obligations under the regulatory efforts covenant described in the section entitled “—Efforts to Complete the Merger,” beginning on page 110; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Company stockholders have not approved the merger proposal.

•	by Domtar:

•

if prior to obtaining the Company stockholder approval, the Board makes a Company recommendation change as described in the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 107; or

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 117 to be satisfied, and (ii) cannot be or has not been cured within 30 days after Domtar gives the Company written notice of such breach, except that, Domtar must not then be in breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied; or

•	by the Company:

•

if Domtar or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 117 to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Domtar written notice of such breach, except that the Company must not then be in breach of any of its representations, warranties, covenants or agreements in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied;

•	if, prior to receipt of the Company stockholder approval:

•

the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of the merger agreement; and

•	substantially concurrent with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to a superior proposal; and

•

prior to or concurrently with such termination, the Company pays to Domtar any Company termination fee required to be paid as described in the section entitled “—Expenses; Termination Fees,” beginning on page 120; or

•

if (i) all conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 117, have been and continue to be satisfied (except for any conditions that by their terms can only be satisfied on the closing date, but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company), (ii) the Company has irrevocably confirmed by written notice to Domtar it is ready, willing and able to consummate the closing of the merger, and (iii) Domtar and Merger Sub fail to consummate the merger within five business days following the later of the date closing should have occurred pursuant to the merger agreement and the delivery of such confirmation.

Effect of Termination

In the event of the termination of the merger agreement by either Domtar or the Company as in accordance with its terms, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party (or any stockholder, controlling person, director, officer, employee, affiliate or representative of such party), other than (i) the confidentiality agreement between the Company and Domtar, (ii) provisions relating to public disclosures regarding the transactions contemplated by the merger agreement, (iii) provisions relating to termination fees and expenses and (iv) certain other provisions, including effect of termination, specific performance, governing law and jurisdiction, which provisions will survive such termination; provided, however, that, subject to the limitations on specific performance and jurisdiction, termination of the merger agreement will not relieve any party from liability suffered or incurred by another party as a result of such party’s willful breach of the merger agreement prior to such termination or the requirement to make any payment of a termination fee or expense reimbursement, as described in the section entitled “—Expenses; Termination Fees,” beginning on page 120.

Expenses; Termination Fees

The Company must pay to Domtar a Company termination fee of $40 million if:

•

Domtar terminates the merger agreement due to, prior to obtaining the Company stockholder approval, the Board (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Domtar, the Company recommendation, (ii) failing to include the Company recommendation in this proxy statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company acquisition proposal, (iv) if any Company acquisition proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company common stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Domtar or an affiliate of Domtar), failing to recommend, within 10 business days after such commencement, against acceptance by the Company’s stockholders of such tender offer or exchange offer, (v) if a Company acquisition proposal has been publicly disclosed (and not publicly withdrawn), failing to publicly recommend against such Company acquisition proposal within 10 business days after the request of Domtar (provided that Domtar may not make any such request more than one time in respect of each such Company acquisition proposal or each publicly disclosed (and not publicly withdrawn) material modification thereto) or (vi) failing to publicly reaffirm the Company recommendation within three business days after Domtar so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement;

•

the Company terminates the merger agreement due to, prior to obtaining the Company stockholder approval, (i) the Board authorizing the Company to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of the merger agreement, (ii) substantially concurrent with the termination of the merger agreement, the Company entering into an alternative acquisition agreement with respect to a superior proposal and (iii) prior to or concurrently with such termination, the Company paying to Domtar any Company termination fee required to be paid;

•

the Company or Domtar terminates the merger agreement for failure to receive the Company stockholder approval or because the transaction has not been consummated by the end date and (i) prior to such termination, a Company acquisition proposal has been made to the Board or the Company and has been publicly announced and not withdrawn and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company acquisition proposal or consummates a Company acquisition proposal (whether or not the same Company acquisition proposal as that referred to in clause (i) above), then the Company must pay to Domtar the Company termination fee less any expense reimbursement previously paid to Domtar by the Company, and provided that for purposes of the definition of “Company acquisition proposal” in this bullet, references to “20%” shall be replaced by “50%”.

In the event that the merger agreement is terminated under circumstances in which the Company termination fee is payable to Domtar, subject to the right to specific performance as detailed in the section entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 123, and other than in the case of willful breach, the payment of the Company termination fee will be the sole and exclusive remedy of

Domtar, Merger Sub, the debt financing parties and any of their related parties against the Company, its subsidiaries and any of their respective related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of Domtar, its subsidiaries or any other Domtar-related party shall seek to recover any other damages or seek any other remedy with respect to any losses or damages suffered in connection with the merger agreement or the transactions contemplated thereby.

Domtar must pay the Company a Parent termination fee of $80 million if:

•

the Company or Domtar terminates the merger agreement because the merger is not consummated on or before the end date and at such time, (a) the only closing conditions that have not been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, which are capable of being satisfied) are those relating to (x) competition clearance or (y) a legal impediment relating to competition law, or (b) the Company could have terminated the merger agreement due to (x) the failure of Domtar to consummate the merger following satisfaction of the closing conditions or (y) a legal impediment making the merger illegal or imposing a burdensome condition, in each case relating to competition law; or

•

the Company terminates the merger agreement due to (a) Domtar’s or Merger Sub’s uncured breach of a representation or a covenant or (b) failure of Domtar and Merger Sub to consummate the merger following satisfaction of the closing conditions.

In the event that the merger agreement is terminated under circumstances in which the Parent termination fee is payable to the Company, subject to the right to specific performance, and other than in the case of willful breach (it being agreed that, if Domtar and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement, any failure by Domtar and Merger Sub to consummate the closing that results from a financing failure shall not, in and of itself, be deemed to be a willful breach), the payment of the Parent termination fee will be the sole and exclusive remedy of the Company and its subsidiaries against Domtar, Merger Sub, the Domtar-related parties and the debt financing parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement or the debt commitment letters to be consummated or for a breach or failure to perform thereunder or otherwise, and upon payment of such amount, none of the Company, its subsidiaries or any other Company related party shall seek to recover any other damages or seek any other remedy with respect to any losses or damages suffered in connection with the merger agreement, the debt commitment letters or the transactions contemplated thereby (including the debt financing).

Under no circumstances will the Company or Domtar be permitted or entitled to receive both (a) a grant of specific performance and (b) the payment of the Parent termination fee or the Company termination fee, as applicable.

If the Company or Domtar fails to timely pay any Company termination fee, Parent termination fee or expense reimbursement, as applicable, due under the merger agreement, and in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for the amount due, or any portion of such amount, then the defaulting party must pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from the date such payment was required to be made until the date of payment at the annual rate of 5% plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable law). In no event will a Company termination fee or Parent termination fee, as applicable, be payable more than once.

The Company must pay to Domtar the reasonable and documented, out-of-pocket costs and expenses incurred by Domtar and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount up to $10 million if the Company or Domtar terminates the merger agreement because the Company stockholders do not approve the transaction and, at such time, the Company termination fee is not otherwise payable as a result of such termination (the “expense reimbursement”). If the Company termination fee subsequently becomes payable, the Company termination fee will be reduced by the expense reimbursement previously paid to Domtar by the Company.

Generally, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that (i) Domtar will be responsible for 100% of the fees and expenses, other than the Company’s attorneys’ fees, related to filings under the HSR Act and the filing of any notice of other document under any applicable foreign competition law and (ii) Domtar or the Surviving Corporation will bear all transfer, documentary, stamp, registration and other similar taxes imposed with respect to the merger or the transfer of shares of Company common stock pursuant to the merger.

Parent Parties Guarantee

The merger agreement provides that Karta Halten and Paper Excellence, jointly and severally, absolutely, unconditionally and irrevocably guarantee, as primary obligors and not as surety, the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings of Domtar and Merger Sub under the merger agreement.

Amendment and Waiver

The merger agreement provides that, at any time before the effective time of the merger, subject to applicable law, the parties may amend the merger agreement, or grant an extension or waiver under the merger agreement, by written agreement of the parties or, in the case of an extension or waiver, in an instrument in writing signed on behalf of such party, except that, after receipt of the Company stockholder approval, the parties will not amend any provision of the merger agreement in a manner that requires further approval by the Company stockholders without the further approval of such stockholders.

No Third Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides for limited exceptions in favor of (i) with respect to certain provisions of the merger agreement, the CVR Representative, (ii) with respect to certain other provisions of the merger agreement, Domtar’s lenders and their related parties, (iii) each present and former director and officer of the Company to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions, and (iv) the Company on behalf of each Company stockholder and holders of company equity awards regarding his, her or its right to receive damages for Domtar’s or Merger Sub’s breach of the merger agreement, and on behalf of each Company stockholder, holders of company equity awards and holders of CVRs regarding his, her or its right to receive the merger consideration and distributions of Net Applicable Refund Payments, as applicable.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

All actions and proceedings arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement will be brought in the Court of Chancery or, if the Court of Chancery declines jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery and the federal courts located in the State of Delaware decline jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction.

Notwithstanding the immediately preceding two paragraphs of this section, the merger agreement provides that any action or proceeding against Domtar’s lenders or any of their related parties arising out of or relating to the merger agreement, the debt commitment letters, the debt financing or any of the transactions contemplated by the merger agreement,the debt commitment letters or the debt financing will be brought in the Supreme Court of the State of New York, County of New York, or, if exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and any such legal proceeding is governed by, and construed in accordance with, the laws of the state of New York, without giving effect to conflicts of laws principles that would result in the application of law of any jurisdiction other than the State of New York.

Specific Performance

The parties to the merger agreement have recognized and agreed in the merger agreement that, in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damage would occur for which the parties would not have an adequate remedy at law. Accordingly, the merger agreement provides that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, including the obligations to consummate the merger, without proof of actual damages or otherwise. The parties have waived any requirement for securing or posting any bond in connection with such remedy.

The parties to the merger agreement have further recognized and agreed in the merger agreement that Domtar has an obligation to cause the equity financing to be funded, and the Company will be entitled to specific performance to enforce the terms of the equity commitment against Domtar, and to cause the equity financing to be funded and to cause Domtar to effect the closing of the merger, only if (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition (except for any conditions that by their terms can only be satisfied on the closing date but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company) and (ii) the Company has irrevocably confirmed in writing to Domtar that it is ready, willing and able to consummate the closing of the merger, provided that the Company will not be entitled to specific performance against Domtar to make the payment of the merger consideration and payments for any transactions contemplated by the merger agreement and associated fees if (a) the marketing period has ended, (b) Domtar’s failure to make such payments results from a debt financing failure and (c) Domtar and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court of Chancery, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Beneficial owners of shares of Company common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL, and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Company common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval of the merger and adoption of the merger agreement. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Company common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, at Resolute Forest Products Inc., 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within 10 days after the effective date of the merger, the Company, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to the Company, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Company, as the surviving corporation, or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The Company, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, as the surviving corporation, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of Company common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the Company, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment of dividends or any other distribution as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Market Information

Company common stock is traded on the NYSE under the symbol “RFP.” As of September 13, 2022, there were 76,811,124 shares of Company common stock outstanding. The following table shows the high and low sales prices of Company common stock on the NYSE for our first, second and third quarters of fiscal 2022 (through September 13, 2022) and each of our preceding fiscal quarters in 2021, 2020 and 2019. Company common stock is also traded on the TSX under the symbol “RFP.”

Fiscal Year	High	Low
2022
First Quarter	$16.56	$11.00
Second Quarter	$17.11	$11.55
Third Quarter (through September 13, 2022)	$20.725	$12.75
2021
First Quarter	$11.59	$6.31
Second Quarter	$17.64	$10.53
Third Quarter	$13.22	$9.87
Fourth Quarter	$15.32	$10.65
2020
First Quarter	$4.65	$1.26
Second Quarter	$2.71	$1.15
Third Quarter	$5.24	$2.11
Fourth Quarter	$6.82	$4.36
2019
First Quarter	$9.66	$7.40
Second Quarter	$8.17	$6.03
Third Quarter	$7.33	$4.19
Fourth Quarter	$4.85	$3.39

On July 5, 2022, the last trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $12.49 per share and the closing price for Company common stock on the TSX was CAD $16.23 per share. On September 19, 2022, the most recent trading day before the date of this proxy statement, the closing price for the Company common stock on the NYSE was $20.36 per share and CAD $27.00 per share on the TSX. You are urged to obtain current market quotations for Company common stock when considering whether to approve the proposal to adopt the merger agreement.

Holders

At the close of business on September 19, 2022, the record date for the special meeting, 76,811,811 shares of Company common stock were issued and outstanding, held by approximately 2,103 holders of record.

Dividends

We did not declare or pay any dividends on our common stock in 2019 or 2020. While we do not currently pay regular dividends on our common stock, we declared a special dividend of $1.00 per share to holders of our common stock during 2021. The $79 million dividend was paid to shareholders on July 7, 2021. We did not pay cash dividends related to the Company common stock in 2022 year to date.

We do not intend to pay cash dividends to our common stockholders for the foreseeable future. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the valid termination of the merger agreement, we may not declare or pay dividends or make any other distributions to Company common stockholders without Domtar’s written consent.

STOCK OWNERSHIP

The following table sets forth the number of shares of Company common stock beneficially owned by each of the Company’s directors, named executive officers, and all directors and executive officers as a group, based upon information available to the Company as at September 13, 2022. None of the shares indicated below is subject to hedging or pledge. The mailing address of each of these individuals is c/o Resolute Forest Products Inc., 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada.

	Number of Shares of Company Common Stock Beneficially Owned(1)		Percentage of Outstanding Company Common Stock
Randall C. Benson	35,177	(2)	*
Suzanne Blanchet	13,300	(3)	*
Duncan K. Davies	3,360	(4)	*
Jennifer C. Dolan	50,039	(5)	*
Sylvain A. Girard	2,451		*
Yves Laflamme	—		*
Remi G. Lalonde	94,730	(6)	*
Bradley P. Martin	65,101	(7)	*
Alain Rheaume	70,600	(8)	*
Michael S. Rousseau	90,600	(9)	*
Hugues Simon	8,441	(10)	*
Richard Tremblay	109,127		*
Jacques P. Vachon	3,785		*
All Directors and Executive Officers as a group	828,456		1.08%

*	Represents less than one percent.
(1)

Includes the following shares of Company common stock subject to Company stock options, Company RSUs, Company PSUs or Company DSUs which settle in Company common stock (including accrued dividend equivalents in the form of additional units) exercisable, vested or vesting within 60 days of September 13, 2022:

	Company DSUs	Company RSUs	Company PSUs	Company Stock Options
Randall C. Benson	10,377	—	—	—
Suzanne Blanchet	—	—	—	—
Duncan K. Davies	—	—	—	—
Jennifer C. Dolan	—	—	—	—
Bradley P. Martin	65,101	—	—	—
Alain Rheaume	70,600	—	—	—
Michael S. Rousseau	70,600	—	—	—
Sylvain A. Girard	—	—	—	—
Lori Kilgour	—	—	—	10,291
Remi G. Lalonde	—	—	—	11,211
Stephanie Leclaire	—	—	—	11,809
John Lafave	—	—	—	38,708
Patrice Minguez	—	—	—	—
Daniel Ouellet	—	—	—	3,233
Hugues Simon	—	—	—	—
Richard Tremblay	—	—	—	—

(2)	Includes 24,800 shares of Company common stock acquired in open market purchases and held indirectly through R&J Benson Investments Ltd. and 10,377 stock-settled vested DSUs.

(3)	Includes 13,300 shares of Company common stock acquired in open market purchases.
(4)	Includes 3,360 shares of Company common stock acquired in open market purchases.
(5)	Includes 6,252 shares of Company common stock acquired in open market purchases.
(6)	Includes 13,245 shares of Company common stock acquired in open market purchases and 11,211 shares of Company common stock that can be acquired by exercising vested Company stock options.
(7)	Represents 65,101 vested Company DSUs.
(8)	Represents 70,600 vested Company DSUs.
(9)	Represents 70,600 vested Company DSUs and 20,000 shares of Company common stock acquired in open market purchases.
(10)	Includes 3,588 shares of Company common stock held prior to joining the Company in 2021.

The following table sets forth the number of shares of Company common stock beneficially owned as at September 13, 2022, by those known to us to beneficially own more than 5% of the Company common stock.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned(1)	Percentage of Outstanding Company Common Stock
Fairfax Financial Holdings Limited(1)	30,548,190	39.8
Chou Associates Management Inc.(2)	5,256,960	6.8
Dimensional Fund Advisors LP(3)	4,477,965	5.8

(1)

Based on an amended Schedule 13D/A filed on July 7, 2022, by V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., Brit Limited, Brit Insurance Holdings Limited, Brit Reinsurance (Bermuda) Limited, Fairfax (US) Inc., Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, TIG Insurance Company, Northbridge Financial Corporation, Federated Insurance Company of Canada, Northbridge General Insurance Corporation, Verassure Insurance Company, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd., Allied World Assurance Company Holdings I, Ltd., Allied World Assurance Company, Ltd., Allied World Assurance Holdings (Ireland) Ltd., Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company and CRC Reinsurance Limited. The address of Fairfax Financial Holdings Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7.

(2)

Based on a Schedule 13G filed on April 13, 2020, by Chou Associates Management Inc. and Stonetrust Commercial Insurance Co. Chou Associates Management Inc. reports beneficially owning 4,571,960 shares and Stonetrust Commercial Insurance Co reports beneficially owning 685,000 shares, and both having in aggregate sole dispositive power to vote and to dispose over 5,256,960 shares. The address of Chou Associates Management Inc. is 110 Sheppard Avenue East, North York, Ontario, Canada, M2N 6Y8.

(3)

Based on a Schedule 13G filed on February 8, 2022, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reports having sole voting power over 4,391,576 shares and sole dispositive power over 4,477,965 shares. All 4,477,965 shares are owned by commingled funds, group trusts and separate accounts (“Funds”) for which Dimensional Fund Advisors LP serves as investment manager or sub-adviser to the Funds. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The Company will hold an annual meeting in 2023 only if the merger has not already been completed by, or shortly after, the time at which the Company’s 2023 annual meeting would normally take place. If the annual meeting of the Company stockholders is held, any eligible Company stockholder may present proposals for action at a future meeting or submit nominations for election of directors only if such Company stockholder complies with the requirements of the proxy rules established by the SEC and the Company’s bylaws, as applicable. In order for a Company stockholder proposal or nomination for director to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting of Company stockholders to be held in 2023, the proposal or nomination must have been received by the Company’s principal executive offices at 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada by no later than December 15, 2022.

In case the merger is not completed, eligible Company stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2023 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Company’s Corporate Secretary at its principal executive offices no earlier than February 26, 2023, and no later than March 28, 2023, and comply with the other provisions of the Company’s bylaws.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you write or call our Corporate Secretary at 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada or telephone: (514) 875-2160.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC and the Canadian securities commissions. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as the Company, that file electronically with the SEC. Investors and security holders will also be able to obtain copies of other documents filed with Canadian securities regulatory authorities by the Company at no charge through the website maintained by the Canadian Securities Administrators at www.sedar.com. You can also find additional information about us at www.resolutefp.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 1, 2022;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 10, 2022;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed on August 4, 2022; and

•

the Company’s Current Reports on Form 8-K filed on February 3, 2022, February 8, 2022, February 14, 2022, March 1, 2022, March 2, 2022, March 4, 2022, May 5, 2022, May 27, 2022, July 6, 2022, July 7, 2022 and August 4, 2022.

We will provide any of these filings, at no charge, upon written or oral request. Requests for this information may be made in writing to Resolute Forest Products Inc., 1010 De La Gauchetière Street West, Suite 400 Montreal, Quebec H3B 2N2, Canada or by telephone at (514) 875-2160.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 20, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

RESOLUTE FOREST PRODUCTS INC.,

DOMTAR CORPORATION,

and

TERRA ACQUISITION SUB INC.,

and

KARTA HALTEN B.V.

and

PAPER EXCELLENCE B.V.

Dated as of July 5, 2022

A-i

A-ii

A-iii

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	By-Laws of the Surviving Corporation
Exhibit C	Voting and Support Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2022, among Resolute Forest Products Inc., a Delaware corporation (the “Company”), Domtar Corporation, a Delaware corporation (“Parent”), and Terra Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Karta Halten B.V., a private limited corporation organized under the laws of the Netherlands (“Terra 1”), and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“Terra 2” and together with Parent and Terra 1, the “Parent Parties”). The Parent Parties, Merger Sub and the Company are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), shall be converted into the right to receive (i) $20.50 in cash, without interest (the “Upfront Per Share Merger Consideration”) and (ii) one contractual contingent value right (each a “Contingent Value Right”, together with the Upfront Per Share Merger Consideration, the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, an affiliate of Fairfax Financial Holdings Limited, a stockholder of shares of Company Common Stock (“Fairfax”), is entering into a voting and support agreement in the form attached as Exhibit C hereto (the “Voting and Support Agreement”), pursuant to which, and subject to the terms and conditions thereof, among other things, it agrees to vote the shares of Company Common Stock beneficially owned by Fairfax in favor of the adoption of this Agreement and approval of the Merger at the Company Meeting; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“ABL Credit Facility” means that certain Credit Agreement, dated as of May 22, 2015 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among the Company, Resolute FP Canada Inc., certain other subsidiaries of the Company as borrowers or guarantors, various lenders, Bank of America, N.A., as U.S. administrative agent and collateral agent, and Bank of America, N.A. (through its Canada branch), as Canadian administrative agent.

“Aboriginal Claims” means any and all claims, whether proven or unproven, by any Aboriginal Group in respect of: (i) rights, title or interests of any Aboriginal Group by virtue of its status as an Aboriginal Group; or (ii) treaty rights and includes any alleged or proven failure of the Crown to satisfy any of its duties to any claimant of any of the foregoing.

“Aboriginal Group” means any First Nation, Métis, or Inuit community, group or person, Indian Act band, tribal council, band council or other aboriginal group, person or organization in Canada or the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise). Fairfax and its Affiliates shall be deemed not to be Affiliates of the Company for any purposes under this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as amended, (b) the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34 (Canada), as amended, (c) the U.K. Bribery Act 2010, as amended, and (d) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws and Orders of each jurisdiction in which the Company or any of its Subsidiaries operate and in which any officer, director, Employee, agent and Affiliate thereof is acting or has acted on behalf of the Company or any of its Subsidiaries in the conduct of business involving the Company or any of its Subsidiaries.

“Anti-Money Laundering Laws” means anti-money laundering-related Laws and Orders applicable to the Company and any of its Subsidiaries and their respective operations from time to time, including the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 (Canada), as amended.

“Applicable Authority” means a Governmental Authority listed on Section 1.1(d)(i) or Section 1.1(d)(ii) of the Company Disclosure Letter.

“Applicable Recipient” means the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) or any assignee thereof (as permitted herein) of rights to receive Applicable Refund Payments.

“Applicable Refund Payments” all amounts received by an Applicable Recipient at any time after the date hereof in respect of Deposits on Estimated Duties made by the Company or its Subsidiaries on or prior to June 30, 2022, (including interest paid by an applicable Governmental Authority in respect thereof), in each case to the extent that such payments are not applied to increase the Upfront Per Share Merger Consideration pursuant to Section 2.13(b); provided that in determining whether a payment received by the Applicable Recipient in respect of Deposits on Estimated Duties (including interest thereon) that is not identified with a particular date’s Deposits on Estimated Duties constitutes Applicable Refund Payments (to the extent the Applicable Recipient is entitled to receive Deposits on Estimated Duties other than Applicable Refund Payments), all amounts so received and not so identified shall be applied on a pro rata basis based on the aggregate Deposits on Estimated Duties to which such payment relates that have not been so identified with a particular date and the portion of such Deposits on Estimated Duties that were made on or prior to June 30, 2022.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Burdensome Condition” means the sale, divestiture, lease, license, transfer, disposal of or other encumbrance, behavioral remedy or commitment, or the holding separate of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or the Parent Parties or any Affiliate thereof that are not the Parent Ontario Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Montreal, Quebec are authorized or required by Law to be closed.

“Canadian Securities Authorities” means the Autorité des marchés financiers and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Québec), and any other applicable Canadian provincial securities laws, rules and regulations and published policies thereunder.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act or any Person delegated with the authority to act on behalf of the Commissioner of Competition.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person or group (other than Parent or Merger Sub or any of their Affiliates) relating to, or that would reasonably be expected to lead to, whether in a single transaction or series of related transactions: (i) any direct or indirect lease, exchange, license, transfer, sale or other disposition (including by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) of businesses or assets (including equity interests in Subsidiaries) that constitute or account for more than 20% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries pursuant to which any such Person or group (other than a Person or group that owns such amount or more as of the date hereof) would own or control, directly or indirectly, more than 20% of the outstanding equity interests or voting power in the Company; or (iii) any related combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) failing to include the Company Board Recommendation in the Proxy Statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company Acquisition Proposal, (iv) if any Company Acquisition Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), failing to recommend, within ten Business Days after such commencement, against acceptance by the Company’s stockholders of such tender offer or exchange offer, (v) if a Company Acquisition Proposal has been publicly disclosed (and not publicly withdrawn), failing to publicly recommend against such Company Acquisition Proposal within ten Business Days after the request of Parent (provided that Parent may not make any such request more than one time in respect of each such Company Acquisition Proposal or each publicly disclosed (and not publicly withdrawn) material modification thereto), or (vi) failing to publicly reaffirm the Company Board Recommendation within three Business Days after Parent so requests in writing following any public statement by the Company or any of its Representatives expressing opposition to the transactions contemplated hereby.

“Company Awards” means the Company DSUs, Company PSUs, Company RSUs and Company Stock Options.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022.

“Company Credit Facilities” means, collectively, the (i) ABL Credit Facility, (ii) Secured Delayed Draw Term Loan Facility, (iii) Senior Secured Credit Facility and (iv) the L/C Facilities.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company DSUs” means all awards of deferred stock units of the Company.

“Company Indenture” means the indenture, dated as of February 2, 2021, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries (including changes in prices for raw materials and finished products and changes in shipping, logistics and supply chain conditions), markets or geographical areas in which the Company or any of its Subsidiaries operates (including COVID-19 Measures), (iii) any outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, pandemics or disease outbreaks (including COVID-19 pandemic), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries, (vi) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, in each case, after the date hereof or change of any Law (including any COVID-19 Measures) after the date hereof applicable to the operation of the business of the Company or any of its Subsidiaries, (viii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, including any action expressly prohibited by Section 5.1 or the taking of any action or refraining from taking any action at Parent’s or Merger Sub’s prior written request, (ix) any change in the market price or trading volume of the Company’s securities, (x) the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners (provided, however, that the exceptions in this clause (x) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 3.4 and, to the extent related thereto, the conditions set forth in Section 8.2(a)), (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger and (xii) any matter listed on Section 1.1(a) of the Company Disclosure Letter; provided that the exceptions in the foregoing clauses (v), (vi) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by the foregoing clauses (i) through (iv), (vii), (viii) or (x) hereof) constitutes a “Company Material Adverse Effect”; and provided, further, that any effect, change, condition, fact, development, occurrence or event resulting from the matters described in the foregoing clauses (i), (ii), (iii), (iv) and (vii) (excluding any effect, change, condition, fact, development, occurrence or event arising from, resulting from or related to COVID-19 or any COVID-19 Measures) may be taken into account in determining whether there has been a “Company Material Adverse Effect” to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Notes” means the Company’s outstanding 4.875% Senior Notes due 2026 issued under the Company Indenture.

“Company PSUs” means all awards of performance stock units of the Company.

“Company RSUs” means all awards of restricted stock units of the Company.

“Company Stock Options” means all options to purchase shares of Company Common Stock.

“Company Termination Fee” means $40,000,000.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means, with respect to the transactions contemplated by this Agreement, any one of the following: (i) the issuance of an advance ruling certificate under section 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement and such advance ruling certificate having not been modified or withdrawn before Closing; (ii) the obligation to give the requisite notice having been waived under section 113(c) of the Competition Act and, unless waived by Parent in its sole discretion, Parent having been advised in writing by the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (a “No-Action Letter”), and the No-Action Letter not having been modified or withdrawn before the Closing; or (iii) the applicable waiting periods under section 123 of the Competition Act having expired or having been terminated and, unless waived by Parent at its sole discretion, Parent having received a No-Action Letter from the Commissioner.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, the Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Financing Information, that:

(a) such Financing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information, taken as a whole, not misleading in light of the circumstances in which made;

(b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information, or, if withdrawn, a new opinion is issued with respect to the relevant financial statements by the Company’s auditors (for the avoidance of doubt such financial statements will not be Compliant for any period during which the audit opinion is withdrawn);

(c) such Financing Information contains the financial and other information that would be required to be included in a registration statement relating to a sale of the Company’s secured high-yield debt securities on Form S-1 to be declared effective on any date falling within the Marketing Period (other than such information that would not customarily be included in an offering memorandum for the sale of such debt securities in a Rule 144A private placement); and

(d) (i) the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient to permit the Debt Financing Parties (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s auditors with respect to financial information contained in the Financing Information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material) on any date during the Marketing Period, and (ii) the Company’s auditors have delivered drafts of customary comfort letters, including, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material, and such auditors have confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Marketing Period and any closing date occurring during the Marketing Period.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 31, 2022, by and between the Company and Terra 2, and the related Clean Team Agreement, dated as of May 11, 2022, in each case, as amended or supplemented.

“Continuing Employees” means all Employees as of immediately prior to the Effective Time (including those who are on any leave of absence).

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, sublease, license or other legally binding instrument, obligation or commitment (whether written or oral).

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means, whether in place currently or adopted or modified hereafter, any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shutdown, closure, sequester, safety or other similar guideline, recommendation, Laws, Order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in response to or as a result of COVID-19.

“Crown” means Her Majesty the Queen in Right of the Province of British Columbia, Ontario or Quebec, as applicable.

“Deferred Share Unit Plan” means the Company Outside Director Deferred Compensation Plan.

“Deposits on Estimated Duties” means cash deposits made by the Company or its Subsidiaries with the U.S. Treasury in respect of estimated countervailing and antidumping duties on entries of Canadian-origin softwood lumber products exported to the United States.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Employee Representative” means any labor union, labor organization, works council, staff association, worker representative, trade union or any other employee representative body (whether elected or not).

“Environmental Claim” means any Proceeding, Order, notice, or, as to each, any settlement agreement or judgment, fine or penalty arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on, resulting from or pursuant to: (a) any Environmental Law, (b) the presence, or Release of, or exposure to, any Hazardous Substances or (c) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Condition” means any condition of the indoor or outdoor environment with respect to (i) the properties or assets of the Company and its Subsidiaries, including the Owned Real Property and real property subject to any Real Property Lease or (ii) any other real property at which any Hazardous Substances generated by or used in connection with the operation of the Company and its Subsidiaries or their predecessors of their respective business prior to Closing has been treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (i) or (ii) violates any Environmental Law or has resulted in any Release, or threat of Release, or that is, or could reasonably be expected to become, the subject of any Environmental Claim or liability under Environmental Law.

“Environmental Law” means any Law or Order relating to pollution or the protection or restoration of the environment, flora, fauna, or the protection of human health and safety (solely to the extent related to exposure to Hazardous Substances), including any Law or Order relating to greenhouse gas emissions or climate change, endangered and threatened species and their habitats, and including any Law or Order relating to the use, handling, manufacture, labeling, generation, transportation, remediation, treatment, storage, disposal or Release or threatened Release of, or exposure to, Hazardous Substances, including landfill operation and closure and site restoration.

“Environmental Permits” means Governmental Authorizations that are necessary for the ownership or operation of the business of the Company or any of its Subsidiaries, as currently conducted, including any program participation, emission allowance, offsets or credits required under Environmental Law.

“Equity Plans” means the Resolute Forest Products Equity Incentive Plan (previously named the AbitibiBowater Inc. 2010 Equity Incentive Plan), the Resolute Forest Products Inc. 2019 Equity Incentive Plan, the Deferred Share Unit Plan and the Executive Restricted Stock Unit Plan, each as amended, modified, or supplemented from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Deliverables” means the following information and documents with respect to the Company and its Subsidiaries reasonably requested by Parent and required to be delivered in connection with the Debt Financing: (a) information necessary for Parent to prepare customary perfection certificates; (b) corporate organizational documents for the Company and each of the Subsidiaries; (c) customary evidence of existing property and liability insurance of the Company and its Subsidiaries; (d) customary agreements, documents or certificates that facilitate the creation or perfection of liens securing the Debt Financing (including original copies of all certificated securities) as are reasonably requested by Parent and required to be delivered under the Debt Commitment Letters; and (e) such information with respect to the Company and its Subsidiaries as is reasonably available and customary and required for the completion or delivery of schedules and opinions in connection with financings similar to the Debt Financing.

“Financing Documents” means the definitive agreements, documents and certificates contemplated by the Debt Financing, including the credit agreements, credit agreement amendments, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters.

“Financing Failure” means that (A) all of the conditions set forth in Article VIII have been satisfied (except for any conditions that by their terms can only be satisfied on the Closing Date, but subject to such conditions being able to be satisfied if the Closing were to occur or having been waived in writing by the Company) and (B) the full proceeds to be provided to Parent and Merger Sub by the Debt Financing are not available on the terms set forth in the Debt Commitment Letters (including any market “flex” provisions applicable thereto or any related fee letter).

“Financing Information” means such information about the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Source Parties to prepare a customary preliminary offering memorandum suitable for use in a customary “high yield road show” for a private placement of non-convertible debt securities of the Company pursuant to Rule 144A (without registration rights) promulgated under the Securities Act, including (a) (i) audited consolidated balance sheets and related statements of earnings (loss) and comprehensive income (loss) and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of earnings (loss) and comprehensive income (loss) and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five days prior to the Closing Date, and (iii) information necessary to prepare (A) pro forma balance sheets and related notes as of the most recently completed fiscal quarter ended at least forty-five days before the Closing Date (or ninety days in the case such period includes the end of the Company’s fiscal year) and (B) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed fiscal quarter and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least forty-five days before the Closing Date (or ninety days in the case such period includes the end of the Company’s fiscal year); provided that none of the Company, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for preparing any pro forma financial statements, or any information relating to Parent and its Subsidiaries or the proposed debt and equity capitalization that is required for such pro forma financial statements, (b) other customary financial information to the extent identified in paragraph 10(a) of Exhibit D to the Debt Commitment Letter in connection with the preparation of customary disclosure and marketing materials, as applicable, (c) other information related to the Company and its Subsidiaries of the type required by Regulation S-X (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 of Regulation S-K) under the Securities Act for such an offering and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act and (d) customary due diligence information (including backup due diligence materials) related to the Company and its Subsidiaries reasonably requested in connection with such an offering (including, subject to the receipt of customary non-reliance letters, existing reports prepared by third parties) requested by the Debt Financing Parties in connection with the Marketing Material.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any federal, national, foreign, state, provincial (including an Applicable Authority), local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal, arbitrator, bureau, ministry, agency or commission or any self-regulatory organization.

“Governmental Authorizations” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Harvesting Rights” means (i) all timber supply guarantees and permits to harvest issued pursuant to the Sustainable Forest Development Act (Quebec) held by the Company or any of its Subsidiaries and all contracts for the purchase of annual volumes of timber, harvest agreements and integration agreements relating thereto to which the Company or any of its Subsidiaries is a party, and (ii) all Sustainable Forest Licenses, issued to and held by the Company or any of its Subsidiaries and all agreements and licenses for the supply of crown forest resources relating thereto to which the Company or any of its Subsidiaries is a party.

“Hazardous Substance” means any substance, material or waste that is listed, defined, regulated or classified by any relevant Governmental Authority as a “pollutant” or “contaminant”, or as “hazardous” or “toxic”, or words of similar meaning or effect, including petroleum and petroleum products, asbestos or asbestos-containing materials, silica dust, radioactive materials, per- or polyfluoroalkyl substances (PFAS), or polychlorinated biphenyls and any other substance, material or waste for which costs, obligations or liabilities may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incremental Cash Taxes” means any increase (determined on a “with and without” basis) in cash income Taxes of Parent and its Subsidiaries arising (x) solely as a result of the receipt of interest by an Applicable Recipient paid by the applicable Governmental Authority and included in Applicable Refund Payments and solely in the taxable year in which such interest is includible in income by Parent or any of its Subsidiaries under applicable Law as determined by Section 2.11(h) or (y) otherwise from the receipt by an Applicable Recipient of Applicable Refund Payments solely in the taxable year in which Applicable Refund Payments are received and solely as a result of (i) a change in law following the date hereof or (ii) the Company or any Subsidiary of the Company’s deduction of Deposits on Estimated Duties to which such Applicable Refund Payments relate on any income Tax Return of the Company or any of its Subsidiaries filed prior to the Closing Date.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (i) patents and patent applications (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), utility models, design patents and community designs; (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, including rights in Software, mask work rights, design rights, and database rights; (iii) trade names, trademarks and service marks, logos, corporate names, slogans, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith; (iv) registrations and applications for each of the foregoing; (v) rights, title and interests in all confidential information, trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries (including provincial law), including any such rights in processes, ideas, formulae, methods, schematics, technology, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information and know-how (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” means any positive event, change or development with respect to the Company and its Subsidiaries, taken as a whole, that is not known to, or reasonably foreseeable by, the Company Board prior to the execution and delivery of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval, and that is not a result of a breach of this Agreement by the Company or its Subsidiaries; provided, however, that neither of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof or (ii) changes in the market price or trading volume of the Company Common Stock or the fact that the Company meets or exceeds internal or published (including analyst) projections, expectations, budgets, forecasts or estimates of revenue, earnings or other financial results for any period (provided that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“IT Systems” means the hardware, Software, servers, computers, firmware, middleware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and all other information technology equipment and systems, owned or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(b) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(a) of the Parent Disclosure Letter.

“L/C Facilities” means (i) Amended and Restated Facility Agreement, dated as of September 30, 2015, by and between Resolute FP Canada Inc. as Borrower, Canadian Imperial Bank of Commerce as administrative agent and Canadian Imperial Bank of Commerce as initial Lender with respect to a CAD $100,000,000 LC Facility and (ii) Amended and Restated Facility Agreement, dated as of September 30, 2015, by and between Resolute FP Canada Inc. as Borrower, Canadian Imperial Bank of Commerce as administrative agent and Canadian Imperial Bank of Commerce as initial Lender with respect to a CAD $20,000,000 LC Facility.

“Laws” means any statutory, common or other United States, Canadian, federal, state, provincial, territorial, municipal, local or foreign law (including any provincial or territorial law), ordinance, order, code, rule, statute, regulation, treaty or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance, option, put, call, preemptive rights easement, restriction, right of first offer or refusal, hypothecation or other claim of any kind in respect of such property or asset.

“Marketing Material” means a customary “road show presentation” and a preliminary and final offering memorandum that is suitable for use in a customary “high-yield road show” prepared in connection with the Debt Financing.

“Marketing Period” shall mean the first period of 15 consecutive Business Days throughout and at the end of which:

(a) Parent shall have had access to the Financing Information (including through the SEC’s EDGAR system) that is Compliant; and

(b) the conditions set forth in Section 8.1(c) and Section 8.2 shall be satisfied (other than conditions that by their nature will not be satisfied until the Closing); provided that (i) (x) unless otherwise agreed to in writing by the parties, until the 180th day following the date hereof, the Marketing Period shall not start unless the conditions set forth in Section 8.1(a) and (b) shall have been satisfied (y) if the Marketing Period shall not end prior to (A) August 19, 2022, then it shall not commence until September 6, 2022 and (B) December 22, 2022, then it shall not commence until January 3, 2023 and (z) September 5, 2022, November 24, 2022 and November 25, 2022 shall not be considered Business Days for the purpose of the Marketing Period and (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided, further, that if the Company shall in good faith reasonably believe it has provided the Financing Information and that the Marketing Period has begun, it may deliver to Parent a written notice (which may be delivered by email) to that effect (stating when it believes it so provided such Financial Information), in which case the Marketing Period will be deemed to have begun on the date of such notice unless Parent, in good faith, reasonably believes the Marketing Period has not begun and within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not begun).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Net Applicable Refund Payments” means the amount of Applicable Refund Payments received from and after the Effective Time, as reduced (without duplication) by (i) the amount of reasonable and documented, out-of-pocket expenses (including the fees and disbursements of the CVR Agent and the CVR Representative, but excluding, for the avoidance of doubt, Taxes) incurred after the Effective Time and as of the time of any applicable distribution of Net Applicable Refund Payments by Parent or its Subsidiaries in the administration of the Contingent Value Rights and not previously applied to reduce Net Applicable Refund Payments and (ii) any Incremental Cash Taxes arising from the receipt of such Applicable Refund Payments.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement, decision, ruling, verdict or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Ontario Assets” means all of the right, title and interest in, to and under, or relating to, all of the tangible and intangible assets, property and undertaking owned or used by the Parent Parties or held by the Parent Parties, in each case exclusively for use in, or exclusively relating to, the pulp mill of the Parent Parties that is located in Dryden, Ontario or the pulp and paper mill that is located in Espanola, Ontario, including, in each case, for greater certainty, contracts for the purchase of wood fiber and customer contracts with respect thereto, together with customary transitional services.

“Payoff Letters” means customary pay-off letters or equivalent documentation with respect to the Company Credit Facilities, in which the creditors party thereto (or any agent on their behalf) state that upon payment of the amount of the indebtedness described therein, all obligations (other than contingent obligations that survive the termination of the Company Credit Facilities, as applicable, for which no claim has been asserted or which is not then due and owing) with respect to such indebtedness will be terminated and all Liens on any property of the Company and its Subsidiaries related to such indebtedness will be released.

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens, in each case, for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet that would not be individually or in the aggregate materially adverse to the operations of the Company or any of its Subsidiaries, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property and that, in each case, are not violated in any material respect by the current use and operation of such real property or the operation of the businesses of the Company and its Subsidiaries, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property which do not, individually or in the aggregate, materially impair the continued use of such real property for the purposes for which it is used by such Person, (v) any state of facts which a current and accurate survey or inspection of real property delivered to, or ordered by, Parent, would disclose and which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (vi) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered to, or ordered by, Parent which do not, individually or in the aggregate, materially impair the continued use of such real property for the purposes for which it is used by such Person or materially detract from the value of such real property, (vii) all matters disclosed in Section 1.1(c) of the Company Disclosure Letter, (viii) all matters of public record for any real property which do not, materially impair the continued use of such real property for the purposes for which it is used by such Person or materially detract from the value of such real property, (ix) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (x) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, individually or in the aggregate, do not materially impair the continued use of real property for the purposes for which it is used by such Person, (xi) grants of non-exclusive licenses with respect to Intellectual Property in the ordinary course of business, (xii) Liens pursuant to the Company Credit Facilities and Contracts entered into in connection therewith which will be released at Closing pursuant to the Payoff Letters and (xiii) non-monetary Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means information that (a) identifies, relates to, or describes, an identifiable natural Person, and/or (b) is “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Laws.

“Proceeding” means any litigation, suit, action, claim, proceeding, investigation, examination, indictment, arbitration, mediation, charge, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means, with respect to any Release of Hazardous Substances, any action to investigate, risk assess, delineate, remediate or clean up such Hazardous Substances, including any remedial or corrective actions taken, and including any post-remedial monitoring of Hazardous Substances or maintenance of any related engineering or institutional controls.

“Sanctioned Person” means a Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Government of Canada, the European Union, any European Union member state, or the United Nations Security Council, (b) any Person operating, organized, or resident in country or territory which is the subject of country- or territory-wide Sanctions (a “Sanctioned Country,” currently Cuba, Iran, North Korea, Syria, the Crimea region, or the so-called Donetsk and Luhansk People’s Republics) or (c) the government of a Sanctioned Country; or (d) any Person 50% or more owned or controlled by any such Person or Persons.

“Sanctions” means those trade, economic and financial sanction Laws, Orders, embargoes and restrictive measures (in each case having the force of Law) imposed, administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (ii) the Government of Canada (including under the United Nations Act (Canada) or the Special Economic Measures Act (Canada)), (iii) the European Union and enforced by its member states, (iv) the United Nations Security Council, or (v) Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secured Delayed Draw Term Loan Facility” means that certain Secured Delayed Draw Term Loan Facility, dated as of November 3, 2020 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among Resolute FP Canada Inc., a subsidiary of the Company, as borrower, and Investissement Quebec, as lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of October 28, 2019 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), among the Company, certain U.S. subsidiaries of the Company, as borrowers and guarantors, various lenders, and American AgCredit, FLCA, as administrative agent and collateral agent.

“SFL Holdcos” means the Persons to which Sustainable Forest Licenses have been granted and in which the Company or any of its Subsidiaries holds an interest, and “SFL Holdco” means any such Person.

“SFL Shares” means all of the interests in the share capital or ownership interests owned by the Company or its Subsidiaries in the SFL Holdcos.

“Software” means all software and computer programs, including applications, interfaces, tools and operating systems, together with all source code and object code versions thereof.

“Specified Detrimental Action” means (i) the failure to obtain any clearance, approval or consent set forth on Section 1.1(d)(i) of the Company Disclosure Letter, (ii) the imposition by an Applicable Authority of conditions or requirements for concessions, made within the authority of such Applicable Authority, required for the granting of any such clearance, approval or consent or (iii) the termination by the applicable Applicable Authority of rights described on Section 1.1(d)(ii) of the Company Disclosure Letter which, in the case of each of clause (i), (ii) and (iii), would be material and adverse to the value of the Company.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “more than 20%” in the definition of Company Acquisition Proposal being deemed to reference “more than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement after taking into account the legal, financial (including the financing terms of any such Company Acquisition Proposal), regulatory, conditionality, timing or other aspects of such Company Acquisition Proposal, the Person or group making such Company Acquisition Proposal, the transactions contemplated hereby, any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Company Acquisition Proposal pursuant to, and in accordance with, Section 7.2(f), and all other factors that the Company Board, in good faith, deems relevant.

“Sustainable Forest Licenses” means the sustainable forest licenses granted, with respect to the business of the Company or its Subsidiaries, to the Company, any of its Subsidiaries or a Person in which the Company or any of its Subsidiaries holds an interest under the Crown Forest Sustainability Act (Ontario).

“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any federal, state, provincial, territorial, municipal, local or foreign income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Authority, together with any interest, penalty or addition thereto.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Timberlands” means the Owned Real Property and the real or immovable property subject to the Real Property Leases which are directly managed by the Company or any of its Subsidiaries as timberlands.

“Trade Control Laws” means (a) any U.S. laws concerning the importation of merchandise or items, including those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce or (b) any U.S. laws concerning the exportation or re-exportation of items, including those administered by the U.S. Department of Commerce or the U.S. Department of State.

“Trade Secret(s)” has the meaning assigned to such term in the definition of Intellectual Property.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means a material breach of this Agreement resulting from a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2022 Capex Budget	5.1(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(b)
Appraisal Shares	2.7
Book-Entry Shares	2.5(c)
CBAs	3.21(b)
Certificate	2.5(c)
Certificate of Merger	2.3
CIBC	3.25
Closing	2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Fundamental Representations	8.2(a)
Company Indemnified Party	6.2(a)
Company Material Contract	3.23(a)(xv)
Company Meeting	5.3
Company Plan	3.20(a)
Company Preferred Stock	3.5(a)
Company Related Parties	9.3(f)(i)
Company SEC Documents	3.7(a)
Company Securities	3.5(b)
Company Stockholder Approval	3.2(a)
Company Subsidiary Securities	3.6(b)
Contingent Value Right	Recitals
Continuation Period	6.3(a)
D&O Insurance	6.2(c)

Term	Section
Debt Commitment Letters	4.6(a)
Debt Financing	4.6(a)
Debt Financing Material Adverse Effect	7.3(b)
Debt Financing Parties	7.3(a)
Debt Financing Source Parties	10.8
Debt Financing Source Party	10.8
Debt Letters	4.6(a)
DGCL	Recitals
Effective Time	2.3
Employee Census	3.21(a)
End Date	9.1(b)(i)
Enforceability Exceptions	3.2(a)
Equity Commitment Letter	4.6(a)
Equity Financing	4.6(a)
Expense Reimbursement	9.3(c)
Fairfax	Recitals
Financing Commitment Letters	4.6(a)
FSC Certification	3.15(a)
Guaranteed Obligations	10.11(a)
Guarantors	10.11(a)
Leased Real Properties	3.14(a)
Material Customer	3.23(a)(viii)
Material Supplier	3.23(a)(viii)
Merger	Recitals
Merger Amounts	4.6(a)
Merger Consideration	Recitals
Merger Sub	Preamble
New Benefit Plans	6.3(b)
No-Action Letter	1.1
Non-Recourse Party	10.15
Non-U.S. Company Plan	3.20(a)
Owned Real Property	3.14(b)
Parent	Preamble
Parent Parties	Preamble
Parent Related Parties	9.3(f)(i)
Parent Termination Fee	9.3(d)
Parties	Preamble
Party	Preamble
Paying Agent	2.8(a)
Payment Fund	2.8(a)
Payroll Agents	2.10(f)
Premium Cap	6.2(c)
Proxy Statement	3.9
Real Property Leases	3.14(a)
Registered Intellectual Property	3.17(a)
Representatives	7.6(a)
Section 409A	2.10(f)
SFI Certification	3.15(a)
Solvent	4.7
Substitute Debt Financing	7.3(b)
Surviving Corporation	2.1

Term	Section
Upfront Per Share Merger Consideration	Recitals
U.S. Company Plan	3.20(a)
Vice President/General Manager Level	5.1(i)
Voting and Support Agreement	Recitals
WARN	3.21(e)
Water Rights	3.15(a)

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law shall be deemed to refer to such Law as it may be amended from time to time and to any rules or regulations promulgated thereunder, as they may be amended from time to time. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall include any documents (i) filed with or furnished to the SEC and publicly available prior to the date that was the calendar day prior to the execution of this Agreement, (ii) which were delivered in person or electronically to the other party or its Representatives prior to the execution of this Agreement or (iii) posted to the data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement on or before 11:59 p.m. (Eastern Time) on the day prior to the date of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; PAYMENT

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. Subject to the provisions of this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company, the closing of the Merger (the “Closing”) shall take place at

8:00 a.m., Eastern Time, either (i) remotely via telephone, video conference or other means of electronic transmission or (ii) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, in each case, no later than (a) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions); provided, that, if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions that by their nature will not be satisfied until the Closing), the Closing shall occur on the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice and (ii) the third Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VIII hereof for the Closing as of the date determined pursuant to the preceding clause (i) or (ii), as applicable), or at such other time or place as Parent and the Company may agree in writing.

Section 2.3 Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, except the references to Merger Sub’s name shall be replaced by references to “Resolute Forest Products Inc.”, and as so amended and restated shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Common Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any Subsidiary of the Company or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a) and (ii) subject to the provisions of Section 2.7) shall at the Effective Time be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) As of the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or (ii) shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, subject to compliance with the procedures set forth in Section 2.8.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Article IX, the outstanding shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide Parent and the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other documents or instruments received by the Company relating to Section 262 of the DGCL or stockholder demands or claims thereunder. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall have the right to participate in and direct and control all negotiations and proceedings with respect to such demands.

Section 2.8 Payment for Company Common Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) to act as payment agent for the stockholders of the Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration in accordance with the terms of this Agreement. At or immediately prior to the Effective Time on the Closing Date, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an aggregate amount that is sufficient to provide all funds necessary for the Paying Agent to pay the aggregate Upfront Per Share Merger Consideration payable in respect of Company Common Stock in accordance with this Article II (together, the “Payment Fund”). The Paying Agent shall deliver the aggregate Upfront Per Share Merger Consideration to be paid pursuant to Section 2.5 out of the Payment Fund in accordance with this Section 2.8. Except as provided in Section 2.8(g), the Payment Fund shall not be used for any other purpose.

(b) Payment Procedures.

(i) Certificates. Parent shall instruct, and cause, the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.8(f)) to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.8(f)) in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.8(f)) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct, and cause the Paying Agent to pay and deliver in exchange therefor as promptly as practicable, cash in an amount equal to the Upfront Per Share Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.8(f)), and the Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.8(f)) so surrendered shall forthwith be canceled (subject to such holder’s rights in respect to the Contingent Value Rights as provided herein). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or such other information or procedures as may be reasonably required by the Paying Agent (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such shares of Company Common Stock upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Upfront Per Share Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(iii) Until surrendered as contemplated by this Section 2.8, each Certificate and Book-Entry Share (other than shares of Company Common Stock canceled pursuant to Section 2.5(a) and Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, in the case of a Certificate, with a letter of transmittal in customary form, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions) the Merger Consideration as contemplated by this Article II.

(c) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof (if any)) that remains undistributed to the former holders of Company Common Stock after the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Upfront Per Share Merger Consideration payable to such holder.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would have been payable had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Paying Agent shall invest the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent promptly upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If at any time following the Effective Time for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 2.9 Further Assurances. If, at any time after the Effective Time, Parent or the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10 Treatment of Company Awards.

Except as otherwise provided in Section 5.1 of the Company Disclosure Letter:

(a) Company Stock Options. Effective as of immediately prior to the Effective Time, all then-outstanding and unexercised Company Stock Options (whether vested or unvested) shall automatically be canceled and each such Company Stock Option shall be converted into the right to receive from the Surviving Corporation (i) an amount of cash, without interest and subject to any applicable Tax withholding (including, for the avoidance of doubt, any withholding Tax that may be required in respect of any Contingent Value Right issued with respect to such Company Stock Option) in accordance with Section 2.14, equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (B) the excess, if any, of the Upfront Per Share Merger Consideration over the exercise price per share of such Company Stock Option and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company Stock Options. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Company RSUs. Effective as of immediately prior to the Effective Time, all then-outstanding Company RSUs (whether vested or unvested and including any corresponding dividend equivalents), shall automatically be canceled and each such Company RSU shall be converted into the right to receive from the Surviving Corporation (i) an amount of cash, without interest and subject to any applicable Tax withholding (including, for the avoidance of doubt, any withholding Tax that may be required in respect of any Contingent Value Right issued with respect to such Company RSU) in accordance with Section 2.14, equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company RSU.

(c) Company PSUs. Effective as of immediately prior to the Effective Time, all then-outstanding Company PSUs (whether vested or unvested and including any corresponding dividend equivalents), shall become fully vested and each such Company PSU shall be canceled and converted into the right to receive from the Surviving Corporation (i) an amount of cash, without interest and subject to any applicable Tax withholding (including, for the avoidance of doubt, any withholding Tax that may be required in respect of any Contingent Value Right issued with respect to such Company PSU) in accordance with Section 2.14, equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company PSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company PSU; provided, that, for purposes of determining the number of shares of Company Common Stock underlying each Company PSU outstanding immediately prior to the Effective Time: (1) for any portion of any Company PSU with respect to which the performance period has been completed as of the Closing, the number of shares of Company Common Stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the Company Board prior to the Closing; and (2) for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the Closing Date, the number of shares of Company Common Stock underlying such portion shall be determined assuming achievement of the target level of performance. For purposes of determining the number of shares of Company Common Stock underlying each Company PSU outstanding immediately prior to the Effective Time with respect to any portion of any Company PSU for which the performance period has commenced but is not completed as of the Closing, the number of shares of Company Common Stock underlying such portion shall be determined based on the following: (1) with respect to the portion of Company PSUs that vest pursuant to either the total shareholder return metric or the return on capital metric, the greater of the target level of performance and actual level of performance achieved as of the Closing Date (taking into account the Merger Consideration) as determined by the Company Board, and (2) with respect to the portion of Company PSUs that vest pursuant to any other metric, the target level of performance.

(d) Company DSUs. Effective as of immediately prior to the Effective Time, all Company DSUs (whether vested or unvested and including any corresponding dividend equivalents) outstanding immediately prior to the Effective Time shall automatically be canceled and each such Company DSU shall be converted into the right to receive from the Surviving Corporation (i) an amount of cash, without interest and subject to any applicable Tax withholding (including, for the avoidance of doubt, any withholding Tax that may be required in respect of any Contingent Value Right issued with respect to such Company DSU) in accordance with Section 2.14, equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company DSU multiplied by (B) the Upfront Per Share Merger Consideration and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company DSU.

(e) Non-U.S. Employees. Parent and the Company may agree to treat equity compensation held by Employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 2.10 to the extent necessary to comply with applicable non-U.S. Law or Tax compliance requirements.

(f) Payments with Respect to Company Awards. At the Effective Time, Parent shall provide or shall cause to be provided to the Company’s applicable payroll agents (the “Payroll Agents”) the aggregate amount payable under this Section 2.10 in respect of any Company Awards. Promptly after the Effective Time (but in any event no later than five Business Days following the Effective Time) and subject to Section 2.12(f) , Parent shall cause the Payroll Agents to pay to the holders of Company Awards, through its payroll systems, all amounts, less any required Tax withholding in accordance with Section 2.14, in respect of any Company Awards (taking into account any additional Tax withholding that may be required in respect of the Company’s issuance of Contingent Value Rights to holders of Company Awards to the extent that the issuance thereof is treated by the Company and its Subsidiaries as an in-kind payment of compensation at such time for applicable Tax purposes); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment is permitted under the applicable Equity Plan that would neither cause an impermissible acceleration event nor trigger a Tax or penalty under Section 409A after taking into account the termination of the applicable Equity Plan to the extent permitted by Section 409A. No fewer than twenty Business Days prior to Closing, the Company shall determine, in good faith consultation with Parent, the portion of any amounts payable by the Payroll Agents to individuals that are treated as “nonresident alien individuals” for U.S. federal income tax purposes that are subject to U.S. tax and shall instruct the Payroll Agents to withhold in accordance with such determination.

Section 2.11 Contingent Value Rights, CVR Agent and CVR Representative.

(a) Each Contingent Value Right will be a direct obligation of Parent and each holder of a Contingent Value Right shall have the right to receive the payments set forth in Sections 2.12 and 2.13, as applicable. The Contingent Value Rights will not represent any equity or ownership interest in the Company, Parent, Merger Sub, Parent Parities or any Affiliate thereof, in any constituent company to the Merger, or in any other Person and will not be represented by any certificates or other instruments. The Contingent Value Rights will not have any voting or dividend rights and no interest shall accrue on any amounts payable on the

Contingent Value Rights to any holder thereof and other than as may be specifically provided for herein, the holders of Contingent Value Rights will not have any information or reporting rights from the Parent, the Company or Merger Sub.

(b) The Contingent Value Rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other Person which is the holder thereof, or in accordance with Section 2.11(d).

(c) Prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company (the “CVR Agent”), which may be the same Person as the Paying Agent, that is reasonably acceptable to the Company, to act as contingent value rights agent for the holders of Contingent Value Rights in connection with the Merger and to hold the Net Applicable Refund Payments deposited in accordance with the terms set forth in this Section 2.11, Section 2.12 and Section 2.13. Parent shall negotiate in good faith and, prior to the Effective Time enter into, a customary contingent value rights agent agreement with the CVR Agent that includes terms consistent with the applicable terms set forth in this Agreement, subject to such changes as may be reasonable or necessary to reflect reasonable requests of the CVR Agent. To the extent any modification to the terms of Section 2.11, 2.12 or 2.13 (and related defined terms) are reasonable or necessary to permit the effective issuance and administration of the contingent value rights in a manner substantially consistent with the rights and obligations of the parties contemplated by such provisions, Parent and the Company will negotiate and implement such modifications in good faith.

(i) The CVR Agent shall keep a register (the “CVR Register”) for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided, which Contingent Value Rights will always remain in uncertificated form and be evidenced by a position on the CVR Register. The CVR Register shall show one position for Cede & Co. representing all the shares of Company Common Stock held by the Depositary Trust Company (“DTC”) on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time, and any payments to be made under Section 2.12 to any street holders of shares of Company Common Stock shall be accomplished by the Paying Agent sending one lump payment to DTC. In the case of any other former holder of record of Certificates or Book-Entry Shares, or Company Awards, the Contingent Value Rights shall be registered in the name and address of such former holder of record of Certificates or Book-Entry Shares, or Company Awards as such names and addresses are provided to Parent by or on behalf of the Company prior to the Closing.

(ii) A holder of a Contingent Value Right may make a written request to the CVR Agent to change such holder’s address of record in the CVR Register. The written request must be duly executed by the holder. Subject to any reasonable procedures imposed by the CVR Agent, the CVR Agent shall promptly record the change of address in the CVR Register upon receipt of such written notice.

(iii) Subject to the restrictions on transferability set forth in Section 2.11(b), every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the CVR Agent, duly executed by the holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to such transfer. Upon receipt of such written notice, the CVR Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Contingent Value Rights in the CVR Register. The CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(d) Notwithstanding anything to the contrary contained herein, the holder of a Contingent Value Right may at any time at its option abandon all of its remaining rights in a Contingent Value Right by written notice to the CVR Agent.

(e) Prior to the Closing, the Company shall select a representative (which shall be reasonably acceptable to Parent) (which representative may be an individual, a committee of individuals or a legal entity) (the “CVR Representative”) with authority to monitor compliance with, and enforce, on behalf of the holders of Contingent Value Rights, the obligations of Parent, its Subsidiaries and any Applicable Recipient, as applicable, contemplated by this Section 2.11, Section 2.12 and Section 2.13.

(i) To the fullest extent permitted by applicable law, none of the CVR Representative or any member, officer, director, employee, manager, partner, equityholder, attorney or agent of the CVR Representative or its Affiliates (each a “CVR Covered Person”) shall owe a fiduciary duty to the holders of Contingent Value Rights, and the holders of Contingent Value Rights hereby waive any and all fiduciary duties that, absent a waiver, may be implied in law or equity with respect to and such CVR Covered Person.

(ii) Neither the CVR Representative nor any other CVR Covered Person shall, in such capacity, have any liability for any actions taken or not taken in connection with the Contingent Value Rights, this Agreement or the transactions contemplated hereby, including the Merger, except to the extent of its willful misconduct or fraud. Parent shall indemnify and hold harmless the CVR Representative and each other CVR Covered Person against any and all losses, claims, damages or liabilities incurred by any such Person (in such capacity) in connection with or as a result of the services of the CVR Representative hereunder, except to the extent that any such loss, claim, damage or liability results from the gross negligence, willful misconduct or fraud of such CVR Covered Person.

(iii) The reasonable and documented out-of-pocket costs and expenses of the CVR Representative, including reasonable documented fees for counsel and accountants and reasonable compensation for service of the CVR Representative (whether comprised of individuals or a legal entity) shall be borne by Parent and be included as costs and expenses for purposes of determining Net Applicable Refund Payments.

(iv) At Closing, the Company shall wire to the CVR Representative $500,000 (the “Expense Fund”), which the CVR Representative shall hold as agent for the benefit of the holders of Contingent Value Rights in a segregated account. The Expense Fund shall be used for the purposes of reimbursing the CVR Representative for expenses arising out of its role as CVR Representative to the extent not reimbursed by Parent or the Company. The CVR Representative shall be entitled to require Parent and/or the CVR Agent to pay into the Expense Fund, out of funds otherwise distributable to Contingent Value Rights Holders as Net Applicable Refund Payment, such amounts as the CVR Representative shall in good faith determine necessary to fund expenses incurred or expected to be incurred by the CVR Representative in the conduct of its role as CVR Representative, by written notice to Parent, the Company or the CVR Agent, as applicable, setting forth the amounts to be so paid, and such amounts shall be so paid within five Business Days following such written notice. The Parties agree that the Expense Fund shall be treated as owned by Parent for U.S. federal and state income Tax purposes.

(f) Following the Effective Time, the holders of not less than 35% of the outstanding Contingent Value Rights as set forth in the CVR Register may together effect changes with respect to the CVR Representative, including by changing the members thereof, increasing or decreasing the number of members thereof, appointing a legal entity (rather than individual(s)) to serve as CVR Representative or replacing a legal entity as CVR Representative, provided that any replacement CVR Representative shall be reasonably acceptable to Parent.

(g) The CVR Representative shall be an express third party beneficiary of the provisions of this Section 2.11, Section 2.12 and Section 2.13 with full authority on behalf of the holders of Contingent Value

Rights to enforce such provisions and to settle, negotiate or compromise any claims thereunder. Any decision, action or instruction of the CVR Representative with respect to the matters set forth in this Section 2.11, Section 2.12 and Section 2.13 shall be final, binding and conclusive on all holders of Contingent Value Rights.

(h) Unless otherwise required by a change in Law following the date hereof, and except to the extent that the Company or any Subsidiary of the Company has taken a deduction in respect of Deposits on Estimated Duties that could give rise to Applicable Refund Payments on any income Tax Return of the Company or any of its Subsidiaries filed prior to the Closing Date, the Company and its Subsidiaries and, after Closing, Parent and its Affiliates, shall treat any Deposits on Estimated Duties made on or prior to the last day of the Company’s taxable year that includes June 30, 2022 as not giving rise to a deduction for U.S. federal and applicable state and local income Tax purposes until such time that the applicable Governmental Authorities reach a final determination that such Deposits on Estimated Duties are not recoverable. To the maximum extent permitted by applicable Law, Parent and its Affiliates agree to treat any interest paid or payable by an applicable Governmental Authority in respect of Deposits on Estimated Duties as includible in income in the same taxable year in which the income Tax deduction arising in respect of any unrecovered portion of Deposits on Estimated Duties made by the Company or its Subsidiaries on or prior to the last day of the Company’s taxable year that includes June 30, 2022 is includible in income pursuant to the immediately preceding sentence.

Section 2.12 Efforts; Applicable Refund Payments Calculation and Payment Procedures.

(a) From and after the Effective Time, Parent shall (and shall cause the Company, its Subsidiaries and any Applicable Recipient to):

(i) use reasonable best efforts to apply a level of efforts to obtain the payment of Applicable Refund Payments that are at least consistent with those applied by the Company prior to Closing and shall apply no less than the same degree of efforts used by Parent (or such other Applicable Recipient) to seek other payments in respect of Deposits on Estimated Duties to which such Person may be entitled;

(ii) use reasonable best efforts to provide the CVR Representative and its counsel and accountants with reasonable access to the books and records, and the employees, management and advisors, in each case, of the Surviving Corporation, Parent and the Applicable Recipient, as applicable, and their respective Affiliates, in each case to the extent relevant to the Applicable Refund Payments, including with respect to substantive meetings with and substantive submissions to and substantive reports or correspondence from or with the United States Department of Commerce, any other applicable Governmental Authority or any other applicable negotiating body; provided that the Surviving Corporation, Parent or their Affiliates may redact or otherwise withhold such information or submission to the extent such information or submission contains competitively sensitive information or such disclosure could otherwise prejudice any attorney-client privilege that may be applied to such information or submission; and

(iii) keep the CVR Representative reasonably informed on a reasonably current basis of the status of the foregoing, including by promptly informing the CVR Representative of all substantive proceedings, material correspondence and substantive meetings and discussions with the United States Department of Commerce, any other applicable Governmental Authority or any other applicable negotiating body, in each case relating to Applicable Refund Payments.

(b) From and after the Effective Time, neither Parent nor any of its Subsidiaries (including the Company and its Subsidiaries), nor any other Applicable Recipient, shall, without the prior written consent of the CVR Representative, (x) transfer, assign or otherwise dispose of any Applicable Refund Payments or rights with respect thereto; provided, that nothing shall prohibit the Parent, the Company or any of its Subsidiaries from granting a security interest in its right to receive Applicable Refund Payments or rights with respect thereto pursuant to (i) that certain ABL Revolving Credit Agreement, dated as of November 30, 2021, by and between Domtar Corporation, as successor-in-interest to Pearl Merger Sub Inc. as borrower, Domtar Inc. as co-borrower,

Pearl Excellence HoldCo L.P. as holdings, the lenders from time to time party thereto, and Barclays Bank PLC, as administrative and collateral agent, as amended, restated or otherwise modified from time to time, (ii) that certain First Lien Credit Agreement, dated as of November 30, 2021, by and between Domtar Corporation, as successor-in-interest to Pearl Merger Sub Inc., as borrower, Pearl Excellence Holdco L.P., as holdings, the lenders from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent, as amended, restated or otherwise modified from time to time, (iii) that certain Indenture, dated as of October 18, 2021, by and among Domtar Corporation, as successor-in-interest to Pearl Merger Sub Inc., as issuer, the guarantors from time to time party thereto, and The Bank of New York Mellon, as trustee and collateral agent, as amended, restated or otherwise modified from time to time and (iv) the Debt Financing contemplated by the Debt Commitment Letters, provided, further, that the terms of the agreements in the forgoing clauses (i) through (iv) will not restrict any payments owed to holders of a Contingent Value Right pursuant to the terms of this Agreement or (y) waive (directly or indirectly), settle, compromise or consent to any judgement, settlement or compromise in respect of, rights to receive Applicable Refund Payments, such consent not to be unreasonably withheld, conditioned or delayed. In the event of any restructuring of Parent or its Affiliates that results in Parent no longer being the parent entity of the historic businesses of Parent and the Company, the applicable parent entity holding such businesses following such restructuring shall fully guarantee or otherwise adequately provide for the assumption of all of Parent’s obligations with respect to the Contingent Value Rights.

(c) From and after the Effective Time, and no less than once each calendar quarter in which Applicable Refund Payments have been received (or such other period as shall be approved in writing by Parent and the CVR Representative (each, acting in good faith to achieve efficient delivery to holders of Contingent Value Rights)), Parent shall (i) deliver a written notice (a “CVR Payment Notice”) to the CVR Representative, setting forth in reasonable detail and with reasonable supporting documentation of Parent’s good faith determination of (x) the total payments received as of such date in respect of Deposits on Estimated Duties (including interest paid in respect thereof), (y) the total Applicable Refund Payments received as of such date (and the calculation of such amount from the aggregate payments in respect of Deposits on Estimated Duties) and (z) the total Net Applicable Refund Payments payable in respect of the Contingent Value Rights (and the calculations, including any deductions, with respect thereto) and (ii) subject to the process set forth in clause (d) of this Section 2.12, deposit the good-faith-determined amount of such Net Applicable Refund Payments as of such date with the CVR Agent or the Payroll Agent, as the case may be, for distribution to holders of Contingent Value Rights. Parent shall provide the CVR Representative with additional supporting documentation as reasonably requested by the CVR Representative in connection with the CVR Representative’s review of the CVR Payment Notice promptly following such request.

(d) If the CVR Representative objects to any portion of the information set forth in the CVR Payment Notice, then within ten (10) Business Days of receipt of the CVR Payment Notice, the CVR Representative shall deliver written notice to Parent setting forth in reasonable detail the CVR Representative’s objections (a “Notice of Objection”).

(i) If the CVR Representative does not deliver a Notice of Objection by the end of such ten (10) Business Day period, then the calculations in the CVR Payment Notice shall be considered final, binding and conclusive.

(ii) If the CVR Representative delivers a Notice of Objection to the Applicable Recipient within such ten (10) Business Day period, then Parent and the CVR Representative shall promptly (and in any event within five (5) Business Days) thereafter submit the disputed items to an agreed upon independent registered public accounting firm, or if such independent registered public accounting firm is not available or willing to serve, then another public accounting firm of national standing that has expertise in the relevant subject matter (the “Accounting Firm”), which shall be instructed to consider only those unresolved disputed items as to which the CVR Representative has disagreed in its Notice of Objection. If it becomes necessary to replace the accounting firm at any time, Parent and the Company (or following the Effective Time, the CVR Representative) shall act in good faith to promptly designate a replacement.

(1) The Accounting Firm, acting as an expert and not as an arbitrator, shall deliver to the CVR Representative and the Applicable Recipient, as promptly as practicable (and the CVR Representative and the Applicable Recipient shall use their reasonable best efforts to cause delivery to occur within ten (10) Business Days after submission to the Accounting Firm), a report setting forth the resolution of each item identified in the Notice of Objection and the calculation of the Net Applicable Refund Payments based on such resolution. Such report shall be final, binding and conclusive on the parties. In resolving such disputed items, the Accounting Firm’s final determination of the Net Applicable Refund Payments shall not be less than the amount thereof shown in the Applicable Recipient’s calculation in the CVR Payment Notice, nor more than the amount thereof shown in the CVR Representative’s calculation delivered pursuant to the Notice of Objection. Parent and the Company shall select such accounting firm promptly following the date hereof.

(2) Fifty percent (50%) of the fees and costs of the Accounting Firm shall be deemed expenses for purposes of determining Net Applicable Refund Payments and the remaining fifty percent (50%) shall be borne by Parent.

(3) Parent shall promptly, and in any event no later than ten (10) Business Days following such final determination of the Net Applicable Refund Payments as provided above, deposit (or cause to be deposited) by wire transfer of immediately available funds the applicable amount of Net Applicable Refund Payments with the CVR Agent (or Payroll Agent, as the case may be) for distribution to holders of Contingent Value Rights. Parent and the CVR Representative shall, substantially concurrent with such deposit, instruct the CVR Agent to promptly (and in any event within five (5) Business Days after such deposit) distribute such Net Applicable Refund Payments (less any amounts to be withheld for the Expense Fund pursuant to Section 2.11(e)) to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the Net Applicable Refund Payments (less such withholding for the Expense Fund) divided by (B) the number of Contingent Value Rights then outstanding. As used in this Agreement, the “number of Contingent Value Rights then outstanding” shall be deemed to include, as of such payment date, (i) such number of Contingent Value Rights that former holders of Company Common Stock who have not properly surrendered their Certificate or Book-Entry Shares for exchange and cancellation to the Paying Agent in accordance with the terms of this Agreement would be entitled to receive upon such surrender and (ii) such number of Contingent Value Rights that would have been issued to holders of Appraisal Shares in the event that such holders’ shares of Company Common Stock had been converted into the right to receive the Upfront Per Share Merger Consideration pursuant to Section 2.5, and the CVR Agent shall disburse to Parent such amount which would otherwise have been paid in respect of the Contingent Value Rights associated with such Appraisal Shares whenever any amounts are disbursed hereunder to the holders of Contingent Value Rights. Notwithstanding the foregoing, with respect to any payments in respect of Contingent Value Rights payable to a holder in respect of a Company Award (which payments are treated as compensation for applicable Tax purposes), Parent shall cause the Payroll Agent to pay, as soon as reasonably practicable (but in any event no later than the second regular payroll date following) the deposit of such funds with the Payroll Agent, through Parent’s, the Surviving Corporation’s or any Affiliate’s payroll system, the applicable amount (less applicable withholding Taxes, if any) to such holder in accordance with Section 2.14. If any such payment in accordance with this Section cannot be made through the applicable payroll system or payroll provider, then the Surviving Corporation shall deposit by wire transfer of immediately available funds (less applicable withholding Taxes, if any) an amount for such payment and instruct the CVR Agent to promptly (and in any event within five (5) Business Days after such deposit) distribute such Net Applicable Refund Payments (less any amounts to be withheld for the Expense Fund pursuant to Section 2.11(e)) to the applicable holders of Contingent Value Rights.

(e) The Parties hereto intend to treat the issuance of a Contingent Value Right in exchange for Company Common Stock as the receipt of additional consideration paid at the Effective Time as part of a “closed transaction” for U.S. federal, state and local income Tax purposes. The Company shall cooperate with the Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting the Company’s good faith determination of the fair market value of the Contingent Value Rights issued in connection with the Merger. Parent and the Surviving Corporation shall report imputed interest on any payments made in respect of a Contingent Value Right as required by applicable Law. The Parties agree that their mutual intention is that (i) the issuance of a Contingent Value Right to a holder of a Company Common Stock that is a Canadian taxpayer shall constitute a payment in-kind of consideration at the Effective Time for applicable Canadian Tax purposes in an amount equal to the Company’s good faith determination of the fair market value of the Contingent Value Right as of the Effective Time and (ii) any payments thereafter made in respect of such a Contingent Value Right shall not constitute consideration for Company Common Stock for applicable Canadian Tax purposes.

(f) The Parties agree, to the extent consistent with applicable Laws, to treat any payments made in respect of a Contingent Value Right received with respect to any Company Award for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the Contingent Value Right to a holder of a Company Award as a payment itself).

Section 2.13 Applicable Refund Payments Received Prior to the Effective Time.

(a) To the extent any Applicable Refund Payments are received by an Applicable Recipient prior to the Effective Time, the Upfront Per Share Merger Consideration shall be increased as provided in this Section 2.13.

(b) If any Applicable Refund Payments are received by an Applicable Recipient prior to the Effective Time, then prior to the Effective Time the Company shall promptly (i) deliver a written notice (a “Pre-Closing Payment Notice”) to Parent, setting forth in reasonable detail and with reasonable supporting documentation (x) the total payments received as of such date in respect of Deposits on Estimated Duties (including interest paid in respect thereof), (y) the total Applicable Refund Payments received as of such date (and the calculation of such amount from the aggregate payments in respect of Deposits on Estimated Duties) and (z) the total Net Applicable Refund Payments to be added to the aggregate Upfront Per Share Merger Consideration (and the calculations, including any deductions, with respect thereto). If Parent objects to any portion of the information set forth in the Pre-Closing Payment Notice, then within ten (10) Business Days of receipt of the Pre-Closing Payment Notice Parent shall deliver a written notice to the Company setting forth in reasonable detail Parent’s objections (a “Parent Notice of Objection”). If Parent does not deliver a Parent Notice of Objection by the end of such ten (10) Business Day period, then the calculations in the Pre-Closing Payment Notice shall be considered final, binding and conclusive. If Parent delivers a Parent Notice of Objection within such ten (10) Business Day period, then such objections shall be resolved following the procedures set forth in Section 2.12(d), applied mutatis mutandis, and fifty percent (50%) of the fees and costs of the Accounting Firm utilized therein shall be borne by the Company and be deemed expenses for purposes of determining Net Applicable Refund Payments and the remaining fifty percent (50%) shall be borne by Parent.

(c) Upon final determination of the Net Applicable Refund Payments to be applied to increase the Upfront Per Share Merger Consideration pursuant to the procedures in Section 2.13(b) the Upfront Per Share Merger Consideration shall be increased by an amount equal to the quotient of (x) such finally determined Net Applicable Refund Payments divided by (y) the number of fully diluted shares of Company Common Stock outstanding as of such date of determination (such resulting amount, the “Upfront Per Share Increase”). If such final determination is not completed at least three (3) Business Days prior to the Effective Time, then the procedures in this Section 2.13 shall continue until so completed and the amounts that otherwise would have been applied to increase the Upfront Per Share Merger Consideration shall instead be paid in respect of the Contingent Value Rights promptly following such completion, (such payment to be made in accordance with the procedures of Section 2.12, applied mutatis mutandis) and the Upfront Per Share Merger Consideration will not be increased.

(d) If there is an increase in the Upfront Per Share Merger Consideration as contemplated by this Section 2.13, at or immediately prior to the Effective Time on the Closing Date, the Company shall deposit, or cause to be deposited, with the Paying Agent, or Payroll Agent, as the case may be, cash in an aggregate amount equal to the aggregate Net Applicable Refund Payments applied to increase the Upfront Per Share Merger

Consideration, and such amounts shall be distributed as part of the Upfront Per Share Merger Consideration in accordance with the provisions of Article II.

Section 2.14 Withholding. Each of Parent, the Company, the Paying Agent, the Payroll Agents, the CVR Agent, the Surviving Corporation and each of their respective Affiliates, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment (including, for the avoidance of doubt, the issuance of any CVR to such Person, in which case any such withholding with respect to such CVR may be made from any Upfront Merger Consideration payable to such Person) under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of federal, state, municipal, local or foreign (including national, provincial or territorial) Law (which withholding, in the case of payments made to employees of the Company and its Subsidiaries, shall be consistent with (i) Section 2.12(f) and (ii) the determinations made by the Company pursuant to Section 2.10(f), so long as, in the case of this clause (ii), the relevant withholding forms and other documentation (reasonably requested to permit the applicable payor to determine all amounts required to be withheld under applicable Law with respect to such employee) have been furnished to the Company or its Subsidiaries (or, after the Closing Date, Parent or any Affiliate thereof)); provided, however, that Parent shall not, and shall not cause the Paying Agent or the CVR Agent to, withhold or deduct any amounts pursuant to this Section 2.14 or otherwise (except as required (w) in connection with compensation for services, (x) as a result of the Company’s failure to comply with Section 2.15 to the extent required by applicable Law to avoid such withholding or deduction, (y) as a result of the failure by a holder of Company Common Stock to deliver timely to the Paying Agent, to the extent required by applicable Law to avoid such withholding or deduction as determined by the Paying Agent, a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, establishing a complete exemption from U.S. backup withholding or (z) in respect of a payment made on a Contingent Value Right after Closing), without prior consultation with the Company at least five Business Days prior to Closing, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so deducted or withheld and remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent agrees to use commercially reasonable efforts to minimize the amount of withholding required in connection with any payment made on a Contingent Value Right after Closing by soliciting, or causing the CVR Agent to solicit, applicable withholding Tax forms.

Section 2.15 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate to the effect that the interests in the Company are not “United States real property interests” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, together with a corresponding notice, which certificate and notice shall be reasonably satisfactory to Parent and in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h). The Company hereby authorizes Parent to deliver such certificate and notice to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Documents filed on or after January 1, 2019 and publicly available at least five Business Days prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.5, or Section 3.6) or (b) subject to Section 10.5, set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted, except where any failure to be so qualified would not have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Stockholder Approval. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger, for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board, by resolutions duly adopted at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to make the Company Board Recommendation. None of the foregoing resolutions of the Company Board has been amended, rescinded or modified as of the date hereof.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with or notification to, any Governmental Authority, other than (a) the filing of the Certificate of Merger (including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) receipt of the Competition Act Approval, (d) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(d) of the Company Disclosure Letter, (e) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities Laws or Canadian Securities Laws, (f) compliance with any applicable requirements of the NYSE and the TSX and (g) any actions, filings or notifications the absence of which would not have a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (g) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company or equivalent organizational documents of any Subsidiary of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization to which the Company or any of its Subsidiaries is subject or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property, right or asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), as would not have a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 190,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on June 28, 2022, (i) there were issued and outstanding (A) 121,277,594 shares of Company Common Stock, (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 351,188 shares of Company Common Stock, all of which were issued under the Equity Plans, all of which were vested, with a weighted average exercise price of $14.97, (D) Company RSUs with respect to an aggregate of 885,596 shares of Company Common Stock, all of which were issued under the Equity Plans, (E) Company PSUs with respect to an aggregate of 1,628,956 shares of Company Common Stock (assuming target levels of performance), all of which were issued under the Equity Plans, and (F) Company DSUs with respect to an aggregate of 216,678 shares of Company Common Stock, all of which were issued under the Equity Plans, (ii) 1,493,876 shares of Company Common Stock were available for issuance of future awards under the 2019 Equity Plans (assuming all Company Awards are settled in shares of Company Common Stock) and no other shares of Company Common Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement, (iii) 27,360,535 shares of Company Common Stock were held in the treasury of the Company and (iv) 17,120,162 shares of Company Common Stock held by Subsidiaries of the Company. With respect to each Company Award, Section 3.5(a) of the Company Disclosure Letter sets forth, as of the date hereof, the identification number of each holder of such Company Award, the type of Company Award, the date of grant, the number of vested and unvested shares of Company Common Stock covered by such Company Award (including, if applicable, at target and at maximum performance), the cash exercise price per share of Company Common Stock of such Company Award (if applicable), and the applicable expiration date.

(b) Except (x) as set forth in Section 3.5(a) and (y) for any shares of Company Common Stock issued upon the exercise of Company Stock Options or the settlement of Company RSUs, Company PSUs, and Company DSUs in each case, that were outstanding on the date of this Agreement, as of the close of business on June 28, 2022, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options, warrants, calls, redeemable, exercisable or exchangeable securities, rights, agreements, commitments or other understandings of any character to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock or other voting securities of or other ownership interests in the Company (including any stockholder rights plan (or similar plan commonly referred to as a “poison pill”)), or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). All Company Awards have been granted in compliance with applicable Laws and the Equity Plans. All Company Stock Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Stock Option was granted (within the meaning of Section 409A and the Treasury Regulations promulgated thereunder).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement, stockholders agreement, registration rights agreement or other similar agreement relating to the voting or disposition of, or dividends with respect to, any Company Securities (other than the Voting and Support Agreement). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with all applicable securities Laws and Orders. All shares of capital stock of the Company subject to issuance as set forth above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and issued in compliance with all applicable securities Laws and Orders. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate, limited liability company or comparable powers required to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted, except as would not have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions imposed by applicable securities Laws) and have been duly authorized and validly issued and are fully paid and nonassessable, are free of preemptive rights (other than those provided by applicable Law) in favor of a party other than the Company and its Subsidiaries and were issued in compliance with all applicable securities Laws. Section 3.6(b) of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company, including, for each Subsidiary, its name and jurisdiction of organization. Each Subsidiary, is directly or indirectly wholly owned by the Company as set forth in Section 3.6(b) of the Company Disclosure Letter (except as otherwise specified therein). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement, stockholders agreement, registration rights agreement or other similar agreement relating to the voting or disposition of, or dividends with respect to any Company Subsidiary Securities. The Company does not own any capital stock of, or other equity, voting or ownership interests in, any Person other than its Subsidiaries.

(c) Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, as in effect on the date of this Agreement. None of the Subsidiaries of the Company is in violation of any provisions of its incorporation and bylaws (or equivalent organizational documents), in each case, except for violations that would not have a Company Material Adverse Effect.

Section 3.7 SEC Filings; the Sarbanes-Oxley Act; Related Party Transactions.

(a) The Company has filed with or furnished to the SEC on a timely basis all reports, forms, schedules and other documents required to be filed or furnished, as the case may be, by the Company since January 1, 2019 (collectively, the “Company SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Canadian Securities Laws, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company since January 1, 2019. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or any Canadian Securities Authority with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC or Canadian Securities Authorities comment or outstanding SEC or Canadian Securities Authorities investigation or other governmental investigation regarding the accounting practices of the Company. The Company is a “reporting issuer” or equivalent thereof and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces and territories of Canada. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE and the TSX. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or is a “reporting issuer” under applicable Canadian Securities Laws in any province or territory of Canada.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance with the Exchange Act. Such disclosure controls and procedures are designed to reasonably ensure that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2019, the

Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal control over financial reporting and the Company, based on its most recent evaluation of internal control over financial reporting, has not identified any such material weaknesses or any such fraud. Since January 1, 2019, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, Employee, or independent auditor, has received or made any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(c) As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any Contract or transaction with or for the benefit of any Person that is required to be reported by the Company pursuant to Item 404 of Regulation S-K.

(d) To the Knowledge of the Company, no “related party” of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Common Stock, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

Section 3.8 Financial Statements.

(a) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, the shareholders’ equity and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of any unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC and Canadian Securities Authorities in connection with seeking the Company Stockholder Approval (including any amendments or supplements thereto) will not, on the date the Proxy Statement is first mailed to stockholders of the Company, on the date of any amendment or supplement thereto, or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Laws governing the preparation, distribution or dissemination of such documents, including Canadian Securities Laws.

Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10 Absence of Certain Changes.

(a) From March 31, 2022 through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b) From March 31, 2022 through the date of this Agreement, other than in connection with (i) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or (ii) any COVID-19 Measures, the business of the Company and its Subsidiaries taken as a whole has been conducted in the ordinary course of business consistent with past practice in all material respects and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to clauses (a), (b), (e), (f), (g), (i), (j), (k), (l), (m), (n) or (p) of Section 5.1.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2022, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not have, a Company Material Adverse Effect.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had a Company Material Adverse Effect, the Company and its Subsidiaries are and have been since January 1, 2019 in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, the Company and its Subsidiaries are not under investigation by any Governmental Authority with respect to any violation by the Company or its Subsidiaries of any applicable Law or Order.

(b) Except for matters that have not had a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and have had since January 1, 2019, all Governmental Authorizations necessary to own, lease and operate their respective properties and assets and to conduct their respective businesses, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since January 1, 2019, in compliance with the terms of all Governmental Authorizations necessary to own, lease and operate their respective properties and assets and to conduct their respective businesses, (iii) since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice or other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorizations, (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any such Governmental Authorizations, and (v) to the Knowledge of the Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorizations.

Section 3.13 Litigation.

(a) Except as has not had a Company Material Adverse Effect, there is no Proceeding pending (or, to the Knowledge of the Company, threatened) with respect to or against the Company or any of its Subsidiaries, or any property, right or asset of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, in each case, by or before any Governmental Authority.

(b) There is no Order or other similar written agreement with a Governmental Authority to which the Company or any of its Subsidiaries, or any property, right or asset of the Company or any of its Subsidiaries, is subject that has had a Company Material Adverse Effect.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, complete and correct list of all real properties owned by the Company or its Subsidiaries that are material to the business of the Company or its Subsidiaries, taken as a whole (the “Owned Real Property”), (ii) a true, complete and correct list of all leases, subleases, licenses, sublicenses or other occupancies (other than Harvesting Rights and Water Rights) to which the Company or any of its Subsidiaries is a party as tenant or licensee for real property, including all amendments, modifications or supplements thereto and guarantees thereof, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Real Property Leases”) and (iii) a list of all real property leased or licensed by the Company or any of its Subsidiaries as lessors that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the “Leased Real Properties”). The Company has made available to Parent and Merger Sub true, correct and complete copies of all Real Property Leases.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) there are no existing, pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property and (iii) except for Permitted Liens, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Owned Real Properties.

(c) Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid leasehold or subleasehold (as applicable) title under each Real Property Lease, sufficient to allow each of the Company and its Subsidiaries to conduct its business as currently conducted, free and clear of all Liens, other than Permitted Liens, (ii) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease and no event has occurred or is reasonably expected to occur which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Real Property Lease, (iv) to the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Real Property Lease that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Real Property Lease (except in accordance with the terms thereof) and (v) either the Company or one of its Subsidiaries is in possession of each real property subject to a Real Property Lease and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any such real property subject to a Real Property Lease or any portion thereof.

(d) The Owned Real Property and real property demised under each Real Property Lease encompasses all of the material real property required to conduct the business of the Company or any of its Subsidiaries after the Closing Date as it is presently conducted (for the avoidance of doubt, excluding any Harvesting Rights or Water Rights).

(e) To the Knowledge of the Company, (i) there are no pending or threatened Proceedings against the Company or any of its Subsidiaries related to the presence of wildlife which inhabit areas of the Timberlands that are protected pursuant to the Endangered Species Act (U.S.), the Endangered Species Act (Ontario), the Species at Risk Act (Canada) or comparable state, provincial, local or municipal Laws related to the protection of endangered species.

(f) To the Knowledge of the Company, since May 1, 2019, there has been no material loss of timber from the Timberlands due to any casualty, insect infestation or other causes beyond the control of the Company or its Subsidiaries, other than such loss that would not have a Company Material Adverse Effect.

(g) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no unresolved disputes between the Company (or any Subsidiary of the Company) and any third party with respect to access to or use of the Timberlands.

(h) To the Knowledge of the Company, no Person other than the Company or a Subsidiary of the Company (or contractors harvesting on their behalf) has asserted or alleged, in writing, the right to harvest timber on the Timberlands, except pursuant to Contracts entered into by the Company or its Subsidiaries in the ordinary course of business and in a manner not inconsistent with its harvesting plan.

Section 3.15 Harvesting Rights and Water Rights.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2019 maintained third-party certification from either the Sustainable Forestry Initiative Program (the “SFI Certification”) or Forest Stewardship Council (the “FSC Certification”), as applicable, for the Timberlands and forests subject to Harvesting Rights managed by the Company or its Subsidiaries during such period, and such certification is in full force and effect.

(b) To the Knowledge of the Company, since January 1, 2019, there has been no mining activity on the Timberlands that are material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Section 3.15(c) of the Company Disclosure Letter contains (i) a true, complete and correct list of the Harvesting Rights. The Company and its Subsidiaries have the right to harvest the volumes of timber set forth under the Harvesting Rights, except for volumes committed to third parties pursuant to Contracts entered into by the Company or its Subsidiaries in the ordinary course of business.

(d) Except as would not have a Company Material Adverse Effect, since January 1, 2019 the Company and its Subsidiaries have not received written notice from any Governmental Authority of breach of the Harvesting Rights, any of the permits, licenses or operating or development plans issued or filed pursuant to any of the Harvesting Rights that would have the effect of materially reducing, suspending or terminating any Harvesting Rights or any rights or privileges attached thereto.

(e) Section 3.15(e) of the Company Disclosure Letter contains a true, complete and correct list of the rights issued by a Governmental Authority for the use of hydraulic forces in the domain of the state held by the Company or its Subsidiaries (the “Water Rights”). Except as would not have a Company Material Adverse Effect, since January 1, 2019 the Company and its Subsidiaries have not received written notice from any Governmental Authority of breach of the Water Rights that would have the effect of materially reducing, suspending or terminating any Water Rights or any rights or privileges attached thereto.

Section 3.16 SFL Holdcos.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (i) all of the SFL Holdcos and the SFL Shares, together with the jurisdiction of organization of each SFL Holdco and (ii) the percentage of each SFL Holdco’s outstanding SFL Shares owned by the Company and its Subsidiaries. The Company or a Subsidiary of the Company, as applicable, is the registered and beneficial owner of the SFL Shares.

(b) True, complete and correct copies of the shareholders’ agreements of the SFL Holdcos have been made available to Parent prior to the date hereof.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the Owned Intellectual Property that is registered, issued or subject to an application for registration or issuance that is maintained by the Company (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, the Registered Intellectual Property used in the conduct of the business is valid, subsisting and enforceable, and the Company and its Subsidiaries exclusively own the Owned Intellectual Property material to the business of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens.

(b) The conduct of the business of the Company and its Subsidiaries has not, since January 1, 2019, infringed, violated or misappropriated any Intellectual Property of any other Person in any material respect. There is no pending or, to the Knowledge of the Company, threatened Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any Person) or contesting the ownership, validity, registrability, use or enforceability of any Registered Intellectual Property (excluding ordinary course proceedings in Intellectual Property registration offices of Governmental Authorities). To the Knowledge of the Company, no Person has engaged in any activity that infringes, violates or misappropriates any material Registered Intellectual Property since January 1, 2019.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to protect and maintain the (i) Registered Intellectual Property and (ii) secrecy of the Trade Secrets and confidential Intellectual Property, in each case, that are Owned Intellectual Property. To the knowledge of the Company, no material Trade Secrets or confidential Owned Intellectual Property has been disclosed by the Company or any of its Subsidiaries to any Person except to Persons under a legal, contractual or enforceable ethical obligation to maintain the confidentiality of such Trade Secrets and confidential information. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any material Trade Secrets or confidential Owned Intellectual Property since January 1, 2019.

(d) To the extent that any material Owned Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any Person (whether alone or with others), (i) such Person has executed a valid and enforceable written agreement pursuant to which such Person transferred to the Company or such Subsidiary the entire and unencumbered right, title and interest of such Person therein and thereto, and, to the Knowledge of the Company, no party is in breach of such agreement or (ii) the Company or its Subsidiaries exclusively own such Intellectual Property as a matter of applicable Law. No Person has asserted in writing against the Company or any of its Subsidiaries any right, title, interest or other claim in, or the right to receive royalties or other consideration with respect to, any material Owned Intellectual Property.

(e) The IT Systems material to the business of the Company and its Subsidiaries (i) operate in all material respects in accordance with their documentation and functional specifications and as otherwise required by the Company and its Subsidiaries, (ii) are in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use, and (iii) since January 1, 2019, have not malfunctioned or failed in a manner that resulted in a material disruption to the conduct of the business of the Company and its Subsidiaries.

Section 3.18 Data Privacy and Security.

(a) The Company and its Subsidiaries have, in all material respects, implemented and maintain commercially reasonable data backup, system redundancy, and disaster avoidance and recovery plans and procedures, as well as commercially reasonable information security plans, procedures and arrangements designed to protect and preserve the availability, integrity, security, confidentiality and operation of the IT Systems (including all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since January 1, 2019, there have been no data breaches or security incidents with respect to the IT Systems that resulted in any unauthorized access to or use, disclosure, modification or corruption of any information stored or contained therein, or resulted in the exertion of third-party control over any of the IT Systems, except those that (i) have been remedied without any material cost or material liability to the Company or any of its Subsidiaries or the duty to notify any other Person, and (ii) did not cause a material disruption to the IT Systems or otherwise have a material impact on the operation of the business of the Company or any its Subsidiaries.

(b) Since January 1, 2019, the Company and its Subsidiaries (i) have posted a privacy policy on the Company’s website regarding the collection, use, disclosure, disposal, maintenance and transmission of any Personal Information of visitors to the website, (ii) have and, to the Knowledge of the Company, all affiliates, vendors, or processors, with respect to their processing of Personal Information on behalf of the Company and its Subsidiaries, been in compliance in all material respects with all applicable Laws and Orders concerning data protection or information privacy and security and (iii) have complied in all material respects with their posted privacy policies, and contractual requirements pertaining to data protection or information privacy and security. Since January 1, 2019, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) has been required to notify a Governmental Authority or any other Person in relation to a security incident or any applicable Law or Order relating to data protection or information privacy and security, (ii) has received any written notice from any Governmental Authority alleging a violation of any applicable Laws or Orders concerning data protection or information privacy and security and (iii) to the Knowledge of the Company, there is no pending investigation by any Governmental Authority of the Company or any of its Subsidiaries relating to such Laws or Orders.

Section 3.19 Taxes.

(a) Except for matters that have not had a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) no Tax Returns or Taxes with respect to the Company or any of its Subsidiaries are under audit or examination by, or subject to any litigation with, any Taxing Authority and neither the Company nor any of its Subsidiaries has received a written notice of any such proposed audit or examination, (v) the Company and its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable by the Company and its Subsidiaries through the date hereof, (vi) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Except for matters that have not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d) Except as has not had a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of national, state, provincial, territorial, municipal, local or foreign Law or as a transferee or successor and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(f) The Company has not been, and will not be prior to the Closing, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) entered into any “closing agreement” under Section 7121 of the Code, or other agreement (including any advanced pricing agreement) with a Taxing Authority in respect of Taxes that remains in effect or (ii) received any private letter ruling or other written ruling from a Taxing Authority that relates to Taxes of the Company.

(h) Except as has not had a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has at all times been exclusively resident for all Tax purposes in its jurisdiction of formation and neither the Company nor any of its Subsidiaries has or has had a permanent establishment or otherwise been subject to income Tax jurisdiction in a country other than its country of organization and (ii) no claim has been made in writing by any Taxing Authority in any jurisdiction in which the Company or a particular Subsidiary does not file Tax Returns with respect to a particular type of Tax that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction with respect to such type of Tax.

(i) Neither the Company nor any of its Subsidiaries has deferred material Taxes under Section 2302 of the CARES Act, similar law or executive order of the President of the United States or claimed any material Tax credit under Section 2301 of the CARES Act, similar law or executive order of the President of the United States or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 3.20 Employee Benefit Plans.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true, complete and correct list identifying each material Company Plan, and separately identifies each U.S. Company Plan and Non-U.S. Company Plan. “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, and any other plan, agreement, arrangement, program or policy providing for bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, tax equalization, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether written or unwritten (excluding any plan, program or arrangement maintained by a Governmental Authority, including any benefits that are required to be provided under applicable Law, such as statutory severance and any severance, retirement, pension or leave accruals provided by the Company as required by applicable Law), that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former Employee of the Company or its Subsidiaries, or with respect to which the Company or any Subsidiary has or may have any direct or indirect liability. Notwithstanding the foregoing, Section 3.20(a) of the Company Disclosure Letter may list template employment or consulting agreements rather than individual agreements to the extent such individual agreements do not materially deviate from the forms provided and disclosed. For purposes of this Agreement, the term “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or its Subsidiaries based outside of the United States. For purposes of this Agreement, the term “U.S. Company Plan” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or its Subsidiaries in the United States.

(b) The Company has made available to Parent with respect to each material Company Plan true, complete and correct copies of: (i) all documents setting forth the terms of each such Company Plan (or, with respect to any unwritten Company Plan, a written description of each material term thereof) and all material documents relating to each such Company Plan, including the plan document, all amendments thereto, and all related trust documents, (ii) the two most recent annual reports (including Form 5500 and, if applicable, all schedules and attachments thereto) and tax returns (including Form 990), if any, required under ERISA, the Code or other similar applicable Law in connection therewith or its related trust, and any federal, state, provincial, territorial, municipal, local or foreign tax returns, (iii) the most recent actuarial report (if applicable), (iv) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA or other similar applicable Law, (v) the most recent determination or opinion letter issued with respect to each such Company Plan intended to be qualified under Section 401(a) of the Code and (vi) all material correspondence to or from any Governmental Authority within the past three years with respect to any Company Plan.

(c) Except as would not have a Company Material Adverse Effect and other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each U.S. Company Plan has been established, maintained, administered and operated in compliance with its terms and the requirements of applicable Law in all material respects; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any U.S. Company Plan by applicable Law or by the terms of any U.S. Company Plan or CBA or other similar agreement or arrangement and all premiums, benefits and other expenses due or payable with respect to insurance policies funding any U.S. Company Plan, for any period in the prior three years through the date hereof, have been timely made or paid, as applicable; (iii) each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, no fact or event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect the qualified status or tax-exempt status, as applicable, of any such U.S. Company Plan or trust created thereunder; (iv) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other similar applicable Law has occurred involving any U.S. Company Plan; and (v) with respect to U.S. Company Plans, neither the Company nor any of its Subsidiaries has received any notices, fines or other sanctions from any Governmental Authority or independent regulator and, to the Knowledge of the Company, no instances of non-compliance have been notified to any Governmental Authority or independent regulator.

(e) With respect to each U.S. Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, except as would not create a material liability for the Company: (A) such U.S. Company Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (B) such U.S. Company Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (C) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such U.S. Company Plan; (D) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries, or any of their ERISA Affiliates, that has not been satisfied, and no condition exists that would reasonably be expected to result in the Company, its Subsidiaries, or any of their ERISA Affiliates, incurring a liability thereunder; and (E) no “reportable event” within the meaning of Section 4043(c) of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six years or will be required to be filed in connection with the transactions contemplated by this Agreement. The Company has not been required to post any security under ERISA or Section 436 of the Code with respect to any U.S. Company Plan, and to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any U.S. Company Plan.

(f) Except as would not create a material liability for the Company or result in the imposition of any excise tax on any Person, each U.S. Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, and any other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A, is, and at all relevant times has been, in operational and documentary compliance in all material respects with Section 409A.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Non-U.S. Company Plan has been in all material respects established, maintained, operated and administered in accordance with its terms and all applicable Laws of any controlling Governmental Authority; (ii) each Non-U.S. Company Plan that is required to be registered has been in all material respects registered and maintained in good standing with the applicable Governmental Authority; (iii) each Non-U.S. Company Plan that is required to be funded is funded, as appropriate, in accordance with its terms and applicable Law; (iv) all contributions required to have been made to each Non-U.S. Company Plan will have been made as of the Closing Date; (v) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened with respect to any Non-U.S. Company Plans (other than routine claims for benefits); and (vi) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under applicable Law with respect to any Non-U.S. Company Plans.

(h) Except as would not create a material liability for the Company, with respect to each Non-U.S. Company Plan that contains a “defined benefit provision”, as such term is defined in Section 147.1(1) of the Income Tax Act (Canada), and except as otherwise disclosed in Section 3.20(h) of the Company Disclosure Letter, and to the knowledge of the Company, no order has been made or notice given pursuant to any applicable Laws requiring (or proposing to require) the Company or its Subsidiaries to take (or refrain from taking) any action in respect of any Non-U.S. Company Plan, and no event has occurred and no condition or circumstance exists that has resulted or, to the Knowledge of the Company, could reasonably result in any Non-U.S. Company Plan (a) being ordered or required to be terminated or wound-up in whole or in part, (b) having its registration under any applicable Laws refused or revoked.

(i) With respect to the U.S. Company Plans, (i) neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) (a) a multiemployer plan as defined in Section 3(37) of ERISA, (b) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (c) a “multiple employer welfare arrangement” as defined in Section 3(40) of the Code, (d) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (e) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. No Company Plan provides post-employment health or welfare benefits for any current or former Employees of the Company or its Subsidiaries (or their dependents), other than would not result in a material liability to the Company or any Subsidiary, or as required under Section 4980B of the Code or any similar state or foreign Laws.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due, accelerate the time of any payment or vesting, or increase the amount of compensation due to any director, officer or Employee of the Company or its Subsidiaries or trigger any other obligation under any Company Plan, (ii) result in any forgiveness of material indebtedness, trigger any material funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (iii) result in payments to any current or former Employee, director, officer or consultant of the Company or any of its Subsidiaries under any Company Plan that would, individually or in combination with any other such payment, be deemed an “excess parachute payment” and not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of national, state, provincial, territorial, municipal, local or foreign Law relating to Tax).

Section 3.21 Employees; Labor Matters.

(a) The Company has made available to Parent a true and complete list (in all material respects and on a no-names basis if so required by applicable Laws) of all Employees employed as of June 28, 2022 by: (i) primary work location (province or state, and country); (ii) date of hire; (iii) job title; (iv) status as full-time or part-time; (v) status as exempt or non-exempt under applicable wage and hour Laws; (vi) whether paid on an hourly, salary or other basis; (vii) the amount of their hourly, base or other pay; and (viii) if the Employee is a member of a union or works council and, if so, which one (the “Employee Census”).

(b) Section 3.21(b) of the Company Disclosure Letter sets forth a list of each collective bargaining agreement, works council agreement and other similar arrangement with a labor union, works council or labor organization to which the Company or any of its Subsidiaries is a party or is otherwise bound (the “CBAs”). There are no Proceedings or, to the Knowledge of the Company, other activities of any labor union to organize any Employees.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2019 to the date of this Agreement, there has not occurred or, to the Knowledge of the Company, been threatened, and neither the Company nor any of its Subsidiaries has been materially affected by, any strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar concerted labor activity or union-organizing campaign with respect to any former or current employees, independent contractors, consultants or other agents of the Company or any of its Subsidiaries.

(d) There are no claims, disputes, arbitrations, administrative charges, complaints (whether individual or collective) or other Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries involving any former or current employee, director, independent contractor, consultant or other agent of the Company or any of its Subsidiaries, or otherwise relating to any labor or employment matters of the Company or its Subsidiaries, in each case, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no representation or certification proceeding or petition pending or, to the Knowledge of the Company, threatened with respect to any Employee of the Company or any of its Subsidiaries.

(e) Each of the Company and its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, including the Immigration Reform and Control Act and similar Laws of any jurisdiction, the Worker Adjustment and Retraining Notification Act and similar Laws of any jurisdiction (“WARN”), any Laws respecting employment of labor, wages, hours, overtime, paid leave, wage and hour standards, labor relations, collective bargaining, background checks, employment discrimination, harassment, retaliation, whistleblowing, civil rights, disability rights or benefits, safety and health, workers’ compensation, pay equity, equal opportunity, affirmative action, classification and use of employees, independent contractors, consultants and other agents, immigration and work authorization, reduction in force, mass layoffs, collective dismissals, facility closings, plant closures, the collection and payment of withholding or social security Taxes, severance or other termination-related payments, occupational safety and health requirements, leaves of absence, and unemployment insurance.

(f) Except as would not result in a material liability to the Company or any Subsidiary, each of the Company and its Subsidiaries is, and since January 1, 2019 has been, in material compliance with all applicable Laws relating to classification of individuals providing services for the Company or any of its Subsidiaries as an independent contractor, consultant, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or a Subsidiary.

(g) Except as would not result in a material liability to the Company or any Subsidiary, since January 1, 2019, neither the Company nor any of its Subsidiaries has had any “plant closings” or “mass layoffs” (in each case, as defined in WARN) or other terminations for which notices were not timely and properly provided in accordance with WARN. In the six (6) month period immediately prior to the date hereof, the Company and its Subsidiaries have not carried out any layoffs, furloughs or hours or pay reductions that would, if continued, constitute an “employment loss” (as defined in WARN) and that would, together with any “employment loss” (as defined in WARN) in the past ninety (90) days, constitute a “mass layoff” or “plant closing” (as such terms are defined in WARN and that would require notice under WARN).

Section 3.22 Environmental Matters. Except as has not had a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and, since January 1, 2019, have been, in compliance with all applicable Environmental Laws (which compliance has included obtaining, possessing and being in compliance with all Environmental Permits), and all such Environmental Permits are in full force and effect, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority with respect to any actual or alleged violation of any applicable Environmental Law or Environmental Permit;

(b) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law or relating to any Environmental Permit;

(c) no written notice of any threatened or pending Environmental Claim, Environmental Condition or potential liability under Environmental Law, has been received by the Company or any of its Subsidiaries, the substance of which has not been fully resolved without any pending, outstanding or ongoing costs, obligations or liabilities, including any notice regarding an actual or alleged Release of or exposure to Hazardous Substances, natural resource damages claims, or any Hazardous Substances sent offsite by the Company or any of its Subsidiaries for treatment, storage or disposal, and to the Knowledge of the Company, there are no existing facts, conditions or circumstances that would reasonably be expected to result in an Environmental Claim or Environmental Condition; and

(d) To the Knowledge of the Company, there has been no Release of any Hazardous Substances either (i) at, on, in, under, to or from any Owned Real Property or property that is subject to a Real Property Lease by the Company, any of its Subsidiaries or any other party including any predecessors of the Company and its Subsidiaries, (ii) at, on, in, under, to or from any real property formerly owned, leased, or operated by the Company, any of its Subsidiaries or their respective predecessors during the period of its ownership, operation or lease thereof, or (iii) by or on behalf of the Company, any of its Subsidiaries or their respective predecessors at any other real property (including any third-party disposal sites that have received waste material generated by the Company or its Subsidiaries or their respective predecessors) that, in the case of either (i), (ii) or (iii) above, requires any Remedial Action pursuant to Environmental Law or would reasonably be expected to result in any Environmental Claim or the imposition of any liability pursuant to Environmental Laws by or against the Company.

Section 3.23 Material Contracts.

(a) Section 3.23(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that (A) limits or restricts in any material respect the Company or any of its Subsidiaries (or would, from and after the Effective Time, limit or restrict the Company or any of its Subsidiaries in any material respect) from competing in any line of business or with any Person or competing or operating in any geographic region, (B) contains material exclusivity obligations binding on, the Company or any of its Subsidiaries or (C) grants any material “most favored nation” or similar right in favor of any third party;

(ii) each Contract that is a joint venture or partnership agreement or provides for a similar arrangement that is material to the Company and its Subsidiaries, taken as a whole, and any Contract that relates to the management, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(iii) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, security agreement or other binding commitment or other Contract relating to indebtedness for borrowed money, in each case in an amount in excess of $5 million individually other those between the Company and its wholly owned Subsidiaries or between its Subsidiaries);

(iv) each Contract with respect to an interest rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries or between its Subsidiaries) with a fair value in excess of $5 million individually;

(v) each Contract that is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of $5 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5 million or (C) the Company or any of its Subsidiaries has any ongoing indemnification or other obligations as of the date of this Agreement, which are reasonably expected to result in payments in excess of $5 million, excluding, in each case, acquisitions or dispositions of (x) supplies, inventory or products in connection with the conduct of the Company’s and its Subsidiaries’ business in the ordinary course consistent with past practice or (y) supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi) each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5 million in the aggregate;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is licensed or licenses, or grants or receives a covenant not to sue or other right under any Intellectual Property material to the Company and its Subsidiaries, taken as a whole, in each case, to or from any third party, excluding (A) shrink wrap, click wrap, of off-the-shelf software licenses, and any other license of uncustomized software that is commercially available to the public generally, in each case with one-time or annual license, maintenance, support and other fees of $150,000 or less, and (B) licenses of uncustomized Intellectual Property that are embedded in, built-in to or otherwise incorporated with or into manufacturing equipment or manufacturing processes;

(viii) each Contract with one of the ten largest customers (by revenue) of the Company and its Subsidiaries, taken as a whole (each, a “Material Customer”), or one of the ten largest vendors (by amounts paid) of the Company and its Subsidiaries, taken as a whole (each, a “Material Supplier”), in each case, based on the twelve-month period ended December 31, 2021;

(ix) each Contract involving any resolution or settlement of any actual or threatened Proceeding involving the Company or any of its Subsidiaries involving (A) a payment in excess of $5 million and entered into since January 1, 2019 or (B) ongoing requirements or restrictions on the Company or any of its Subsidiaries which are material to the Company and its Subsidiaries, taken as a whole;

(x) each Contract between the Company or any of its Subsidiaries and a Governmental Authority (other than in any such Governmental Authority’s capacity as a customer or supplier of the Company or any of its Subsidiaries) requiring payment by or to the Company and its Subsidiaries, taken as a whole, in excess of $5 million per annum;

(xi) each Real Property Lease and each Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment or other personal property requiring by its terms aggregate payments by or to the Company or any of its Subsidiaries in excess of $5 million for the twelve-month period ended December 31, 2021;

(xii) each Contract which restricts the payment of dividends or distributions in respect of any Company Securities or any Company Subsidiary Securities;

(xiii) each Contract that is a CBA;

(xiv) each employment Contract that materially varies from the Company’s standard form employment offer letter and (A) provides for annual base salary in an amount greater than $250,000, or (B) provides for any change of control retention or severance payments or benefits; and

(xv) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Contract of a type described in clauses (i) through (xv) is referred to herein as a “Company Material Contract”.

(b) Except for any Company Material Contract that has terminated or expired in accordance with its terms, and except as would not have a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is or has received any notice (written or oral) that it is in violation of or in default under any provision of such Company Material Contract, and, to the Knowledge of the Company, no event has occurred that would result in a violation of, or a default under, any Company Material Contract (in each case, with or without notice, the lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof). True and complete copies of the Company Material Contracts and any material amendments thereto, in each case as in effect as of the date of this Agreement, have been made available to Parent prior to the date of this Agreement.

Section 3.24 Customers; Suppliers.

(a) Since December 31, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or not renew its existing Company Material Contract with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Since December 31, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate its existing Company Material Contract with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.25 Finders’ Fee, etc. Except for CIBC World Markets Corp. (“CIBC”), the fees and expenses of which will be paid by the Company, there is no investment banker, broker, financial advisor, finder or similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries, in each case in connection with the transactions contemplated by this Agreement.

Section 3.26 Opinion of Financial Advisor. The Company Board has received the opinion of CIBC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than (a) shares of Company Common Stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any of the Company’s Subsidiaries or Merger Sub and (b) Appraisal Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will be made available to Parent promptly following the delivery of such written opinion to the Company Board.

Section 3.27 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.9, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws applies to this Agreement, the Voting and Support Agreement or any of the transactions contemplated hereby.

Section 3.28 Certain Business Practices.

(a) Since January 1, 2019 none of the Company or its Subsidiaries, any director or officer, or to the Knowledge of the Company, any Employee or agent of the Company, nor any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization) or to foreign or domestic political parties or campaigns, or to any other Person acting in an official capacity, to unlawfully influence official action or secure an improper advantage, or otherwise violated any provision of any Anti-Corruption Law; (c) materially violated any Trade Control Laws; or (d) violated any Sanctions.

(b) Since January 1, 2019, none of the Company, any of its Subsidiaries or any director, officer, Employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, is a Sanctioned Person, or to the Knowledge of the Company, has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person.

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries has violated or is in violation of any applicable Anti-Money Laundering Law.

(d) Since January 1, 2019, the Company and its Subsidiaries have had in place and have adhered, in all material respects, to policies and procedures designed to prevent their officers and Employees from undertaking any activity, practice or conduct relating to the business of the Company or its Subsidiaries that would constitute an offense under any Anti-Corruption Laws, Trade Control Laws or Sanctions.

Section 3.29 Insurance. Except as would not have a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company or any of its Subsidiaries are in full force and effect and all premiums due thereunder have been paid when due. Except as would not have a Company Material Adverse Effect, such insurance policies are sufficient for compliance with all applicable Laws. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not have a Company Material Adverse Effect.

Section 3.30 Aboriginal Matters. Except as has not had a Company Material Adverse Effect:

(a) neither the Company nor any of its Subsidiaries is a party to any written agreement with any Aboriginal Group relating to the Company’s or any of its Subsidiaries’ assets, including in relation to the environment or the development of communities in the vicinity of, or in connection with, any of the Company’s or its Subsidiaries’ assets;

(b) neither the Company nor any of its Subsidiaries is currently a party to any Proceedings with (i) any Aboriginal Group or (ii) a Governmental Authority in relation to Aboriginal Claims; and

(c) there are no existing, in the form of a Proceeding, or, to the Knowledge of the Company, threatened Aboriginal Claims related to the Company’s or its Subsidiaries’ assets, including the ownership or operation of the business or the assets of the Company or any of its Subsidiaries.

Section 3.31 No Additional Representations; Acknowledgment.

(a) Except for the representations and warranties of the Company expressly set forth in this Article III, none of the Company, its Subsidiaries, or any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or any of their Affiliates or Representatives relating to the financial condition, business, assets or results of operations of the Company and its Subsidiaries, in connection with the transactions contemplated by this Agreement, including the Merger, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, none of Parent, Merger Sub or any other Person on behalf of them is making, and none of them has made, any representations or warranties (express or implied) relating to itself or its financial condition, business, assets or results of operations or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Company or its Representatives is relying on any representation or warranty of Parent, Merger Sub or any other Person on behalf of them, except for those expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence. Each of the Parent Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, except, in each case, where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby. Prior to the date of this Agreement, each of the Parent Parties has delivered or made available to the Company true, correct and complete copies of the organizational documents of any of the Parent Parties and Merger Sub as in effect on the date of this Agreement.

Section 4.2 Corporate Power and Authorization; Merger Sub.

(a) Each of the Parent Parties and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent Parties and Merger Sub. No vote of any holders of any of the Parent Parties’ capital stock is necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent Parties and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The respective boards of directors of each of the Parent Parties and Merger Sub, by resolutions duly adopted at duly held meetings, have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, effective as of immediately following the execution and delivery of this Agreement.

(c) Merger Sub is a direct, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Since the date of its incorporation, Merger Sub has not carried, and prior to the Effective Time, will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by each of the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation by each of the Parent Parties and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, or notifications to, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) receipt of the Competition Act Approval, (d) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 4.3(d) of the Parent Disclosure Letter, (e) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities Laws or Canadian Securities Laws, (f) compliance with any applicable requirements of the NYSE and the TSX and (g) any actions, filings or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by each of the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of the Parent Parties or Merger Sub, (b) conflict with or breach any provision of any applicable Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any material Contract binding upon the Parent Parties or Merger Sub, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization to which Parent and Merger Sub are subject or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property, right or asset of any of the Parent Parties or Merger Sub, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5 Information Supplied. The information relating to, and supplied by, the Parent Parties, their Affiliates and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Parent Parties or Merger Sub for use therein.

Section 4.6 Financing.

(a) Parent’s and Merger Sub’s obligations under this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated hereby. On or prior to the date of this Agreement, Parent has delivered to the Company true, correct and complete fully executed copies of (a) the equity commitment letter (the “Equity Commitment Letter”) to Parent from an Affiliate of the Parent Parties, pursuant to which such Affiliate has committed to provide Parent with equity financing in the amount and on the terms and conditions set forth therein (the “Equity Financing”), (b) the commitment letters, dated as of the date hereof, among Parent and the applicable financing sources party thereto (the “Debt Commitment Letters”) and (c) the fee letters, dated as of the date hereof, among Parent and the financing sources party thereto (redacted to remove only the fee amounts, fee percentages, price caps and certain other economic terms (including any economic market “flex” provisions) in a customary manner (none of which could reasonably be expected to adversely affect the conditionality, availability or termination provisions of the Debt Commitment Letters or reduce the aggregate amount available under the Debt Financing), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (together with the Debt Commitment Letters, the “Debt Letters” and the Debt Letters, together with the Equity Commitment Letter, the “Financing Commitment Letters”). Pursuant to the Debt Commitment Letters and subject to the terms and conditions thereof, each of the applicable parties thereto (other than Parent and Merger Sub) have severally committed to lend the amounts set forth therein to Parent or Merger Sub (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in such Debt Commitment Letters. As of the date of this Agreement, (i) the Financing Commitment Letters have not been amended, restated or otherwise modified or waived in any respect (and no amendment, restatement, modification or waiver is contemplated), (ii) the respective commitments contained in the Equity Commitment Letter and, to the Knowledge of Parent, the commitments contained in the Debt Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect and (iii) with respect to the commitments contained in the Equity Commitment Letter and, to the Knowledge of Parent, the commitments contained in the Debt Letters, no such withdrawal, rescission, amendment, restatement or modification is contemplated. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent, and to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. As of the date of this Agreement, there are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Debt Financing pursuant to the Debt Commitment Letters (other than as expressly set forth in the Debt Commitment Letters) and the Equity Financing pursuant to the Equity Commitment Letter. Assuming the satisfaction of the conditions precedent set forth in Section 8.1 and Section 8.2, the net proceeds contemplated from the Debt

Financing and the Equity Financing, together with Parent’s available unrestricted cash, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries required in connection with the Merger and all fees and expenses reasonably expected to be incurred in connection with the Merger and the other transactions contemplated by this Agreement (the “Merger Amounts”). As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent or Merger Sub under the Financing Commitment Letters or any other party to the Financing Commitment Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements that relate to the conditionality, availability, termination or amount of the Debt Financing, the Equity Financing or the funding of all or any part of the Debt Financing or the Equity Financing. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing and satisfied all of the other terms and conditions required to be satisfied by Parent on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, Parent has no reason to believe that any of the conditions to the Debt Financing or the Equity Financing will not be satisfied, nor does Parent have Knowledge that the full amount of the Debt Financing and the Equity Financing will not be made available to Parent as of the time the Closing is required to occur pursuant to Section 2.2 in accordance with the terms of the Debt Letters. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if (notwithstanding such breach) Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date.

Section 4.7 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) the satisfaction or waiver of the conditions set forth in Article VIII (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (b) that the representations and warranties set forth in Article III as written are true and correct and (c) the Company is Solvent as of the date of this Agreement, at and immediately after the Closing, then, after giving effect to the consummation of the transactions contemplated hereby, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

Section 4.8 Litigation. Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, as of the date hereof, (a) there is no Proceeding pending (or, to the Knowledge of Parent, threatened) by or before any Governmental Authority with respect to Parent or any of its Subsidiaries and (b) to the Knowledge of Parent, Parent and its Subsidiaries are not under investigation by any Governmental Authority with respect to any violation by Parent or its Subsidiaries of any applicable Law or Order.

Section 4.9 Share Ownership. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) (a) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company or (b) is, or at any time within the past three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL, applied as if such provision were applicable to the Company).

Section 4.10 Finders’ Fee, etc. Except for Barclays PLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.11 No Additional Representations; Acknowledgment.

(a) Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV, none of Parent, Merger Sub, its Affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, its Subsidiaries or any of their Affiliates or Representatives relating to the financial condition, business, assets or results of operations of Parent, Merger Sub, its Subsidiaries or any of their Affiliates in connection with the transactions contemplated by this Agreement, including the Merger, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub, including any management presentation.

(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, none of the Company or any Person on behalf of the Company is making, and none of them has made, any representations or warranties (express or implied) relating to itself or its financial condition, business, assets or results of operations or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, including with respect to any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation, and none of Parent, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any Person on behalf of the Company, except for those expressly set forth in Article III.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX except (i) as expressly permitted or expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iv) for any actions taken reasonably and in good faith to respond to COVID-19 Measures (provided that, in the case of this clause (iv), the Company shall, to the extent reasonably practicable, provide reasonable advance notice and consult with Parent prior to taking any such actions) or (v) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to preserve substantially intact its current business organization and maintain existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, Employees and other material business relations and keep available the services of the Company’s and its Subsidiaries’ present key employees; provided that (x) no action by the Company or any of its Subsidiaries permitted by an exception to any of Section 5.1(a) through (q) will be a breach of this sentence and (y) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 5.1(a) through (q) will not be a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or otherwise change its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) split, combine, recapitalize, subdivide or reclassify any Company Securities or Company Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than in connection with the exercise, vesting or settlement of Company Awards in accordance with past practice (or as modified after the date of this Agreement in accordance with the terms of this Agreement));

(c)(i) issue, deliver, sell, assign, pledge, grant, transfer, dispose of, or encumber (other than Permitted Liens), or authorize the issuance, delivery, sale, assignment, pledge, grant, transfer, disposition or encumbrance of, any Company Securities or Company Subsidiary Securities, other than (x) in connection with regular quarterly grants of Company DSUs to directors which are made in the ordinary course of business, in each case subject to the terms and conditions in the values as set forth in Section 5.1(c) of the Company Disclosure Letter, (y) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSUs, Company PSUs and Company DSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, amalgamation, consolidation or otherwise);

(d) make or commit to any annual capital expenditures in any future fiscal year, except (i) in the ordinary course of business, (ii) pursuant to the Company’s current capital expenditures budget provided to Parent prior to the date hereof (the “2022 Capex Budget”), either on projects itemized, if any, in the budget or on substitute projects, (iii) with respect to future annual capital expenditures budgets after fiscal year 2022, capital expenditures that do not exceed the aggregate amounts budgeted in the Company’s capital expenditures budget for fiscal year 2023 provided to Parent prior to the date hereof, (iv) for any actions taken reasonably and in good faith to respond to COVID-19 Measures not to exceed $10 million in the aggregate, or (v) any unbudgeted capital expenditures not to exceed $10 million individually or $30 million in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (iv);

(e) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest or otherwise invest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $5 million individually or $10 million in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of goods, raw materials and equipment in the ordinary course of business consistent with past practice;

(f) sell, assign, license, lease (as lessor) or otherwise transfer, abandon, allow to let lapse or expire or otherwise dispose of, fail to maintain, pledge or create any Lien on, or authorize any of the foregoing with respect to any material portion of the Company’s or its Subsidiaries’ assets, properties or rights, other than (i) Permitted Liens, (ii) the sale of inventory, or of obsolete or outdated personal property or equipment, in each case, in the ordinary course of business consistent with past practice, (iii) Intellectual Property portfolio management and maintenance conducted in the ordinary course of business consistent with past practice or (iv) non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice;

(g) incur, prepay, refinance or amend the terms of any indebtedness for borrowed money or guarantees thereof or issue any debt securities, warrants or other rights to acquire any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any Person, other than (x) intercompany indebtedness, (y) under the Company Credit Facilities for (i) working capital purposes in the ordinary course of business and (ii) any other purposes permitted under this Section 5.1 in an amount not to exceed $10,000,000 and (z) the issuance of letters of credit and bonds in the ordinary course of business consistent with past practice;

(h) other than in the ordinary course of business consistent with past practice or as would not be reasonably expected to impair the ability of the Company and its Subsidiaries to conduct its business as currently conducted, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof or for cause) any Company Material Contract, (ii) waive, release or assign any material rights, claims or benefits under any Company Material Contract or (iii) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date hereof;

(i) other than as required by the terms of any Company Plan or Contract as in effect on the date of this Agreement or adopted or amended after the date of this Agreement in compliance with this Section 5.1, any CBA or applicable Law, (i) adopt, enter into, establish, terminate, or materially amend or modify any Company Plan (or plan or arrangement that would be a Company Plan if in effect on the date of this Agreement), except for routine amendments or renewals of Company Plans that would not result in a material increase in benefits or costs to the Company and its Subsidiaries, or any CBA, (ii) accelerate or increase payments or benefits payable under any Company Plan, (iii) grant any additional equity-based compensation awards (including, for the avoidance of doubt, Company PSUs, Company RSUs and Company DSUs, which upon the consummation of the Merger, shall be settled only in cash and Contingent Value Rights), pursuant to the Equity Plans or otherwise, or allow Employees to elect to receive cash incentive compensation in the form of equity-based compensation awards (except for grants of (x) in connection with regular quarterly grants of Company DSUs to directors which are made in the ordinary course of business, in each case subject to the terms and conditions in the values as set forth in Section 5.1(i) of the Company Disclosure Letter, which, upon the consummation of the Merger, shall be settled only in cash and Contingent Value Rights or (y) the grant of Company PSUs or Company RSUs after the date of this Agreement in accordance with Section 5.1(i) of the Company Disclosure Letter, which, upon the consummation of the Merger, shall be settled only in cash and Contingent Value Rights) , (iv) grant any loan to, or increase compensation, bonus, severance or other benefits payable to any Employee, officer, director, consultant or other similar agent of the Company or its Subsidiaries, other than promotion or annual merit salary increases (and increases in bonus or other compensation to the extent related to base salary and tied to such promotion or annual merit salary increases), in the ordinary course of business that do not, in the aggregate, exceed the aggregate amounts budgeted for such items for fiscal year 2022, (v) hire (other than to fill an open position) or terminate (other than a termination “for cause”) any Employee who has a position that is at or above grade level 29 (“Vice President/General Manager Level”), (vi) grant any severance, change of control, retention, termination or similar compensation or benefits payable to any Employee, officer, director or consultant of the Company or its Subsidiaries, (vii) materially increase the funding or contribution rate with respect to any Company Plan, or (viii) enter into any employment or other similar agreement (or amend any existing agreement) with respect to any Vice President/General Manager Level Employee;

(j) change the Company’s methods, principles, policies, practices or procedures of financial accounting, except as required by GAAP or SEC rule or other applicable Law;

(k) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, except, in each of the foregoing cases, to the extent any such action is undertaken in the ordinary course of business, or request any ruling or written determination from a Taxing Authority with respect to a material amount of Taxes;

(l) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Subsidiary of the Company;

(m) settle, or offer or propose to settle, any Proceeding involving or against the Company or any of its Subsidiaries for any payment in excess of $5 million (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company), or which would reasonably be expected to (i) prevent or materially delay or impair the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) involve any criminal liability or any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(n) declare, set aside, establish a record date for or pay any dividends on, or make any other distributions in respect of, any Company Securities or any Company Subsidiary Securities, other than distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(o) other than in the ordinary course of business consistent with past practice, make any loans, advances, or capital contributions to or investments in any Person, including guarantees of the obligations of such Person, in excess of $5 million in the aggregate, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(p) enter into any new line of business outside its existing lines of business as of the date of this Agreement; or

(q) agree, resolve, authorize or commit to do any of the foregoing.

(r) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Section 5.2 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, (i) the Company shall prepare and, subject to the receipt from the Parent Parties and Merger Sub of the information and assistance described in clause (ii), file with the SEC the Proxy Statement, which shall, unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 7.2, include the Company Board Recommendation and (ii) the Parent Parties and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required by applicable Law to be included in the Proxy Statement, and shall provide such other assistance and information in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time.

(b) Each of the Company, the Parent Parties and Merger Sub shall ensure that the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement (i) will, on the date the Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Meeting or filed with the SEC (as applicable), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Parent Parties or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement and (B) the Parent Parties, Merger Sub and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and the Company shall prepare with the assistance of, and after consultation with, Parent as provided in this Section 5.2) an appropriate amendment or supplement describing such information, file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC.

(c) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond to and resolve (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(c)) as promptly as practicable any comments of the SEC with respect to the Proxy Statement.

(d) Notwithstanding anything to the contrary stated above, and except in connection with a Company Adverse Recommendation Change made in accordance with this Agreement, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on such documents or responses and consider such comments in good faith, and the Company agrees that all information relating to the Parent Parties and their respective Affiliates included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The Company shall cause the Proxy Statement to be mailed to holders of Company Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.3 Company Meeting. Subject to Section 5.2, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting solely (a) with the consent of Parent, (b) if, as of the time for which the Company Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business at the Company Meeting, (c) to the extent required by applicable Law or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company Stockholder Approval. The Company shall, acting through the Company Board, but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 7.2, provide the Company Board Recommendation and shall include the Company Board Recommendation in the Proxy Statement, and, unless this Agreement is validly terminated pursuant to Section 9.1, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and shall, at the request of Parent, keep Parent reasonably informed on a reasonably current basis as to the proxy solicitation process for the Company Meeting (including interim results). Parent,

Merger Sub and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approval.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.2 Director and Officer Indemnification.

(a) For a period of not less than seven years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) to the extent permitted by Law and as provided in their respective certificate of incorporation, bylaws (or comparable organizational documents) or any indemnification policy or agreement to which the Company or any of its Subsidiaries is legally as in effect on the date of this Agreement bound, as in and made available by the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the seventh anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.2, the provisions of this Section 6.2 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b) For a period of not less than seven years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such seven year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law or Order.

(c) Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than seven years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such seven-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the Company’s current aggregate annual premium amount as set forth in Section 6.2(c) of the Company Disclosure Letter (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Parent shall, or shall cause the Surviving Corporation to, purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the option of either Parent or the Company, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of seven years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent and the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 6.2(c); provided that the aggregate premium for such “tail policy” and any policy maintained or purchased by Parent or the Surviving Corporation pursuant to the first sentence of this Section 6.2(c) shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for the period of such “tail policy” (which, for the avoidance of doubt, shall be no less than seven years after the Effective Time) and continue to honor its obligations thereunder.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.2.

(e) The provisions of this Section 6.2 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.3 Employee Matters.

(a) For a period beginning on the Closing Date and continuing until and through December 31, 2023 (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, Continuing Employees with (i) wage or base salary levels that are not less than those provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time, and (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time (excluding, for the avoidance of doubt, (x) the value of any equity or other long-term incentive opportunities or (y) any opportunity to elect to convert cash incentive opportunities into Company Awards). For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Continuing Employee with employee benefits that are at least as favorable (excluding, for the avoidance of doubt, the value of any equity, equity-based or other long-term incentive opportunities and any transaction, retention, or change in control compensation granted or paid (A) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (B) relating to transactions following the Closing) to those in effect for such Continuing Employee immediately prior to the Closing; provided that during the period beginning on the Closing Date and continuing for two years thereafter, Parent and the Surviving Corporation agree to keep in effect all severance plans, agreements, practices and policies that are applicable to Employees and set forth in Section 6.3(a) of the Company Disclosure Letter or publicly filed with the SEC as of the date hereof, and agree that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits provided under such plans, agreements, practices and policies (or such greater benefits as are required after giving effect to the acknowledgment in Section 6.3(d)). Except as set forth in Section 6.3(a) of the Company Disclosure Letter or a CBA, nothing herein shall be deemed to limit the right of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any of their respective Affiliates to (I) terminate the employment of any Continuing Employee at any time, (II) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change is not inconsistent with the provisions of this Section 6.3 or (III) change or modify any Company Plan or other employee benefit plan or arrangement in accordance with its terms; provided that such change or modification does not otherwise violate the requirements of this Section 6.3. For avoidance of doubt, nothing in this Section 6.3 shall be deemed to obligate Parent to provide non-qualified deferred compensation or defined benefit compensation (other than as required by Law or CBA) in the same form as provided prior to the Closing Date so long as the value thereof as in effect prior to the Effective Time is replaced during the Continuation Period in some other manner to the extent provided herein. Notwithstanding the foregoing, the compensation and benefits treatment and terms and conditions of employment provided to all non-union Continuing Employees in Canada shall be at sufficient levels to avoid constructive dismissal.

(b) For all purposes (exclusive of purposes of defined benefit pension accrual or other plans providing for post-employment benefits, including, for the avoidance of doubt, supplemental retirement benefits, any retiree health or life insurance benefits or pursuant to any deferred compensation plan, for Employees who are not entitled to such benefit immediately prior to the Closing or pursuant to a CBA) under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) to the extent such credit would result in a duplication of benefits or the funding thereof; or (y) with respect to new benefit or compensation arrangements that are not a replacement for a Company Plan and past service is not required to be credited). In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, Parent or its respective Affiliates shall ensure (and shall use reasonable best efforts to cause any applicable third party insurance provider to provide) that each Continuing Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall (or shall use reasonable best efforts to cause any applicable third party insurance provider to) cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall (or shall use reasonable best efforts to cause any applicable third party insurance provider to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the Closing Date to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan (except to the extent such payment would result in a duplication of benefits or the funding thereof).

(c) In furtherance of Section 6.3(a)(ii), if the Effective Time occurs prior to the payment of any outstanding amounts under each Company Plan that is a fiscal 2022 cash-based short-term bonus plan, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to (A) pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each eligible Continuing Employee who participates in a Company Plan that is a fiscal 2022 cash-based short-term bonus plan that is no less than the amount earned by (but not paid to) such Continuing Employee as of the Closing Date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company Plan, and (B) to the extent the Effective Time occurs in calendar year 2022, maintain the short-term cash incentive plans in effect for the remainder of calendar year 2022 on the same terms and conditions, and with respect to the same targets and performance measures as were in effect for such year. In furtherance of Section 6.3(a)(ii), to the extent the Company has adopted a Company Plan that is a fiscal 2023 cash-based short-term bonus plan, as permitted under Section 5.1(i) of the Company Disclosure Letter,

Parent shall, or shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each eligible Continuing Employee who participates in each such Company Plan that is no less than the amount earned by (but not paid to ) such Continuing Employee as of the Closing Date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company Plan.

(d) Notwithstanding anything to the contrary in Section 6.3(a), the compensation and benefits treatment and terms and conditions of employment afforded to all Continuing Employees who are covered by a CBA shall be provided in accordance with the applicable CBA. From and after the Effective Time, Parent shall assume, or shall cause the Surviving Corporation or one of its Subsidiaries to assume, the obligations of the CBAs until their respective expiration dates and treat the bargaining unit employees covered by such CBAs in accordance with the terms of the CBAs, as may be amended from time to time by the parties thereto. Each of the unions set forth on Section 6.3(d) of the Company Disclosure Letter shall be a third-party beneficiary of the obligations set forth in this Section 6.3(d) only, as required under the applicable CBA.

(e) Parent hereby acknowledges that the consummation of the Merger will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable.

(f) From and after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the Effective Time.

(g) Following the Closing Date, Parent in consultation with the Company’s Chief Executive Officer, shall adopt a long-term incentive program for key employees that provides for long-term incentives comparable to those offered to such key employees prior to the Closing Date.

(h) Notwithstanding anything to the contrary in this Agreement, and subject to clause (d) of this Section 6.3, the terms of this Section 6.3 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former Employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the Parties. Nothing contained in this Agreement is intended to or shall: (i) constitute or be deemed to constitute the establishment or adoption of or amendment to any Company Plan or other compensation or benefit plan, policy, program or arrangement for purposes of ERISA or otherwise or (ii) obligate the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to (x) maintain any particular benefit plan or arrangement or prevent the amendment, modification or termination thereof after the Effective Time, or (y) retain the employment of any particular Employee. Nothing in this Agreement shall alter the employment relationship (including the at-will employment relationship, if applicable) of any Continuing Employee or confer upon any director, consultant or other similar service provider of the Company or any of its Subsidiaries any right to continue in the service of the Surviving Corporation, Parent or any of its Subsidiaries.

Section 6.4 Conduct of Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as consented to in writing by the Company, none of the Parent Parties or Merger Sub shall, or shall permit any of their Affiliates to, (a) acquire any rights, assets, business or Person or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person, (b) restructure, reorganize or completely or partially liquidate, (c) make any material loan, advance or capital contribution to, or investment in, any other Person, or (d) propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, in each case, that would reasonably be expected to (x) materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement or (y) materially delay, impair or prevent the funding of the Debt Financing, or (e) make any filing with the federal government of Canada in respect of the transactions contemplated by this Agreement other than as specifically contemplated by this Agreement or such other filings (A) as Parent and Company, each acting reasonably, agree are advisable or (B) as may be specifically recommended or requested by a Governmental Authority in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Reasonable Best Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Parent Parties shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including using its reasonable best efforts to (i) prepare and file, in consultation with the other Parties, as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party and (iii) cooperate in meeting any information, consultation and notification requirements with Employees, Employee Representatives or other Third Parties, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations, consultations, notifications and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII).

(b) In furtherance and not in limitation of the foregoing, unless Parent and the Company each agree in writing otherwise, each of the Parent Parties and the Company shall, and shall cause their applicable Affiliates to, (x) within 60 Business Days after the date of this Agreement, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) make a filing under section 114(1) of the Competition Act (and Parent shall file a request for an advance ruling certificate pursuant to section 102 of the Competition Act) with respect to the transactions contemplated by this Agreement and (y) as promptly as reasonably practicable thereafter, make any filing that may be required under any other Competition Laws. Each of the Company and the Parent Parties shall supply or cause to be supplied as promptly as reasonably practicable and advisable any additional information and documentary material that may from time to time be required under any applicable Competition Law and/or be requested by a Governmental Authority pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration, waiver or termination of the applicable waiting periods regarding the foregoing as soon as practicable. The Company and the Parent Parties shall each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) In furtherance and not in limitation of the foregoing, if the Commissioner issues a supplementary information request (“SIR”) under subsection 114(2) of the Competition Act, the Company and the Parent Parties shall, and shall cause each of their Affiliates to, use their reasonable best efforts to respond to the SIR as promptly as is reasonably practicable but, in any event, no later than ninety days after receiving the SIR, unless the Company and Parent mutually agree in writing upon a different period of time. For purposes of this Section 7.1(c), the Company and the Parent Parties shall be deemed to have responded to any such SIR by providing a response that each, in respect of its own response, in good faith believes to be in compliance and by certifying its compliance pursuant to section 118 of the Competition Act within the ninety day period. In the event that the Commissioner disputes the adequacy of compliance by either or both the Company and the Parent Parties with respect to its or their compliance with the SIR, the Company and the Parent Parties, as applicable, shall endeavor to satisfy the Commissioner as soon as possible so as to minimize any delay in the conduct or resolution of the investigation. In the event Parent or the Company receives a second request under the HSR Act or any similar inquiry or request under applicable Competition Laws not otherwise addressed in this Section 7.1(c) in connection with the transactions contemplated by this Agreement, such party shall comply as promptly as practicable with such request (i) as provided by Section 7A(e) of the HSR Act or (ii) as otherwise provided under applicable Competition Laws. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under applicable Competition Laws, such party shall comply as promptly as practicable with such subpoena or civil investigative demand. In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a second request under the HSR Act or any similar inquiry or request under applicable Competition Laws, subpoena or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. Neither Parent nor the Company shall extend any required waiting period provided for under the HSR Act or “pull and refile” any filing submitted pursuant to the HSR Act or applicable Competition Laws, or enter into any timing agreement or similar agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement, in each case without the prior written consent of the other.

(d) Except as prohibited by applicable Law or Order, each of the Parent Parties and the Company shall (i) cooperate and consult in good faith with each other in connection with any filing or submission with or request from a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party under Competition Laws, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Commissioner, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding under Competition Laws by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to any filings under any applicable Law in discussions with or filings to be submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement with respect to filings under any applicable Law and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under any applicable Law; provided that, for any disclosure required under this Section 7.1, each Party shall be permitted to redact any materials (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable attorney-client or other privileged, confidentiality or competitively sensitive information concerns. For the avoidance of doubt, the Parent Parties and the Company shall coordinate with respect to the appropriate course of action with respect to obtaining the approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person and the defense of the transactions contemplated hereby in any antitrust or foreign investment review investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law.

(e) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) neither the Company nor any Parent Party shall participate in or attend any meeting, or engage in any substantive conversation or other interaction, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other Party, (ii) each of the Company and Parent shall give the other reasonable prior written notice of any such meeting, conversation or other interaction and (iii) in the event either the Company or Parent is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(f) Notwithstanding anything to the contrary in this Section 7.1, the Parent Parties shall, and shall cause their respective Affiliates to, take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible and in any event on or before the End Date, including (i) the prompt use of its reasonable best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any Governmental Authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, all such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) and (B) the proffer and agreement by the Parent Parties of their willingness to take any other such actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding by any Governmental Authority in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (iii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 7.1 shall obligate the Parent Parties or the Company to agree to any divestiture or other remedy, or to close the transactions contemplated by this Agreement into a hold separate arrangement, that (i) is not conditioned on the consummation of the transactions contemplated by this Agreement or (ii) is, or would reasonably be expected to result in, a Burdensome Condition. Additionally, the Parent Parties shall not, and shall cause their respective Affiliates to not, take any action after the date of this Agreement, including the acquisition of any assets (including the acquisition of any mill or other production or manufacturing facility) that would reasonably be expected to materially impede, materially interfere with or materially delay the consummation of the Merger or the other transactions contemplated hereby, including the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing. The Parent Parties shall be responsible for any actions taken or omitted to be taken by any Affiliates of the Parent Parties, that would be deemed a breach of Section 6.3 or this Section 7.1 if the Parent Parties had taken or omitted to take such actions.

(g) The Parent Parties shall (i) use reasonable best efforts to obtain any consents the failure of which to obtain would result in a Specified Detrimental Action, and otherwise to avoid a Specified Detrimental Action, provided that it will not be required to take such actions that would have an adverse effect that would be adverse and material to the Company and (ii) not take any action, or take any position publicly or with any Applicable Authority with respect to the Parent Parties’ future plans for the business of the Company, that is inconsistent with Section 7.1 (g) of the Parent Disclosure Letter.

Section 7.2 Company Acquisition Proposals.

(a) The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, including by terminating such Persons’ access to any physical or electronic data rooms. With respect to any Person with whom such discussions or negotiations have been terminated, the Company shall promptly (and in any event, within three Business Days after the date of this Agreement) require such Person to promptly return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company, and at Parent’s request, the Company shall take all actions so requested and reasonably necessary to enforce its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. The Company shall ensure that its Subsidiaries and its and their respective Representatives are aware of the provisions of this Section 7.2, and any violation of the restrictions contained in this Section 7.2 by the Company Board (including any committee thereof), the Company’s Subsidiaries or its or their respective Representatives (acting on the Company’s behalf) shall be deemed to be a breach of this Section 7.2 by the Company.

(b) Except as expressly provided for in this Section 7.2(b), from and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with ARTICLE IX, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and their respective Representatives to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) other than engaging in discussions with any Person or group or their respective Representatives who has made a Company Acquisition Proposal solely for the purpose of clarifying the terms of such Company Acquisition Proposal or determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Company Acquisition Proposal (provided that he Company promptly (and in any event within 24 hours after receipt) notify Parent of such discussion), engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company Acquisition Proposal or provide access to its properties, books and records or furnish to any Person (other than Parent, its Affiliates and its and their respective Representatives) any nonpublic information relating to the Company or any of its Subsidiaries, in connection with any Company Acquisition Proposal, (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Alternative Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company, (vi) take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover

Statute (in each case to the extent such Takeover Statute is applicable to the Company), or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such Person or transaction, or (vii) authorize, resolve or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision to the extent that such provision has the effect of prohibiting the counterparty thereto from making an unsolicited Company Acquisition Proposal in accordance with this Section 7.2.

(c) If, at any time following the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 7.2 and the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (i) such Company Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal and (ii) that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws, then the Company may (A) at the request of the Person making such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and (B) engage in, enter into or otherwise participate in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (w) prior to or substantially concurrently with furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal, (x) prior to or substantially concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously made available to Parent or its Representatives) and (y) the Company shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person or group or their Representatives in connection with any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts or attempts that may lead to a Company Acquisition Proposal), in each case, without the prior written consent of Parent and (z) any competitively sensitive information or data provided to any such Person or group or their Representatives will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company upon the advice from its outside legal counsel. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event inform a Person or group that has made a Company Acquisition Proposal of the provisions of this Section 7.2.

(d) The Company shall promptly (and in any event within 24 hours after receipt) notify Parent of any Company Acquisition Proposal, any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal. Such notice shall indicate the name of such Person making such Company Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request and include copies of any substantive written documents or materials delivered in connection with such Company Acquisition Proposal, including any written material that constitutes an offer, copies of any proposed transaction agreements providing for a Company Acquisition Proposal and any materials related to such Person’s proposed financing sources. The Company shall (i) keep Parent reasonably informed, on a reasonably current basis (and in any event within 24 hours after receipt), regarding any substantive changes or developments to the status and terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof) and the status of any such discussions or negotiations and (ii) provide to Parent unredacted copies of any written documents or materials delivered to the Company in connection with such changes or developments.

(e) Notwithstanding anything to the contrary in this Agreement but subject to Section 7.2(f), prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse

Recommendation Change (and, in the case of a Company Acquisition Proposal that did not result from a breach of this Section 7.2, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the fees required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Proposal) if: (i) (A) a bona fide written Company Acquisition Proposal is made to the Company after the date of this Agreement that did not result from a breach of this Section 7.2 and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (x) such Company Acquisition Proposal constitutes a Superior Proposal and (y) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; and (iii) in the case of an Intervening Event, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Prior to making any Company Adverse Recommendation Change or entering into any Alternative Acquisition Agreement: (i) the Company Board shall provide Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, in the case of a Superior Proposal, all required information under Section 7.2(d) and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (ii) during the four Business Days following such written notice, the Company Board shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws (it being understood and agreed that any material amendments or other material revisions to any Company Acquisition Proposal that was previously the subject of a notice hereunder will be deemed to be a new Company Acquisition Proposal, and shall require a new notice to Parent as provided above, but, with respect to any subsequent notice, references herein to “four Business Days” shall be deemed references to “two Business Days”).

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.2(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise specifically permitted by this Section 7.2; provided, further, that, if such disclosure does not reaffirm the Company Board Recommendation or has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 9.1(c)(i). For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

Section 7.3 Financing.

(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Debt Financing (including, if applicable, any Substitute Debt Financing) on or prior to the time at which the Closing is required to occur pursuant to Section 2.2, including using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.2 have been satisfied, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters (including any “flex” provisions), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2, and (C) enforce their rights under the Debt Letters and (ii) satisfy (or obtain a waiver of) on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in Parent’s (or its Affiliates’) control. In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.2, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at the Closing in accordance with the terms of the Debt Letters and the definitive agreements related to the Debt Financing.

(b) Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Debt Financing and material developments with respect thereto as may reasonably be requested by the Company. Without limiting the foregoing, Parent shall promptly (and in any event within two Business Days) after obtaining Knowledge thereof, give the Company written notice of any (i) material breach or material default by Parent, its Affiliates, any Debt Financing Party or any other party to the Debt Letters or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any such breach or default), (ii) receipt by Parent of any written notice of any threatened or actual withdrawal, repudiation, expiration or termination of the Debt Letters or the Debt Financing, (iii) material dispute or material disagreement between or among any parties to the Debt Letters or any definitive document related to the Debt Financing (other than ordinary course negotiations related to the Debt Financing) that Parent in good faith believes may lead to a Financing Failure or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Debt Financing necessary to consummate the Merger at the Effective Time. Parent may amend, supplement, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company; provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, supplement, modification, termination, assignment or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount but excluding the exercise of any “flex” contemplated by the Debt Letters as in effect on the date hereof and any termination or reduction of the commitments in respect of any bridge facility pursuant to the express terms of the Debt Letters as in effect on the date hereof to the extent the amounts so terminated or reduced are replaced on a dollar-for-dollar basis by the issuance of debt securities contemplated by the applicable Debt Commitment Letter in lieu thereof), (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing or (C) otherwise expand, amend, supplement, modify, terminate, assign or waive any provision of the Debt Letters or Debt Financing, in a manner that in the case of clause (B) or clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Closing, (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby and to pay the Merger Amounts (each, a “Debt Financing Material Adverse Effect”) and provided, further, that the Debt Letters may be amended to add additional Debt Financing Parties who are not parties to the Debt Letters as of the date hereof, except as would reasonably be expected to have a Debt Financing Material Adverse Effect. Parent shall not, without Company’s prior written consent, permit any such amendment, supplement, modification, termination, assignment or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Equity Commitment Letter. In the event that new commitment letters or fee letters are entered into in accordance with any amendment, supplement, other modification, termination, replacement, assignment or waiver of the Financing Commitment Letters permitted pursuant to this Section 7.3, such new commitment letters or fee letters shall be deemed to be a part of the “Equity Financing” or “Debt Financing”, as applicable, and deemed to be the “Equity Commitment

Letter”, “Debt Commitment Letters”, “Fee Letters” and “Financing Commitment Letters”, as applicable, for all purposes of this Agreement. Parent shall promptly after execution thereof (and in any event no later than one Business Day thereafter) deliver to the Company true, correct and complete copies of any amendment, supplement, other modification, termination, replacement, assignment or waiver of the Financing Commitment Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent and Merger Sub shall, and shall cause its controlled Affiliates, including any applicable financing affiliates, as promptly as practicable following the occurrence of such event to, (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing (on terms and conditions that are not less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof), including from alternative sources, in an amount sufficient, when added to the portion of the Debt Financing that is available, to enable Parent to consummate the Merger and the other transactions contemplated hereby and to pay the Merger Amounts (the “Substitute Debt Financing”) and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one Business Day thereafter), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (redacted in the same manner as permitted under Section 4.6(a)) and related Financing Documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter and related fee letters for such Substitute Debt Financing shall be deemed the applicable “Debt Commitment Letter”, “Fee Letter” and “Debt Letters”, as applicable, for all purposes of this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Equity Financing, Debt Financing, any Substitute Debt Financing or any other financing and (ii) the Company acknowledges and agrees that a breach of the foregoing clauses (a) or (b) shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if (notwithstanding such breach) Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date.

(d) The Company and its Subsidiaries shall use reasonable best efforts to, and shall use their reasonable best efforts to cause their Representatives to use their reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in arranging, obtaining and syndicating the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter), including:

(i) preparation and delivery to Parent and its Debt Financing Source Parties of the Financing Information that is Compliant as promptly as reasonably practicable following Parent’s request (or requests) therefor, whether or not the Marketing Period has been satisfied (it being understood that Parent hereby acknowledges receipt of the financial statements, pursuant to clause (a)(i) and (a)(ii) of the definition thereof, for each of the three years in the period ended December 31, 2021 and for the fiscal quarter ended March 31, 2022);

(ii) assisting in preparation for and, upon reasonable advance notice and at reasonable times, having appropriate senior management of the Company and its Subsidiaries with appropriate seniority and expertise participate in, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter)), rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of the relevant borrower, issuer or parent guarantors under the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter) and public ratings in respect of any debt issued as part of the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter);

(iii) assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda (including a customary “public” and “private side” version), customary offering memoranda (including a preliminary and final offering memorandum that is suitable for use in a customary “high-yield road show”), customary offering documents and other customary disclosure and similar marketing documents for any of the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter) and (B) customary materials for rating agency presentations for the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter);

(iv) using reasonable best efforts to cause its independent registered public accounting firm (subject to any independence rules at such independent registered public accounting firm) to provide customary assistance with the due diligence activities of Parent and the Debt Financing Parties and the preparation of the customary disclosure and marketing materials referred to in clause (iii) above, and using reasonable best efforts to cause its independent registered accounting firm (subject to any independence rules at such independent registered public accounting firm) to provide customary consents to the use of audit reports in any disclosure and marketing materials relating to the Debt Financing (including any debt securities contemplated by the applicable Debt Commitment Letter) and related government filings and using reasonable best efforts to furnish the information necessary to enable the applicable accountants to deliver customary “comfort” letters (including “negative assurance” comfort);

(v) (A) cooperating with Parent’s efforts in respect of the prepayment, repayment or redemption of, or any tender offer or change of control offer for, the Company Notes, including delivering customary notices of redemption in connection with the redemption of the Company Notes, and the prepayment or repayment of the Company Credit Facilities and the termination of any guarantees and security interests related thereto, in each case in connection with the Debt Financing, and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), including by delivering the Payoff Letters, and (B) to the extent that all or a portion of the Company Notes will not be repaid, defeased or satisfied and discharged at Closing, using reasonable best efforts to cooperate with Parent’s efforts to comply with any covenants in the Company Indenture or Company Notes that require that the Company Notes be secured on a ratable basis with the Debt Financing (it being understood that any legal opinions required in connection therewith shall be provided by Parent’s counsel);

(vi) executing and delivering customary authorization letters in connection with the disclosure and marketing materials relating to the Debt Financing, which authorization letters shall authorize the distribution of information relating to the Company and its Subsidiaries to prospective lenders and identify any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and contain a representation that (to the extent accurate) the public-side version of any such marketing materials does not include material nonpublic information about the Company and its Subsidiaries or their respective securities;

(vii) executing and delivering as of, but not effective before, the Effective Time, customary Financing Documents as may be reasonably requested by Parent, including credit agreements, credit agreement amendments, high-yield purchase agreements, indentures, pledge and security documents, guarantees, customary officer’s certificates (other than a solvency certificate), instruments, filings and security agreements, required in connection with the Debt Financing, including delivering the Financing Deliverables;

(viii) assisting with the preparation of a customary borrowing base certificate relating to the borrowing base contemplated by the applicable Debt Commitment Letter, using reasonable best efforts to deliver applicable supporting information and documentation and assisting with, and providing reasonable cooperation with respect to, customary appraisals and field exams;

(ix) assisting with the delivery of customary officer’s certificates as of, but not effective before, the Effective Time, with respect to information provided by the Company and included in any preliminary or final offering memorandum used for a private placement of debt securities of the Company in connection with the Debt Financing;

(x) at least three Business Days prior to the Closing Date, providing all documentation and other information relating to the Company and its Subsidiaries mutually agreed to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the Beneficial Ownership Regulation to the extent reasonably requested by Parent at least 10 Business Days prior to the Closing Date; and

(xi) filing such reports under the securities laws as may be customary or required for transactions of the type contemplated by this Agreement and the Debt Commitment Letters or as is reasonably requested by the Parent or required to comply with Regulation FD in connection with the distribution of Marketing Material.

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes in any material respect with the ongoing business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent pursuant to the final sentence of this clause (d), (C) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (D) be reasonably expected to cause any director, officer or Employee of the Company or any of its Subsidiaries to incur any personal liability or (E) cause any breach of any applicable Law or any material Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (other than the execution of the authorization letters pursuant to clause (vi) above). Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 7.3 and (II) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all claims, damages or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 7.3) and any written information used in connection therewith and in connection with the preparation for or conduct of any investigation with respect thereto, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any of its Subsidiaries specifically for use in connection with the Debt Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). In addition, the Company agrees to use reasonable best efforts to supplement the written information (other than information of a general economic or industry-specific nature) concerning the Company and its Subsidiaries provided pursuant to this Section 7.3 to the extent that the Company becomes aware that such information contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect in light of the circumstances in which made.

Section 7.4 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release, the text of which has been agreed in writing by the Company and Parent. Thereafter, so long as this Agreement is in effect, neither Parent nor its Affiliates, nor the Company nor its Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance and shall consider such comments in good faith. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal or Company Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement, (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.4 or (d) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1.

Section 7.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to the extent it becomes aware, threatened against, the Company or any of its Subsidiaries or Parent or Merger Sub, as the case may be, that could be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice (or failure to deliver any notice) pursuant to this Section 7.5 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter. Compliance with this Section 7.5 shall be disregarded for purposes of Section 8.2(b) and Section 8.3(b).

Section 7.6 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law (including any applicable COVID-19 Measures), the Company shall (and shall cause its Subsidiaries to), afford to Parent, its Affiliates and its directors, officers, agents, control persons, employees, consultants and professional advisors (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during reasonable business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and Employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgement of the Company, (i) any Law (including any COVID-19 Measures) applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party pursuant to a Contract to which the Company or any of its Subsidiaries is bound, (iii) disclosure of any such information or document could result in the loss or waiver of attorney-client, work product or similar legal privilege or (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, further, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter use reasonable best efforts to provide Parent such information (or as much of such information as possible) in a manner that would not violate any such Law or confidentiality obligations, waive attorney-client, work product or similar legal privilege or cause such unreasonable disruption, as applicable (including through counsel-to-counsel disclosure, redaction or other customary procedures (and, with respect to any contractual confidentiality obligations, by taking reasonable best efforts to seek a waiver with respect to such contractual confidentiality obligations)). Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any invasive or intrusive environmental sampling of ambient or indoor air, soil, groundwater or any other environmental media with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s absolute discretion.

(b) With respect to the information disclosed pursuant to Section 7.6(a), Parent shall comply with all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms; provided that the customary disclosure of information to any of the Debt Financing Source Parties pursuant to this Agreement in connection with the Debt Financing shall not require the prior written consent of the Company pursuant to the Confidentiality Agreement and may be made pursuant to the Debt Commitment Letters or other customary confidentiality undertakings from such Debt Financing Source Parties in the context of customary syndication practices.

Section 7.7 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8 Stock Exchange De-listing; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the TSX to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the TSX, respectively, and the deregistration of the Company Common Stock and other securities of the Surviving Corporation under the Exchange Act and to cause the Company to cease being a reporting issuer in each jurisdiction in Canada, in each case as promptly as practicable after the Effective Time.

Section 7.9 Stockholder Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against the Company, any of its Subsidiaries or any of their respective directors and shall keep Parent informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, at Parent’s expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries and Representatives to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.9. For the avoidance of doubt, any Proceeding related to Appraisal Shares will be governed by Section 2.7.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts to (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual written consent of Parent and the Company):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approval. (i) Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by the Agreement or as set forth in Section 8.1(b)(i) of the Company Disclosure Letter shall have expired or been terminated, (ii) the Competition Act Approval shall have been obtained and (iii) the clearances, approvals and consents required to be obtained under the Competition Laws of the jurisdictions set forth in Section 8.1(iii) of the Company Disclosure Letter shall have been obtained.

(c) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority of competent jurisdiction that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.5(a) (other than the last sentence of Section 3.5(a)) (Capitalization) and the last sentence of Section 3.5(b) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies therein, as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the first two sentences of Section 3.1 (Corporate Existence and Power), Section 3.2(a) (Corporate Authorization), Section 3.5(other than those exclusions described in the foregoing clause (i)) (Capitalization), Section 3.25 (Finders’ Fee, etc.) and Section 3.27 (Antitakeover Statutes) (collectively, the “Company Fundamental Representations”), to the extent qualified by materiality or “Company Material Adverse Effect”, shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing, and all Company Fundamental Representations, to the extent not qualified by materiality or “Company Material Adverse Effect”, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (in each case of this clause (ii), except to the extent any such Company Fundamental Representations are expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in Article III (other than those described in the foregoing clauses (i) and (ii)) shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 3.10 (Absence of Certain Changes)) as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct has not had a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, its covenants and obligations under this Agreement required to be performed or complied with by it at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e) No Specified Detrimental Action. No Specified Detrimental Action shall have occurred and be a continuing Specified Detrimental Action.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Power and Authorization; Merger Sub) and Section 4.10 (Finders’ Fee, etc.), to the extent qualified by materiality, shall be true and correct in all respects as of the date hereof and as of the closing as if made on and as of the Closing, and to the extent not qualified by materiality, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of the Closing (in each case of this clause (i), except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in Article IV (other than those described in the foregoing clause (i)) shall be true and correct in all respects (disregarding all materiality qualifiers contained therein) as of the date hereof and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, their covenants and obligations under the Agreement required to be performed or complied with by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily due to such Party’s breach of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before April 5, 2023, (the “End Date”); provided that (A) if, on the End Date, the conditions set forth in Section 8.1(b), Section 8.1(c) (to the extent such Law or Order arises under any Competition Law or relates to a Specified Detrimental Action) or Section 8.2(e) are the only conditions in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, which are capable of being satisfied) that shall not have been satisfied or waived on or before such date, then the End Date shall automatically, without any action on the part of the Parties hereto, be extended to July 5, 2023, in which case the End Date shall be deemed for all purposes to be such later date, and (B) in the event that the Marketing Period has started but not ended by the End Date, the End Date shall automatically, without any action on the part of the Parties hereto, be extended to the date that is 15 Business Days following the then-scheduled end date of the Marketing Period, provided that in the event that both (A) and (B) apply, the End Date shall be deemed for all purposes to be the latter of both such dates; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur on or before the End Date was primarily due to such Party’s breach of any provision of this Agreement;

(ii) if there shall have been issued any Law or Order by a Governmental Authority of competent jurisdiction permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger or imposing a Burdensome Condition and such Law or Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have complied, in all material respects, with its obligations under Section 7.1; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) prior to obtaining the Company Stockholder Approval, if a Company Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties set forth in this Agreement or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b).

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties set forth in this Agreement or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b);

(ii) prior to obtaining the Company Stockholder Approval, if (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.2, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fee required to be paid pursuant to Section 9.3; or

(iii) if (A) all of the conditions set forth in Article VIII have been and continue to be satisfied (except for any conditions that by their terms can only be satisfied on the Closing Date, but subject to such conditions being able to be satisfied if the Closing were to occur or having been waived in writing by the Company), (B) the Company has irrevocably confirmed by written notice to Parent that it is ready, willing and able to consummate the Closing and (C) Parent and Merger Sub fail to consummate the Closing within five Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.2 and (y) delivery of such confirmation by the Company.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, controlling person, director, officer, employee, Affiliate or Representative of such Party), other than the Confidentiality Agreement, Section 7.4, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 10.13, nothing in this Section 9.2 shall relieve any Party from liability suffered or incurred by another Party as a result of such Party’s Willful Breach of this Agreement prior to such termination or the requirement to make any payment required pursuant to Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 9.3 Termination Fees; Expenses.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable, and, in any event, within two Business Days following, such termination in the case of a termination pursuant to Section 9.1(c)(i).

(b) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), (ii) prior to such termination, a Company Acquisition Proposal has been made to the Company Board or the Company and has been publicly announced and not withdrawn and (iii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to in clause (ii) above), then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company in accordance with Section 9.3(c)), within two Business Days following the earliest to occur of the events described in clause (iii) of this Section 9.3(b); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(b), references to “20%” shall be replaced by “50%”.

(c) In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) and, at such time, the Company Termination Fee is not otherwise payable as a result of such termination, then the Company shall pay to Parent an amount equal to the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including the Debt Financing (including fees and expenses of counsel, accountants, investment bankers, other advisors and financing sources), up to $10 million (the amount paid pursuant to this Section 9.3(c), the “Expense Reimbursement”), within two Business Days following the date of Parent’s delivery of an invoice therefor, by wire transfer in immediately available funds to the account(s) designated in writing by Parent to the Company; provided that the existence of circumstances which could require the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company) to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to this Section 9.3(c); provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 9.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company).

(d) In the event that this Agreement is terminated (i) by the Company or Parent pursuant to (A) Section 9.1(b)(i) and at such time, (x) the only conditions set forth in Section 8.1 and Section 8.2 that shall not have been satisfied or waived as of such time (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied) are the conditions set forth in Section 8.1(b), or Section 8.1(c) (with respect to any law or order arising under any competition law) or (y) the Company could have terminated this Agreement pursuant to Section 9.1(d)(iii) or Section 9.1(b)(ii) (with respect to any Law or Order arising under any Competition Law), or (ii) by the Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), then, in each such case, (x) the Company shall be entitled to be paid a fee in the amount of $80,000,000 (the “Parent Termination Fee”) and (y) Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee as promptly as practicable (and, in any event, within two Business Days) following such termination.

(e) The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the defaulting Party for the amount due pursuant to this Section 9.3, or any portion of such amount, then such defaulting Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of 5% plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate that is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to the account(s) designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee or Parent Termination Fee be payable more than once.

(f) Notwithstanding anything in this Agreement to the contrary, subject to Section 10.13 and other than in the case of Willful Breach (it being agreed that, if Parent and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement, any failure by Parent and Merger Sub to consummate the Closing that results from a Financing Failure shall not in and of itself be deemed to be a Willful Breach by Parent or Merger Sub):

(i) in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, the Debt Financing Parties and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates and Representatives (the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, (X) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (whether at Law or in equity and whether based on contract, tort or otherwise), (Y) none of the Parent Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby, and (Z) Parent shall cause any claim which is brought by any Parent Related Party against any Company Related Party and which is inconsistent with the limitations set forth in this Section 9.3(f)(i) to be dismissed promptly and in any event within five Business Days after it is first initiated; and

(ii) in the event that this Agreement is terminated under circumstances in which the Parent Termination Fee is payable pursuant to this Section 9.3, the payment of the Parent Termination Fee shall be the sole and exclusive remedy (whether based on a claim at Law or in equity, in Contract, tort or otherwise) of the Company, its Subsidiaries and the Other Company Related Parties against Parent, Merger Sub, the other Parent Related Parties and the Debt Financing Source Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement or Debt Commitment Letters to be consummated or for a breach or failure to perform hereunder, thereunder or otherwise, and upon payment of such amount, (X) none of the Parent Related Parties nor the Debt Financing Source Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Debt Commitment Letters or any of the transactions contemplated hereby (including the Debt Financing) or thereby (whether at Law or in equity and whether based on contract, tort or otherwise), (Y) none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement, the Debt Commitment Letters or the transactions contemplated hereby (including the Debt Financing), and (Z) the Company shall cause any claim which is brought by any Company Related Party against any Parent Related Party or Debt Financing Source Party and which is inconsistent with the limitations set forth in this Section 9.3(f)(ii) to be dismissed promptly and in any event within five Business Days after it is first initiated.

(iii) For the avoidance of doubt, while each of the Company and Parent may pursue both a grant of specific performance and the payment of the Parent Termination Fee or the Company Termination Fee under this Section 9.3, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both (x) a grant of specific performance to cause Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing and (y) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval; provided, further, that Section 9.3(f)(ii), this Section 10.2, Section 10.8, Section 10.10 (third sentence), Section 10.12, Section 10.13(d), Section 10.14 and Section 10.15 (and any defined term used in any such sections, to the extent of the application of such defined term to such sections and the definitions of “Debt Financing Source Parties” shall not be amended in any manner adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties party to the applicable Debt Commitment Letter. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof).

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent and Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Party or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4 Expenses and Transfer Taxes. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, (i) Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice of other document under any applicable foreign Competition Law and (ii) except as provided in Section 2.8(b)(i), Parent or the Surviving Corporation shall bear all transfer, documentary, stamp, registration and other similar Taxes imposed with respect to the Merger or the transfer of shares of Company Common Stock pursuant to the Merger.

Section 10.5 Company Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The Company Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Company Disclosure Letter relating to the Company’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross reference within the Company Disclosure Letter is expressly made to such other part in the Company Disclosure Letter, as well as to the extent that the applicability of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of email transmission) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to any of the Parent Parties, or Merger Sub, to:

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

Attention:   Nancy Klembus

    Senior Vice President, General Counsel

    And Corporate Secretary

Email:        Nancy.Klembus@domtar.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:   Robert M. Katz

    Jason Morelli

Email:         Robert.Katz@lw.com

    Jason.Morelli@lw.com

if to the Company, to:

Resolute Forest Products Inc.

1010, de la Gauchetière West Street

Suite 400

Montreal, QC, H3B 2N2

Attn: SVP and Chief Financial Officer

Email: sylvain.a.girard@resolutefp.com

and

Attn: SVP Corporate Affairs and CLO

Email: legalnotices@resolutefp.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Steven J. Williams

Email: swilliams@paulweiss.com

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Voting and Support Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Voting and Support Agreement, the Equity Commitment Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except for the rights of the Company to pursue, on behalf of the holders of Company Common Stock and Company Awards, damages (including damages incurred or suffered by the holders of Company Common Stock and Company Awards in the event such holders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s, or Merger Sub’s breach of this Agreement, the rights of the holders of Company Common Stock to, following the Effective Time, receive the Merger Consideration in accordance with Article II, the rights of the holders of Company Awards, following the Effective Time, to receive the consideration payable in accordance with Article II and the rights of holders of Contingent Value Rights to receive all amounts distributable in respect thereof in accordance with Article II; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.2 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs or representatives; provided, further, that the Company shall be an express third-party beneficiary with respect to the Equity Commitment Letter; provided, further, that the Debt Financing Parties and each of their respective Affiliates and their respective directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (each, a “Debt Financing Source Party”, collectively, the “Debt Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 9.3(f)(ii), Section 10.2, this Section 10.8, Section 10.10 (third sentence), Section 10.12, Section 10.13(d), Section 10.14 and Section 10.15.

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Parent and Merger Sub may collaterally assign their respective rights under this Agreement, in whole or in part, (i) to any Debt Financing Party or (ii) assign their respective rights under this Agreement in connection with the mitigation of any withholding or deduction pursuant to Section 2.14, but only so long as such assignment does not give rise to any obligation to withhold or deduct from any payments to be made pursuant to this Agreement, which obligation did not apply prior to such assignment; provided that in each case no such assignment shall relieve Parent or Merger Sub of their obligations hereunder.

Section 10.11 Guarantee.

(a) Terra 1 and Terra 2 (the “Guarantors”) hereby jointly and severally, absolutely, unconditionally and irrevocably guarantee, as primary obligors and not as surety, the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings of Parent and Merger Sub under this Agreement (including any payment obligations hereunder) in accordance with its express terms (such obligations, the “Guaranteed Obligations”). The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment or performance from Parent under this Agreement, or pursuit of any other right or remedy against Parent through the commencement of a Proceeding or otherwise. With respect to its obligations hereunder, the Guarantors expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent, and all suretyship defenses generally. The Guarantors acknowledge and agree that their obligations hereunder shall continue in full force and effect, without notice from any other party in the event the obligations of Parent or the Guarantors under this Agreement are amended or in any way modified, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Parent or the Guarantors as though the amended terms had been part of this Agreement from the original date of execution thereof. The Guarantors acknowledge and agree that their obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Company to assert any claim or demand or to enforce any right or remedy against Parent; (ii) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (iii) any change in the corporate existence, structure or ownership of Parent; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent; (v) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, whether in connection with the Guaranteed Obligations or otherwise; or (vi) the adequacy of any means the Company may have of obtaining payment or performance related to the Guaranteed Obligations.

Section 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Debt Financing or in any definitive documentation related to the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of Law of any jurisdiction other than the State of New York.

Section 10.13 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(f), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts located in the State of Delaware decline to accept jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity (including monetary damages). The Parties’ rights in this Section 10.13 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.13.

(b) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.3(f), the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing if, and only if, (i) the conditions to the Merger set forth in Article VIII have been satisfied or waived (except for any conditions that by their terms can only be satisfied on the Closing Date but subject to such conditions being able to be satisfied if the Closing were to occur or having been waived in writing by the Company) and (ii) the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing; provided that the Company shall not be entitled to specific performance to cause Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing if (A) the Marketing Period has ended, (B) the failure by Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing results from a Financing Failure and (C) Parent and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

(c) In addition, each of the Parties (i) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts located in the State of Delaware decline to accept jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction, (ii) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(d) Notwithstanding anything to the contrary in this Agreement, each Party (x) agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom) and (y) waives (on behalf of itself and its Affiliates), to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE DEBT FINANCING, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

Section 10.15 No Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any Party, Fairfax, the CVR Representative, or any of their respective successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith; provided that, notwithstanding the foregoing, the Company shall be an express third-party beneficiary with respect to the Equity Commitment Letter entitled to enforce its rights against the parties thereto in accordance with the terms thereof. Without limiting the rights of the Company against Parent, in no event shall the Company or any of its Affiliates seek to enforce its rights, make any claims for breach, or seek to recover monetary damages from, any Non-Recourse Party under this Agreement. Without limiting the rights of Parent against the Company, in no event shall Parent or any of its Affiliates seek to enforce its rights, make any claims for breach, or seek to recover monetary damages from, any Non-Recourse Party under this Agreement. Notwithstanding anything herein to the contrary, the Company on behalf of itself and each of its Subsidiaries and Affiliates agrees that none of the Debt Financing Source Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates (in each case, other than Parent and Merger Sub), and hereby waives any rights or claims against any Debt Financing Source Parties, in each case, relating to or arising out of this Agreement, the Debt Letters, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of the Parent Parties and Merger Sub under this Agreement or any Debt Financing Source Party’s obligations to Parent, Merger Sub and, from and after the Effective Time, the Surviving Corporation and its Subsidiaries under the Debt Letters, the Debt Financing or any of the agreements entered into in connection with the Debt Financing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RESOLUTE FOREST PRODUCTS INC.

By:	/s/ Remi G. Lalonde
Name:	Remi G. Lalonde
Title:	President and Chief Executive Officer

[Signature page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

DOMTAR CORPORATION

By:	/s/ John D. Williams
Name:	John D. Williams
Title:	President and CEO

[Signature page to Merger Agreement]

TERRA ACQUISTION SUB INC.

By:	/s/ Hardi Wardhana
Name:	Hardi Wardhana
Title:	Authorized Signatory

[Signature page to Merger Agreement]

KARTA HALTEN B.V.

By:	/s/ Hardi Wardhana
Name:	Hardi Wardhana
Title:	Authorized Signatory

By:	/s/ Petrus H. Bosse
Name:	Petrus H. Bosse
Title:	Authorized Signatory

[Signature page to Merger Agreement]

PAPER EXCELLENCE B.V.

By:	/s/ Hardi Wardhana
Name:	Hardi Wardhana
Title:	Authorized Signatory

By:	/s/ Petrus H. Bosse
Name:	Petrus H. Bosse
Title:	Authorized Signatory

[Signature page to Merger Agreement]

Annex B

CIBC World Markets Corp. 300 Madison Avenue New York, NY 10017

July 6, 2022

The Board of Directors of

Resolute Forest Products Inc.

1010, rue de la Gauchetière Ouest

Bureau 400

Montréal (Québec), H3B 2N2

Dear Sirs and Mesdames:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid to the holders of the common stock, par value $0.001 per share (other than (a) shares of such common stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any of the Company’s Subsidiaries or Merger Sub and (b) Appraisal Shares) (the “Company Stock”), of Resolute Forest Products Inc., a Delaware corporation (the “Company”), by Paper Excellence B.V. (“PE”) pursuant to the agreement and plan of merger (the “Merger Agreement”), between the Company, Domtar Corporation, a Delaware corporation (“Parent”), Terra Acquisition Sub Inc. (“Merger Sub”), Karta Halten B.V., a private limited corporation organized under the laws of the Netherlands and PE, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Transaction”). Capitalized terms used herein but not defined have the same meanings as set forth in the Merger Agreement.

As further described in the Merger Agreement, and subject to the terms and conditions set forth therein, at the Effective Time, each share of Company Stock will be converted into the right to receive (i) $20.50 in cash, without interest (the “Upfront Per Share Merger Consideration”) and (ii) one contractual contingent value right (each a “Contingent Value Right,” together with the Upfront Per Share Merger Consideration, the “Merger Consideration”), entitling the holder thereof to a pro rata portion of all amounts (net of certain expenses and applicable taxes) received by the Company or any of its subsidiaries at any time after execution of the Merger Agreement, in respect of deposits made by the Company or its subsidiaries on or prior to June 30, 2022 in respect of countervailing and antidumping duties on Canadian-origin softwood lumber products exported to the United States, together with all interest paid in respect thereof, in each case to the extent that such payments are not applied to increase the Upfront Per Share Merger Consideration.

By letter agreement, dated June 20, 2022 (the “Engagement Letter”), the Company retained us to act as financial advisor in connection with the Transaction. Pursuant to the Engagement Letter, we will be paid an announcement fee on the date of the public announcement of the Transaction, which fee will be credited against any completion fee otherwise payable to us under the engagement letter. We also will be paid a completion fee at the time of and subject to the closing of the Transaction. We also will be paid an opinion fee payable upon delivery of this opinion, which fee will be credited against any completion fee payable to us upon the closing of the Transaction. The Company has also agreed to reimburse our expenses and indemnify us in respect of certain liabilities that might arise out of its engagement. Our parent, Canadian Imperial Bank of Commerce, has during the last two years been, and is currently, a lender to the Company and certain of its subsidiaries for which it has received customary fees. In addition, during the last two years, we and our affiliates have previously served as financial advisors to the Company, in connection with merger and acquisition transactions, and in each case, were entitled to receive customary fees in connection with such services. During the last two years, neither we nor our affiliates have had any material relationships with PE or its affiliates. We and our affiliates may seek to provide financial advisory and financing services to the Company, PE and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

In connection with rendering our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things, the following:

i)	a draft, dated July 4th, 2022, of the Merger Agreement (which includes the terms of the Contingent Value Rights);

ii)

a draft, dated July 4th, 2022, of the voting and support being entered into by Hamblin Watsa Investment Counsel Ltd., in its capacity as investment manager and/or authorized power of attorney in respect of Company Stock held by Fairfax Financial Holdings Limited and affiliates thereof;

iii)	the audited financial statements of the Company for the fiscal years ended December 31, 2021 and 2020;

iv)	the unaudited interim financial statements of the Company for the three months ended March 31, 2021 and 2022;

v)

certain internal financial, operational, corporate and other information prepared or provided by the management of the Company, including forecasts for the Company prepared by the Company’s management, as approved for our use by you (the “Forecasts”);

vi)	the reported prices and trading activity for the Company stock;

vii)	selected public market trading statistics and relevant financial information of public entities;

viii)	selected financial statistics and relevant financial information with respect to relevant precedent transactions; and

ix)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

We have participated in discussions with selected members of the management of the Company regarding the Company’s past and current business operations, financial performance and future prospects. We have also reviewed the reported price and trading activity for the Company Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the forest products industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving the Company.

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial, legal, regulatory, tax, accounting, actuarial and other information, data, advice, opinions and representations obtained by us from public sources, provided to us by the Company or otherwise obtained by us pursuant to our engagement. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of the Company in connection with preparing this Opinion and, with your permission, we have assumed the accuracy and fair presentation of the historical financial statements and the other financial, accounting, actuarial and operating data provided to us concerning the Company and relied upon in our financial analyses. With your permission, we have assumed that the financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses have been reasonably prepared on bases reflecting the most reasonable currently available assumptions, estimates and judgements of the management of the Company.

We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that all of the representations and warranties contained in the draft Merger Agreement are correct as of the date hereof and that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to our analysis. We have also assumed that all draft documents referred to above are accurate versions, in all material respects, of the final form of such documents.

Our Opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of the Company Stock, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. Furthermore, we are not experts in the evaluation of customs duties or the recoverability of cash deposits thereof, and, as a result, we have relied, with your permission, on the Company’s estimate of the likelihood, amount and timing of payments pursuant to the Contingent Value Right.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were represented to us in our discussions with management of the Company. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

This financial advice and this Opinion are being provided to you for your exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person other than you, or used for any other purpose, without the prior written consent of CIBC, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission or the Canadian Securities Authorities in connection with the Transaction if such inclusion is required by applicable law. Our Opinion is not intended to be and does not constitute a recommendation to you as to whether you should approve the Agreement and does not constitute a recommendation as to how any holder of Company Stock should vote with respect to such Transaction or any other matter.

CIBC believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof.

This opinion has been approved by a fairness committee of CIBC World Markets Corp.

Based upon and subject to the foregoing and such other matters we considered to be relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Company Stock pursuant to the Agreement is fair, from a financial point of view, to such holders of Company Stock.

Yours very truly,

/s/ CIBC World Markets Corp.

Annex C

THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Execution Version

Confidential

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2022, by and among Domtar Corporation, a Delaware corporation (“Parent”); and Hamblin Watsa Investment Counsel Ltd., a Canadian corporation, in its capacity as investment manager and/or authorized power of attorney in respect of the Covered Shares (as defined below) held by the entities listed on Schedule I hereto (“Stockholder”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Terra Acquisition Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Resolute Forest Products Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for an integrated transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the Merger Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company as the surviving corporation; and

WHEREAS, as a condition of and inducement to Parent’s willingness to enter into the Merger Agreement, Parent and the Merger Sub have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

“Additional Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which become beneficially owned by Stockholder, the entities listed on Schedule I, or any of their respective controlled Affiliates, after the date hereof and prior to the Expiration Date.

“Affiliate” shall have the meaning set forth in the Merger Agreement; provided, however, that the Company and its subsidiaries shall not be deemed to be Affiliates of Stockholder or of any of its Affiliates.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Beneficial Ownership Disclosure” means the Schedule 13D filed by or on behalf of Stockholder and/or its Affiliates with respect to the Covered Shares, as amended through the date of this Agreement.

“Company Stockholders Meeting” shall have the meaning set forth in Section 2 hereof.

“Covered Shares” shall mean the Owned Shares and Additional Owned Shares.

“Exempt Transfer” means any Transfer of Covered Shares to (i) any member of the Fairfax Group provided that the Stockholder continues to beneficially own the Covered Shares to the same extent or (ii) pursuant to the AVLN Transfer (as further described in the Beneficial Ownership Disclosure) to any member of the Fairfax Group.

“Fairfax Group” means Fairfax Financial Holdings Inc., and its controlled Affiliates.

“knowledge of Stockholder” shall mean the actual knowledge, after reasonable inquiry, of the Chief Risk Officer and General Counsel of Stockholder.

“Owned Shares” shall mean all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder, the entities listed on Schedule I, or any of their respective controlled Affiliates, as of the date hereof, as set forth on Schedule I.

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, and other representatives of such Person and, solely with respect to any Stockholder that is not an individual, any of its controlled Affiliates.

“RiverStone Europe Companies” shall mean RiverStone Corporate Capital Limited and RiverStone Insurance (UK) Limited.

“Term” shall have the meaning set forth in Section 6 hereof.

“Transfer” shall mean, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Agreement to Vote. Prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (each, a “Company Stockholders Meeting”), Stockholder irrevocably and unconditionally (except as expressly provided herein) agrees that it shall, and shall cause any other holder of record of the Covered Shares to, either (a) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) all Covered Shares, or (b) if action is to be taken by written consent in lieu of a Company Stockholders Meeting, execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Covered Shares (in each case to the extent that the Covered Company Shares are entitled to vote thereon or consent thereto):

(i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement;

(ii) in favor of any adjournment or postponement recommended by the Company with respect to any Company Stockholders Meeting to the extent permitted or required pursuant to Section 5.3 of the Merger Agreement;

(iii) against any Company Acquisition Proposal;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, in each case except as consented to by Parent or as expressly permitted by the Merger Agreement; and

(v) against any proposal, action or agreement submitted to the stockholders of the Company (other than any proposal, action or agreement that is consented to by Parent or is otherwise expressly permitted by the Merger Agreement) that is intended to (A) materially impede, frustrate, interfere with, delay, postpone, prevent or otherwise impair the Merger or the other transactions contemplated by the Merger Agreement or (B) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled. Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

3. No Disposition or Solicitation.

(a) No Disposition. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, prior to the Expiration Date, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares or the beneficial ownership thereof without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any beneficial ownership thereof, or (iii) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares other than investment management agreements with, and powers-of-attorney held by, Stockholder, or (iv) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares that is inconsistent with Section 2 hereof. Notwithstanding the foregoing but subject to Section 9(d) hereof, Stockholder may Transfer Covered Shares pursuant to an Exempt Transfer. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Any attempted Transfer (including Exempt Transfer) of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio.

(b) Non-Solicitation. Stockholder has read Section 7.2 of the Merger Agreement and agrees that such Stockholder and its employees and Affiliates will not, directly or indirectly, take any action that would violate Section 7.2 of the Merger Agreement if Stockholder and its employees and Affiliates were deemed Representatives of the Company for purposes of Section 7.2 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by Stockholder or its employees and Affiliates in any such Person’s capacity as a director of the Company, to the extent such actions are permitted or required under Section 7.2 of the Merger Agreement or this Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder and its Affiliates and their respective Representatives to review and privately discuss with the Company any Acquisition Proposal or Superior Proposal, including to privately discuss and confirm to the Company the willingness of Stockholder to support and sign a voting and support agreement in connection therewith in the event of any termination of the Merger Agreement or Company Adverse Recommendation Change.

4. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder, on behalf of itself and any other beneficial owner of Covered Shares, hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of, any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby; provided that nothing in this Section 4(b) shall restrict or prohibit Stockholder on behalf of itself and any other beneficial owner of Covered Shares, from asserting (x) its right to receive the Merger Consideration in accordance with the Merger Agreement and the DGCL or any of its other rights under this Agreement or the Merger Agreement or (y) counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates and each of their successors and assigns relating to this Agreement or the Merger Agreement, or from enforcing its rights under this Agreement.

(c) Communications. Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing Stockholder Information reasonably requested by Parent or the Company and necessary in connection with such filings and (iii) hereby agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such filings. Parent shall provide Stockholder with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Stockholder and its Affiliates) and consider and take into account all reasonable comments of Stockholder regarding disclosure related to the Stockholder and its affiliates. Parent hereby consents to and authorizes the publication and disclosure by each Stockholder and its Affiliates of this Agreement and any Stockholder Information in any document, schedule or other disclosure required by applicable Law (including any Schedule 13D or other filing with the SEC).

(d) Additional Owned Shares. Stockholder hereby agrees to notify Parent promptly (and in any event within 1 Business Day of filing an amendment to its Schedule 13D) in writing of the number and description of any Additional Owned Shares.

(e) FIRPTA Certificate. Reasonably promptly (and in no event later than 60 days after the Closing Date), Parent shall cause the Company to deliver to each stockholder listed on Schedule II hereof, and to any permitted transferee of such stockholder pursuant to an Exempt Transfer with respect to which Parent has received written notice, a certificate to the effect that such stockholder’s applicable interest in the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, together with a corresponding notice to the U.S. Internal Revenue Service, which certificate and notice shall be reasonably satisfactory to Stockholder and in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii)(A) and 1.897-2(h) (such certificate and notice, collectively, a “FIRPTA Certificate”). Parent shall cause Company to authorize each such stockholder to deliver a copy of such certificate and such notice to the U.S. Internal Revenue Service on behalf of the Company within 30 days after such stockholder’s receipt thereof.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Ownership of Shares; Investment Power and Control or Direction. As of the date hereof: (i) the entities listed in Schedule I are each the beneficial owners of the Owned Shares set forth opposite their names in Schedule I; and (ii) the Stockholder beneficially owns (namely having voting power and/or investment management power) all of the Owned Shares. The Owned Shares constitute all of the Company Common Stock that may be directed by the Stockholder. Other than the Owned Shares, neither the Stockholder nor any of its Affiliates, beneficially owns, or exercises control or direction over any additional or other capital stock, any other equity securities, or any securities convertible or exchangeable into any additional capital stock or other equity securities, of Company or any of its Affiliates. Except as permitted by this Agreement (including pursuant to an Exempt Transfer), the Owned Shares are now, and at all times prior to the Expiration Date will be, beneficially owned by Stockholder and held by or on behalf of the entities listed in Schedule I, or by a nominee or custodian for the benefit of such entities.

(b) Organization and Qualification. Stockholder is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(c) Authority. Stockholder has all necessary entity power and authority and legal capacity to execute, deliver and perform all of Stockholder’s obligations under this Agreement, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement.

(d) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e) No Filings; No Conflict or Default. Except for any required filings under applicable securities Laws, the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, and for those Governmental Authorizations identified in Part 3.3(d) of the Company Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Stockholder. None of the execution and delivery of this Agreement by Stockholder will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Stockholder or any of Stockholder’s properties or assets, (iii) constitute a violation by Stockholder of any law or regulation of any jurisdiction applicable to Stockholder, (iv) render Section 203 of the DGCL, or any other state takeover statute or similar statute or regulation, applicable to the Merger, or (v) contravene or conflict with Stockholder’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iv), for any conflict, breach, default or violation described above which would not reasonably be expect to materially impair the ability of Stockholder to perform its obligations under this Agreement.

(f) No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that restricts or prohibits (or, if successful, would restrict or prohibit) the beneficial or record ownership of Stockholder’s Covered Shares or that would reasonably be expected to impair the ability of Stockholder to perform its obligations under this Agreement.

(g) No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Stockholder.

6. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a) Organization and Qualification. Parent is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Authority. Parent has all necessary corporate power and authority and legal capacity to execute, deliver and perform all of Parent’s obligations under this Agreement, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement.

(c) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Filings; No Conflict or Default. Except for any required filings under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions and the Exchange Act, and for those Governmental Authorizations identified in Part 3.3(d) of the Company Disclosure Letter, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent. None of the execution and delivery of this Agreement by Parent will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Entity that is applicable to Parent or any of Parent’s properties or assets, (iii) constitute a violation by Parent of any law or regulation of any jurisdiction, or (iv) contravene or conflict with Parent’s governing or organizational documents, in each case, except, in the case of clauses (i) through (iii), for any conflict, breach, default or violation described above which would not materially impair the ability of Parent to perform its obligations under this Agreement.

(e) No Litigation. As of the date hereof, there is no action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Entity that restricts or prohibits (or, if successful, would restrict or prohibit) the validity of this Agreement or that would reasonably be expected to impair the ability of Parent to perform its obligations under this Agreement.

(f) Other Voting Agreements. Parent has delivered to Stockholder a complete and accurate copy of each other voting agreement (however characterized) being entered into with stockholders, directors or officers of the Company in connection with the Merger.

(g) No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, no Stockholder has made, or is making, any representations or warranties to Parent with respect to the Company, such Stockholder’s ownership of Company Common Stock, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

7. Termination. This Agreement and all rights and obligations of the parties hereunder shall commence on the date hereof and shall terminate upon the earliest to occur of the following (such time, the “Expiration Date”):

(a) the mutual agreement of Parent and Stockholder, (b) the Effective Time, (c) the valid termination of the Merger Agreement pursuant to Article IX thereof, (d) a Company Adverse Recommendation Change has occurred as contemplated by Section 7.2 of the Merger Agreement, or (e) without Stockholder’s prior written consent, any amendment to the Merger Agreement that in any way decreases the amount or changes the form of the Merger Consideration, or (f) the occurrence of the End Date; provided that (i) nothing herein shall relieve any party hereto from liability for any Willful Breach of this Agreement and (ii) Section 4(e), Section 6, and Section 9, hereof shall survive any termination of this Agreement; provided that Section 9(b) and Section 9(l) shall only apply to any provisions that survive termination of this Agreement.

8. No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company Board from taking any action (or failing to take any action) solely in his or her capacity as an officer or member of the Company Board (or any committee thereof) or from taking any action with respect to any Company Acquisition Proposal as an officer or member of the Company Board (or any committee thereof).

9. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

(b) Reasonable Efforts. At the other party’s reasonable request and without further consideration, each party hereto shall use reasonable best efforts to take all such further lawful action as may be reasonably required or necessary to comply with its obligations hereunder.

(c) No Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except in connection with an Exempt Transfer, this Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any attempted assignment in violation of the terms of this Section 9(c) shall be null and void ab initio.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer (including Exempt Transfer) of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any Person to which beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, Representatives, successors or permitted assigns.

(e) Amendments. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval) by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (i) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (iii) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (iv) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

Attention:   Nancy Klembus

Senior Vice President, General Counsel

And Corporate Secretary

Email:         Nancy.Klembus@domtar.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:   Robert M. Katz; Jason Morelli

Email:         Robert.Katz@lw.com; Jason.Morelli@lw.com

if to Stockholder:

Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West Suite 802

Toronto, Ontario, Canada

M5J 2N7

Attention:   Derek Bulas

Email:         dbulas@fairfax.ca

with a copy (which shall not constitute notice) to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:   Michael Horwitz and Mile Kurta

Email:         mhorwitz@torys.com and mkurta@torys.com

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k) Applicable Law; Jurisdiction.

(i) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (A) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement; (B) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (C) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (D) shall not bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(ii) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9(k).

(l) Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent or Stockholder of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(l), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(m) Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(o) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(p) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder or any of the entities listed on Schedule I hereto in the voting of any of the Covered Shares, except as otherwise provided herein.

(q) Capacity as Stockholder. Notwithstanding anything herein to the contrary, Stockholder signs this Agreement solely in its capacity as investment manager of and/or authorized power of attorney in respect of the Covered Shares held by the entities listed in Schedule I, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of any Affiliate, director, employee or designee of Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

(r) RiverStone Europe Companies. Notwithstanding any other term of this Agreement, Affiliates of the RiverStone Europe Companies shall not be bound by or subject to the terms of this Agreement in any manner whatsoever.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first above written.

DOMTAR CORPORATION

By:	/s/ John D. Williams
Name:	John D. Williams
Title:	President and CEO

[Signature Page to Voting and Support Agreement]

HAMBLIN WATSA INVESTMENT COUNSEL LTD.

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Chief Risk Officer

SCHEDULE I*

Portfolio Legal Name or other holders**	Shares of Company Common Stock
Wentworth Insurance Company Ltd.	294,600
CRC Reinsurance Limited	1,456,803
Federated Insurance Company of Canada	198,735
Northbridge General Insurance Corporation	2,318,774
Verassure Insurance Company	524,807
United States Fire Insurance Company	4,199,893
The North River Insurance Company	823,731
TIG Insurance Company	746,111
Zenith Insurance Company	8,281,136
Allied World Insurance Company	1,000,000
Allied World Specialty Insurance Company	1,364,610
Brit Reinsurance (Bermuda) Limited	1,719,099
HWIC Global Equity Fund	1,832,041
Fairfax Financial Holdings Master Trust Fund	183,229
RiverStone Corporate Capital Limited***	2,910,400
RiverStone Insurance (UK) Limited***	2,694,221
Total (as of the date hereof)	30,548,190

*	Additional detail set forth in the Beneficial Ownership Disclosure.
**	For purposes of this Agreement, the address for each portfolio is c/o Stockholder, as set forth in Section 9(f).
***

Pursuant to the Asset Value Loan Notes, Stockholder has retained sole control over voting regarding Owned Shares, as described in more detail in the Beneficial Ownership Disclosure and pursuant to a Power of Attorney granted by each of the RiverStone Europe Companies in favor of Stockholder.

SCHEDULE II

1.	Fairfax Financial Holdings Limited

2.	Wentworth Insurance Company Ltd.

3.	Brit Reinsurance (Bermuda) Limited

4.	Federated Insurance Company of Canada

5.	Northbridge General Insurance Corporation

6.	Verassure Insurance Company

7.	CRC Reinsurance Limited

8.	Fairfax Financial Holdings Master Trust Fund

9.	HWIC Global Equity Fund

10.	RiverStone Corporate Capital Limited

11.	RiverStone Insurance (UK) Limited

SPECIAL MEETING OF STOCKHOLDERS OF RESOLUTE FOREST PRODUCTS INC. October 31, 2022 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at https://www.astproxyportal.com/ast/RFP_EN Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00030000030000000000 8 103122 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The special meeting of stockholders will be held virtually via live webcast on October 31, 2022 at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943. There will be no physical location. To join the special meeting online, you will need to have your 11 digit control number, which is indicated on your proxy card, and the following password: resolute2022. To view the Notice and Proxy Statement online, please go to: https://www.astproxyportal.com/ast/RFP_EN 1. To adopt the Agreement and Plan of Merger, dated as of July 5, 2022 (as it may be further amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, Domtar Corporation, a Delaware corporation (“Parent” or “Domtar”), Terra Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Domtar (“Merger Sub”), Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Karta Halten”), and Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (together with Domtar and Karta Halten, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Domtar; and 2. To approve, by a non-binding advisory vote, the compensation that FOR AGAINST ABSTAIN may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of Stockholder holder should sign. Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 RESOLUTE FOREST PRODUCTS INC. Proxy for Special Meeting of Stockholders on October 31, 2022 Solicited on Behalf of the Board of Directors The undersigned, revoking all proxies heretofore given by the undersigned, hereby appoints Remi G. Lalonde, Sylvain A. Girard and Stephanie Leclaire, each with full power of substitution, as proxy to vote all the shares of Company common stock which the undersigned would be entitled to vote if present virtually at, and to act for the undersigned at, the special meeting of stockholders of Resolute Forest Products Inc. (the “Company”), to be held virtually via live webcast on October 31, 2022 at 10:00 a.m. Eastern Time at https://web.lumiagm.com/295854943 (including any postponements or adjournments thereof, the “special meeting”) on the matters indicated on the reverse side of this proxy. When properly executed, this proxy will be voted in accordance with the instructions on the reverse side. If this proxy is signed and returned to the Company but no instructions are specified, it will be voted “FOR” all Proposals. This proxy confers discretionary authority on the persons named above (or their substitutes) to vote in accordance with their judgment on any other business which may properly come before the special meeting. The undersigned acknowledges receipt with this proxy of the accompanying Notice of Special Meeting of Stockholders and proxy statement. 1.1 (Continued and to be signed on the reverse side) 14475